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As filed with the Securities and Exchange Commission on October 7, 2002

Registration No. 333-90600

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Wynn Resorts, Limited
(Exact name of Registrant as specified in its charter)

Nevada	7990	46-0484987
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3145 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 733-4444
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Ronald J. Kramer
President
3145 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 733-4444
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

C. Kevin McGeehan, Esq. Ashok W. Mukhey, Esq. Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067-4276 (310) 277-1010	Pamela B. Kelly, Esq. Latham & Watkins 633 West Fifth Street, Suite 4000 Los Angeles, CA 90071-2007 (213) 485-1234

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common stock, par value $0.01 per share	$517,511,500	$47,612

(1)
Includes $67,501,500 of aggregate offering price of shares of common stock that may be sold pursuant to the underwriters' over-allotment options.
(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(3)
Includes $531 paid with the filing of this Amendment No. 4 and $47,081 previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Subject to Completion, Dated October 7, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Wynn Resorts, Limited

20,455,000 Shares

Common Stock

This is the initial public offering of Wynn Resorts, Limited. We are offering 20,455,000 shares of our common stock. We anticipate that the initial public offering price will be between $21.00 and $23.00 per share. We have filed an application to have our common stock approved for quotation on The Nasdaq National Market under the symbol "WYNN."

Concurrent with this offering, our wholly owned subsidiaries, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., are jointly offering $340 million in aggregate principal amount of second mortgage notes and Wynn Las Vegas is entering into credit facilities providing for borrowings of up to $1 billion and a $188.5 million loan facility for the purchase of certain furniture, fixtures and equipment.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 10.

None of the Securities and Exchange Commission or any state securities commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission or any state gaming commission or any other gaming regulatory authority has approved or disapproved of these securities, passed on the investment merits of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Wynn Resorts, Limited	$	$

We have granted to the underwriters the right to purchase up to 3,068,250 additional shares of common stock to cover over-allotments.

Joint Book-Running Managers

Deutsche Bank Securities    Bear, Stearns & Co. Inc.    Banc of America Securities LLC

JPMorgan    Dresdner Kleinwort Wasserstein

Jefferies & Company, Inc.    Lazard    SG Cowen    Thomas Weisel Partners LLC

The date of this prospectus is                          , 2002.

 DESCRIPTION OF ARTWORK

        [Le Rêve site map and map of geography of Macau and surrounding area]

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the financial data and related notes and the "Risk Factors" section beginning on page 10 before making an investment decision.

        Wynn Resorts, Limited was recently organized as a Nevada corporation in preparation for this offering. Until recently, our assets and operations were held by and conducted through Valvino Lamore, LLC, a Nevada limited liability company, and its subsidiaries. In September 2002, all of the members of Valvino contributed their membership interests in Valvino to Wynn Resorts in exchange for 40,000,000 shares of the common stock of Wynn Resorts, and Valvino became a wholly owned subsidiary of Wynn Resorts.

        Unless the context otherwise requires, the terms "we," "our" and "us," as used in this prospectus, mean Wynn Resorts, Limited and its consolidated subsidiaries. References to any other entity mean that entity without any subsidiaries.

Overview

        We, through our wholly owned subsidiary Wynn Las Vegas, LLC, are constructing and will own and operate Le Rêve, which we have designed to be the preeminent luxury hotel and destination casino resort in Las Vegas. Le Rêve will be situated on approximately 192 acres at the site of the former Desert Inn Resort & Casino on the Las Vegas Strip in Las Vegas, Nevada. We expect Le Rêve to cost approximately $2.4 billion, comprised of approximately $1.4 billion in design and construction costs and approximately $1 billion of additional costs, including the cost of 212 acres of land consisting of the Le Rêve land and an adjacent 20-acre parcel, capitalized interest, pre-opening expenses, certain furniture, fixtures and equipment and all financing fees. We expect Le Rêve to feature approximately 2,700 luxurious guest rooms, a casually elegant casino of approximately 111,000 square feet, 18 distinctive dining establishments, an exclusive on-site 18-hole championship golf course and a new water-based entertainment production. We have scheduled groundbreaking to occur in October 2002, with an opening to the general public scheduled for April 2005.

        Le Rêve is the concept of Stephen A. Wynn, one of Wynn Resorts' principal stockholders and its Chairman of the Board and Chief Executive Officer. Mr. Wynn was previously Chairman of the Board, President and Chief Executive Officer of Mirage Resorts, Incorporated and its predecessor from 1973 to 2000. In that role, he was responsible for the development of Bellagio, The Mirage, Treasure Island at The Mirage and the Golden Nugget—Las Vegas in Las Vegas, Nevada, as well as the Atlantic City Golden Nugget in New Jersey and Beau Rivage in Biloxi, Mississippi. We intend for Le Rêve to set a new standard of luxury and elegance for destination casino resorts in Las Vegas.

        In addition, Wynn Resorts (Macau) S.A., a Macau company and majority-owned indirect subsidiary of Wynn Resorts referred to as Wynn Macau, recently entered into a 20-year concession agreement with the government of the Macau Special Administrative Region of the People's Republic of China to construct and operate one or more casino gaming properties in Macau. The Macau peninsula, located in southeast China on the South China Sea, is approximately 37 miles southwest of Hong Kong. Macau has been an established gaming market for at least 40 years and, according to the U.S. & Foreign Commercial Service American Consulate General, Hong Kong, Macau's casinos generated approximately US $2.1 billion in gaming revenue in 2000. Wynn Macau currently is one of three concessionaires permitted to operate a casino gaming business in Macau.

        The concession agreement requires Wynn Macau to construct and operate one or more casino gaming properties in Macau, including, at a minimum, one full-service casino resort by the end of December 2006, and invest not less than a total of 4 billion patacas (approximately US $500 million) in Macau-related projects by June 26, 2009. Wynn Macau will not begin construction or operation of any casino in Macau until a number of objectives and conditions are met, including obtaining sufficient financing. After construction of the first phase of Wynn Macau's first casino resort, Wynn Macau intends to satisfy its remaining financial obligations under the concession agreement through the development of future phased expansions and additional casino resorts.

Company Strategy

  •
  Showcase the "Wynn Brand."  We believe that Mr. Wynn is widely viewed as the premier designer, developer and operator of destination casino resorts in Las Vegas, and that Le Rêve will represent a natural extension of the concepts Mr. Wynn has utilized in developing other major destination casino resorts.

  •
  Develop Le Rêve as the Preeminent Luxury Hotel and Destination Casino Resort in Las Vegas.   Our business strategy for Le Rêve is to offer guests a luxurious experience at a premier destination casino resort in Las Vegas in a first-class environment of elegance, sophistication and luxury.

  •
  Pursue the Opportunity to be One of Three Casino Operators in Macau.  Wynn Macau will pursue its opportunity to be one of only three concessionaires permitted to operate casinos in Macau, an established gaming market with access to gaming patrons principally from Hong Kong and mainland China.

  •
  Explore Opportunities for Future Growth.  Our 212-acre site in Las Vegas includes a parcel of approximately 20 acres fronting Las Vegas Boulevard and an approximately 137-acre plot located behind the hotel on which the new golf course will be built. Subject to being released from liens under our subsidiaries' indebtedness, those parcels would provide the potential for future projects in Las Vegas, including a possible second hotel casino as a Phase II development on the 20-acre parcel.

  •
  Capitalize on Our Experienced Management Team.  Mr. Wynn is designing Le Rêve and brings to the project his experience as the designer of Bellagio, The Mirage and Treasure Island at The Mirage. Many of our other key people worked with Mr. Wynn at Mirage Resorts.

Le Rêve Strategy

  •
  Create a "Must-Visit" Destination Casino Resort on the Las Vegas Strip. Rather than focusing on a highly themed experience like many other hotel casino resorts on the Las Vegas Strip, Le Rêve will offer a luxurious environment having a sophisticated, casually elegant ambience. In this manner, we believe that the property, rather than a theme, will be the attraction and, therefore, will have greater lasting appeal to customers.

  •
  Open the First New Major Hotel Casino Resort on the Las Vegas Strip in Almost Five Years. We believe that, at the time of Le Rêve's planned opening in April 2005, it will have been almost five years since a major new hotel casino resort opened on the Las Vegas Strip. As a result, we expect that there will be a high level of customer anticipation for Le Rêve.

  •
  Provide an Experience at Le Rêve of the Highest Standard of Luxury in an Atmosphere of Casual Elegance. We will seek to attract a range of customers to Le Rêve, including middle market customers and high roller and premium gaming patrons, by providing guests with a premium level of luxury, amenities and service, such as:

  •
  approximately 2,700 richly furnished, spacious guest rooms and suites;

  •
  a casually elegant casino featuring an estimated 136 table games and 2,000 slot machines, a distinctive baccarat salon and private high-limit gaming rooms;

  •
  an intimate environment for our guests with an approximately eight story, manmade "mountain" enclosing an approximately three-acre lake in front of the hotel and 18 dining outlets, including six fine-dining restaurants, one of which will feature cuisine by Daniel Boulud of New York's DANIEL and Café Boulud restaurants;

  •
  an exclusive 18-hole championship golf course on the premises of Le Rêve;

  •
  a new water-based entertainment production developed by Franco Dragone, the creative force behind Bellagio's production of "O" and Treasure Island at The Mirage's production of "Mystère;"

  •
  an on-site, full-service Ferrari and Maserati dealership; and

  •
  an art gallery displaying works from the private art collection of Mr. Wynn and his wife, Elaine Wynn.

  •
  Generate Substantial Revenue from Le Rêve's Non-Gaming Amenities. We expect Le Rêve's superior non-gaming amenities outlined above to provide a substantial portion of its overall revenue.

  •
  Capitalize on the Attractive Location of Le Rêve. Le Rêve will be located on the Las Vegas Strip at the northeast corner of the intersection of Las Vegas Boulevard and Sands Avenue. Le Rêve will have approximately 1,350 feet of frontage on the Las Vegas Strip and will be located near some of the most visited hotel casino resorts and attractions on the Las Vegas Strip, including Bellagio, Caesars Palace, The Mirage, Treasure Island at The Mirage and The Venetian. In addition, Le Rêve will be adjacent to the Las Vegas Convention Center and the Sands Expo and Convention Center, two of the largest trade show and convention facilities in the United States. Le Rêve will also be located directly across from the Fashion Show Mall, which is currently undergoing a substantial renovation and expansion, and we anticipate that Le Rêve will be connected to the mall by a pedestrian bridge.

  •
  Carefully Manage Construction Costs and Risks. Marnell Corrao Associates, Inc., referred to as Marnell Corrao, will be the builder and general contractor for most of Le Rêve, excluding the parking garage and the golf course. Marnell Corrao has extensive experience in building large Las Vegas destination casino resorts, including Bellagio, The Mirage, Treasure Island at The Mirage and New York-New York Hotel and Casino. We have entered into a guaranteed maximum price construction contract with Marnell Corrao covering approximately $919 million of the estimated $1.4 billion budgeted design and construction costs. We plan to implement specific mechanisms that are intended to mitigate the risk of construction cost overruns and delays, including:

  •
  a $150 million contractor performance and payment bond;

    •
    a guaranty by Marnell Corrao's parent company, Austi, Inc., of Marnell Corrao's full performance under the construction contract until final payment under that contract;

    •
    a $50 million completion guarantee in favor of the lenders under the credit facilities and the holders of the second mortgage notes by a special purpose subsidiary of Wynn Las Vegas to secure completion of the construction and opening of Le Rêve, secured by $50 million of the proceeds of this offering;

    •
    a liquidity reserve account of Wynn Las Vegas holding $30 million of the proceeds of this offering;

    •
    an owner's contingency of approximately $34.3 million included in the design and construction budget; and

    •
    anticipated remaining availability of approximately $36.8 million under Wynn Las Vegas' revolving credit facility that may be used to pay interest and other financing fees with respect to our subsidiaries' indebtedness if completion is delayed.

Macau Strategy

        We currently contemplate that Wynn Macau will develop, construct and begin operations of its initial casino resort in phases, with the first phase consisting of a casino and several food and beverage outlets. If the financing arrangements for the construction of the initial phase of the casino resort are completed and if certain necessary legislative changes have been enacted by the Macau government, we expect that Wynn Macau will begin construction of its first casino resort in 2003. Accordingly, Wynn Macau could complete construction of the first phase of the casino resort and begin casino operations as early as 2004. Wynn Macau has already begun planning for the development of the initial phase of its first casino resort, including having discussions with construction contractors. The Macau government has granted to Wynn Macau the right to lease a parcel of land for its first permanent casino operations. We believe that this land, located in the outer harbor of downtown Macau opposite the largest, most well-known casino, the Hotel Lisboa, is an attractive location for our first Macau casino.

        The government of Macau is encouraging significant foreign and domestic investment in new and expanded casino entertainment facilities in Macau to enhance its reputation as a casino resort destination and to attract additional tourists and lengthen stays. We believe that these efforts will provide an opportunity for growth in the Macau gaming and resort market. Gaming customers from Hong Kong, southeast China, Taiwan and other locations in Asia can reach Macau in a relatively short period of time, and visitors from more distant locations in Asia can take advantage of short travel times by air to Macau or to Hong Kong. The relatively easy access from major population centers promotes Macau as a popular gaming destination in Asia. We plan to capitalize on these favorable market trends, utilizing our significant experience in Las Vegas by providing a Steve Wynn-designed property with appropriately high service standards.

        We intend to invest up to $40 million of the net proceeds from this offering in Wynn Macau as part of the financing of the Macau opportunity, in addition to approximately $23.8 million we have already expended in or committed to Wynn Macau. Wynn Macau has begun preliminary discussions to arrange the additional financing that would be required to complete the initial phase of Wynn Macau's first casino resort.

        Wynn Macau expects to exercise its right to lease the first permanent casino site and to begin construction of the initial phase after certain necessary legislative changes are enacted by the Macau government and the financing is completed. Based upon our discussions with government officials, we believe these legislative changes will be introduced by early 2003. Wynn Macau will not begin construction or operation of any casino in Macau if these legislative changes are not enacted.

Summary of Risk Factors

        Investing in our common stock involves substantial risks, including the following:

  •
  There are significant conditions to the funding of the remaining components of the financing for the Le Rêve project;

  •
  The development costs of Le Rêve are estimates only, and actual development costs may be higher than expected;

  •
  The guaranteed maximum price under the Marnell Corrao construction contract may increase, and we would be responsible for the amount of any increase;

  •
  We are highly leveraged and future cash flow may not be sufficient for our subsidiaries to meet their obligations, and we might have difficulty obtaining more financing;

  •
  As a holding company, Wynn Resorts is entirely dependent upon the operations of its subsidiaries and their ability to make dividends or distributions to provide cash flow at Wynn Resorts;

  •
  We have no operating history;

  •
  The loss of Stephen A. Wynn could significantly harm our business;

  •
  Wynn Macau may determine not to go forward with the Macau opportunity at any time, possibly resulting in the loss of a significant investment; and

  •
  If Wynn Macau builds and operates one or more casinos in Macau, it will be subject to considerable risks, including risks related to Macau's untested regulatory framework.

Other Financing Transactions

        Concurrent with this offering, Wynn Resorts' wholly owned indirect subsidiaries, Wynn Las Vegas, which will own and operate Le Rêve, and Wynn Capital, are jointly offering $340 million in aggregate principal amount of second mortgage notes. In addition, Wynn Las Vegas will enter into credit facilities providing for $1 billion of indebtedness and a $188.5 million loan facility secured by certain furniture, fixtures and equipment. We intend to use a portion of the net proceeds of this offering together with the net proceeds of the contemplated offering of the second mortgage notes, borrowings of approximately $713.2 million under a $750 million revolving credit facility, $250 million under a delay draw term loan facility and $188.5 million under a furniture, fixtures and equipment loan facility and a portion of our existing cash on hand, to fund Le Rêve's project costs. Wynn Las Vegas has obtained commitments for the revolving credit facility and the delay draw term loan facility, and the placement agent for the furniture, fixtures and equipment facility has received commitments from the lenders who will be a party to that loan facility. We sometimes refer to the revolving credit facility and the delay draw term loan facility as the credit facilities and to the furniture, fixtures and equipment facility as the FF&E facility. Consummation of this offering is conditioned on consummation of the offering of the second mortgage notes and on Wynn Las Vegas entering into the agreements governing the credit facilities and FF&E facility.

Corporate Structure

        The following chart illustrates the organizational structure of our principal operations upon the consummation of this offering. This chart depicts the relationships between our various operations and our ownership interests in them. It does not contain all of our subsidiaries and, in some cases, we have combined separate entities for presentation purposes. We have also indicated which entities initially will be borrowers, issuers, guarantors and restricted entities under the indenture governing the second mortgage notes, the credit facilities and the FF&E facility. All other entities, including Wynn Resorts and the Macau-related subsidiaries, will not be guarantors and will not be subject to the covenants in the indenture governing the second mortgage notes, the credit facilities or the FF&E facility, except that Wynn Resorts will become a guarantor under these debt instruments if it incurs, or becomes a guarantor on, other indebtedness in excess of $10 million in the aggregate.

        Wynn Macau has committed to allow certain minority partners to invest in the Macau-related entities, after which we expect that Wynn Resorts will indirectly own an approximately 82.5% economic interest in Wynn Macau. A more detailed corporate chart relating to the Macau-related entities appears under the heading "Business—The Macau Opportunity—Ownership Structure of the Macau-Related Entities."

(1)
Stephen A. Wynn and Aruze USA, Inc. have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA. As a result of this voting arrangement, Mr. Wynn will control Wynn Resorts' board of directors. See "Certain Relationships and Related Transactions—Stockholders Agreement."
(2)
Consists of shares held by Baron Asset Fund on behalf of the Baron Asset Fund Series and the Baron Growth Fund Series.
(3)
Following the completion of this offering, Wynn Resorts intends to grant awards of restricted stock aggregating 1,328,061 shares initially to six employees and to Franco Dragone, the executive producer and principal creator of the new entertainment production at Le Rêve. The restricted stock will vest at specified times. After giving effect to these restricted stock grants, these persons would collectively hold approximately 2.1% of Wynn Resorts' outstanding shares, and the percentage ownership interests of Mr. Wynn, Aruze USA, Baron Asset Fund, Kenneth R. Wynn Family Trust and the public stockholders would be approximately 30.7%, 30.7%, 3.2%, 0.1% and 33.1%, respectively.
(4)
Based on the number of shares proposed to be issued in this offering, excluding any shares that may be issued pursuant to the exercise of the underwriters' over-allotment option.
(5)
The shaded area shows the entities that will be issuers or other restricted entities with respect to the second mortgage notes and borrowers or other restricted entities with respect to the revolving credit facility, delay draw term loan facility and FF&E facility. These entities will also be the guarantors under these debt facilities. Wynn Resorts' subsidiaries that will develop the Macau opportunity will not be issuers, borrowers, guarantors or restricted entities with respect to the financing of Le Rêve.

(6)
Includes a number of wholly owned and partially owned entities. Once certain minority investors acquire interests in Wynn Resorts' Macau-related entities, Wynn Resorts will own an approximately 82.5% economic interest in, and will effectively control approximately 90% of the vote of, Wynn Macau indirectly through various subsidiaries. For additional information regarding these entities, see "Business—The Macau Opportunity—Ownership Structure of Macau-Related Entities."
(7)
Includes a number of wholly owned subsidiary limited liability companies. These entities include Rambas Marketing Co., LLC, Toasty, LLC and WorldWide Wynn, LLC.
(8)
Desert Inn Improvement Co. will not be a guarantor or a restricted entity under these debt facilities. However, Desert Inn Water Company, LLC, the parent company of Desert Inn Improvement Co., has agreed not to allow Desert Inn Improvement Co. to engage in specified actions such as pledging its assets or incurring indebtedness. In addition, if Desert Inn Improvement Co. obtains the approval of the Public Utilities Commission of Nevada, it will pledge certain water rights and real property interests it holds to the lenders under the credit facilities and the second mortgage note holders.
(9)
We will contribute $30 million of the net proceeds of this offering to Wynn Las Vegas to be held in a liquidity reserve account to support Wynn Las Vegas' obligation to complete the Le Rêve project. See "Use of Proceeds."
(10)
We will contribute $50 million of the net proceeds of this offering to a special purpose subsidiary of Wynn Las Vegas, which will provide a $50 million completion guarantee in connection with the construction and opening of Le Rêve. See "Use of Proceeds." This special purpose subsidiary will be an unrestricted entity and will not be subject to the covenants in the credit facilities, the FF&E facility or the second mortgage notes. Similarly, it will not be a guarantor with respect to any of these debt facilities.

Issuer Information

        Wynn Resorts, Limited is a Nevada corporation. Wynn Resorts' principal executive offices are located at 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Wynn Resorts' telephone number is (702) 733-4444.

The Offering

Common stock offered by Wynn Resorts	20,455,000 shares
Common stock to be outstanding after this offering	60,455,000 shares
Use of proceeds	We intend to use:
•
a portion of our existing cash and $374.7 million of net proceeds from this offering, along with the borrowings under the credit facilities and the FF&E facility and the net proceeds from the offering of the second mortgage notes, to design, construct, develop, equip and open Le Rêve; and
• up to $40 million of the net proceeds from this offering as part of the financing of Wynn Macau to design, construct, develop, equip and operate one or more casino resorts in Macau.
Of the $374.7 million we will contribute to Wynn Las Vegas:
• $50 million will be contributed to a special purpose subsidiary of Wynn Las Vegas, which will provide a $50 million completion guarantee in connection with the construction and opening of Le Rêve; and
• $30 million will be contributed to Wynn Las Vegas to be held in a liquidity reserve account.

The completion guarantee account and the liquidity reserve account will be pledged to the lenders under the credit facilities and the second mortgage note holders to secure our subsidiaries' obligations to complete the Le Rêve project.

If the underwriters exercise their over-allotment option in this offering, we may use the additional net proceeds for general corporate purposes, including for unanticipated construction and debt service expenses related to Le Rêve and for additional expenditures related to the Macau opportunity.
Listing	We have filed an application to have Wynn Resorts' common stock approved for quotation on The Nasdaq National Market under the symbol "WYNN."

        Unless otherwise indicated, all share information in this prospectus is based on the number of shares outstanding as of October 1, 2002 and excludes:

    •
    9,750,000 shares of Wynn Resorts' common stock available for future issuance under our stock incentive plan; and

    •
    the possible issuance of up to 3,068,250 additional shares of Wynn Resorts' common stock that the underwriters have the option to purchase from Wynn Resorts to cover over-allotments.

RISK FACTORS

        Investing in Wynn Resorts will be subject to significant risks. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before deciding to purchase Wynn Resorts' common stock. If any of the following risks and uncertainties actually occur, our business, financial condition or operating results could be harmed substantially. This could cause the trading price of Wynn Resorts' common stock to decline, perhaps significantly, and you may lose all or part of your investment in Wynn Resorts' common stock.

Risks Associated with Our Construction of Le Rêve

There are significant conditions to the funding of the remaining components of the financing for the Le Rêve project.

        Concurrent with the closing of this offering and Wynn Las Vegas' offering of second mortgage notes, Wynn Las Vegas will enter into agreements governing credit facilities providing for borrowings up to $1 billion and the FF&E facility providing for additional loans up to $188.5 million, which Wynn Las Vegas may request the FF&E lenders to increase to $198.5 million if we purchase a replacement corporate aircraft. The closings of this offering, the second mortgage notes offering, the credit facilities and the FF&E facility will be conditioned on each other.

        At the closing, Wynn Resorts will contribute $374.7 million of the net proceeds of this offering and Valvino will contribute all of its existing cash on hand to Wynn Las Vegas. At the closing, Wynn Las Vegas will enter into a disbursement agreement with the agents under the credit facilities and the FF&E facility and the second mortgage note trustee. Under the disbursement agreement, Wynn Las Vegas is required to first use equity proceeds and the cash on hand that Wynn Resorts and Valvino contributed to Wynn Las Vegas, other than the funds to be contributed to the completion guarantor and to be held in the liquidity reserve account, to fund the development, construction and pre-opening costs of Le Rêve. When those funds are depleted in approximately ten to twelve months after the closing of this offering, Wynn Las Vegas will be permitted to use the proceeds of the second mortgage notes. Wynn Las Vegas will not be permitted to borrow under the credit facilities or the FF&E facility until it has applied all of the proceeds of the second mortgage notes offering, which is expected to be approximately 16 to 19 months after the closing of this offering.

        Wynn Las Vegas' ability to, from time to time, obtain a disbursement of the proceeds of the second mortgage notes or borrow under the credit facilities and the FF&E facility will be subject to various conditions precedent. As such, a substantial portion of the equity proceeds will have been spent before we know whether the conditions to disbursement of funds under Wynn Las Vegas' debt facilities will have been satisfied. In addition to other customary conditions to funding for these types of facilities, Wynn Las Vegas' ability to obtain a disbursement of the funds under its debt instruments will be subject to the following conditions:

  •
  Wynn Las Vegas, Marnell Corrao, the lenders' independent construction consultant and certain other third parties must certify as to various matters regarding the progress of construction, as to the conformity of the portions of the project then completed with the plans and specifications and that the Le Rêve project will be completed by the scheduled completion date, which may be extended in accordance with the disbursement agreement, but not beyond September 30, 2005, except for certain limited permitted extensions due to force majeure events;

  •
  Wynn Resorts and its principal stockholders must maintain in full force and effect the existing arrangements among Wynn Resorts' stockholders to facilitate obtaining the gaming license for the Le Rêve project in the event that one of our major stockholders is unable to qualify for such license;

  •
  the construction of Le Rêve must be "in balance" meaning that the undisbursed portions of the second mortgage note proceeds, the credit facilities and the FF&E facility, together with certain other funds available to Wynn Las Vegas, must equal or exceed the remaining costs to complete Le Rêve's construction plus a required contingency; and

  •
  Wynn Las Vegas and the general contractor must have entered into subcontracts in respect of specified percentages of the total construction cost of Le Rêve to be managed by each of them, which percentages are to be mutually agreed upon by Wynn Las Vegas and the lenders under the credit facilities.

        We cannot assure you that Wynn Las Vegas will be able to satisfy the conditions to funding at the time disbursements or drawdowns are required to make payments of our construction costs. Satisfaction of various conditions is subject to the discretion of the lenders under the credit facilities and their consultants and is therefore beyond Wynn Las Vegas' control.

        Any failure to satisfy the conditions to the release of the second mortgage note proceeds or drawdowns under the credit facilities or the FF&E facility could severely impact our ability to complete Le Rêve and could arise before or after some or all of the proceeds of this offering intended for the development and construction of Le Rêve have been expended on the project. We may not have access to alternative sources of funds necessary to complete Le Rêve on satisfactory terms or at all. If we seek additional equity capital as a funding alternative, the interests of Wynn Resorts' stockholders could be diluted.

The development costs of Le Rêve are estimates only, and actual development costs may be higher than expected.

        Not all of the plans and specifications for Le Rêve have been finalized. We expect the total development cost of Le Rêve to be approximately $2.4 billion, including the budgeted design and construction costs, cost of the land, capitalized interest, pre-opening expenses and all financing fees. The required cash interest payments and commitment fees on the credit facilities, FF&E facility, second mortgage notes and any other indebtedness and obligations of Wynn Las Vegas which will become due through the estimated commencement date of operations of Le Rêve have been included in our estimate of the total development cost.

        While we believe that the overall budget for the development costs for Le Rêve is reasonable, these development costs are estimates and the actual development costs may be higher than expected. For example, a delay in the commencement of construction beyond the scheduled commencement date may increase the overall budget for Le Rêve and under certain circumstances we may be responsible for the increased costs. Although Wynn Las Vegas has a $34.3 million owners' contingency, a $50 million completion guarantee and a $30 million liquidity reserve to cover cost overruns, these contingencies may not be sufficient to cover the full amount of such overruns. Moreover, the disbursement agreement imposes conditions on the use of these contingencies, including that the completion guarantee and the liquidity reserve are only available to Wynn Las Vegas incrementally once the project is halfway completed. If Wynn Las Vegas is unable to use these contingencies or if these contingencies are not sufficient to cover these costs, we may not have the funds required to pay the excess costs. Wynn Las Vegas' inability to pay development costs as they are incurred will negatively affect our ability to complete Le Rêve and thus may significantly impair our business operations and prospects.

        Cost overruns could cause Wynn Las Vegas to be out of "balance" under the disbursement agreement and, consequently, prevent them from obtaining funds from the second mortgage note proceeds secured account or, after those funds are exhausted, to draw down under the credit facilities and the FF&E facility. If Wynn Las Vegas cannot obtain these funds, it will not be able to open Le Rêve to the general public on schedule or at all, which would have a significant negative impact on our financial condition and results of operations.

Not all of the construction costs of Le Rêve are covered by our guaranteed maximum price construction contract, and we will be responsible for any cost overruns of these excluded items.

        We have entered into a guaranteed maximum price construction contract with Marnell Corrao covering approximately $919 million of the budgeted $1.4 billion design and construction costs for Le Rêve. We are responsible for cost overruns with respect to the remaining approximately $488 million of the $1.4 billion of budgeted components that are not part of the guaranteed maximum price contract. The guaranteed maximum price contract does not include items such as construction of the new golf course and the principal parking garage and approximately $303 million in interior design and related furniture, fixtures and equipment. For a detailed breakdown of the items included in the portions of the budget not covered by the guaranteed maximum price construction contract, see "Business—Construction Schedule and Budget." While we may in the future enter into other agreements that may seek to limit our exposure to construction cost increases, the actual costs for these items may exceed budgeted costs.

The guaranteed maximum price under the Marnell Corrao construction contract may increase, and we would be responsible for the amount of any increase.

        Although we have a $919 million guaranteed maximum price construction contract with Marnell Corrao, it provides that the guaranteed maximum price will be appropriately increased, and the deadline for the contractor's obligation to complete construction will be appropriately adjusted, on account of, among other things:

  •
  changes in the architect-prepared design documents or deficiencies in the design documents;

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  changes requested or directed by us in the scope of the work to be performed pursuant to the construction contract;

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  changes in legal requirements;

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  natural disasters, unavoidable casualties, industry-wide labor disputes affecting the general Las Vegas area and not limited to the project and other force majeure events that are unforeseeable and beyond the reasonable control of Marnell Corrao; and

  •
  delays caused by us, including delays in completing the drawings and specifications.

        Although we have determined the overall scope and general design of Le Rêve, not all of the detailed plans and specifications have been finalized. We do not have final plans for construction components comprising approximately $493.5 million of the approximately $919 million Marnell Corrao construction contract. With respect to the construction components for which plans and specifications have not been finalized, the guaranteed maximum price is based on master concept plans and agreed upon design and other premises and assumptions for the detailed plans to be created. Construction will commence before completion of all drawings and specifications.

        Inconsistencies between the completed drawings and specifications and the premises and assumptions on which the approximately $919 million guaranteed maximum price was based could, under specific circumstances, cause us to be responsible for costs in excess of the guaranteed maximum price. For example, if the initial drawings, when finalized, are inconsistent with the premises and assumptions, we will be responsible for the increase, if any, in the cost to construct the work covered by those drawings over the previously agreed upon amounts designated for such work in the guaranteed maximum price. Furthermore, the premises and assumptions may not be sufficiently specific to determine, as between the contractor and us, who is responsible for cost overruns in specific situations.

The liquidated damages provision in our guaranteed maximum price construction contract likely will not be sufficient to protect us against exposure to actual damages we may suffer for delay in completion of the project.

        Under the construction contract with Marnell Corrao, the guaranteed date of substantial completion is 910 calendar days from the date we direct Marnell Corrao by written notice to commence construction. The contract provides for liquidated damages in the amount of $300,000 per day to be imposed on Marnell Corrao on a daily basis, up to a maximum of 30 days, for a maximum amount of $9 million, if all work required by the construction contract is not substantially completed by the deadline, following a five-day grace period and subject to force majeure and other permitted extensions. We cannot assure you that construction will be completed on schedule and, if completion of the construction is delayed beyond the grace period, our actual damages will likely exceed $300,000 per day.

        In addition, if the contractor defaults under the construction contract, we may be unable to complete Le Rêve on schedule or within the amount budgeted. Failure to complete construction on schedule may have a significant negative impact on our operations and financial condition.

The financial resources of our contractor may be insufficient to fund cost overruns or liquidated damages for which it is responsible under the guaranteed maximum price contract.

        Under the terms of the construction contract with Marnell Corrao, Marnell Corrao is, subject to specific conditions and limitations, responsible for all construction costs covered by the construction contract that exceed the approximately $919 million guaranteed maximum price contained in the contract.

        Austi, the parent company of the contractor, which is a private company controlled by the Anthony A. Marnell II family, has agreed to provide a continuing guaranty by which Austi guarantees Marnell Corrao's full performance under the construction contract until final payment under that contract. In addition, Marnell Corrao is obligated to obtain and provide a $150 million contractor performance and payment bond.

        We cannot assure you that Marnell Corrao and Austi will have sufficient financial resources to fund any cost overruns or liquidated damages for which Marnell Corrao is responsible under the guaranteed maximum price contract. Furthermore, neither Marnell Corrao nor Austi is contractually obligated to maintain its financial resources to cover cost overruns. If Marnell Corrao and Austi do not have the resources to meet their obligations and we are unable to obtain funds under the performance and payment bond in a timely manner, or if the performance and payment bond is insufficient to cover any shortfall, we may need to pay these excess costs in order to complete construction of Le Rêve.

Certain provisions in the construction contract with Marnell Corrao for construction of Le Rêve may be unenforceable.

        Recently enacted Nevada statutes have substantially impaired, and in some cases eliminated, an owner's ability to withhold funds from a contractor or subcontractor, even when there may be defective work or a dispute about amounts owed. The new laws also limit an owner's ability to terminate, suspend or interrupt the construction, and in several circumstances, entitle the contractor and subcontractor to payment of their full unearned fee, following a brief notice period, if the owner suspends, terminates or interrupts the construction or fails to make payment or withholds amounts claimed to be due. In addition, Nevada law permits contractors and subcontractors to terminate construction contracts upon very short notice periods if any payments are not timely made to the contractor. The construction contract with Marnell Corrao contains provisions that provide us with rights and protections that in some circumstances may be inconsistent with these new laws. While it appears that some of the new laws can be waived, others expressly prohibit waiver. The effect of the new laws on the provisions of the construction contract is not completely clear. Therefore, while we have negotiated with Marnell Corrao for specific rights and obligations, including with respect to damages, termination and suspension of construction, those provisions of the construction contract may not be enforceable to the extent they conflict with non-waivable provisions of applicable laws. If the provisions of the construction contract are not enforceable, delays or suspensions in the work initiated by the owner or other events may expose us to increased costs. We cannot assure you that we will have sufficient funds to pay these increased costs.

There are significant risks associated with major construction projects that may prevent completion of Le Rêve on budget and on schedule.

        Major construction projects of the scope and scale of Le Rêve entail significant risks, including:

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  shortages of materials or skilled labor;

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  unforeseen engineering, environmental and/or geological problems;

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  work stoppages;

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  weather interference;

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  unanticipated cost increases; and

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  unavailability of construction equipment.

        Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits, allocations and authorizations from regulatory authorities could increase the total cost, delay or prevent the construction or opening or otherwise affect the design and features of Le Rêve.

        We anticipate that only some of the subcontractors engaged by the contractor to perform work and/or supply materials in connection with the construction of Le Rêve will post bonds guaranteeing timely completion of a subcontractor's work and payment for all of that subcontractor's labor and materials. We cannot assure you that these bonds will be adequate to ensure completion of the work.

        We cannot assure you that Le Rêve will commence operations on schedule or that construction costs for Le Rêve will not exceed budgeted amounts. Failure to complete Le Rêve on budget or on schedule may have a significant negative effect on us.

Simultaneous construction of Le Rêve and the Macau casino(s) may stretch management time and resources.

        Le Rêve is scheduled to open in April 2005, and our subsidiary Wynn Macau may pursue development of a permanent casino resort in Macau in the same time period. If both projects are being built simultaneously, members of our senior management will be involved in planning and developing both projects. Developing the Macau opportunity simultaneously with Le Rêve may divert management resources from the construction and/or opening of either project. Management's inability to devote sufficient time and attention to either project may delay the construction or opening of either project. This type of delay could have a negative effect on our business and operations.

Risks Related to Our Substantial Indebtedness

We are highly leveraged and future cash flow may not be sufficient for our subsidiaries to meet their obligations, and we might have difficulty obtaining more financing.

        As we progress toward the completion of the construction of Le Rêve, we will have a substantial amount of consolidated debt in relation to our equity, which debt will increase during the construction period. Concurrent with the closing of this offering, Wynn Las Vegas will enter into debt facilities that will result in total outstanding indebtedness of approximately $1.5 billion by the time Le Rêve is completed.

        Our subsidiaries' substantial indebtedness could have important consequences for you. For example:

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  If Wynn Las Vegas does not complete construction of Le Rêve by the scheduled completion date, which may be extended in accordance with the disbursement agreement, but not beyond September 30, 2005, fails to meet its payment obligations or otherwise defaults under the agreements governing the indebtedness, the lenders under those agreements will have the right to accelerate the indebtedness and exercise other rights and remedies against Wynn Las Vegas and the guarantors of the indebtedness. These rights and remedies include the rights to:

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  repossess and foreclose upon the assets that serve as collateral,

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  initiate judicial foreclosure against Wynn Las Vegas and the guarantors,

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  petition a court to appoint a receiver for Wynn Las Vegas and the guarantors or for substantially all of their assets, and

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  if they are insolvent, to initiate involuntary bankruptcy proceedings against Wynn Las Vegas and the guarantors,

    in each case, subject to procedural restraints and limitations applicable to secured creditors generally and also those imposed by applicable gaming laws, rules and regulations and the rules and regulations of the Public Utilities Commission of Nevada;

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  Once Le Rêve is operating, Wynn Las Vegas will be required to use a substantial portion of its cash flow from operations to service and amortize its indebtedness, which will reduce the available cash flow to fund working capital, capital expenditures and other general corporate purposes and distributions up to Wynn Resorts;

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  We may have a limited ability to respond to changing business and economic conditions and to withstand competitive pressures, which may affect our financial condition;

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  We may have a limited ability to obtain additional financing, if needed, to fund Le Rêve's design and construction costs, working capital requirements, capital expenditures, debt service, general corporate or other obligations;

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  Under the credit facilities and the FF&E facility, a substantial portion of the interest rates Wynn Las Vegas pays will fluctuate with the current market rates and, accordingly, Wynn Las Vegas' interest expense will increase if market interest rates increase;

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  Our subsidiaries' substantial indebtedness will increase their vulnerability to general adverse economic and industry conditions; and

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  We may be placed at a competitive disadvantage to our competitors who are not as highly leveraged.

        If Wynn Resorts incurs or guarantees other indebtedness in excess of $10 million in the aggregate, it will be required to become a guarantor of the indebtedness under the credit facilities and the second mortgage notes and as a result, Wynn Resorts will be obligated to make payments to the lenders and the holders of the second mortgage notes if Wynn Las Vegas and the other guarantors of the indebtedness fail to satisfy their obligations under the credit facilities, the FF&E facilities or the second mortgage notes.

As a holding company, Wynn Resorts is entirely dependent upon the operations of its subsidiaries and their ability to make dividends or distributions to provide cash flow at Wynn Resorts.

        Wynn Resorts is a holding company and its assets consist primarily of investments in its subsidiaries, including Valvino, Wynn Resorts Holdings, Wynn Las Vegas and Wynn Macau.

        Our subsidiaries will conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. As a result, Wynn Resorts' cash flow will depend upon:

  •
  the cash flow of our subsidiaries; and

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  the ability of those subsidiaries to provide funds to us in the form of dividends, distributions, loans or otherwise.

        The credit facilities, the FF&E facility and the indenture governing the second mortgage notes will significantly restrict the ability of Wynn Las Vegas to make any dividends or distributions to Wynn Resorts. In addition, we expect that any financing arrangements entered into by Wynn Macau or one of its intermediary holding companies will contain similar restrictions. As a result of these restrictions, or for other reasons, cash flow generated by the Macau casinos operated by Wynn Macau may not be available to service the debt of the subsidiaries developing the Le Rêve project. Similarly, any cash flow generated by the Le Rêve project may not be available to service any debt of the subsidiaries developing the Macau opportunity. See also "—Risks Related to the Offering—Wynn Resorts has never paid dividends, does not intend to pay dividends in the foreseeable future and may not pay dividends to any unsuitable person or its affiliates."

        Although Wynn Las Vegas will be permitted to distribute funds to Wynn Resorts to cover certain corporate overhead, and, following completion of Le Rêve, will be permitted to pay limited management fees to Wynn Resorts if Wynn Las Vegas achieves certain financial ratios, we do not expect to have any significant cash flow at Wynn Resorts from Wynn Las Vegas for a considerable period of time.

Our subsidiaries may not generate sufficient cash flow to meet their substantial debt service and other obligations.

        Before the opening of Le Rêve, which is expected to occur in April 2005, and the possible opening of one or more casinos in Macau, we and our subsidiaries will have no material operations or earnings. Consequently, we will be dependent on the proceeds of this offering, borrowings under the credit facilities and the FF&E facility and the proceeds of the second mortgage note offering to meet all of Wynn Las Vegas' construction, debt service and other obligations.

        After Le Rêve opens, Wynn Las Vegas' ability to make interest payments under the credit facilities, the FF&E facility, the second mortgage notes and other indebtedness will depend on its ability to generate sufficient cash flow from operations. We cannot assure you that Wynn Las Vegas will begin operations by the scheduled opening date or at all, or that it will be able to generate sufficient cash flow to meet its expenses, including its debt service requirements. Wynn Las Vegas' ability to generate cash flow will depend upon many factors, including:

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  its future operating performance;

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  the demand for services that it provides;

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  general economic conditions and economic conditions affecting Nevada or the casino industry in particular;

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  its ability to hire and retain employees at a reasonable cost;

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  competition; and

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  legislative and regulatory factors affecting its operations and business.

        Some of these factors are beyond our subsidiaries' control. Any inability of Wynn Las Vegas to meet its debt service obligations would have a material adverse effect on us.

Our subsidiaries' indebtedness will be secured by a substantial portion of their assets.

        Subject to applicable laws, including gaming laws, and certain agreed upon exceptions, the credit facilities and second mortgage notes will be secured by liens on substantially all of the assets of our Nevada subsidiaries that are necessary for the development, construction or operation of Le Rêve. We expect that the financing documents for the Macau opportunity will similarly involve the granting of security in substantially all of the assets of Wynn Macau.

        In the event of a default by any of our subsidiaries under their financing documents, or if certain of our subsidiaries experience insolvency, liquidation, dissolution or reorganization, the holders of indebtedness under the credit facilities, the FF&E facility, the indenture governing the second mortgage notes and any other secured debt instruments would be entitled to payment from their collateral security, and holders of the unsecured debt of both us and our subsidiaries, if any, would then be entitled to payment in full from our remaining assets before distributions, if any, were made to Wynn Resorts' stockholders.

The credit facilities, the FF&E facility and the indenture governing the second mortgage notes will contain covenants that will restrict our Nevada subsidiaries' ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

        The credit facilities, the FF&E facility and the indenture governing the second mortgage notes will impose operating and financial restrictions on Wynn Las Vegas, Wynn Capital and specified affiliates designated as restricted entities. The restrictions that will be imposed under these debt instruments will include, among other things, limitations on the restricted entities' ability to:

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  pay dividends or distributions on their capital stock or repurchase their capital stock;

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  incur additional debt;

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  make investments;

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  create liens on their assets to secure debt;

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  enter into transactions with affiliates;

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  enter into sale-leaseback transactions;

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  engage in other businesses;

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  merge or consolidate with another company;

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  transfer and sell assets;

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  issue preferred stock;

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  create dividend and other payment restrictions affecting subsidiaries;

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  designate restricted and unrestricted subsidiaries; and

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  issue and sell equity interests in wholly owned subsidiaries.

        The credit facilities will require Wynn Las Vegas and the restricted entities to satisfy various financial covenants, including maximum total leverage, minimum fixed charge coverage, minimum earnings before interest, tax, depreciation and amortization and minimum net worth requirements. Future indebtedness or other contracts could contain financial or other covenants more restrictive than those applicable to the credit facilities, the FF&E facility and the second mortgage notes.

        The ability of Wynn Las Vegas and the restricted entities to comply with these provisions may be affected by general economic conditions, industry conditions, other events beyond their control and delayed completion of Le Rêve. As a result, we cannot assure you that Wynn Las Vegas and the restricted entities will be able to comply with these covenants. Failure by Wynn Las Vegas and the restricted entities to comply with the covenants contained in the credit facilities, the FF&E facility or the indenture governing the second mortgage notes, including failure as a result of events beyond their control, could result in an event of default which could materially and adversely affect our operating results and our financial condition. If Wynn Las Vegas and the restricted entities fail to comply with a financial covenant or other restriction contained in the credit facilities, the FF&E facility, the indenture governing the second mortgage notes or any future financing agreements, an event of default could occur, which could result in acceleration of all of Wynn Las Vegas' and the restricted entities' indebtedness.

General Risks Associated with Our Business

We have no operating history.

        We were formed principally to develop and operate Le Rêve in Las Vegas and to pursue the Macau opportunity. Le Rêve and the Macau opportunity will be new developments with no history of operations. We cannot assure you that we will be able to attract a sufficient number of hotel guests, gaming customers and other visitors to Le Rêve or the Macau casino(s) to make their operations profitable, either independently in Las Vegas or Macau or as a whole.

        Our operations will be subject to the significant business, economic, regulatory and competitive uncertainties and contingencies frequently encountered by new businesses in competitive environments, many of which are beyond our control. Because we have no operating history, it may be more difficult for us to prepare for and respond to these types of risks and the risks described elsewhere in this prospectus than for a company with an established business and operating cash flow. If we are not able to manage these risks successfully, it could negatively impact our operations.

        We intend to lease approximately eight of the retail spaces at Le Rêve and will own and operate the remaining approximately 18 retail spaces. We have entered into one restaurant management agreement, and we may enter into others with respect to one or more of the restaurants at Le Rêve. We have not yet entered into binding agreements with any retail tenants or other restaurant operators, and we may not be able to obtain the number or quality of retail tenants or restaurant operators for the retail and restaurant portions of Le Rêve that currently are planned. If we do not obtain tenants and operators in sufficient number or of sufficient quality, it could impair the competitive position of Le Rêve and affect our operating performance.

        Until construction of Le Rêve is close to completion, we do not believe that we will require extensive operational management. Accordingly, we have kept and intend to keep our permanent management staff at relatively low levels. We will be required to undertake a major recruiting program before Le Rêve opens. However, the pool of experienced gaming and other personnel is limited and competition to recruit and retain gaming and other personnel is likely to intensify as competition in the Las Vegas hotel casino market increases. We cannot assure you that we will be able to attract and retain a sufficient number of qualified individuals to operate Le Rêve on acceptable terms.

The loss of Stephen A. Wynn could significantly harm our business.

        Our ability to maintain our competitive position is dependent to a large degree on the efforts and skills of Stephen A. Wynn, the Chairman of the Board and Chief Executive Officer and one of the principal stockholders of Wynn Resorts. We have entered into an employment agreement with Mr. Wynn. However, we cannot assure you that Mr. Wynn will remain with us. If we lose the services of Mr. Wynn, or if he is unable to devote sufficient attention to our operations, our business may be significantly impaired. In addition, if Mr. Wynn is no longer either employed by us as Chief Executive Officer or serving as Chairman of the Board of Wynn Resorts, other than as a result of death or disability or other limited circumstances, it would constitute a change of control that requires us to repay the second mortgage notes and would constitute an event of default under the credit facilities and the FF&E facility.

The casino, hotel, convention and other facilities at Le Rêve will face intense competition.

        Las Vegas Casino/Hotel Competition.    The casino/hotel industry is highly competitive. Resorts located on or near the Las Vegas Strip compete with other Las Vegas Strip hotels and with other hotel casinos in Las Vegas on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment, theme and size. Le Rêve also will compete with a large number of other hotels and motels located in and near Las Vegas, as well as other resort destinations. Many of our competitors have established gaming operations, are subsidiaries or divisions of large public companies and may have greater financial and other resources than we do.

        According to the Las Vegas Convention and Visitors Authority, there were approximately 94,277 hotel rooms on or around the Las Vegas Strip as of December 31, 2001. Competitors of Le Rêve will include resorts on the Las Vegas Strip, among which are Bally's Las Vegas, Bellagio, Caesars Palace, Harrah's Las Vegas Hotel and Casino, Luxor Hotel and Casino, Mandalay Bay Resort & Casino, MGM Grand Hotel and Casino, The Mirage, Monte Carlo Hotel and Casino, New York-New York Hotel and Casino, Paris Las Vegas, Treasure Island at The Mirage and The Venetian, and resorts off the Las Vegas Strip, such as Las Vegas Hilton and Rio All-Suite Hotel & Casino. The Venetian has begun an expansion anticipated to consist of an approximately 1,000-room hotel tower on top of the resort's existing parking garage and approximately 150,000 square feet of additional meeting and conference space. The Venetian's expansion is expected to be completed by June 2003. In addition, Mandalay Bay Resort & Casino has announced that it will begin construction of a 1,122-room, all-suite tower connected to the current hotel casino resort in September 2002, with an expected opening in October 2003. Mandalay Bay Resort & Casino also is expected to open a new convention and meeting complex in January 2003, and Caesars Palace is currently constructing an approximately 4,000-seat performing arts "Colosseum," which is scheduled to be completed in the first quarter of 2003. Moreover, MGM Mirage has announced that it will begin construction in mid-2003 of an approximately 925-room "spa tower" addition to Bellagio, as well as expand Bellagio's spa and salon, meeting space and retail space, with an expected completion in December 2004.

        The construction and expansion of these properties during the time that Le Rêve is being constructed may affect the availability of construction labor and supplies, resulting in increased costs. We cannot assure you that the Las Vegas market will continue to grow or that hotel casino resorts will continue to be popular. A decline or leveling off of the growth or popularity of hotel casino resorts or the appeal of the features offered by Le Rêve would impair our financial condition and future results of operations.

        As noted elsewhere in this prospectus, Le Rêve will be different from many other Las Vegas resorts in that it will not focus on a highly themed experience. Instead, Le Rêve will offer an environment having a sophisticated, casually elegant ambience. Le Rêve's environment may not appeal to customers. In addition, customer preferences and trends can change, often without warning, and we may not be able to predict or respond to changes in customer preferences in time to adapt Le Rêve and the attractions and amenities it offers to address new trends.

        Other Competition for Le Rêve.    Le Rêve will also compete, to some extent, with other hotel/casino facilities in Nevada and in Atlantic City, with riverboat gaming facilities in other states, with hotel/casino facilities elsewhere in the world, with state lotteries and with Internet gaming. In addition, certain states recently have legalized, and others may or are likely to legalize, casino gaming in specific areas. Passage of the Tribal Government Gaming and Economic Self-Sufficiency Act in 1988 has led to rapid increases in Native American gaming operations. Also, in March 2000, California voters approved an amendment to the California Constitution allowing federally recognized Native American tribes to conduct and operate slot machines, lottery games and banked and percentage card games on Native American land in California. As a result, casino-style gaming on tribal lands is growing and could become a significant competitive force. The proliferation of Native American gaming in California could have a negative impact on our operations. The proliferation of gaming activities in other areas could significantly harm our business as well. In particular, the legalization of casino gaming in or near metropolitan areas, such as New York, Los Angeles, San Francisco and Boston, from which we intend to attract customers, could have a substantial negative effect on our business. In addition, new or renovated casinos in Macau or elsewhere in Asia could draw Asian gaming customers, including high-rollers, away from Las Vegas. See "Business—The Macau Opportunity—Competition within Macau and from Regional Markets."

Because we may be entirely dependent upon a limited number of properties for all of our cash flow, we will be subject to greater risks than a gaming company with more operating properties.

        We do not expect to have material assets or operations other than Le Rêve and Wynn Macau's casino(s) for the foreseeable future. As a result, we likely will be entirely dependent upon Le Rêve and the Macau casino(s) for all of our cash flow.

        Given that our operations initially will only focus on one property in Las Vegas and one property in Macau, we will be subject to greater degrees of risk than a gaming company with more operating properties. The risks to which we will have a greater degree of exposure include the following:

  •
  local economic and competitive conditions;

  •
  inaccessibility due to inclement weather, road construction or closure of primary access routes;

  •
  changes in local and state governmental laws and regulations, including gaming laws and regulations;

  •
  natural and other disasters;

  •
  an increase in the cost of electrical power for Le Rêve as a result of, among other things, power shortages in California or other western states with which Nevada shares a single regional power grid;

  •
  a decline in the number of visitors to Las Vegas or Macau; and

  •
  a decrease in gaming and non-gaming activities at Le Rêve or Wynn Macau's casino(s).

        Any of the factors outlined above could negatively affect our subsidiaries' ability to generate sufficient cash flow to make payments on the second mortgage notes pursuant to the indenture, on borrowings under the credit facilities or the FF&E facility or with respect to our subsidiaries' other debt.

Terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, may harm our operating results.

        The strength and profitability of our business will depend on consumer demand for hotel casino resorts in general and for the type of luxury amenities Le Rêve will offer. Changes in consumer preferences or discretionary consumer spending could harm our business. The terrorist attacks of September 11, 2001, and ongoing terrorist and war activities in the United States and elsewhere, have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. We cannot predict the extent to which the events of September 11, 2001 may continue to affect us, directly or indirectly, in the future. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm our operations. In particular, because we expect that our business will rely heavily upon high-end credit customers, particularly international customers, factors resulting in a decreased propensity to travel internationally, like the terrorist attacks of September 11, 2001, could have a negative impact on our operations.

        In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income, fears of recession and consumer confidence in the economy, may negatively impact our business. Negative changes in factors affecting discretionary spending could reduce customer demand for the products and services we will offer, thus imposing practical limits on pricing and harming our operations.

        Also, the terrorist attacks of September 11, 2001 have substantially affected the availability of insurance coverage for certain types of damages or occurrences. We do not have insurance coverage for occurrences of terrorist acts with respect to our Le Rêve project and any losses that could result from these acts. The lack of sufficient insurance for these types of acts could expose us to heavy losses in the event that any damages occur, directly or indirectly, as a result of terrorist attacks and have a significant negative impact on our operations.

Le Rêve and Wynn Macau's casino(s) will be subject to extensive state and local regulation, and licensing and gaming authorities have significant control over their operations, which could have a negative effect on our business.

        The opening and operation of Le Rêve and Wynn Macau's casino(s) will be contingent upon our receipt and maintenance of all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of gaming operations, as well as persons financially interested or involved in gaming operations. The scope of the approvals required to open and operate a facility is extensive. Failure to obtain or maintain the necessary approvals could prevent or delay the completion or opening of all or part of the facility or otherwise affect the design and features of Le Rêve or the Macau casino(s). We do not currently hold any state and local licenses and related approvals necessary to conduct our planned gaming operations in Nevada and we cannot be certain that we will obtain at all, or on a timely basis, all required approvals and licenses. Failure to obtain or maintain any of the required gaming approvals and licenses could significantly impair our financial position and results of operations.

        The Nevada Gaming Commission may, in its discretion, require the holder of any securities we issue, including the common stock sold pursuant to this prospectus, to file applications, be investigated and be found suitable to own Wynn Resorts' securities if it has reason to believe that the security ownership would be inconsistent with the declared policies of the State of Nevada.

        In Macau, concessionaires are subject to ongoing suitability requirements in terms of background, business experience, associations and reputation, as are stockholders of 5% or more of the concessionaire's equity securities, officers, directors and key employees. The government of Macau also evaluates concessionaires in terms of financial capability to sustain a gaming business in Macau. Failure to maintain the government's requirements to own or operate a gaming concession could prevent Wynn Macau from opening or continuing to operate casinos in Macau.

        Nevada regulatory authorities have broad powers to request detailed financial and other information, to limit, condition, suspend or revoke a registration, gaming license or related approval and to approve changes in our operations. Substantial fines or forfeiture of assets for violations of gaming laws or regulations may be levied. The suspension or revocation of any license which may be granted to us or the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition and results of operations. Furthermore, compliance costs associated with gaming laws, regulations and licenses are significant. Any change in the laws, regulations or licenses applicable to our business or a violation of any current or future laws or regulations applicable to our business or gaming license could require us to make substantial expenditures or could otherwise negatively affect our gaming operations.

        Wynn Resorts' articles of incorporation provide that, to the extent a gaming authority makes a determination of unsuitability or to the extent deemed necessary or advisable by the board of directors, Wynn Resorts may redeem shares of its capital stock that are owned or controlled by an unsuitable person or its affiliates. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as Wynn Resorts elects. See "—Risks Related to the Offering—We may redeem your shares due to regulatory considerations, either as required by gaming authorities or in our discretion."

The Nevada Gaming Commission may require the disposition of shares of certain stockholders of Wynn Resorts in a manner that may cause us to incur debt or disrupt our stock price.

        Kazuo Okada is the owner of a controlling interest in Aruze Corp., the parent company of Aruze USA, Inc., referred to as Aruze USA, which, immediately before the closing of this offering, will own approximately 47.4% of Wynn Resorts' common stock. Under the Nevada gaming regulations, any beneficial owner of more than 10% of Aruze Corp.'s voting securities must be licensed or found suitable, including Kazuo Okada and his son, Tomohiro Okada. Kazuo Okada is currently licensed by the Nevada Gaming Commission to own the shares of Universal Distributing of Nevada, Inc., referred to as Universal Distributing, a gaming machine manufacturer and distributor. Kazuo Okada and his son previously sought approval from the Nevada Gaming Commission in connection with the proposed transfer of Universal Distributing to Aruze Corp. In connection with this application, the Nevada State Gaming Control Board raised certain concerns, including transactions which were then the subject of a pending tax case in Japan which involved Universal Distributing, Aruze Corp. and other related parties. The lower court in the Japanese tax case ruled in Aruze Corp.'s favor, but the Japanese tax authority has filed an appeal. It is unclear whether or how these events will affect the Nevada Gaming Commission's consideration of suitability with respect to Aruze USA's ownership of Wynn Resorts' stock.

        Aruze Corp. has informed us that there are a number of outstanding issues in the Nevada State Gaming Board's investigation of the proposed transfer of Universal Distributing in addition to the issues relating to the transactions involved in the above-described tax proceeding. These issues, together with issues relating to the Japanese tax proceeding, if not satisfactorily resolved, could result in the denial of the application. No formal action of any kind has been taken by the Nevada State Gaming Control Board or the Nevada Gaming Commission in connection with these issues. The Nevada State Gaming Control Board and Aruze have agreed to defer the pursuit of the proposed transfer of Universal Distributing until or after the applications regarding Le Rêve have been acted upon. If the Nevada State Gaming Control Board or the Nevada Gaming Commission were to act adversely with respect to the pending proceeding involving Universal Distributing, that decision could adversely affect an application filed by Aruze USA, Aruze Corp., Kazuo Okada or Tomohiro Okada in respect of Wynn Resorts.

        If any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of Wynn Resorts' application, then, under certain circumstances, Wynn Resorts has the right to require Mr. Wynn to purchase the shares owned by Aruze USA in Wynn Resorts, including with a promissory note, or the right to purchase the shares directly with a promissory note. If we are required to purchase the shares held by Aruze USA, we may have to seek equity financing for such a purchase or issue a promissory note to Aruze USA. Any such debt obligation on our balance sheet may negatively affect the price of our common stock. See "Certain Relationships and Related Transactions—Stockholders Agreement" and "—Buy-Out of Aruze USA Stock."

        Moreover, if the Nevada Gaming Commission were to determine that Aruze USA is unsuitable to hold a promissory note issued by Wynn Resorts or Mr. Wynn, the Nevada Gaming Commission could order Aruze USA or its affiliate to dispose of its voting securities within a prescribed period of time that may not be sufficient to dispose of the securities in an orderly manner, which could have a negative effect on the price of the stock of Wynn Resorts.

        If Aruze USA or its affiliate does not dispose of its voting securities within the prescribed period of time, or if Wynn Resorts fails to pursue all lawful efforts to require Aruze USA or its affiliate to relinquish its voting securities, including, if necessary, the immediate purchase of the voting securities for cash at fair market value, the Nevada Gaming Commission could determine that Wynn Resorts was unsuitable or could take disciplinary action against Wynn Resorts. Disciplinary action could result in the limitation, conditioning, suspension or revocation of any approvals or gaming licenses held by Wynn Resorts and/or the imposition of a significant monetary fine against Wynn Resorts. Any such disciplinary action could significantly impair our operations.

Our Las Vegas business will rely on high-end, international customers to whom we may extend credit, and we may not be able to collect gaming receivables from our credit players.

        We expect that a significant portion of our table game revenue at Le Rêve will be attributable to the play of a limited number of international customers. The loss or a reduction in the play of the most significant of these customers could have a substantial negative effect on our future operating results. A downturn in economic conditions in the countries in which these customers reside could cause a reduction in the frequency of visits and revenue generated by these customers.

        We will conduct our gaming activities at Le Rêve on a credit as well as a cash basis. This credit will be unsecured. Table games players typically will be extended more credit than slot players, and high-stakes players typically will be extended more credit than patrons who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a positive or negative impact on cash flow and earnings in a particular quarter.

        In addition, the collectibility of receivables from international customers could be negatively affected by future business or economic trends or by significant events in the countries in which these customers reside. We will extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit.

        While gaming debts evidenced by a credit instrument, including what is commonly referred to as a "marker," and judgments on gaming debts are enforceable under the current laws of Nevada, and judgments on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the United States Constitution, other jurisdictions may determine that direct enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the United States of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations. We cannot assure you that we will be able to collect the full amount of gaming debts owed to us, even in jurisdictions that enforce gaming debts. Our inability to collect gaming debts could have a significant negative impact on our operating results.

Because we own real property, we are subject to extensive environmental regulation, which creates uncertainty regarding future environmental expenditures and liabilities.

        We have incurred costs and expended funds to comply with environmental requirements, such as those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Under these and other environmental requirements, we, as the owner of the property on which Le Rêve is situated, may be required to investigate and clean up hazardous or toxic substances or chemical releases at that property. As an owner or operator, we could also be held responsible to a governmental entity or third parties for property damage, personal injury and investigation and cleanup costs incurred by them in connection with the contamination.

        These laws typically impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. The liability under those laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. The costs of investigation, remediation or removal of those substances may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to rent or otherwise use our property.

        We believe that we have remediated all material environmental risks of which we are currently aware at the Le Rêve hotel site and on the existing golf course. However, in connection with constructing the new golf course, which will require significant grading, we may discover unforeseen environmental risks which we will need to incur costs to remediate. In addition, we will incur costs associated with asbestos removal from an existing office building in the event we decide to develop the 20-acre parcel of land located north of Le Rêve along Las Vegas Boulevard that will be available for future development should it be released from the liens under the credit facilities and the second mortgage notes. We may be required to incur costs to remediate these or other environmental hazards or to mitigate environmental risks.

        Wynn Macau will be subject to environmental laws and regulations in Macau, including laws and regulations relating to the prevention and control of noise during construction. Costs expended by Wynn Macau to comply with these Macau environmental laws and regulations, such as to implement control procedures to prevent unlawful noise levels, may have a significantly negative effect on the operating results of Wynn Macau. In addition, if the government of Macau holds Wynn Macau accountable and assesses penalties or imposes restrictions on Wynn Macau for non-compliance with environmental laws or regulations, Wynn Macau's results of operations could be negatively impacted or it could lose flexibility to adapt to changes affecting the operation of its business.

If a third party successfully challenges our ownership of, or right to use, the Le Rêve service marks with respect to casino or hotel services, our business or results of operations could be harmed.

        We have applied to register the "LE RÊVE" service mark with the United States Patent and Trademark Office, referred to as the PTO, for casino and hotel services, as well as for other ancillary uses. Our application for hotel services has cleared the PTO examination process, meaning that "LE RÊVE" will be registered for hotel and other related services if no member of the public formally opposes our application for registration by a published deadline. Our application for casino services remains pending, and we expect it to be published for opposition soon.

        Even if we are able to obtain registration of the "LE RÊVE" mark for the above described services, such federal registration is not completely dispositive of the right to such service marks. Third parties who claim prior rights with respect to marks similar to "LE RÊVE", or the English translation "THE DREAM," may nonetheless challenge our use of "LE RÊVE" and seek to overcome the presumptions afforded by such registrations. They also could attempt to prevent our use of "LE RÊVE" and/or seek monetary damages as a result of our use. A successful challenge by a third party with respect to our ownership of, or right to use, the mark could have a material impact on our business or results of operation.

Our subsidiaries will need to recruit a substantial number of new employees before Le Rêve or Wynn Macau's Macau project(s) open and these employees may seek unionization.

        Our subsidiaries will need to recruit a substantial number of new employees before Le Rêve or Wynn Macau's casino(s) open and the employees in Las Vegas and Macau may seek union representation. We cannot be certain that our subsidiaries will be able to recruit a sufficient number of qualified employees. Currently, Valvino is a party to collective bargaining agreements with several different unions, which it assumed in connection with the acquisition of the Desert Inn Resort & Casino. All of these agreements will expire before the scheduled opening of Le Rêve. However, the unions may seek to organize the workers at Le Rêve or claim that the agreements assumed in connection with Valvino's acquisition of the Desert Inn Resort & Casino obligate Wynn Las Vegas to enter into negotiations with one or more of the unions to represent the workers at Le Rêve. In addition, any employees that Wynn Resorts' Macau-related subsidiaries might employ could also seek to collectively negotiate the terms and conditions of their employment with Wynn Resorts' Macau-related subsidiaries. Unionization, pressure to unionize or other forms of collective bargaining could increase our subsidiaries' labor costs.

We will be subject to regulatory control by the Public Utilities Commission of Nevada.

        Desert Inn Improvement Co., a direct subsidiary of Desert Inn Water Company and an indirect subsidiary of Wynn Resorts, provides water service to the existing office building on the site of the former Desert Inn Resort & Casino and the remaining homes around the Desert Inn golf course. As a result of its service obligations to the remaining homes, Desert Inn Improvement Co. is a public utility under Nevada law and will be subject to typical public utility regulation. For example, if Desert Inn Improvement Co. desires to change its filed rates or tariffs or encumber, sell or lease its real property, it will likely be required to obtain the prior approval of the Public Utilities Commission of Nevada. The public utility status of Desert Inn Improvement Co. also imposes broader regulatory restrictions on us. For example, if we decide to make changes to our ownership structure, such as in a merger or acquisition transaction or a significant stock issuance, or a sale of Aruze USA's shares of Wynn Resorts' common stock in the event that Aruze USA is found to be unsuitable to own such stock, we will likely be required to obtain the prior approval of the Public Utilities Commission of

Nevada. We cannot assure you that any such approvals will be obtained. Further, with respect to any other changes or transactions which we may enter into in the future, we cannot assure you that regulatory requirements will not delay or prevent us from entering into transactions or conducting our business in a manner that might be beneficial to our stockholders.

The Le Rêve golf course land may be subject to restrictions which could prevent us from constructing the new golf course in accordance with our current plans and may inhibit future development of that land.

        We intend to construct the new golf course on an approximately 137-acre parcel of land located behind the hotel. Valvino acquired a portion of this parcel in connection with its purchase of the Desert Inn Resort & Casino and acquired the remainder when it purchased the residential lots located in the interior of, and some, but not all, of the lots around the former Desert Inn golf course. The residential lots, previously known as the Desert Inn Country Club Estates, were subject to various conditions, covenants and restrictions recorded against the lots in 1956 and amended from time to time since then. We believe that these conditions, covenants and restrictions were terminated in accordance with Nevada law in June 2001. However, some of the remaining homeowners have brought a lawsuit against Valvino challenging, among other things, the termination of the covenants, conditions and restrictions. If the plaintiffs prevail on their claims and the conditions, covenants and restrictions remain in effect, we may have to adjust our current plans for the construction of the golf course by redesigning some of the holes located on the periphery of the course.

        In addition, at least two of the homeowners have alleged the existence of an equitable implied restriction prohibiting any alternative commercial development of the golf course. If the plaintiffs prevail on this claim, any future development of the golf course parcel for an alternative use may be restricted. Valvino is vigorously contesting the homeowners' claims and will continue to do so. See "Business—Legal Proceedings."

We continue to explore opportunities to develop additional gaming or related businesses that could have an adverse impact on our business if unsuccessful.

        We continue to explore opportunities to develop additional gaming or related businesses in Las Vegas or other markets, whether through acquisition, investment or development. Any acquisition, investment or development could be expensive, disrupt our ongoing business, distract our management and employees and/or adversely affect our financial results. In addition, any expansion of our business through acquisition, investment or development would likely require us to obtain additional financing and/or consent from the lenders under the credit facilities and the holders of the second mortgage notes. Acquisitions also may present other risks, such as exposing our company to potential unknown liabilities associated with acquired businesses. Any acquisition or development may not be successful in achieving our desired strategic objectives, which also would cause our business to suffer.

A downturn in general economic conditions may adversely affect our results of operations.

        Our business operations will be affected by international, national and local economic conditions. A recession or downturn in the general economy, or in a region constituting a significant source of customers for our property, could result in fewer customers visiting our property, which would adversely affect our revenues.

Risks Associated with the Macau Opportunity

Wynn Macau may determine not to go forward with the Macau opportunity at any time, possibly resulting in the loss of a significant investment.

        We have already expended or committed a total of $23.8 million in Wynn Macau. In addition, we intend to invest up to $40 million of the net proceeds from this offering in Wynn Macau and to arrange for significant additional financing.

        Wynn Macau has begun planning the development of the initial phase of its first casino resort. However, it will not begin construction or operation of any casino in Macau until a number of objectives and conditions are met. Such objectives and conditions include, among other things, the following:

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  obtaining the necessary debt and/or additional equity financing to fund the development, design and construction of any casino or casinos in Macau;

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  obtaining the ability, through legislative and regulatory changes, to extend credit to gaming customers and enforce gaming debts in Macau; and

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  obtaining relief, through legislative and/or executive actions, from the complementary income tax and the withholding tax on dividends imposed in Macau.

        Based on discussions with Macau government officials, we understand that the Macau government will introduce proposed legislation by early 2003 that, if passed, would enable Wynn Macau to extend credit to gaming customers and enforce gaming debts in Macau, and would provide tax relief from the complementary income tax and withholding tax on dividends imposed in Macau. However, we cannot assure you that such proposed legislative changes will be enacted.

        Wynn Macau will not begin construction or operation of any casino in Macau if any of these objectives and conditions cannot be adequately resolved. If Wynn Macau determines not to go forward with the Macau opportunity, Wynn Resorts may lose its significant investment in Wynn Macau.

        The concession agreement does not contain a provision permitting Wynn Macau to terminate the concession agreement unilaterally or permitting Wynn Macau to cease the development or operation of casino(s) in Macau for any of the reasons described above. The obligations under the Macau concession agreement are those of Wynn Resorts' indirect subsidiary, Wynn Macau. Accordingly, Wynn Macau might be found liable for the balance of its obligation to invest a total of 4 billion patacas (approximately US $500 million) in Macau-related projects. Depending on the amount of Wynn Macau's liability, Wynn Macau may not have sufficient assets to satisfy such liability. In such circumstances, Wynn Resorts would lose its entire investment in Wynn Macau.

If Wynn Macau builds and operates one or more casinos in Macau, it will be subject to considerable risks, including risks related to Macau's untested regulatory framework.

        Untested Foreign Regulatory Framework.    If Wynn Macau constructs or operates one or more casinos in Macau, its operations will be subject to unique risks, including risks related to Macau's untested regulatory framework. In light of the untested regulatory framework, Wynn Macau may need to develop operating procedures which are different from those used in United States casinos. Failure to adapt to the regulatory and gaming environment in Macau could result in the revocation of Wynn Macau's concession or otherwise negatively affect its operations in Macau. Moreover, Wynn Resorts would be subject to the risk that Macau's gaming regulatory framework will not develop in a way that would permit Wynn Resorts, as the parent entity of a United States gaming operator, to have its affiliates conduct operations in Macau in a manner consistent with the way in which Wynn Resorts intends, or the Nevada gaming authorities require Wynn Resorts, to conduct its operations in the United States.

        Political and Economic Conditions.    The success of Wynn Macau's operations in Macau would also depend on political and economic conditions in Macau. In December 1999, after approximately 450 years of Portuguese control, Portugal returned Macau to Chinese administration. The People's Republic of China re-established Macau as a special administrative region. As a result of this change in control, Macau's legislative, regulatory, legal, economic and cultural institutions are in a period of transition. We cannot predict how these systems and cultural institutions will develop or how developments would affect any gaming business Wynn Macau would conduct in Macau.

        If Wynn Macau constructs and operates one or more casinos in Macau, its operations will be subject to significant political, economic and social risks inherent in doing business in an emerging market such as China. For example, fiscal decline and civil, domestic or international unrest in Macau, China or the surrounding region could significantly harm Wynn Macau's business, not only by reducing customer demand for casino resorts of the kind it would operate in Macau, but also by increasing the risk of imposition of taxes and exchange controls or other governmental restrictions that might impede its ability to repatriate funds. Some of the other risks involved in operating a business in Macau include:

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  the possible taking of Wynn Macau's property without payment of fair compensation;

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  the possible impositions of restrictions on foreign partnerships and alliances, foreign ownership and/or possible discrimination against foreign-owned business;

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  the potential inability to implement effective controls against infiltration by persons associated with, and effective methods to protect Wynn Resorts' Macau subsidiaries from unknowingly doing business with, reputed criminal organizations;

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  potential economic slowdowns in Hong Kong or China, on which Macau heavily relies for tourism and patronage of its existing casinos;

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  potential conflicts between local and national governments;

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  a possible competitive disadvantage due to the ownership of substantially all of the water ferry services and the helicopter shuttle service that link Macau to Hong Kong and Kowloon by Stanley Ho, who controls Sociedade de Jogos de Macau, the existing casino concessionaire and operator in Macau and one of Wynn Macau's competitors; and

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  the risks inherent in construction projects.

        Any potential investment in Macau could be jeopardized by future developments, and we cannot assure you that activities Wynn Macau may plan in Macau will be permitted or feasible.

        Collection of Gaming Receivables.    Currently, Macau law does not permit casinos to extend credit or to enforce gaming debts. Even if the law in Macau is changed to permit casino operators to extend credit to gaming customers, Wynn Macau may not be able to collect all of its gaming receivables from its credit players. We expect that if Wynn Macau obtains the right to extend credit to its gaming customers, it will be able to enforce these obligations only in a limited number of jurisdictions, including Macau. To the extent that gaming customers of Wynn Macau are expected to be visitors from other jurisdictions, Wynn Macau may not have access to a forum in which it will be able to collect all of its gaming receivables and because, among other reasons, courts of many jurisdictions do not enforce gaming debts, Wynn Macau may encounter forums that will refuse to enforce such debts. Wynn Macau's inability to collect gaming debts could have a significant negative impact on its operating results.

        Necessity of Expanding Transportation.    Because of additional casino projects which may be developed in the future, the hydrofoil ferry and helicopter services which provide transportation to and from Hong Kong may need to be expanded to service the increased visitation of Macau. If transportation facilities to and from Macau are inadequate to meet the demands of an increased volume of gaming customers visiting Macau, the desirability of Macau as a gaming destination, as well as the results of operations of Wynn Macau's casino resort(s) in Macau, could be negatively impacted.

        Extreme Weather Conditions.    Macau's subtropical climate and location on the South China Sea are subject to extreme weather conditions including typhoons and heavy rainstorms. Unfavorable weather conditions could negatively affect the profitability of Wynn Macau's casino resort(s) by disrupting its ability to timely construct its casino project(s) and by preventing guests from traveling to Macau.

        Potential Taxation of Investment in Macau.    Wynn Resorts' investment in Macau is owned through a number of wholly owned and partially owned domestic and foreign entities. Although we believe that transfers to these entities of the assets and stock of Wynn Macau were accomplished on a tax-free basis, there is a risk that the Internal Revenue Service could assert that any appreciation in the transferred assets or stock was taxable at the time of such transfers.

        Currency Exchange Controls and Currency Export Restrictions.    Currency exchange controls and restrictions on the export of currency by certain countries may negatively impact the success of Wynn Macau. For example, there are currently existing currency exchange controls and restrictions on the export of the renminbi, the currency of China. Restrictions on the export of the renminbi may impede the flow of gaming customers from China to Macau, inhibit the growth of gaming in Macau and negatively impact Wynn Macau's gaming operations.

        Foreign Corrupt Practices Act.    Wynn Resorts is subject to regulations imposed by the Foreign Corrupt Practices Act, or the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business. Any determination that Wynn Resorts has violated the FCPA could have a material adverse effect on us.

If Wynn Macau builds and operates one or more casinos in Macau, certain Nevada gaming laws would apply to its planned gaming activities and associations in Macau.

        Certain Nevada gaming laws also apply to gaming activities and associations in jurisdictions outside the State of Nevada. As Wynn Macau develops its opportunity in Macau, Wynn Resorts and its subsidiaries that are licensed to conduct gaming operations in Nevada will be required to comply with certain reporting requirements concerning gaming activities and associations in Macau proposed to be conducted by Wynn Resorts' Macau-related subsidiaries. Wynn Resorts and its licensed Nevada subsidiaries also will be subject to disciplinary action by the Nevada Gaming Commission if Wynn Resorts' Macau-related subsidiaries:

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  knowingly violate any Macau laws relating to their Macau gaming operations;

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  fail to conduct the Macau operations in accordance with the standards of honesty and integrity required of Nevada gaming operations;

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  engage in any activity or enter into any association that is unsuitable for us because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to Nevada gaming policies;

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  engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees; or

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  employ, contract with or associate with any person in the foreign gaming operation who has been denied a license or a finding of suitability in Nevada on the ground of unsuitability, or who has been found guilty of cheating at gambling.

        Such disciplinary action could include suspension, conditioning, limitation or revocation of the registration, licenses or approvals held by Wynn Resorts and its licensed Nevada subsidiaries, including Wynn Las Vegas, and the imposition of substantial fines.

        In addition, if the Nevada State Gaming Control Board determines that any actual or intended activities or associations of Wynn Resorts' Macau-related subsidiaries may be prohibited pursuant to one or more of the standards described above, the Nevada State Gaming Control Board can require Wynn Resorts and its licensed Nevada subsidiaries to file an application with the Nevada Gaming Commission for a finding of suitability of the activity or association. If the Nevada Gaming Commission finds that the activity or association in Macau is unsuitable or prohibited, Wynn Resorts' Macau-related subsidiaries will either be required to terminate the activity or association, or will be prohibited from undertaking the activity or association. Consequently, should the Nevada Gaming Commission find that Wynn Resorts' Macau-related subsidiaries' gaming activities or associations in Macau are unsuitable, those subsidiaries may be prohibited from undertaking their planned gaming activities or associations in Macau, or be required to divest their investment in Macau, possibly on unfavorable terms.

        The concession agreement into which Wynn Macau has entered with the government of Macau requires Wynn Macau to inform the government in the event that a stockholder owning 5% or more of the stock of Wynn Macau is subject to an investigation by a gaming authority outside of Macau that could lead to the suspension or revocation of any gaming license. The concession agreement also requires Wynn Macau to inform the government of Macau in the event that a stockholder owning 5% or more of the stock of Wynn Macau loses a gaming license.

Macau casinos would face intense competition.

        The Macau government has granted concessions to operate casinos to three companies. Sociedade de Jogos de Macau, referred to as SJM, has been granted one of the concessions. SJM is controlled by Stanley Ho, who through another entity had controlled the monopoly concession to conduct the only gaming operations in Macau for approximately 40 years. SJM has the benefit of being the established gaming enterprise already in existence at eleven locations in Macau. SJM's casinos at the Hotel Lisboa and at the converted Jai Alai fronton are the largest casino facilities in Macau. In addition, SJM is reported to be planning a major remodeling of the Hotel Lisboa and, through a related entity, a new Fisherman's Wharf development, which will include a casino, in the vicinity of the Macau ferry terminal. Galaxy Casino Company Limited, referred to as Galaxy, also has been awarded a concession to operate casinos in Macau. Galaxy is a joint venture between an affiliate of the operators of The Venetian in Las Vegas and a group of Hong Kong investors, which, according to news reports, has plans to build a major casino on Taipa, the island where Macau's international airport is located, and possibly other casinos. Although Wynn Macau's gaming business initially would compete with businesses to be operated by the two other casino concessionaires in Macau, the concession agreement into which Wynn Macau has entered with the Macau government permits the government to grant additional concessions for the operation of casinos after April 1, 2009. If the government of Macau awards additional concessions, Wynn Macau will face increased competition from local casino operators in Macau.

        New or renovated casinos in Macau operated by the other concessionaires would present increased competition and could negatively impact Wynn Macau's gaming business. SJM's concession permits it to renovate its existing casinos, as well as to develop new casinos.

        Mr. Ho also controls, through affiliates, substantially all of the water ferry services and the helicopter shuttle service that link Macau to Hong Kong and Kowloon. In addition, affiliates of Stanley Ho control certain real estate and other assets, such as the Mandarin Oriental Hotel in Macau. Such businesses and assets could provide a competitive advantage for SJM.

        Wynn Macau's gaming business would also face significant regional competition from casinos located in Asia, as well as from other major casino destinations around the world. For example, Genting Highlands Resort, an entertainment complex just outside of Kuala Lumpur, Malaysia, which currently has five hotels, a casino, a theme park, a golf and country club and other amenities, would compete with Wynn Resorts' casinos in Macau for travelers deciding among gaming destinations in Asia. In the event that new casino projects in Asia are completed, such as the proposed large-scale casino and entertainment complex to be built in Manila, fewer gaming customers might visit Macau and the results of operations of Wynn Macau's casinos could be negatively affected.

        For additional information about the competition that Wynn Macau's casino(s) will face, see "Business—The Macau Opportunity—Competition within Macau and from Regional Markets."

There are significant risks associated with construction projects that may prevent completion of Wynn Macau's casino(s) on budget and on schedule.

        Wynn Macau's construction of one or more casinos in Macau would entail significant risks associated with construction projects. These risks are similar to the risks we face in constructing Le Rêve. For examples of the construction risks that may apply to the Macau opportunity, see "—Risks Associated with Our Construction of Le Rêve—There are significant risks associated with major construction projects that may prevent completion of Le Rêve on budget and on schedule." We cannot assure you that Wynn Macau's casino(s) will commence operations on schedule or that construction costs for the Macau casino(s) will not exceed budgeted amounts. Failure to complete Wynn Macau's casino(s) on budget or on schedule could have a significant negative effect on us.

Unfavorable changes in currency exchange rates may increase Wynn Macau's obligations under the concession agreement and cause fluctuations in the value of our investment in Macau.

        The currency used in Wynn Macau's concession agreement with the government of Macau is the Macau pataca. The Macau pataca, which is not a freely convertible currency, is linked to the Hong Kong dollar, and in many cases the two are used interchangeably in Macau. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in Chinese governmental policies and international economic and political developments.

        Because Wynn Macau's payment and expenditure obligations under the concession agreement are in Macau patacas, in the event of unfavorable Macau pataca or Hong Kong dollar rate changes, Wynn Macau's obligations, as denominated in U.S. dollars, would increase. In addition, because we expect that most of the revenue for any casino that Wynn Macau operates in Macau will be in Hong Kong dollars, we are subject to foreign exchange risk with respect to the exchange rate between the Hong Kong dollar and the U.S. dollar. We have not yet determined whether we will engage in hedging activities to protect against foreign currency risk.

Risks Related to the Offering

The price of our common stock after this offering may be lower than the offering price you pay and may be volatile.

        Before this offering, our common stock has not been sold in a public market. After this offering, an active trading market in our common stock might not develop. If an active trading market develops, it may not continue. Moreover, if an active market develops, the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside of our control. Moreover, as construction of Le Rêve progresses, developments in construction may cause fluctuation in the price of our common stock. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies. These broad market fluctuations could negatively affect the market price of our common stock. A significant decline in our stock price could result in substantial losses for individual stockholders and could lead to costly and disruptive securities litigation. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was negotiated with the representatives of the underwriters based upon a number of factors. The price of our common stock that will prevail in the market after this offering may be higher or lower than the offering price.

Substantial amounts of our common stock could be sold in the near future, which could depress our stock price.

        Before this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. In addition, if Wynn Resorts is required by the Nevada gaming regulators to purchase securities owned or controlled by an unsuitable person or its affiliate, including Aruze USA, we may fund this purchase by the resale of all or some of these securities in a secondary offering. Immediately following the completion of this offering, Aruze USA will hold approximately 31.4% of our issued and outstanding common stock. A sale of all or some of Aruze USA's shares in a secondary offering could significantly reduce the market price of the common stock.

        All of the outstanding shares of common stock belonging to officers, directors and other stockholders are currently "restricted securities" under the Securities Act. We expect that up to 40,000,000 shares of these restricted securities will be eligible for sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act, or otherwise. We expect that 38,002,915 shares of these restricted securities, which are held by our affiliates, will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act, or otherwise, beginning in September 2003. Sales of a significant number of these shares of common stock in the public market could reduce the market price of our common stock.

Wynn Resorts has never paid dividends, does not intend to pay dividends in the foreseeable future and may not pay dividends to any unsuitable person or its affiliates.

        Wynn Resorts has never paid dividends and does not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain our earnings, if any, to use in our growth and ongoing operations. In addition, Wynn Resorts is a holding company and, as a result, its ability to pay dividends is dependent on its subsidiaries' ability to provide funds to it. However, the terms of the credit facilities, the FF&E facility and the indenture governing the second mortgage notes will restrict Wynn Resorts' subsidiaries' ability to provide funds to it. See "Description of Certain Indebtedness." Wynn Resorts' board of directors has the authority to issue one or more series of preferred stock without action of the stockholders. The issuance of preferred stock could have the effect of limiting dividends on the common stock. Wynn Resorts' articles of incorporation also prohibit the payment of dividends to anyone who is an unsuitable person or any affiliate of an unsuitable person. See "Description of Capital Stock—Preferred Stock and Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration."

The officers, directors and substantial stockholders of Wynn Resorts may be able to exert significant control over its future direction.

        After this offering, Mr. Wynn and Aruze USA each will own approximately 31.4% of Wynn Resorts' outstanding common stock. As a result, Mr. Wynn and Aruze USA, to the extent they vote their shares in a similar manner, effectively will be able to control all matters requiring Wynn Resorts' stockholders' approval, including the approval of significant corporate transactions.

        In addition, Mr. Wynn and Aruze USA, together with Baron Asset Fund, have entered into a stockholders agreement. Under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA.

        As a result of this voting arrangement, Mr. Wynn will, as a practical matter, control Wynn Resorts' board of directors. The stockholders agreement will continue to be in effect after the completion of this offering. The concentration of ownership and representation on Wynn Resorts' board of directors may delay, prevent or deter a change in control, could deprive Wynn Resorts' stockholders of an opportunity to receive a premium for their common stock as part of a sale of Wynn Resorts or its assets and might reduce the market price of Wynn Resorts' common stock. For more information about the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund, see "Certain Relationships and Related Transactions—Stockholders Agreement" and "Ownership of Capital Stock."

Investors will incur immediate and substantial dilution in the book value of their investment, and may incur further dilution depending on how we decide to finance Wynn Macau's opportunity in Macau.

        We expect the initial public offering price to be substantially higher than the net tangible book value per share of the outstanding common stock. If you purchase shares of our common stock, you will incur immediate and substantial dilution in the amount of $6.25 in pro forma net tangible book value per share, based on an assumed initial public offering price of $22.00 per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus.

        It is expected that significant financing, in addition to this offering, will be needed to fund the development, construction and operation of one or more casinos in Macau. Wynn Macau has begun preliminary discussions to arrange the additional financing, and is considering different alternatives, including debt financing or additional equity financing at the Wynn Macau level or at the level of one of Wynn Macau's intermediary holding companies. If additional equity is raised at the Wynn Macau or intermediary holding company level, you would indirectly hold a smaller interest in Wynn Macau as the minority interest in the Macau-related entities increases. If Wynn Resorts decides to raise additional equity at the Wynn Resorts level to fund the Macau opportunity, you would suffer dilution of your interest in Wynn Resorts.

Our anti-takeover provisions or provisions of Nevada law could prevent or delay a change in control of Wynn Resorts, even if a change of control would benefit our stockholders.

        Provisions of our articles of incorporation and bylaws, as well as provisions of Nevada law, could discourage, delay or prevent a merger, acquisition or other change in control of Wynn Resorts, even if a change in control would benefit our stockholders. These provisions:

  •
  classify our board of directors so that only one-third of the directors are elected each year and require the vote of 66 2/3% of the outstanding stock entitled to vote in the election of directors to amend these provisions;

  •
  authorize our board of directors to issue "blank check" preferred stock to increase the number of outstanding shares and thwart a takeover attempt;

  •
  eliminate the ability of an individual holder of our common stock to call special meetings of stockholders;

  •
  prohibit stockholder action by written consent and require that all stockholder actions be taken at a meeting of our stockholders;

  •
  establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

  •
  require a super-majority directors' approval of the sale of all or substantially all of our assets, a voluntary dissolution or liquidation by us, or the filing of a voluntary petition of bankruptcy.

        In addition, the Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest in certain publicly held Nevada corporations. These laws provide generally that any person that acquires 20% or more of the outstanding voting shares of certain publicly held Nevada corporations, which we expect will include Wynn Resorts, in the secondary public or private market must follow certain formalities before such acquisition or they may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. These laws provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. See "Description of Capital Stock—Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions—Nevada Control Share Laws."

        After we become a registered company under Nevada's gaming laws, approval of the Nevada Gaming Commission must be obtained with respect to changes in control. A person that seeks to acquire control of a registered company must satisfy the Nevada gaming authorities before assuming control of a registered company. The Nevada gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with a person proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction. See "Regulation and Licensing—Approval of Changes in Control."

        Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interest of, the corporation.

We may redeem your shares due to regulatory considerations, either as required by gaming authorities or in our discretion.

        Wynn Resorts' articles of incorporation provide that, to the extent a gaming authority determines that you or your affiliates are unsuitable or to the extent deemed necessary or advisable by the board of directors, Wynn Resorts may redeem shares of its capital stock that you or your affiliates own or control. The redemption price will be the amount, if any, required by the gaming authority or, if the gaming authority does not determine the price, the sum deemed to be the fair value by the board of directors. If Wynn Resorts determines the redemption price, the redemption price will be capped at the closing price of the shares on the principal national securities exchange on which the shares are listed on the trading date on the day before the redemption notice is given. If the shares are not listed on a national securities exchange, the redemption price will be capped at the closing sale price of the shares as quoted on The Nasdaq National Market or SmallCap Market, or if the closing price is not reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as Wynn Resorts elects. However, if the gaming authorities were to find you or your affiliate unsuitable to own the voting securities of Wynn Resorts, it could also determine that you or your affiliate is unsuitable to hold a promissory note for the purchase of such voting securities by Wynn Resorts, and could determine not to approve the issuance of the promissory note to you or your affiliate. See "Risk Factors—General Risks Associated with Our Business—The Nevada Gaming Commission may require the disposition of shares of certain stockholders of Wynn Resorts in a manner that may cause us to incur debt or disrupt our stock price" and "Regulation and Licensing—Redemption of Securities Owned by an Unsuitable Person."

FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "would," "could," "believe," "expect," "anticipate," "estimate," "intend," "plan," "continue" or the negative of these terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then actual results, levels of activity, performance or achievements could differ significantly from those expressed in, or implied by, the forward-looking statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking statements. Except as required by law, we do not intend to update or revise any of the forward-looking statements after the date of this prospectus to conform these statements to actual results. All forward-looking statements attributable to us are expressly qualified by these cautionary statements. Our forward-looking statements in this prospectus include, but are not limited to, statements relating to:

  •
  statements relating to our business strategy;

  •
  statements relating to our development, construction and operation of Le Rêve;

  •
  expectations concerning future operations, margins, profitability, liquidity and capital resources; and

  •
  our current and future plans, including with respect to Wynn Macau's opportunity to develop one or more casinos in Macau.

        These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our operations that are subject to change based on various important factors, some of which are beyond our control. The following factors, among others, could cause our financial performance to differ significantly from the goals, plans, objectives, intentions and expectations expressed in our forward-looking statements:

  •
  risks associated with entering into a new venture and new construction, including our ability to construct and open Le Rêve and Wynn Macau's casino(s) on time and on budget;

  •
  competition and other planned construction in Las Vegas and Macau;

  •
  uncertainty of casino spending and vacationing in hotel casino resorts in Las Vegas and Macau;

  •
  occupancy rates and average room rates in Las Vegas and Macau;

  •
  demand for high-end, entertainment-related hotel and destination casino resorts in Las Vegas and Macau and changing resort preferences among high-end customers;

  •
  domestic and global economic, credit and capital market conditions;

  •
  leverage and debt service obligations, including sensitivity to fluctuations in interest rates;

  •
  our dependence on Stephen A. Wynn;

  •
  applications for licenses and approvals under applicable laws and regulations, including gaming laws and regulations;

  •
  changes in gaming laws or regulations, including the legalization or expansion of gaming in certain jurisdictions;

  •
  adverse outcomes of pending litigation or the possibility of new litigation;

  •
  risks associated with Macau's new gaming regulatory framework;

  •
  risks of doing business in foreign countries, such as Macau;

  •
  changes in federal or state tax laws or the administration of these laws;

  •
  regulatory or judicial proceedings;

  •
  the consequences of any future security alerts and/or terrorist attacks such as the attacks that occurred on September 11, 2001; and

  •
  a broad downturn in the economy in general.

USE OF PROCEEDS

        We expect to receive approximately $414.7 million in net proceeds from the sale of shares of our common stock in this offering based on the sale of 20,455,000 shares at an assumed initial public offering price of $22.00 per share, the mid-point of the initial public offering price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we expect our net proceeds to be approximately $477.5 million.

        Concurrent with the consummation of this offering:

  (1)
  Our wholly owned subsidiaries, Wynn Las Vegas and Wynn Capital, will jointly consummate an offering of second mortgage notes. We expect Wynn Las Vegas to receive approximately $326.0 million in net proceeds from the second mortgage note offering, after deducting underwriting discounts and commissions and estimated offering expenses; and

  (2)
  Wynn Las Vegas will enter into a $750.0 million revolving credit facility, a $250.0 million delay draw term loan facility and a $188.5 million FF&E facility. Wynn Las Vegas has received commitments for the credit facility and the delay draw term loan facility, and the placement agent for the FF&E facility has received commitments from the lenders who will enter into the FF&E facility. See "Description of Certain Indebtedness."

        We intend to contribute to Wynn Las Vegas approximately $374.7 million of the net proceeds from this offering together with, if necessary, all or a part of the existing cash on hand held by Valvino. Wynn Las Vegas intends to use those contributions together with the net proceeds from the second mortgage notes offering and borrowings under the revolving credit facility, delay draw term loan facility and FF&E facility to design, develop, construct, equip and open Le Rêve.

        In addition, we intend to use up to $40 million of the net proceeds from this offering as part of the financing of Wynn Macau to design, construct, develop, equip and operate one or more casino resorts in Macau.

        Wynn Las Vegas will enter into a disbursement agreement with the agents under the credit facilities and the FF&E facility and the second mortgage note trustee which will require that Le Rêve project costs be funded first from contributions we will have made to Wynn Las Vegas, then from the net proceeds of the second mortgage notes offering and then from the other debt facilities. We expect Wynn Las Vegas to begin to request disbursements of the second mortgage note proceeds, subject to satisfaction of the conditions in the disbursement agreement, approximately ten to twelve months after the consummation of this offering and after expending all of the net proceeds of this offering contributed to it, other than the funds securing the completion guarantee and the funds to be deposited in the liquidity reserve account.

        We expect that the funds provided by these sources and available cash will be sufficient to design, develop, construct, equip and open Le Rêve and to pay interest on borrowings under the credit facilities, the FF&E facility and the second mortgage notes until the scheduled opening of Le Rêve, assuming there are no significant delay costs or construction cost overruns for which we are responsible. We believe that the construction budget for Le Rêve is reasonable, but given the risks inherent in the construction process, it is possible that the costs of developing and constructing Le Rêve could be significantly higher. See "Risk Factors—Risks Associated with Our Construction of Le Rêve," "—Risks Related to Our

Substantial Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes.

        If the underwriters exercise their over-allotment option in this offering, we may use the additional net proceeds for general corporate purposes, including for unanticipated construction and debt service expenses relating to Le Rêve and for additional expenditures related to the Macau opportunity. We may, but are not obligated to, contribute these funds to Wynn Las Vegas.

        Pending application of the net proceeds as described above, we intend to invest the net proceeds in short-term highly rated securities.

        Of the $374.7 million in net proceeds from this offering that Wynn Resorts will contribute to Wynn Las Vegas, $50 million will be contributed to a special purpose subsidiary of Wynn Las Vegas which will be providing a $50 million completion guarantee in favor of the lenders under the credit facilities and the holders of the second mortgage notes to support that subsidiary's obligations under the completion guarantee. These funds will be deposited into a collateral account to be held in cash or short-term highly rated securities, and pledged to the senior lenders under the credit facilities and the holders of the second mortgage notes as security for the completion guarantee. Pursuant to the disbursement agreement that will govern the disbursement of funds from our debt facilities to fund Le Rêve project costs, these funds will become available to Wynn Las Vegas on a gradual basis to apply to the costs of the project only after fifty percent of the Le Rêve construction work has been completed. After the completion and opening of Le Rêve, any amounts remaining in this account will be released to Wynn Resorts.

        In addition, of the $374.7 million in net proceeds from this offering that Wynn Resorts will contribute to Wynn Las Vegas, $30 million will be held in a liquidity reserve account and pledged to the lenders under the credit facilities and the second mortgage note holders to secure Wynn Las Vegas' obligation to develop and construct Le Rêve. Until the opening of Le Rêve, these funds may be applied to the costs of the project in accordance with the disbursement agreement. Following the completion and opening of Le Rêve, these funds will be available to meet Wynn Las Vegas' debt service needs in connection with Le Rêve. Once Wynn Las Vegas has met prescribed cash flow tests for a period of four consecutive fiscal quarters after the completion and opening of Le Rêve, any remaining funds will be used to reduce the outstanding balance of the revolving credit facility, but without reducing the revolving credit facility commitment.

        Approximately $294.7 million of the $374.7 million in net proceeds from this offering that Wynn Resorts will contribute to Wynn Las Vegas will be used, along with the cash on hand that Valvino will contribute to Wynn Las Vegas, to fund the development and construction of Le Rêve, including pre-opening and debt service payments. We expect that these net proceeds will be used to fund the initial phases of construction of Le Rêve, including contractor monthly payment applications, design fees and operational payroll.

        The following table sets forth estimated sources and uses of funds to design, develop, construct, equip and open Le Rêve and for other operations related primarily to the Le Rêve project and includes certain amounts invested and reserved for investment in connection with the financing of the design, construction, development, equipping and operation of one or more casinos in Macau; however, substantial additional financing will be required for the Macau opportunity. The table includes all sources and uses of funds since the inception of Wynn Resorts and our subsidiaries. The table assumes that the financing transactions, including this offering, close on October 1, 2002. For purposes of calculating total construction costs, the revolving credit facility balance and interest and commitment fees, this table also includes certain final construction cost payments that we assume will be made after the opening of Le Rêve.

Sources (in millions)		Uses (in millions)
Revolving credit facility	$713.2	Construction costs:
Delay draw term loan facility	250.0	Marnell Corrao contract	$919.3
FF&E facility	188.5	Interior design, related FF&E,
Second mortgage notes	340.0	signage and electronic
Equity contributions (1)	1,036.1	systems	303.0
Interest income (2)	24.0	Design and engineering fees	67.4
Other income (3)	5.4	Golf course	21.5
		Parking garage	11.5
		Government approvals & permits	13.8
		Insurance	13.9
		Miscellaneous capital projects	23.8
		Construction period utilities & security	6.3
		Additional contingency (4)	26.7

		Total construction costs		$1,407.2
		Land and buildings (5)		318.5
		Pre-opening costs		158.0
		Owner-acquired FF&E		122.9
		Entertainment production costs		24.4
		Other expenditures (6)		11.9
		Aircraft acquisition and loan repayment (7)		38.7
		Interest and commitment fees (8)		205.3
		Working capital needs at opening		35.5
		Construction completion guarantee		50.0
		Liquidity reserve		30.0
		Investment in Macau (9)		23.8
		Reserved for future investment in Macau (10)		40.0
		Transaction fees and expenses (11)		91.0

Total Sources	$2,557.2	Total Uses		$2,557.2

(1)
Includes (a) Valvino member net contributions of approximately $586.1 million and (b) the anticipated gross proceeds from this offering of approximately $450 million.

(2)
Represents interest earned at the estimated LIBOR rate on our estimated cash balance through the scheduled opening of Le Rêve. Estimates of the LIBOR rate are based on current market projections of the LIBOR rate ranging from approximately 2% to 4%. Interest income shown has not been adjusted for taxes that will be payable on those amounts. Depending on the extent to which our expenses must be capitalized into the construction project rather than deducted currently, we may owe corporate income tax on our interest income.

(3)
Consists of net income from incidental operations, including our brief operation of the Desert Inn Resort & Casino by Valvino before the casino was closed, operation of the golf course on the site of the former Desert Inn Resort & Casino through June 30, 2002 and the collection of accounts receivable following the acquisition of the previous facility at the site.

(4)
Represents the owner's contingency with respect to the portions of the Le Rêve project not covered by the construction contract. This amount does not include the owner's contingency of approximately $7.6 million under the construction contract.

(5)
Represents amounts previously expended to acquire land for the Le Rêve project, including the golf course land, buildings and water rights.

(6)
Consists primarily of operating costs of the previous facility at the Le Rêve site before closure of that facility and facility closure expenditures.

(7)
Represents (a) a purchase price of approximately $38.2 million for the corporate aircraft, of which approximately $9.7 million was paid in cash at the time of purchase and $28.5 million was represented by a loan from Bank of America, N.A to World Travel, which Valvino acquired from Mr. Wynn, and (b) approximately $0.5 million in interest payments on the Bank of America loan anticipated to be made prior to the closing of this offering. Borrowings under the FF&E facility, but not proceeds from this offering, will be used to repay the outstanding balance of this loan.

(8)
Includes interest expense on the second mortgage notes, and expected interest expense and commitment fees on the revolving credit facility, the delay draw term loan facility and the FF&E facility through the scheduled opening date of Le Rêve. Interest on the revolving credit facility, the delay draw term loan facility and the FF&E facility has been computed assuming a LIBOR rate ranging from approximately 2% to 4%, plus the applicable margin, which is a 4% margin for the revolving credit facility and the FF&E facility and a 4.25% margin for the delay draw term loan facility.

(9)
Represents expenditures and commitments in connection with negotiation of the Macau concession agreement, including Wynn Macau's share of a capital contribution required by Macau law. Does not include amounts necessary to finance the design, construction, development, equipping and operation of casino(s) in Macau.

(10)
We intend to invest up to $40 million of the net proceeds from this offering in Wynn Macau as part of the financing of the Macau opportunity.

(11)
Includes fees and expenses related to (a) this offering, (b) the second mortgage note offering and (c) the revolving credit facility, the delay draw term loan facility and the FF&E facility.

DIVIDEND POLICY

        Wynn Resorts has never declared or paid cash dividends on its capital stock. We currently intend to retain all available funds and any future consolidated earnings to fund the development and growth of our business and, therefore, Wynn Resorts does not anticipate paying any cash dividends on its shares of common stock in the foreseeable future. Wynn Resorts is a holding company and, as a result, its ability to pay dividends is dependent on its subsidiaries' ability to provide funds to it. The credit facilities, the FF&E facility and the indenture governing the second mortgage notes will significantly restrict the ability of Wynn Las Vegas to make any dividends or distributions to Wynn Resorts. In addition, we expect that any financing arrangements entered into by Wynn Macau will contain similar restrictions. Wynn Resorts' future dividend policy will also depend on the requirements of any future financing agreements to which it may be a party and other factors considered relevant by its board of directors.

        The Nevada Revised Statutes generally provide that distributions may not be made if after any distribution Wynn Resorts would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than the sum of its total liabilities plus any amounts needed to satisfy the preferential rights of stockholders if it were dissolved at the time of the distribution. Wynn Resorts' board of directors has the authority to issue one or more series of preferred stock without actions of the stockholders. The issuance of preferred stock could have the effect of limiting dividends on the common stock. Wynn Resorts' articles of incorporation also prohibit the payment of dividends to anyone who is an unsuitable person or any affiliate of an unsuitable person. See "Description of Capital Stock—Preferred Stock, and Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration."

CAPITALIZATION

        The following table sets forth Wynn Resorts' capitalization as of June 30, 2002:

    •
    on an actual basis (representing Valvino's long-term debt and members' equity);

    •
    on a pro forma basis to give effect on the closing date of this offering to the sale of 20,455,000 shares of Wynn Resorts' common stock in this offering at an assumed initial public offering price of $22.00 per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus, the expected concurrent sale of $340 million in aggregate principal amount of the second mortgage notes and the intended application of the net proceeds of both offerings, net of underwriting discounts and commissions and estimated expenses;

    •
    on a pro forma, as adjusted basis once all of the funding under the revolving credit facility, the delay draw term loan facility, the second mortgage note offering and the FF&E facility expected to be necessary for the construction of Le Rêve has occurred. See "Use of Proceeds." We have assumed that approximately $713.2 million of the $750 million revolving credit facility will be drawn for the construction of Le Rêve; and

    •
    in each case, without giving effect to any financing necessary to develop the Macau opportunity, except for Wynn Resorts' intended investment of up to $40 million of the net proceeds from this offering in the Macau opportunity.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes.

	As of June 30, 2002 (in millions)
	Actual (As restated, see Note 12)		Pro Forma for the Common Stock and Second Mortgage Note Offerings		Pro Forma, as Adjusted to Reflect All Borrowings Expected to be Necessary to Construct Le Rêve
Long-Term Debt:
Revolving credit facility	—		—		$713.2
Delay draw term loan facility	—		—		250.0
FF&E facility(1)	—		—		188.5
Second mortgage notes	—		$340.0		340.0
Other long-term debt(1)(2)	$28.8		28.8		0.3

Total Long-Term Debt	28.8		368.8		1,492.0
Equity	544.9	(3)	959.6	(4)(5)	959.6	(4)(5)

Total Capitalization	$573.7		$1,328.4		$2,451.6

(1)
Wynn Las Vegas intends to use approximately $28.5 million of borrowings under the FF&E facility to refinance a loan made by Bank of America, N.A. to World Travel, LLC, which will become a wholly owned subsidiary of Wynn Las Vegas prior to the consummation of this offering.

(2)
Includes a $28.5 million loan outstanding to Bank of America, N.A. with respect to our corporate aircraft. The Bank of America loan is secured by an aircraft mortgage on World Travel's Bombardier Global Express aircraft and calls for 47 monthly principal payments of $158,333 commencing March 1, 2003 and the payment of the approximately $21.1 million remaining principal on March 1, 2007. Also includes the amount owing pursuant to an annuity issued by ITT Sheraton in connection with the acquisition of a parcel of land in 1994. The annuity bears interest at an annual rate of 8% and requires payment of $5,000 per month until February 2009. Valvino assumed the obligations under the annuity in connection with its acquisition of the Desert Inn Resort & Casino.

(3)
Represents Valvino's members' equity as follows: (a) contributed capital of $586.1 million and (b) deficit accumulated during the developement stage of ($41.1) million.

(4)
Represents Valvino's members' equity as follows: (a) contributed capital of $586.1 million, (b) deficit accumulated during the development stage of ($41.1) million and (c) expected net proceeds from this offering of $414.7 million.

(5)
Represents Wynn Resorts' stockholders' equity on a pro forma and pro forma, as adjusted basis, as follows: (a) preferred stock, $0.01 par value per share, 40,000,000 shares authorized, no shares issued and outstanding, (b) common stock, $0.01 par value per share, 400,000,000 shares authorized, 60,455,000 shares issued and outstanding, (c) additional paid in capital of $414.5 million and (d) deficit accumulated during the development stage of $(41.1) million.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of common stock upon completion of this offering.

        The net tangible book value of our common stock on June 30, 2002 was $537.5 million, or approximately $13.44 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities (not including any indebtedness being incurred concurrently with this offering), divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of shares in this offering at an assumed initial public offering price of $22.00 per share, which is the mid-point of the initial public offering price range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our net tangible book value at June 30, 2002 would have been approximately $952.2 million, or $15.75 per share. This represents an immediate increase in net tangible book value of $2.31 per share to existing stockholders and an immediate dilution in net tangible book value of $6.25 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$22.00
Net tangible book value per share at June 30, 2002	$13.44
Increase per share attributable to this offering	$2.31
Pro forma net tangible book value per share after this offering		$15.75
Dilution in pro forma net tangible book value per share to new investors		$6.25

        The following table summarizes, on a pro forma basis to reflect the issuance of shares in this offering as of June 30, 2002, the total number of shares of Wynn Resorts' common stock, the total consideration paid and the average price per share paid by existing stockholders and by the new investors in this offering, calculated before deducting the estimated underwriting discounts and commissions and offering expenses:

	(in millions)
	Shares Purchased		Total Consideration
						Average Price Per Share
	Number	Percent	Amount		Percent
Existing stockholders	40	66	$642	(1)	59	$16.05
New investors	20.5	34	450		41	$22.00

Total	60.5	100	$1,092		100

(1)
Includes the contribution by Mr. Wynn in April 2002 of his interest in Wynn Macau, which was valued at approximately $56 million by the parties in the negotiation of the contribution of Mr. Wynn's interest. See "Management's Discussion & Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Transactions Affecting Liquidity and Capital Resources."

        The preceding discussion and tables assume no exercise by the underwriters of their over-allotment option. We have reserved 9,750,000 shares for issuance under our stock incentive plan and, following the completion of this offering, we plan to grant 189,723 shares of restricted stock outside of the stock incentive plan to Franco Dragone, the executive producer and principal creator of the new entertainment production for Le Rêve. To the extent the over-allotment option is exercised, or any shares are issued under the stock incentive plan or to Mr. Dragone, there may be further dilution to new investors.

PRINCIPAL STOCKHOLDERS

        Stephen A. Wynn.    Mr. Wynn has more than thirty years of experience in the gaming, hotel and tourism industries as a designer, developer and operator of hotel casino resorts. From 1973 until 2000, Mr. Wynn served as the Chairman of the Board, President and Chief Executive Officer of Mirage Resorts and its predecessor. During his tenure, he led the design and development of the following five hotel casino resorts properties: Bellagio, The Mirage, Treasure Island at The Mirage, Atlantic City Golden Nugget and Beau Rivage in Biloxi, Mississippi. Mr. Wynn also worked to redesign and expand several other hotel casino resort properties, such as the Golden Nugget—Las Vegas and the Golden Nugget—Laughlin. The public filings and press releases of Mirage Resorts and MGM Mirage report that in fiscal year 1999, the last full year of Mr. Wynn's tenure with Mirage Resorts, the company had grown to own and operate eight hotel casino resort properties totaling 630,000 square feet of casino gaming space and 16,577 hotel rooms that generated approximately $2.4 billion in revenue, $573 million in earnings before depreciation, interest, taxes and pre-opening costs and $110.4 million in net income.

        The hotel casino resorts created by Mirage Resorts during Mr. Wynn's tenure are each marked by unique features. In 1989, Mr. Wynn oversaw the creation of the first mega-resort in Las Vegas with the introduction of The Mirage. The Mirage is based on a South Seas theme and features a 54 foot "active" volcano, a dolphin habitat and an illusionist show performed by Siegfried and Roy. The Caribbean-inspired Treasure Island at The Mirage, built in 1993, features a pirate village with full-scale replicas of a pirate ship and British frigate, which engage in a special effects battle. Bellagio, a European-style luxury resort completed in 1998, is marked by its eight-acre lake of dancing fountains inspired by Lake Como of Northern Italy, as well as the show "O" produced and performed by the Cirque du Soleil organization.

        Under Mr. Wynn, Mirage Resorts was ranked as the second most admired company in the United States in the March 3, 1997 issue of Fortune magazine. In that issue, Fortune magazine also ranked Mirage Resorts as the fourth best company in the United States in quality of management. During Mr. Wynn's tenure, Mirage Resorts was successful in attracting and retaining top quality employees; Mirage Resorts grew to approximately 30,000 employees by 2000. In 2000, Mirage Resorts was sold to MGM Grand, Inc. for approximately $6.4 billion.

        Aruze USA.    Aruze USA, a Nevada corporation, is a wholly owned subsidiary of Aruze Corp., a Japanese manufacturer of pachislot and pachinko machines and video game software. As of October 3, 2002, Aruze Corp. had a market capitalization of approximately ¥164 billion, or approximately $1.3 billion. Kazuo Okada, who founded Aruze Corp. in 1969, now holds a controlling interest in Aruze Corp. and serves as its president. Aruze Corp. is a Japanese corporation traded on the JASDAQ system (NASDAQ Japan). After beginning his career in the juke box and pachinko machine businesses, Mr. Okada continued his business pursuits in the gaming machine manufacturing industry and is credited with creating the pachislot machine. Unlike a typical slot machine, where the reels stop on their own after the player pulls the machine's "arm" to start the rotation of the reels, a pachislot machine player stops each individual reel by pushing a button in front of that reel. The pachislot machine has grown to be very popular in Japan. To date, Aruze Corp. has sold more than 1 million pachislot machine units. Aruze Corp. is now the largest manufacturer of pachislot machines in Japan and holds a significant share of Japan's pachislot machine market in terms of annual sales.

        Baron Asset Fund.    Baron Asset Fund, a Massachusetts business trust, is comprised of four fund series, each of which is a publicly traded registered mutual fund managed by BAMCO, Inc., a New York corporation. Together, these fund series hold total assets equal to almost $4.1 billion. Baron Asset Fund holds shares of Wynn Resorts on behalf of two of the fund series: the Baron Asset Fund Series and the Baron Growth Fund Series. Ron Baron is the Chairman and Chief Executive Officer of Baron Asset Fund and BAMCO.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data regarding Valvino and its subsidiaries should be read together with Valvino's consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other information contained in this prospectus.(1) The selected data presented below as of December 31, 2001 and 2000, and for the year ended December 31, 2001 and the period from inception (April 21, 2000) to December 31, 2000, is derived from the consolidated financial statements of Valvino and its subsidiaries (a development stage company), which have been audited by Deloitte & Touche LLP, independent auditors. The consolidated financial statements as of December 31, 2001 and 2000 and the year ended December 31, 2001 and the period from inception to December 31, 2000, and the independent auditors' report thereon, are included elsewhere in this prospectus. The selected data presented below as of June 30, 2002 and for the six months ended June 30, 2002 and 2001, respectively, and the period from inception to June 30, 2002, is derived from the unaudited consolidated financial statements of Valvino and its subsidiaries, which are included elsewhere in this prospectus.

	Inception to December 31, 2000 (As restated)	Year Ended December 31, 2001 (As restated)	Six Months Ended June 30, 2001 (As restated)	Six Months Ended June 30, 2002 (As restated)	Inception to June 30, 2002 (As restated)
	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$87	$1,157	$686	$945	$2,189
Operating Loss	(12,033)	(20,060)	(9,770)	(13,403)	(45,496)
Net Loss Accumulated During the Development Stage	(10,616)	(17,726)	(8,234)	(12,776)	(41,118)
Net Loss Per Share	$(53.08)	$(86.27)	$(40.52)	$(61.19)	$(201.08)
	December 31, 2000 (As restated)	December 31, 2001 (As restated)	June 30, 2002 (As restated)
	(In thousands)
Consolidated Balance Sheet Data:
Total Assets	$387,084	$388,543	$586,036
Total Long-Term Obligations(2)	358	326	28,810
Members' Equity	381,956	384,230	544,948

(1)
As of June 30, 2002, Wynn Resorts had no assets, liabilities or operations. Prior to the contribution of the Valvino membership interests to Wynn Resorts, Wynn Resorts did not have any financial transactions reflected in its financial statements other than the initial issuance of one share of common stock and, therefore, financial statements of Wynn Resorts are not included herein.

(2)
Includes the current portion of long-term debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and related notes included elsewhere in this prospectus.

        As discussed in Note 12 to the consolidated financial statements, the accompanying financial statements as of June 30, 2002 and December 31, 2001 and 2000 and for the six months ended June 30, 2002 and 2001, the year ended December 31, 2001 and the periods from inception to December 31, 2000 and June 30, 2002, have been restated. The following discussion gives effect to the restated amounts.

Introduction

        We have included the financial statements of Valvino in this prospectus. In September 2002, Wynn Resorts, an entity formed in June 2002, became the parent entity of Valvino when all of the members of Valvino contributed 100% of the membership interests (210,834 shares) to Wynn Resorts in exchange for 40,000,000 shares of Wynn Resorts common stock. Valvino has had no significant operations to date. In June 2000, Valvino acquired the Desert Inn Resort & Casino assets from Starwood Hotels & Resorts Worldwide, Inc. Valvino ceased operating the Desert Inn Resort & Casino after approximately ten weeks. Valvino has demolished some of the buildings constituting the former Desert Inn Resort & Casino hotel in anticipation of the construction of Le Rêve. The remaining structures have been and will continue to be utilized as offices at least through the completion of Le Rêve. Since Valvino ceased operating the Desert Inn Resort & Casino, our efforts have been devoted principally to the development activities described below with respect to Le Rêve and Wynn Macau's opportunity in Macau. In addition, the financial position and operating results of World Travel and Las Vegas Jet, which include principally the operation and charter service of a corporate aircraft, are included in Valvino's financial statements. Moreover, we continue to operate an art gallery displaying works from The Wynn Collection, which consists of artwork from the personal art collection of Stephen and Elaine Wynn. Until summer 2002, we also operated the golf course located on the site of the former Desert Inn Resort & Casino. Valvino's historical operating results will not be indicative of future operating results.

        At June 30, 2002, Valvino's principal assets included the equity interests in its various subsidiaries and, together with certain of such subsidiaries, the site of the former Desert Inn Resort & Casino. At June 30, 2002, Valvino also indirectly owned a majority interest in Wynn Macau, a foreign subsidiary that has entered into a concession agreement with the government of Macau permitting it to conduct gaming operations in Macau.

Development Activities

        Valvino was organized in April 2000. Wynn Resorts was formed in June 2002, and in September 2002, Mr. Wynn, Aruze USA, Baron Asset Fund and the Kenneth R. Wynn Family Trust contributed their Valvino membership interests to Wynn Resorts in exchange for all of the issued and outstanding shares of Wynn Resorts. Since Valvino's formation, our activities have included arranging the design, construction and financing of Le Rêve and applying for certain permits, licenses and approvals necessary for the development and operation of Le Rêve. Wynn Resorts plans to develop, construct and operate Le Rêve as part of a world-class destination casino resort which, together with the new golf course located behind the hotel, will occupy approximately 192 acres of a 212-acre parcel of land on the Las Vegas Strip in Las Vegas, Nevada. We expect Le Rêve to commence operations in April 2005.

        Wynn Macau also has spent considerable time preparing and presenting to the Macau government a proposal to obtain a provisional concession to engage in gaming activities in Macau and negotiating the concession agreement and land concession. On June 24, 2002, Wynn Macau entered into a 20-year concession agreement with the government of Macau permitting Wynn Macau to construct and operate one or more casinos in Macau. The concession agreement obligates Wynn Macau to invest no less than a total of 4 billion patacas (approximately US $500 million at the October 4, 2002 exchange rate of approximately eight Macau patacas to one U.S. dollar) in Macau-related projects by June 26, 2009 and to commence operations of its first permanent casino resort in Macau no later than December 2006. Wynn Macau, the entity which will own and operate Wynn Resorts' Macau operations, is majority-owned by Wynn Resorts through a series of wholly owned and partially owned domestic and foreign subsidiaries, none of which is a guarantor of the second mortgage notes or the other debt facilities related to Le Rêve.

Financial Statements Included in the Registration Statement

        Wynn Resorts was recently formed with Stephen A. Wynn owning one share of common stock of the corporation. As of June 30, 2002, Wynn Resorts had no assets, liabilities or operations. Prior to the contribution of the Valvino membership interests to Wynn Resorts, upon which Valvino became a wholly owned subsidiary, Wynn Resorts did not have any financial transactions reflected in its financial statements other than the initial issuance of one share of common stock and therefore financial statements of Wynn Resorts are not included herein. Upon the contribution, approximately 189.7 shares of Wynn Resorts' common stock, were issued in exchange for each common share of Valvino membership interests. Wynn Resorts' consolidated financial statements will reflect the financial position and results of operations of Valvino and its subsidiaries.

        The exchange of Wynn Resorts shares for contributed Valvino membership interests was a tax-free contribution under the Internal Revenue Code and was accounted for as a nonsubstantive recapitalization. Accordingly, Wynn Resorts will recognize the assets and liabilities transferred at their carrying value in the books and records of Valvino at the time of contribution. The financial statements of Wynn Resorts will report the results of operations for the period in which the transfer occurred as if the contribution of equity interests had occurred at the beginning of the period. Financial information for prior periods will be restated to furnish comparative information. Management does not expect the consolidated financial statements of Wynn Resorts to differ from the consolidated financial statements of Valvino and its subsidiaries included herein.

        The separate financial statements of Wynn Macau, acquired by Valvino in April 2002, are not included in this registration statement as none of the significant subsidiary tests as provided for in the applicable regulations of the Securities and Exchange Commission ("SEC") are met.

        The separate financial statements of World Travel and Las Vegas Jet, acquired by Valvino in May 2002, are not included in this registration statement as none of the significant subsidiary tests as provided for in the applicable SEC regulations are met.

        The historical financial statements of Desert Inn Resort & Casino are not included herein because management acquired the assets of the former Desert Inn Resort & Casino with the intent to construct a new business rather than acquiring an ongoing business with a continuing revenue stream.

Critical Accounting Policies and Estimates

        The consolidated financial statements of Valvino and its subsidiaries were prepared in conformity with accounting principles generally accepted in the United States. Certain of our accounting policies, including the estimated lives of our depreciable assets, the evaluation of assets for impairment and the purchase price allocations made in connection with acquisitions, require that management apply significant judgment in defining the appropriate assumptions integral to financial estimates. Judgments are based on historical experience, terms of existing contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates. As of and for the period from inception to June 30, 2002, management does not believe there are any highly uncertain matters or other underlying assumptions that would have a material effect on the statement of position or results of operations of Valvino if actual results differ from our estimates.

        Critical accounting policies currently reflected in Valvino's consolidated financial statements primarily relate to expensing pre-opening costs as incurred, capitalizing construction costs and other policies related to our development stage status. The application of accounting policies providing for the expensing of pre-opening costs resulted in the recognition of approximately $9 million and $12 million of costs including wages and salaries, and general and administrative expenses incurred for the six months ended June 30, 2002, and the year ended December 31, 2001, respectively. These costs are included in the accumulated losses from development stage activities.

        During the period of the construction of Le Rêve, direct costs such as those expected to be incurred for the design and construction of the hotel and casino, the championship golf course, and the water-based entertainment production, will be capitalized. Accordingly, we expect the recorded amounts of property and equipment to increase significantly. Depreciation expense related to the capitalized construction costs will not be recognized until the related assets are put in service. Accordingly, upon completion of construction and commencement of operation of Le Rêve, depreciation expense recognized based on the estimated useful life of the corresponding asset will have a significant effect on the results of our operations.

        Additionally, upon commencement of operations at Le Rêve, we will apply other critical accounting policies not presently applied in the preparation of our financial statements. Such policies are anticipated to include the following:

  •
  Revenue will be recognized upon performance of the related services. For example, revenue will be recognized upon delivery of food, beverages and entertainment, upon occupancy of the resort and as net wins and losses occur in the casino.

  •
  Bad debt expense and a related allowance for doubtful accounts will be provided for customer accounts receivable that are estimated to be uncollectible. Such estimates will be based on information available to us at that time, including information about the customers' financial condition and credit history, industry trends, economic conditions and the historical results of collections.

  •
  Accruals for estimated liabilities related to slot club point redemption, self-insurance, commissions and asserted claims or legal actions resulting from the normal course of business will be recorded in the period in which the liability arises. The adequacy of these accruals will be evaluated periodically and revised as necessary based on events and circumstances present at the time, known facts, historical experience and other relevant considerations.

Results of Operations

  Results of operations for the year ended December 31, 2001 compared to the period from inception to December 31, 2000

        Valvino recognized a loss of approximately $17.7 million related to pre-opening costs and depreciation of facilities acquired in the acquisition of the Desert Inn Resort & Casino, for the year ended December 31, 2001, an approximate increase of 67% from the loss incurred during the period from inception (April 21, 2000) to December 2000 of approximately $10.6 million.

        Total revenues for the year ended December 31, 2001 increased approximately $1 million from the period from inception to December 31, 2000 primarily as a result of increased charter revenues to third parties recognized by Las Vegas Jet, LLC, which was previously wholly owned by Mr. Wynn, for approximately $715,000 for the year ended December 31, 2001. In addition, revenues of approximately $80,000 were recognized for the year ended December 31, 2001, primarily as a result of the art gallery and retail shop opening in November 2001.

        Total expenses for the year ended December 31, 2001 increased approximately $9.1 million as compared to the period from inception to December 31, 2000 primarily as a result of increased pre-opening costs associated with Le Rêve and depreciation and amortization expenses which were partially offset by lower facility closure expense and losses from incidental operations. This resulted in an increase in net operating losses of approximately $8 million for the year ended December 31, 2001 as compared to the period from inception to December 31, 2000.

        Pre-opening costs, which consist primarily of salaries and wages and consulting and legal fees, for the year ended December 31, 2001 increased approximately $6.2 million, as compared to the period from inception to December 31, 2000 primarily as a result of increased pre-opening activities and approximately four additional months of costs being recognized during the year ended December 31, 2001 than in the period from inception to December 31, 2000. Similarly, depreciation and amortization recognized for the year ended December 31, 2001 reflects 12 months of expenses as compared to approximately eight months of expenses recognized in the period from inception to December 31, 2000. This resulted in increased depreciation and amortization expenses for the year ended December 31, 2001 of approximately $4.1 million.

        Facility closure expenses were approximately $830,000 less for the year ended December 31, 2001, as compared to the period from inception to December 31, 2000, primarily because a majority of the costs incurred for the period from inception to December 31, 2000 related to the closing of the Desert Inn Resort & Casino, which was completed in August 2000. During the period from inception to December 31, 2000, Valvino recognized a net loss from incidental operations of approximately $1.2 million as compared to no recognized net loss for the year ended December 31, 2001. The net loss in 2000 was attributable to the incidental casino and hotel operations incurred prior to its closing in August 2000.

        Other income—net increased approximately $920,000 from the year ended December 31, 2001 as compared to the period from inception to December 31, 2000 primarily as a result of an approximate $930,000 increase in interest income in 2001. Interest income for the year ended December 31, 2001 reflects interest earned for the 12-month period whereas interest income for the period from inception to December 31, 2000 reflects interest earned for approximately eight months.

  Results of operations for the six months ended June 30, 2002 compared to the six months ended June 30, 2001

        Pre-opening costs for Le Rêve and depreciation of the remaining facilities acquired in the acquisition of the Desert Inn Resort & Casino resulted in a net loss during the development stage for the six months ended June 30, 2002. The net loss for the six months ended June 30, 2002 was approximately $12.8 million as compared to an approximate $8.2 million net loss accumulated during the development stage for the six months ended June 2001.

        Total revenues for the six months ended June 30, 2002 increased approximately $260,000 from the six months ended June 30, 2001 as a result of increased airplane lease revenue recognized in the 2002 period than the 2001 period and an increase in revenues from the art gallery and the retail shop, which were opened in November 2001.

        Total expenses for the six months ended June 30, 2002 increased approximately $3.9 million as compared to the same period in 2001 primarily due to an approximate $3.6 million increase in pre-opening costs. The increase in pre-opening costs, which consist primarily of salaries and wages and consulting and legal fees, is directly attributable to an increase in pre-opening activities as compared to the same period in the prior year. Management expects pre-opening costs to continue to increase as development of Le Rêve progresses.

        Other income—net for the six months ended June 30, 2002 decreased approximately $1.2 million from the six months ended June 30, 2001, primarily as a result of an approximate $750,000 decrease in interest income from 2002 to 2001. This reduction in interest income is mainly attributable to lower interest rates during the six months ended June 30, 2002 as compared to the six months ended June 30, 2001.

  Certain trends that may affect development activities and future results of operations

        In the near term, our development activities may be impacted by various economic factors, including, among other things, the availability and cost of materials, the availability of labor resources and interest rate levels. The strength and profitability of our business after Le Rêve opens will depend on consumer demand for hotel casino resorts in general and for the type of luxury amenities that Le Rêve will offer. Adverse changes in consumer preferences or discretionary income could harm our business. In particular, the terrorist attacks of September 11, 2001, and ongoing terrorist and war activities in the United States and elsewhere, have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. In addition to fears of war and future acts of terrorism, other factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income, fears of recession and consumer confidence in the economy, could reduce customer demand for the products and services we will offer, thus imposing practical limits on pricing and harming our operations.

        While we believe that a nominal decline in the strength of the U.S. economy and the amount of an individual's disposable income would not have a material effect on our results of operations, a material decline in the strength of the U.S. economy and the amount of an individual's disposable income could have a significant impact on our results of operations.

Liquidity and Capital Resources

  Material Transactions Affecting Liquidity and Capital Resources

        Since Valvino's inception on April 21, 2000, there have been a number of transactions that have had a significant impact on Valvino's liquidity. Our operations have required substantial capital investment for the acquisition of the land on which Le Rêve will be located and development of the project.

        Stephen A. Wynn organized Valvino and, initially, Mr. Wynn was the sole member of Valvino. Between April of 2000 and September of 2000, Mr. Wynn made equity contributions to Valvino in an aggregate amount of approximately $220.7 million. On June 15, 2000, Mr. Wynn loaned Valvino $100 million at an interest rate of 7.875% per year.

        On June 22, 2000, Valvino acquired the former Desert Inn Resort & Casino in Las Vegas, Nevada from Starwood Hotels & Resorts Worldwide, Inc., including the Desert Inn Resort & Casino golf course and some, but not all, of the residential lots located in the interior of and around the former Desert Inn golf course, for approximately $270 million in cash. In connection with that transaction, Valvino and its subsidiaries also acquired approximately 985 acre-feet of certificated water rights. In addition to acquiring the assets of the Desert Inn Resort & Casino, Valvino assumed most of its liabilities, and, to the extent assignable, all of its contracts. Valvino later acquired all of the remaining lots located in the interior of, and some of the remaining lots around, the former Desert Inn golf course for a total of $47.8 million, bringing the size of the parcel to approximately 212 acres. On August 28, 2000, Valvino closed the hotel and casino at the Desert Inn Resort & Casino site and has since been engaged primarily in the development of a new resort hotel and casino on the site.

        In July 2000, Valvino used proceeds from a $125 million loan agreement it entered into with Deutsche Bank Securities Inc., as lead arranger, and Bankers Trust Company, as administrative agent, to make an approximately $110.5 million equity distribution to Mr. Wynn. At the time of this distribution, Mr. Wynn was the only member of Valvino.

        On October 3, 2000, Aruze USA made a contribution of $260 million in cash ($250 million net of finders' fee) to Valvino in exchange for 50% of the membership interests in Valvino and was admitted as a member of Valvino. Mr. Wynn was designated as the managing member of Valvino. On October 3, 2000, $70 million of Mr. Wynn's loan was repaid out of the proceeds of this capital contribution and on October 10, 2000, the Deutsche Bank loan was repaid in full. The remaining approximately $32.3 million balance of Mr. Wynn's loan, including accrued interest, was converted to equity as a member contribution.

        On April 16, 2001, Baron Asset Fund, a Massachusetts business trust, made a contribution of $20.8 million in cash ($20 million net of fees) to Valvino in exchange for approximately 3.7% of the membership interests in Valvino and was admitted as a member of Valvino. Immediately following the admission of Baron Asset Fund, Mr. Wynn and Aruze USA each owned approximately 48.2% of the membership interests in Valvino.

        In April 2002, Mr. Wynn, Aruze USA and Baron Asset Fund each made the following further capital contributions to Valvino:

  •
  Mr. Wynn contributed approximately $32 million in cash plus his 90% interest in Wynn Macau, which in June 2002 entered into a concession agreement with the government of Macau permitting it to construct and operate one or more casinos in Macau. The $32 million contribution was comprised of approximately $22.5 million of cash deposited in a Macau bank account which Mr. Wynn assigned to Valvino and an additional $8.6 million in cash. Mr. Wynn's 90% interest in Wynn Macau, whose principal asset was a provisional license to negotiate a concession agreement with the Macau government, had no historical cost basis. This interest was valued at approximately $56 million by the parties in the negotiation of Mr. Wynn's contribution of his interest, after reimbursement to Mr. Wynn of approximately $825,000 advanced by him to Wynn Macau in connection with the negotiation of the concession agreement and other development activities in Macau. For financial statement purposes, as a combination of entities under common control, the contribution of Mr. Wynn's 90% interest in Wynn Macau was recorded at carryover basis (with the primary asset recorded in the financial statements being the approximate $22.5 million of cash) rather than fair value. However, Mr. Wynn's resulting 47% ownership interest in Valvino, after these contributions, reflects the fair value of his investment in Wynn Macau relative to the fair value of the contributions from Aruze USA and Baron Asset Fund;

  •
  Aruze USA contributed an additional $120 million in cash; and

  •
  Baron Asset Fund contributed an additional approximately $20.3 million in cash.

        Immediately following these additional capital contributions, Mr. Wynn and Aruze USA each owned 47.5% of the membership interests and Baron Asset Fund owned 5% of the membership interests in Valvino. The percentage of membership interests held by Baron Asset Fund are held by it on behalf of two series of Baron Asset Fund: (1) the Baron Asset Fund Series, on whose behalf approximately 3.6% of the membership interests in Valvino are held, and (2) the Baron Growth Fund Series, on whose behalf approximately 1.3% of the membership interests in Valvino are held. Neither Mr. Wynn nor Aruze USA increased their relative ownership interests as a result of the April 2002 capital contributions.

        On June 24, 2002, the Kenneth R. Wynn Family Trust contributed $1.2 million in cash to Valvino in exchange for 0.146% of the outstanding membership interests in Valvino.

        The following table sets forth the total contributions (net of equity distributions) to Valvino of Wynn Resorts' principal stockholders as of June 24, 2002, the date of the most recent capital contribution to Valvino:

Equity Contributions (in thousands)
Name	Net Cash Invested	Net Value of Non- Cash Contributions		Allocation of Net Asset Appreciation(1)	Capital Account(2)
Stephen A. Wynn	$174,572	$55,659	(3)	$160,169	$390,400
Aruze USA, Inc.	380,000	0		10,400	390,400
Baron Asset Fund	41,095	0		0	41,095
Kenneth R. Wynn Family Trust	1,200	0		0	1,200

(1)
As determined by arm's-length agreement, these amounts reflect the allocation of appreciation of the assets held by Valvino.

(2)
These amounts reflect the book capital accounts as determined under federal partnership tax principles.

(3)
As described above, Mr. Wynn's interest in Wynn Macau was valued at this amount by the parties in the negotiation of Mr. Wynn's contribution of such interest to Valvino in April 2002, prior to Wynn Macau's entry into a concession agreement with the government of Macau permitting it to construct and operate one or more casinos in Macau.

        At June 30, 2002, Valvino had approximately $187.9 million of cash and cash equivalents, with all of its cash equivalents comprised of investments in overnight money market funds.

  Overview of Expected Capital Resources and Commercial Commitments

        As of June 30, 2002, approximately $399.3 million of the total Le Rêve project cost of approximately $2.4 billion (including the cost of the land, capitalized interest, pre-opening expenses and all financing fees) had been expended or incurred to fund the development of Le Rêve. The remaining development costs for Le Rêve are expected to be funded from a combination of:

  •
  borrowings under the revolving credit facility;

  •
  borrowings under the delay draw term loan facility;

  •
  borrowings under the FF&E facility;

  •
  anticipated interest income;

  •
  proceeds from the expected offering of second mortgage notes;

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  proceeds from Wynn Resorts' initial public offering; and

  •
  our cash on hand.

See "Use of Proceeds."

        The following table summarizes certain information regarding our subsidiaries' expected long-term indebtedness and commercial commitments at the completion of Le Rêve. All time periods in these tables are measured from the closing of this offering and are based upon our best estimate at this time of our expected long-term indebtedness and commercial commitments.

	Payments Due By Period
Long-Term Indebtedness	Total	Less than 1 Year		1-3 Years		4-5 Years		After 5 Years
	(in millions)
Revolving credit facility(1)	$713.2	—	(1)	—	(1)	—	(1)	$713.2	(1)
Delay draw term loan facility(2)	250.0	—		—		—		250.0
FF&E facility(3)	188.5	—		—		—		188.5
Second mortgage notes	340.0	—		—		—		340.0
Other long-term obligations(4)	0.3	$—		$0.1		$0.1		0.1

Total long-term indebtedness	$1,492.0	$—		$0.1		$0.1		$1,491.8

	Amount of Commitment Expiration Per Period
Other Commercial Commitments	Total Amounts Committed	Less than 1 Year		1-3 Years		4-5 Years	Over 5 Years
	(in millions)
Construction contracts(5)	$929.2	$257.5		$671.7
Standby letter of credit(6)	2.3	2.3		—		—	—
Macau concession agreement(7)	500.0	—	(7)	—	(7)	—(7)	$500.0	(7)

Total commercial commitments	$1,431.5	$259.8		$671.7		—	$500.0

(1)
We anticipate that we will draw down approximately $713.2 million under the revolving credit facility to fund the design, construction, development, equipping and opening of Le Rêve, assuming that Le Rêve is completed on schedule. Once the total extensions of credit under the revolving credit facility equal or exceed $200 million, lead arrangers holding a majority of the commitments of the lead arrangers under that facility will have the right to convert between $100 million and $400 million of the outstanding revolving loans into term loans on the same terms and conditions as the term loans under the delay draw term loan facility or on such other terms as we and the administrative agent and syndication agent can agree. In addition, the revolving credit facility will provide for a cash flow sweep each year that will reduce the commitment under that facility by the amount of the cash flow swept.

(2)
Term loans under this facility will be repayable in quarterly installments from the first full fiscal quarter after completion of Le Rêve until the seventh anniversary of the closing in amounts to be determined.

(3)
Wynn Las Vegas' placement agent for the FF&E facility, Banc of America Leasing & Capital LLC, has received commitments from the lenders who will enter into the $188.5 million FF&E facility. This facility will close concurrently with the closing of this offering. Wynn Las Vegas intends to use approximately $28.5 million of borrowings under the FF&E facility to refinance a loan made by Bank of America, N.A. to World Travel, LLC, which will become a wholly owned subsidiary of Wynn Las Vegas prior to the consummation of this offering. The Bank of America loan is secured by an aircraft mortgage on World Travel's Bombardier Global Express aircraft and calls for 47 monthly principal payments of $158,333 commencing March 1, 2003 and the payment of the approximately $21.1 million remaining principal on March 1, 2007. See "Certain Relationships and Related Transactions—Aircraft Arrangements." World Travel intends to issue Wynn Las Vegas an intercompany note in the amount of the funds received by it to repay the Bank of America loan.

(4)
Includes the amount owing pursuant to an annuity issued by ITT Sheraton in connection with the acquisition of a parcel of land in 1994. The annuity bears interest at an annual rate of 8% and requires payment of $5,000 per month until February 2009. Valvino assumed the obligations under the annuity in connection with its acquisition of the Desert Inn Resort & Casino.

(5)
Represents obligations under Wynn Las Vegas' signed construction contracts with Marnell Corrao and Bomel Construction Company, Inc. We expect to sign additional contracts for the construction of Le Rêve. We expect to satisfy some of the payment obligations under these contracts using amounts borrowed under the long-term indebtedness shown above.

(6)
Standby letter of credit for our owner-controlled insurance program.

(7)
The Macau concession agreement requires Wynn Macau to invest approximately US $500 millon (using the exchange rate as of October 4, 2002) on one or more casino projects over a seven year period. Wynn Macau is obligated to operate its first casino in Macau by December 2006. The full contractual commitment is shown as having to be made after five years, but the timing of the expenditures is subject to change.

  Credit Facilities

        Wynn Las Vegas, Wynn Resorts Holdings and Valvino have entered into a commitment letter with Deutsche Bank Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc. and certain of their affiliates for a revolving credit facility of $750 million and a delay draw term loan facility of $250 million as part of the financing of Le Rêve. These lenders or their affiliates are also serving as joint book-running managers of this offering and the second mortgage notes offering. The revolving credit facility will mature on the sixth anniversary of the closing of the credit facilities. Borrowings under the delay draw term loan facility will be available for 27 months after the closing of the credit facilities and will be repayable in quarterly installments from the first full fiscal quarter after completion of Le Rêve until the seventh anniversary of the closing of the credit facilities in amounts to be determined. The credit facilities will close concurrently with the closing of this offering. All amounts outstanding under the credit facilities will bear interest, at Wynn Las Vegas' option (subject to certain limitations), at either (1) a base rate equal to the greater of the prime lending rate as stated in the British Banking Association Telerate page 5 and 0.5% in excess of the federal funds rate or (2) the Eurodollar rate, as determined by the administrative agent, in both cases plus certain margins. For each year after Le Rêve commences operations, Wynn Las Vegas will be required to prepay its borrowings under the credit facilities with a percentage of its excess cash flow (as it will be defined in the credit facilities), initially 75%, reducing to 50% and then to 0% as Wynn Las Vegas meets certain leverage ratios. The availability of financing under the credit facilities is subject to certain conditions, including the negotiation and execution of definitive agreements, the progress of the construction and other customary funding conditions for facilities of this kind.

        Subject to applicable laws, including gaming laws and certain agreed upon exceptions, the credit facilities will be secured by liens on substantially all of the assets of our subsidiaries that are necessary for the development, construction or operation of Le Rêve, including the real property underlying Le Rêve and the golf course and the 20-acre parcel fronting Las Vegas Boulevard adjacent to the site of Le Rêve. For a description of the terms of the credit facilities, see "Description of Certain Indebtedness—Credit Facilities."

  FF&E Facility

        Wynn Las Vegas' placement agent for the FF&E facility, Banc of America Leasing & Capital LLC, has received commitments from the lenders who will enter into the $188.5 million FF&E facility. The facility will provide financing or refinancing for furniture, fixtures and equipment to be used at Le Rêve. Wynn Las Vegas intends to use approximately $28.5 million of the FF&E facility to refinance a loan made by Bank of America, N.A. to World Travel by means of a loan to be evidenced by an intercompany note from World Travel, secured by an aircraft mortgage on World Travel's Bombardier Global Express aircraft, legal title to which is owned by a trust in which World Travel holds 100% of the beneficial interests. Valvino acquired World Travel from Mr. Wynn and has guaranteed the Bank of America loan. Valvino intends to contribute the equity interests it holds in World Travel to Wynn Las Vegas. Wynn Las Vegas may use additional proceeds of the FF&E facility to purchase other furniture, fixtures or equipment or refinance other furniture, fixtures or equipment purchased with proceeds of this offering or other funds. Wynn Las Vegas may also use proceeds of the FF&E facility to refinance a replacement corporate aircraft, in which case Wynn Las Vegas would request the FF&E lenders to increase the total commitment under the FF&E facility by $10.0 million to $198.5 million. Entering into the FF&E facility is a condition to the consummation of this offering. For more information, see "Use of Proceeds," "Certain Relationships and Related Transactions—Aircraft Arrangements" and "Description of Certain Indebtedness."

  Second Mortgage Notes

        Concurrent with this offering, Wynn Las Vegas and Wynn Capital, our indirect subsidiaries, are jointly offering $340 million in aggregate principal amount of second mortgage notes as part of the financing for Le Rêve. The second mortgage notes will be secured by first priority liens on the account holding the proceeds of the second mortgage notes, by second priority liens on the assets that secure the credit facilities and by third priority liens on the assets that secure the FF&E facility, other than the aircraft-related collateral. For additional information about the terms of the second mortgage notes, see "Description of Certain Indebtedness—Second Mortgage Notes."

        Wynn Resorts and its domestic and foreign subsidiaries related to the Macau opportunity will not be guarantors and will not be subject to the covenants in the second mortgage notes or the credit facilities. However, Wynn Resorts itself may become a guarantor, but will not be bound by the covenants, under the second mortgage notes and the credit facilities if Wynn Resorts incurs, or becomes a guarantor on, other indebtedness in excess of $10 million in the aggregate, before Wynn Las Vegas has achieved a total debt to earnings before interest, tax, depreciation and amortization ratio of 3.0 to 1.0 or less and a credit facilities rating of BB+ or higher by Standard & Poor's and Ba1 or higher by Moody's Investors Service, subject to certain limited exceptions. Similarly, if Wynn Resorts pledges assets to secure guarantees of other specified indebtedness prior to meeting prescribed leverage ratio and debt rating tests, then the second mortgage notes may be secured by comparable liens on the same Wynn Resorts' assets. The security interests in these assets may be released if the leverage ratio and debt ratings tests are subsequently met.

  Release of Certain Collateral

        The representatives for the lenders under the credit facilities and the trustee for the second mortgage notes may release the liens on the approximately 137-acre golf course parcel and related water rights. The credit facility and the indenture will provide that the liens will be released after the third anniversary of commencing operations at Le Rêve once Wynn Las Vegas has achieved a total debt to earnings before interest, tax, depreciation and amortization ratio of 3.0 to 1.0 or less and if the credit facilities are rated BB+ or higher by Standard & Poor's and Ba1 or higher by Moody's Investors Service immediately after giving effect to the release.

        Separately, under the credit facilities, certain portions of the golf course parcel will be released from the liens to permit residential or other non-gaming related development if Wynn Las Vegas satisfies certain earnings before interest, taxes, depreciation and amortization targets for a period of four consecutive calendar quarters after Le Rêve opens, so long as the development or construction will not interfere with the use of the golf course and otherwise could not reasonably be expected to impair the overall value of Le Rêve. Upon release by the representative for the lenders under the credit facilities of these portions of the golf course, the trustee for the second mortgage note holders will automatically release their second priority liens on that property as well. In addition, the credit facilities and the indenture will provide that two acres of the golf course parcel will be released from the liens to permit the construction of a home for Mr. Wynn, so long as the construction will not interfere with the use of the golf course and otherwise could not reasonably be expected to impair the overall value of Le Rêve and Mr. Wynn pays Wynn Las Vegas fair market value for the property.

        Finally, the credit facilities will provide that the liens on the 20-acre parcel fronting Las Vegas Boulevard adjacent to the site of Le Rêve will be released by representatives for the lenders under the credit facilities if Wynn Las Vegas meets certain earnings before interest, taxes, depreciation and amortization targets for four consecutive calendar quarters after the commencement of operations at Le Rêve. In addition, the representatives of the lenders, by action of a specified percentage of the lenders, may release the liens on the 20-acre parcel if Wynn Las Vegas meets certain earnings before interest, taxes, depreciation and amortization targets for two consecutive calendar quarters after the commencement of operations at Le Rêve. Upon release in either such case by the representatives for the lenders, the trustee for the second mortgage note holders will automatically release their second priority liens on the 20-acre parcel. Upon release by the trustee and bank representative, the golf course parcel, or portions of such parcel, and the 20-acre parcel will not be available as security for the second mortgage notes or the indebtedness under the credit facilities. See "Risk Factors—Risks Related to Our Substantial Indebtedness—Our subsidiaries' indebtedness will be secured by a substantial portion of their assets."

        If these assets are released from the liens under Wynn Las Vegas' indebtedness, then those parcels will provide a basis for future development of our business in Las Vegas, including a possible second hotel casino as a Phase II development on the 20-acre parcel.

  Restrictions on Disbursements

        Wynn Las Vegas intends to deposit all of the net proceeds from the offering of the second mortgage notes in a secured account pledged to the second mortgage note holders pursuant to an agreement with the trustee for the second mortgage note holders. Pursuant to the terms of the disbursement agreement, Wynn Las Vegas is required to use a substantial portion of the cash equity contribution received from us before accessing the proceeds from the offering of the second mortgage notes or borrowing under the credit facilities or the FF&E facility. We do not expect that Wynn Las Vegas will request disbursements of the second mortgage note proceeds until approximately ten to twelve months after the closing of this offering or borrow under the credit facilities or the FF&E facility for approximately 16 to 19 months after the closing.

        Wynn Las Vegas' ability to receive disbursements from time to time of the second mortgage note proceeds from the secured account and to borrow under the credit facilities and the FF&E facility will be, in addition to other customary conditions to funding for these types of facilities, subject to various conditions, including the following:

  •
  there must be no default under the credit facilities, the FF&E facility or the indenture governing second mortgage notes;

  •
  the construction of Le Rêve must be "in balance," meaning that the undisbursed portions of the second mortgage note proceeds, the credit facilities and the FF&E facility, together with certain other funds available to us, must equal or exceed the remaining costs to complete Le Rêve's construction plus a required contingency;

  •
  Le Rêve's construction must be in substantial conformity with the plans and specifications for the project as amended from time to time in accordance with the terms of the disbursement agreement;

  •
  Wynn Las Vegas, Marnell Corrao, the lenders' independent construction consultant and certain other third parties must certify as to various matters regarding the progress of construction, as to the conformity of the portions of the project then completed with the plans and specifications and that the Le Rêve project will be completed by the scheduled completion date, which may be extended in accordance with the disbursement agreement, but not beyond September 30, 2005, except for certain limited permitted extensions due to force majeure events;

  •
  Wynn Resorts and its principal stockholders must maintain in full force and effect the existing arrangements among the stockholders to facilitate obtaining the gaming license for the Le Rêve project in the event that one of our major stockholders is unable to qualify for such license;

  •
  there must not have occurred any event that has caused or resulted in or could reasonably be expected to cause or result in a material adverse effect to the Le Rêve project, Wynn Las Vegas or Wynn Las Vegas and certain of its affiliates; and

  •
  Wynn Las Vegas and our general contractor must have entered into subcontracts in respect of specified percentages of the total construction cost of Le Rêve to be managed by each of them, which percentages are to be mutually agreed upon by Wynn Las Vegas and the lenders under the credit facilities.

        See "Risk Factors—Risks Associated with Our Construction of Le Rêve—There are significant conditions to the funding of the remaining components of the financing for the Le Rêve project." We expect that the funds provided by the sources described above and available cash will be sufficient to develop, construct and commence operations of Le Rêve and to pay interest on borrowings under the credit facilities, the FF&E facility and the second mortgage notes until the scheduled opening of Le Rêve, assuming there are no significant delay costs or construction cost overruns for which we are responsible. See "Risk Factors—Risks Associated with Our Construction of Le Rêve—The development costs of Le Rêve are estimates only, and actual development costs may be higher than expected." The disbursement agreement will contain conditions precedent to Wynn Las Vegas entering into scope change orders that will increase or decrease the anticipated costs of the project. These conditions will require Wynn Las Vegas to fund equity into an account subject to a security interest in favor of the lenders under the credit facilities and the holders of the second mortgage notes or to allocate realized cost savings then available under the project budget in an amount equal to the anticipated incremental cost of the change orders. In addition, if Wynn Las Vegas does not complete construction of Le Rêve by the scheduled completion date, which may be extended in accordance with the disbursement agreement, but not beyond September 30, 2005, except for certain limited permitted extensions due to force majeure events, Wynn Las Vegas will be in default under the credit facilities, the indenture governing the second mortgage notes and the FF&E facility, and the holders of the indebtedness will have the right to accelerate the indebtedness and exercise other rights and remedies against Wynn Las Vegas, and against Wynn Resorts if Wynn Resorts becomes a guarantor of the indebtedness under the credit facilities and the second mortgage notes, or if liens on assets of

Wynn Resorts secure the credit facilities or the second mortgage notes. See "Risk Factors—Risks Related to Our Substantial Indebtedness—We are highly leveraged and future cash flow may not be sufficient for our subsidiaries to meet their obligations, and we might have difficulty obtaining more financing."

  Other Liquidity Matters

        Following the completion of Le Rêve, we expect Wynn Las Vegas to fund its operations and capital requirements from operating cash flow and borrowings under the revolving credit facility. Assuming that Le Rêve opens in April 2005, we expect that the aggregate principal amount outstanding under the credit facilities, the FF&E facility and the second mortgage notes will be approximately $1.5 billion. If completion of the project is delayed, then Wynn Las Vegas' debt service obligations accruing prior to the actual opening of Le Rêve will increase correspondingly. We cannot assure you, however, that Wynn Las Vegas' business will generate sufficient cash flow from operations or that future borrowings available to Wynn Las Vegas under the credit facilities will be sufficient to enable Wynn Las Vegas to service and repay its indebtedness and to fund its other liquidity needs. We may need to refinance all or a portion of Wynn Las Vegas' indebtedness on or before maturity and, if Wynn Resorts incurs indebtedness exceeding $10 million to do this, subject to certain limited exceptions, it may be required to guarantee the second mortgage notes, the credit facilities, and the FF&E facility. Similarly, if Wynn Resorts pledges assets to secure guarantees of other specified indebtedness prior to meeting prescribed leverage ratio and debt rating tests, then the credit facilities and second mortgage notes may be secured by liens on Wynn Resorts' assets. We cannot assure you that we will be able to refinance any of the indebtedness, including the credit facilities, the FF&E facility or the second mortgage notes on acceptable terms or at all. See "Risk Factors—Risks Related to Our Substantial Indebtedness—Our subsidiaries may not generate sufficient cash flow to meet their substantial debt service and other obligations."

        A special purpose subsidiary of Wynn Las Vegas will be providing a $50 million completion guarantee in favor of the lenders under the credit facilities and the holders of the second mortgage notes to secure completion in full of the construction and opening of Le Rêve, including all furniture, fixtures and equipment, the parking structure, the golf course and the availability of initial working capital. $50 million of the net proceeds of this offering will be contributed to that subsidiary to support its obligations under the completion guarantee. These funds will be deposited into a collateral account to be held in cash or short-term highly rated securities, and pledged to the lenders under the credit facilities and the holders of the second mortgage notes as security for the completion guarantee. Pursuant to the disbursement agreement, these funds will become available to Wynn Las Vegas on a gradual basis to apply to the costs of the project only after fifty percent of the Le Rêve construction work has been completed. Upon the occurrence of an event of default under the credit facilities or the indenture governing the second mortgage notes, the lenders under the credit facilities or, if no amounts are outstanding under the credit facilities, the holders of the second mortgage notes, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective documents. After the completion and opening of Le Rêve, any amounts remaining in this account will be released to Wynn Resorts.

        In addition, we will contribute $30 million of the net proceeds of this offering to Wynn Las Vegas to be held in a liquidity reserve account and pledged to the lenders under the credit facilities and second mortgage note holders to secure Wynn Las Vegas' obligation to develop and construct Le Rêve. Until the opening of Le Rêve, these funds may be applied to the costs of the project, in accordance with the disbursement agreement. Upon the occurrence of an event of default under the credit facilities or the indenture governing the second mortgage notes, the lenders under the credit facilities or, if no amounts are outstanding under the credit facilities, the second mortgage notes holders, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective documents. Following the completion and opening of Le Rêve, these funds will be available to meet Wynn Las Vegas' debt service needs in connection with the operation of Le Rêve. Once Wynn Las Vegas has met prescribed earnings before interest, taxes, depreciation and amortization targets for a period of four consecutive fiscal quarters after the opening of Le Rêve, any remaining funds will be used to reduce the outstanding balance of the revolving credit facility, but without reducing the revolving credit facility commitment.

        New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. For example, we continue to explore opportunities to develop additional gaming or related businesses in Las Vegas or other markets, whether through acquisition, investment or development. Any such development would require us to obtain additional financing. We may also decide to conduct any such development through Wynn Resorts or through a line of subsidiaries separate from the Le Rêve entities. In addition, Wynn Resorts' articles of incorporation provide that Wynn Resorts may redeem shares of its capital stock, including its common stock, that are owned or controlled by an unsuitable person or its affiliates to the extent a gaming authority makes a determination of unsuitability and orders the redemption, or to the extent deemed necessary or advisable by the board of directors. The redemption price may be paid in cash, by promissory note or both, as required by the applicable gaming authority and, if not, as Wynn Resorts elects. Any promissory note that Wynn Resorts issues to an unsuitable person or its affiliate in exchange for its shares may increase our debt to equity ratio and will increase our leverage ratio.

  Financing for the Macau Opportunity

        Wynn Macau has entered into a 20-year concession agreement with the government of Macau permitting it to construct and operate one or more casinos in Macau. The concession agreement obligates Wynn Macau to invest 4 billion patacas (approximately US $500 million) in one or more casino projects in Macau by June 26, 2009 and to commence operations of its first permanent casino resort in Macau no later than December 2006. If Wynn Macau does not invest 4 billion patacas by June 26, 2009, it is obligated to invest the remaining amount in projects related to its gaming operations in Macau that the Macau government approves, or in projects of public interest designated by the Macau government. After construction of the first phase of Wynn Macau's first casino resort, Wynn Macau intends to satisfy its remaining financial obligations under the concession agreement through the development of future phased expansions and additional casino resorts.

        We intend to invest up to $40 million of the net proceeds from this offering in Wynn Macau as part of the financing of the Macau opportunity. The indirect minority investors in Wynn Macau have agreed to participate in this additional investment along with Wynn Resorts to the extent of their proportionate effective interests in Wynn Macau. It is expected that significant additional financing will be needed to fund the development, construction and operation of one or more casinos in Macau. Wynn Macau has begun preliminary discussions to arrange the additional financing, and is considering different alternatives, including debt financing or additional equity financing at the Wynn Macau level or at the level of Wynn Macau's intermediary holding companies. If Wynn Resorts decides to raise additional equity at the Wynn Resorts level or at the Wynn Macau or intermediary holding company level to fund the Macau opportunity, its stockholders would suffer direct or indirect dilution of their interests. Wynn Macau currently has no commitments relating to any third party financing. We do not expect financing for any such project to be provided by or through any of the issuers or guarantors of the second mortgage notes (except for Wynn Resorts, if it becomes a guarantor) or any other financing relating to the Le Rêve project.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our subsidiaries' primary exposure to market risk will be interest rate risk associated with the revolving credit facility, the delay draw term loan facility and the FF&E facility, each of which will bear interest based on floating rates. Our subsidiaries will attempt to manage their interest rate risk by managing the mix of their long-term fixed rate borrowings and variable rate borrowings. Our subsidiaries are required to obtain interest rate protection through interest rate swap arrangements with respect to 50% of the term loans (including any revolving loans that may be converted into term loans). However, we cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

        We do not use derivative financial instruments, other financial instruments or derivative commodity instruments for trading or speculative purposes.

Inflation and Foreign Currency Risk

        We believe that our results of operations do not depend upon moderate changes in the inflation rate.

        The currency used in Wynn Macau's concession agreement with the government of Macau is the Macau pataca. The Macau pataca, which is not a freely convertible currency, is linked to the Hong Kong dollar, and in many cases the two are used interchangeably in Macau. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in Chinese governmental policies and international economic and political developments.

        Because Wynn Macau's payment and expenditure obligations under the concession agreement are in Macau patacas, in the event of unfavorable Macau pataca or Hong Kong dollar rate changes, Wynn Macau's obligations, as denominated in U.S. dollars, would increase. In additon, because we expect that most of the revenue for any casino that Wynn Macau operates in Macau will be in Hong Kong dollars, we are subject to foreign exchange risk with respect to the exchange rate between the Hong Kong dollar and the U.S. dollar. Wynn Macau intends to spend any Macau patacas received on local casino operating expenses. Also, if any of our Macau-related entities incur U.S. dollar-denominated debt, fluctuations in the exchange rates of the Macau pataca or the Hong Kong dollar, in relation to the U.S. dollar, could have adverse effects on Wynn Macau's ability to service its debt, its results of operations and its financial condition. We have not yet determined whether we will engage in hedging activities to protect against foreign currency risk.

Transactions with Related Parties

        The financial statements of Valvino and its subsidiaries reflect certain transactions with related parties. Transactions with related parties, by their nature, may involve terms or aspects that differ from those that would have resulted from negotiations with independent third parties. See "Certain Relationships and Related Transactions."

BUSINESS

Overview

        Le Rêve.    We are constructing and will own and operate Le Rêve, which we have designed to be the preeminent luxury hotel and destination casino resort in Las Vegas. Le Rêve will be located on the Las Vegas Strip on the site of the former Desert Inn Resort & Casino, at the northeast corner of the intersection of Las Vegas Boulevard and Sands Avenue, one-half block north of The Venetian and Treasure Island at The Mirage and across Las Vegas Boulevard from the Fashion Show Mall. We expect Le Rêve to feature approximately 2,700 luxurious guest rooms, a casually elegant approximately 111,000 square foot casino, 18 distinctive dining outlets, an exclusive on-site 18-hole championship golf course and a new water-based entertainment production.

        Le Rêve is the concept of Stephen A. Wynn, one of Wynn Resorts' principal stockholders and its Chairman of the Board and Chief Executive Officer. Mr. Wynn previously was Chairman of the Board, President and Chief Executive Officer of Mirage Resorts and its predecessor from 1973 to 2000. In that role he was responsible for the development of some of the most successful, well-known casino-based entertainment resorts in the world, including Bellagio, The Mirage, Treasure Island at The Mirage and the Golden Nugget—Las Vegas in Las Vegas, Nevada, as well as the Atlantic City Golden Nugget in New Jersey and the Beau Rivage in Biloxi, Mississippi. At the time each of these resorts was completed, we believe that it was widely regarded as a significant major new attraction in its jurisdiction.

        We expect Le Rêve, including the new golf course construction, to cost approximately $2.4 billion to design, construct, develop, equip and open, including the cost of the land, capitalized interest, pre-opening expenses and all financing fees. We have scheduled ground-breaking to occur in October 2002, with an opening to the general public scheduled for April 2005.

        The Macau Opportunity.    Wynn Macau, a Macau company and majority-owned indirect subsidiary of Wynn Resorts, recently entered into a 20-year concession agreement with the government of the Macau Special Administrative Region of the People's Republic of China to construct and operate one or more casino gaming properties in Macau. The Macau peninsula, located in southeast China on the South China Sea, is approximately 37 miles southwest of Hong Kong. Macau has been an established gaming market for at least 40 years and, according to the U.S. & Foreign Commercial Service American Consulate General, Hong Kong, Macau's casinos generated approximately US $2.1 billion in gaming revenue in 2000. Wynn Macau currently is one of three concessionaires permitted to operate a casino gaming business in Macau.

        The concession agreement requires Wynn Macau to construct and operate one or more casino gaming properties in Macau, including, at a minimum, one full-service casino resort by the end of December 2006, and invest not less than a total of 4 billion patacas (approximately US $500 million, based on the October 4, 2002 exchange rate) in Macau-related projects by June 26, 2009. Wynn Macau will not begin construction or operation of any casino in Macau until a number of objectives and conditions are met, including obtaining sufficient financing. After construction of the first phase of Wynn Macau's first casino resort, Wynn Macau intends to satisfy its remaining financial obligations under the concession agreement through the development of future phased expansions and additional casino resorts.

Company Strategy

        Showcase the "Wynn Brand."    We believe that Mr. Wynn's involvement with Le Rêve and the Macau opportunity provides a distinct advantage over other gaming enterprises in Las Vegas and Macau. We believe that Mr. Wynn is widely viewed as the premier designer, developer and operator of destination casino resorts in Las Vegas and, as such, has in effect developed a "brand name" status in the gaming industry.

        While Mr. Wynn was Chairman of the Board of Mirage Resorts, he conceived of and oversaw the development and operation of some of the most successful, well-known casino-based entertainment resorts in the world, including Bellagio, The Mirage, Treasure Island at The Mirage, the Golden Nugget—Las Vegas in Las Vegas, Nevada, as well as the Atlantic City Golden Nugget in New Jersey and the Beau Rivage in Biloxi, Mississippi. Mr. Wynn served as Chairman of the Board, President and Chief Executive Officer of Mirage Resorts and its predecessor for 27 years, until 2000, when MGM Grand acquired Mirage Resorts for approximately $6.4 billion. The public filings and press releases of Mirage Resorts and MGM Mirage report that in fiscal year 1999, the last full year of Mr. Wynn's tenure with Mirage Resorts, the company had grown to own and operate eight hotel casino resort properties totaling 630,000 square feet of casino gaming space and 16,577 hotel rooms that generated approximately $2.4 billion in revenue, $573 million in earnings before depreciation, interest, taxes and pre-opening costs and $110.4 million in net income.

        In the major hotel destination casino resorts he has previously developed, Mr. Wynn has successfully employed a formula which integrates luxurious surroundings, upscale design, distinctive entertainment and superior amenities, including fine dining and high-end retail offerings, to create resorts that appeal to a variety of customers, especially high-end customers. We believe that Le Rêve will be Mr. Wynn's most innovative work to date.

        We believe that Le Rêve will set a new standard of luxury and elegance for destination casino resorts in Las Vegas, much as Bellagio, and before it, The Mirage, did when they were built by Mirage Resorts under the guidance of Mr. Wynn. The following chart compares certain features of The Mirage and Bellagio with the features and amenities that we anticipate Le Rêve will offer.

	The Mirage(1)	Bellagio(1)	Le Rêve
Year of Opening	1989(2)	1998(2)	April 2005
Approx. Property Acreage	83(3)	90	192(4)
Total Hotel Rooms (#)	3,044	3,005	Approx. 2,700
Approx. Total Casino Sq. Ft.	107,200	155,000	111,000
Table Games (#)	120	141	136
Slot Machines (#)	2,294	2,433	2,000
Restaurants (#)	14(5)	17(6)	18
Approx. Retail Sq. Ft.	35,000(2)	92,160(6)	77,500
Approx. Convention Sq. Ft. (Gross)(7)	170,000(8)	125,000(6)	223,000
Approx. Showroom Seating (#)	2,769(8)	1,800(6)	2,080
Entertainment/Attractions	• 54 ft. erupting volcano • Dolphin habitat • 100 ft. atrium with tropical garden • Siegfried & Roy show • Shadow Creek golf course(9) • Danny Gans show	• Dancing fountains • "O" (Cirque du Soleil) • Botanical conservatory • Art gallery	• Franco Dragone's water-based entertainment production • Adjacent championship golf course • Atrium garden feature • Mountain/lake setting • Art gallery(10) • Ferrari/Maserati dealership(11)

(1)
Unless otherwise indicated, the information provided for The Mirage and Bellagio is contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed by MGM Mirage.
(2)
As reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed by Mirage Resorts.
(3)
As reported in the Annual Report on Form 10-K for the fiscal year ended December 31, 1992 filed by Mirage Resorts. This number does not include Shadow Creek, an off-site golf course.
(4)
Le Rêve is located on an approximately 55-acre parcel of the property. The golf course will occupy approximately 137 acres of the property. This number does not include our parcel of approximately 20 acres currently used for our corporate offices, pre-opening activities, recruiting and employment purposes and employee parking.
(5)
Based on information provided by The Mirage on May 23, 2002.
(6)
Based on information provided by Bellagio on May 23, 2002.
(7)
Includes circulation (corridors) and patio space.
(8)
Based on information located at www.mirage.com as of May 23, 2002.
(9)
Shadow Creek golf course is located off-site approximately twelve miles from The Mirage.
(10)
Featuring works from The Wynn Collection.
(11)
We are in the process of seeking a zoning ordinance amendment to permit us to operate the dealership at the Le Rêve site.

        Develop Le Rêve as the Preeminent Luxury Hotel and Destination Casino Resort in Las Vegas.    Our business strategy for Le Rêve is to offer guests a luxurious experience at a premier destination casino resort in Las Vegas. We believe that the quality of our hotel, the gaming experience that we intend to offer and the restaurants, retail outlets, entertainment offerings, golf course and other amenities at Le Rêve will enable us to create a first-class environment of elegance, sophistication and luxury.

        Pursue the Opportunity to be One of Three Casino Operators in Macau.    Currently, Wynn Macau is one of only three concessionaires permitted to operate casinos in Macau, an established gaming market with access to gaming patrons principally from Hong Kong and mainland China. Wynn Macau has already begun planning for the development of the initial phase of its first Macau casino resort. See "Business—The Macau Opportunity."

        Explore Opportunities for Future Growth.    We currently own approximately 212 acres of land, comprised of an approximately 55-acre plot on which Le Rêve is being constructed, an approximately 137-acre plot located behind the hotel on which the new golf course will be built and an additional parcel of approximately 20 acres fronting Las Vegas Boulevard next to the Le Rêve site. We will use the 20-acre parcel while we are constructing Le Rêve for our corporate offices, pre-opening activities, recruiting and employment purposes and employee parking. If Wynn Las Vegas meets prescribed cash flow tests for four consecutive calendar quarters after commencement of operations at Le Rêve, the 20-acre parcel will be released from the liens under the credit facilities and second mortgage notes and, in that event, we may decide to develop the parcel in the future, either on our own or through a joint venture. For example, in the future, we may decide to develop a second hotel casino as a Phase II development on the parcel to take advantage of the substantial infrastructure and amenities planned for Le Rêve. The Le Rêve design will include a major access corridor that could be used to connect a Phase II development to Le Rêve.

        Similarly, three years after commencement of operations at Le Rêve and upon Wynn Las Vegas' satisfaction of prescribed maximum leverage ratio and minimum credit rating requirements, the land underlying the golf course, which is owned by Wynn Resorts Holdings, a wholly owned indirect subsidiary of Wynn Resorts, will be released from the liens under the credit facilities and the indenture governing the second mortgage notes and could be transferred by Wynn Resorts Holdings to Wynn Resorts or another entity. Should the land be released from the liens, the golf course parcel and our related property rights present further opportunities for future development by Wynn Resorts. In addition, portions of the golf course land may be released from the liens to permit residential or other non-gaming development if Wynn Las Vegas satisfies prescribed cash flow tests for a full fiscal year after Le Rêve commences operation and the development does not interfere with the use of the golf course and otherwise could not reasonably be expected to materially impair the overall value of Le Rêve.

        In addition, we continue to explore opportunities to develop additional gaming or related businesses in Las Vegas or other markets, whether through acquisition, investment or development. Any such development would require us to obtain additional financing. We may also decide to conduct any such development through Wynn Resorts or through a line of subsidiaries separate from the Le Rêve entities.

        Capitalize on Our Experienced Management and Design Teams.    The members of our management team have extensive experience in developing and operating large-scale hotels and casinos, and many of them worked with Mr. Wynn at Mirage Resorts. In addition to our executive officers, each of whose background is described in "Management," our management team includes:

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  Rob Oseland, who is Chief Operating Officer of Wynn Las Vegas and previously served as Vice President of Slot Operations of Bellagio;

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  Linda Chen, who is Executive Vice President of Wynn Las Vegas and previously served as Executive Vice President of Far East Marketing of MGM Grand;

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  Doreen Whennen, who is Vice President—Hotel Operations of Wynn Las Vegas and previously served as Vice President of Hotel Operations of The Mirage Casino-Hotel;

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  Kevin Stuessi, who is Vice President—Food & Beverage of Wynn Las Vegas and previously served as Vice President of Food Service Planning of Mirage Resorts;

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  Karen Bozich, who is Vice President—Chief Information Officer of Wynn Las Vegas and oversaw the information systems requirements for the design, building and opening of Bellagio and Beau Rivage;

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  Pete Lexis, who is Vice President—Customer Development of Wynn Las Vegas and previously served as Vice President of Casino Marketing of the Desert Inn; and

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  Allen McNeary, who is Vice President—Retail Operations of Wynn Las Vegas and was previously a principal at Dembart-McNeary Group, a brand development consultancy and held management positions at several Fortune 500 brand marketing companies.

        In addition, the members of our design team have extensive experience in designing, constructing and completing major hotel casino resorts. See "—Design and Construction Team."

        We believe that the experience, talent and commitment of the members of our management and design teams provide a substantial competitive advantage.

Le Rêve Strategy

        Create a "Must-Visit" Destination Casino Resort on the Las Vegas Strip.    We believe that Le Rêve will represent a natural extension of the concepts Mr. Wynn has utilized in developing other major destination casino resorts. Following Mr. Wynn's formula, we plan to draw customers to Le Rêve by offering high-quality, non-gaming amenities such as fine dining, premier retail shopping and distinctive entertainment in intimate, luxurious surroundings. Le Rêve will have a sophisticated, casually elegant ambience rather than being focused on a highly themed experience like many other hotel casino resorts on the Las Vegas Strip. We believe that, over time, Le Rêve's more generally themed casually elegant environment, together with its high-quality amenities, superior level of service and distinctive attractions, will have greater lasting appeal to customers than a resort with a particular theme and numerous attractions based on that theme.

        We will seek to differentiate Le Rêve from other major Las Vegas resorts by concentrating on our fundamental elements of design, atmosphere, personal service and level of luxury. Le Rêve will offer our guests lush landscaping and tiered waterfalls, an approximately three-acre lake in front of the hotel that guests can view only after entering the property and an arc-shaped hotel tower instead of the three-pointed "Y" and four-pointed "X" configurations that have become commonplace among Las Vegas hotel casino resorts. We believe that the elegance of Le Rêve, and its convenient location on the Las Vegas Strip, will appeal to a variety of market segments, including high-end, casino, convention, leisure and tour and travel customers.

        Open the First New Major Hotel Casino Resort on the Las Vegas Strip in Almost Five Years.    Although a number of hotel casino resorts have announced or begun construction of expansion projects that will add to the number of hotel rooms on the Las Vegas Strip, we are not aware of any other major new hotel casino resort that plans to open on the Las Vegas Strip before Le Rêve. Therefore, at the time of Le Rêve's planned opening in April 2005, we believe that it will have been almost five years since a major new hotel casino resort opened on the Las Vegas Strip. As a result, we expect that there will be a high level of anticipation for Le Rêve. We intend to capitalize on this high level of anticipation, as well as the tendency of customers in the Las Vegas market to gravitate toward new attractions and locations. When Bellagio opened in 1998 there was widespread publicity in newspapers, radio and other media outlets. We anticipate that publicity regarding Le Rêve's opening will be comparable.

        Provide an Experience of the Highest Standard of Luxury in an Atmosphere of Casual Elegance.    We are designing Le Rêve to appeal to upscale clientele looking for a first-class environment of elegance, sophistication and luxury. We will seek to attract a range of customers, including middle market customers and high-roller and premium gaming patrons, by providing guests with a premium level of luxury, amenities and service.

        We believe that the key elements of our approach, as currently planned, include:

  •
  Providing hotel guests with what we believe will be the most luxurious hotel resort environment on the Las Vegas Strip, including richly furnished standard guest rooms consisting of approximately 620 square feet, which we believe are larger than standard rooms generally available on the Las Vegas Strip, elegantly appointed suites beginning at approximately 1,250 square feet, fairway lanai suites beginning at approximately 2,200 square feet and six large villas averaging approximately 7,000 square feet;

  •
  Offering a casually elegant casino featuring an estimated 2,000 slot machines and 136 table games with gaming limits to accommodate a full range of casino customers;

  •
  Providing an intimate setting by minimizing walking distances throughout the hotel with a well-designed, organized floor plan intended to facilitate guest orientation and familiarity with the property;

  •
  Featuring a tree-lined, manmade "mountain" approximately eight stories tall along Las Vegas Boulevard enclosing the area in front of the hotel, including an approximately three-acre manmade lake, to create an intimate environment for our guests;

  •
  Offering extensive recreational facilities and amenities for guests, such as a newly constructed Tom Fazio/Steve Wynn-designed, exclusive 18-hole championship golf course on the premises which will only be open to hotel guests;

  •
  Offering an estimated 18 dining outlets, including six fine-dining restaurants, one of which will feature cuisine by Daniel Boulud of New York's DANIEL and Café Boulud restaurants;

  •
  Featuring at Le Rêve's approximately 2,080-seat showroom a new water-based entertainment production developed by Franco Dragone, the creative force behind Bellagio's production of "O," Treasure Island at The Mirage's production of "Mystère" and Celine Dion's new production at Caesars Palace's "Colosseum," which is expected to open in the first quarter of 2003;

  •
  Offering an on-site, full-service Ferrari and Maserati dealership;

  •
  Offering an art gallery displaying works from The Wynn Collection, which at various times has included works by such masters as Paul Cézanne, Paul Gaugin, Édouard Manet, Henri Matisse, Amedeo Modigliani, Claude Monet, Pablo Picasso and Vincent Van Gogh;
  •
  Providing a high level of guest service at Le Rêve that we believe will surpass that offered at any other destination casino hotel in Las Vegas; and
  •
  Offering our guests easy access to premium shopping either at Le Rêve or across the street at the newly expanded and renovated Fashion Show Mall.

        Appeal to "High-Roller" and Premium Gaming Patrons.    We believe that the premium level of luxury, sophistication and service we intend to offer at Le Rêve, together with Mr. Wynn's experience and reputation in building and operating premier Las Vegas destination casino resorts, will appeal to high-roller international and domestic gaming patrons. In addition to the main casino, Le Rêve will offer a baccarat salon and private high-limit gaming rooms designed to create a sense of comfort and exclusivity for high-end gaming customers. In addition to standard hotel guest rooms, Le Rêve plans to offer approximately 290 suites and six villas, all elegantly decorated and furnished.

        We also expect to capitalize on the substantial network of international and domestic high-roller and premium customers who are familiar with Mr. Wynn from his tenure at Mirage Resorts. We believe that in operating some of the signature properties in Las Vegas, Mr. Wynn has developed a high degree of customer recognition and guest loyalty and therefore believe that Le Rêve will attract wealthy international and domestic gaming customers. We believe that Mr. Wynn's reputation will attract experienced, high-level international and domestic casino marketing executives. We plan to have marketing executives located in local offices in Tokyo, Hong Kong, Macau, Singapore, Taiwan, Europe, New York and southern California, as well as independent marketing representatives in major U.S. and foreign cities. Mr. Wynn is not bound by any non-competition or non-solicitation agreements with MGM Mirage arising out of the acquisition of MGM Grand's acquisition of Mirage Resorts.

        Generate Substantial Revenue from Le Rêve's Non-Gaming Amenities.    We have planned Le Rêve as a luxury destination resort with amenities designed to generate substantial non-gaming revenue. We expect Le Rêve's superior non-gaming amenities outlined above to provide for a substantial portion of our overall revenue.

  Capitalize on the Attractive Location of Le Rêve.

        Extensive Frontage on the Las Vegas Strip.    Le Rêve will be located on the Las Vegas Strip at the site of the former Desert Inn Resort & Casino on the northeast corner of the intersection of Las Vegas Boulevard and Sands Avenue. Le Rêve will have approximately 1,350 feet of frontage on the Las Vegas Strip and will be located near some of the most visited hotel casino resorts and attractions on the Las Vegas Strip, including Bellagio, Caesars Palace, The Mirage, Treasure Island at The Mirage and The Venetian.

        The Le Rêve site consists of approximately 55 acres of land, where the hotel complex will be built, and approximately 137 acres of land behind the hotel site on which the new golf course will sit. In addition, the site includes a 20-acre parcel fronting Las Vegas Boulevard adjacent to Le Rêve. In total, the Le Rêve site consists of 212 acres. The back of the Le Rêve property runs along Paradise Road, a major artery in the resort corridor that leads directly to and from McCarran International Airport. Le Rêve will be conveniently accessible in an average of approximately four minutes from the Spring Mountain Road exit off of Interstate 15, and in an average of approximately ten minutes from McCarran International Airport.

        Proximity to the Las Vegas Convention Center and the Sands Expo and Convention Center. According to Tradeshow Week 200, Las Vegas was the most popular trade show destination in the United States in terms of net square footage and number of Tradeshow Week 200 shows in 2001 and one of the most popular convention destinations in the United States. Le Rêve will be across the street from two of the nation's largest convention centers, the Las Vegas Convention Center and the Sands Expo and Convention Center.

        The Las Vegas Convention Center contains approximately 3.2 million square feet of convention space. According to the Las Vegas Convention and Visitors Authority, approximately 1.3 million visitors attended trade shows and conventions at the Las Vegas Convention Center during 2001. We anticipate that the Las Vegas Convention Center will be accessible from Le Rêve by a pedestrian crossing at Paradise Road. In addition, the Las Vegas Monorail Company is constructing a monorail station at the intersection of Desert Inn Road and Paradise Road which will meet the pedestrian crossing. We anticipate that our free shuttle service, which will run along the north perimeter of the golf course, will provide convention and trade show attendees and other Le Rêve visitors with quick and convenient transportation to and from the convention center. We believe that this will be attractive to convention and trade show visitors who will not need to wait in long lines for taxicabs and can avoid traffic congestion around the Las Vegas Convention Center in traveling to or from Le Rêve.

        To the south, Le Rêve will be directly across Sands Avenue from the approximately 1.2 million square foot Sands Expo and Convention Center. This complex will be within a short walking distance from Le Rêve's Sands Avenue entrance and we anticipate that the Sands Expo and Convention Center will be accessible from Le Rêve by a pedestrian bridge which we understand Clark County plans to build. According to the public filings of Las Vegas Sands, Inc., an affiliate of the owner of the Sands Expo and Convention Center, approximately 1 million visitors attended trade shows and conventions at the Sands Expo and Convention Center during 2001.

        We believe that Le Rêve's proximity to these trade show and convention facilities will make Le Rêve particularly attractive to business customers who attend trade shows and conventions. We expect these customers to be a source of room demand for Le Rêve during mid-week periods when room demand by leisure travelers is typically lower. Because of this source of room demand, we believe that we will be able to charge higher mid-week room rates than those of other Las Vegas Strip hotels.

        Proximity to the Fashion Show Mall.    Le Rêve will be directly across Las Vegas Boulevard from The Rouse Company's Fashion Show Mall. We anticipate that Le Rêve will be connected to the mall by a pedestrian bridge which we understand Clark County plans to build. The Fashion Show Mall contains premium retail stores and anchor tenants such as Neiman Marcus, Saks Fifth Avenue and Macy's and is currently undergoing a substantial remodeling and expansion program, which is expected to be completed by October 2003. When the remodeling and expansion are completed, the Fashion Show Mall is expected to house a number of new stores, including Nordstrom, Lord & Taylor and Bloomingdale's Home & Furniture. We anticipate that the proximity of the Fashion Show Mall to our retail shops will draw significantly more shoppers to the area.

        Carefully Manage Construction Costs and Risks.    Wynn Design & Development, a wholly owned indirect subsidiary of Wynn Resorts, is responsible for managing construction costs and risks associated with the project. Marnell Corrao will be the builder and general contractor for Le Rêve. Marnell Corrao has extensive experience in building large Las Vegas destination resorts, including Bellagio, The Mirage, Treasure Island at The Mirage and New York-New York Hotel and Casino. We expect the total development cost of Le Rêve to be approximately $2.4 billion, including the cost of the land, capitalized interest, pre-opening expenses and all financing fees. Of that amount, the design and construction costs are estimated to be approximately $1.4 billion. We have entered into a guaranteed maximum price construction contract covering approximately $919 million of the budgeted construction cost. The guaranteed maximum price is subject to increases because of, among other things, scope changes, to the project. Plans for a substantial portion of the budget for this contract have not been finalized. We plan to implement specific mechanisms that are intended to reduce the risk of construction cost overruns and delays, including:

  •
  a $150 million contractor performance and payment bond securing Marnell Corrao's obligations under the construction contract;
  •
  a guaranty by Marnell Corrao's parent company, Austi, of Marnell Corrao's full performance under the construction contract until final payment under that contract;
  •
  a $50 million completion guarantee in favor of the lenders under the credit facilities and second mortgage note holders by a special purpose subsidiary of Wynn Las Vegas, which completion guarantee will be secured by $50 million of the proceeds of this offering contributed to the subsidiary and deposited in a collateral account and pledged to the lenders under the credit facilities and second mortgage note holders, to be applied to the costs of the project in accordance with disbursement agreement;
  •
  a liquidity reserve account to be held by Wynn Las Vegas which will be funded by $30 million of the net proceeds of this offering pledged to the lenders under the credit facilities and second mortgage note holders to secure Wynn Las Vegas' obligation to develop and construct Le Rêve and to be applied to the costs of the project in accordance with the disbursement agreement;
  •
  a $34.3 million owner's contingency that Wynn Las Vegas may use, subject to the limitations set forth in the disbursement agreement, to cover owner-created delays and owner-originated changes in the scope of the work and other cost overruns;
  •
  a liquidated damages provision requiring Marnell Corrao to pay us $300,000 for each day the completion of construction is delayed, following a five-day grace period and subject to force majeure and other permitted extensions, up to a maximum amount of $9 million; and
  •
  anticipated remaining availability of approximately $36.8 million under Wynn Las Vegas' revolving credit facility that may be used to pay interest under the credit facilities and the second mortgage notes and other financing fees if completion is delayed.

        We have entered into a separate design/build contract with Bomel Construction Company, Inc. for the design and construction of the parking structure. Bomel has extensive experience constructing parking structures, including garages at Paris Las Vegas, Green Valley Ranch Station and The Palms Casino Resort. We are currently soliciting bids for construction of the new golf course and expect to award the contract in the fourth quarter of 2002. We expect that the newly constructed golf course will be available for play when Le Rêve opens.

The Le Rêve Resort

        Features of the Le Rêve Project

        As noted elsewhere in this prospectus, although we have determined the overall scope and general design of Le Rêve, we will continue to evaluate the Le Rêve project design in relation to its construction schedule and budget and the demands of the Las Vegas tourism and gaming market. All of the features of Le Rêve described in this prospectus are based on our current plans for the project, and, therefore, the design of individual elements of Le Rêve may be refined from the descriptions contained in this prospectus; however, project changes are limited in certain respects by the documents governing Wynn Las Vegas' indebtedness.

        The Hotel.    We have designed Le Rêve's hotel tower to contain 45 floors of hotel rooms and suites on top of a three-story low-rise building housing restaurants, retail outlets and the casino. The building will have a total area of approximately 5.2 million square feet. The high-rise building is configured in the shape of a gentle arc with the focal point of the tower being the Le Rêve lake, an approximately three-acre manmade lake situated in front of the hotel, and the manmade "mountain" in front of the lake along the Las Vegas Strip. We are designing the Le Rêve lake and "mountain" to provide special effects intended to entertain our guests and the pedestrians who come to our hotel and casino.

        The Le Rêve hotel guest main arrival area will feature an atrium garden adjacent to the registration desk with a view of the Le Rêve lake below. We are designing Le Rêve to provide an intimate setting by minimizing walking distances throughout the hotel with a well-designed, organized floor plan to facilitate guest orientation and familiarity with the property. On average, we expect that walking distances from the registration hosts to the guest elevators will be only approximately 460 feet. Comparative distances at The Venetian, Bellagio and The Mirage are approximately 530 feet, approximately 545 feet and approximately 570 feet, respectively. Once the guests arrive on their floor, we expect that the maximum walking distance to the most remote guest room will be approximately 240 feet, as compared to similar hotels such as Bellagio, The Mirage, Treasure Island at The Mirage and The Venetian at approximately 360 feet.

        The Guest Rooms.    We intend to decorate our approximately 2,400 standard guest rooms with sophisticated interior design elements and materials. The standard guest rooms have been designed to have a floor layout of approximately 620 square feet, which is approximately 100 to 125 square feet more than the industry standard for a standard guest room. The arc-shaped design of our high-rise building will provide rooms with a view of the golf course, lake and "mountain" setting or the surrounding mountains and has enabled us to design these rooms with widened entryways consisting of six-foot wide marble foyers. All standard rooms will have views of either the golf course or Las Vegas Boulevard and also are expected to have large working desks equipped with convenient and accessible electrical outlets. Additionally, we expect that each guest room will have a dedicated high-speed Internet connection utilizing state-of-the-art broadband connections that, for a fee, can be upgraded for in-room wireless Internet access with an adapter. Generally, this type of broadband connection currently is not available in the guest rooms of other hotels in Las Vegas. We expect that standard room bathrooms will have an oversized countertop, double sinks, a makeup area and television, a glass shower enclosure, a separate toilet compartment and a bathtub for two.

        We also plan for Le Rêve to provide single and multiple bedroom luxury suites with superior amenities and furnishings designed to accommodate high-end hotel guests. Le Rêve expects to offer 270 parlor and salon suites (beginning at approximately 1,250 square feet) located in the tower of the hotel high-rise building and 18 to 21 one- and two-bedroom fairway lanai suites (beginning at approximately 2,200 square feet) located on the east side of the low-rise complex overlooking the golf course. The high-rise suite area will be separated from the standard guest rooms on each floor by a glass door, effectively creating a separate but adjoining "suite tower" accessible only to suite occupants. Occupants of the suites can also make use of a special hotel garden entrance to the hotel, located off of the south porte cochere VIP arrival area, as well as an exclusive elevator for the suites. The suites will be conveniently located near the casino and some of the fine-dining restaurants.

        We believe that we have designed these elegant and spacious suites to satisfy the expectations of the highly sought-after international gaming customer. The salon suites' living rooms and bedrooms are designed to have views overlooking the Las Vegas Strip or Las Vegas' surrounding geography. We plan for each salon suite to feature a luxurious lounge area with a media center, adjacent dining or conference area, wet bar and oversized bathroom.

        We believe that the location of our lanai suites on the golf course fairway will be especially attractive to our VIP gaming customers and hotel guests who desire the peace and privacy of staying in more secluded living quarters detached from the main hotel complex. The 18 to 21 fairway lanai suites will be situated in a three-story structure and will be conveniently located near our four swimming pools. We plan for each of our fairway lanai suites to have its own private patio overlooking the golf course and will include programmable guestroom controls to accommodate many of the native languages of our hotel guests. We believe that each of our suites will be decorated and furnished to satisfy the most discriminating tastes and clientele.

        We also plan to offer four two-bedroom and two four-bedroom villas located in the low-rise structure of our hotel. Our villas will average approximately 7,000 square feet. Our villas will be accessible via a private entry located off of the south porte cochere VIP arrival area and will be conveniently located close to our retail stores and fine-dining restaurants.

        The Casino.    We expect Le Rêve to have an approximately 111,000 square foot casino located in the center of the first level of the low-rise building. Le Rêve's casino will be designed with a feeling of casual elegance and color palettes that complement Le Rêve's resort setting. We have planned the casino to have a well-organized floor plan and well-defined pathways that will allow our patrons easy access to the casino. The casino's main gaming area will contain an estimated 136 table games and 2,000 slot machines, a race and sports book, poker room and keno lounge. Our gaming limits will accommodate a full range of casino customers. In addition, Le Rêve will have a baccarat salon and private gaming rooms with direct access from the "suite tower." We plan for each private gaming room to be elegantly appointed with its own private dining room and patio terrace overlooking Le Rêve's pools. We will market the casino directly to gaming customers using database marketing techniques, slot clubs and traditional incentives, such as reduced room rates and complimentary meals and suites. We will offer high-roller gaming customers premium suites and special hotel services.

        The Golf Course.    We plan to construct a world-class, 18-hole championship golf course at the site of the former Desert Inn golf course. Based on current publicly available plans, when Le Rêve opens, we believe this golf course will be the only golf course on the site of a hotel casino resort on the Las Vegas Strip. Tom Fazio and Mr. Wynn, the designers of the Shadow Creek golf course owned by MGM Mirage, have designed Le Rêve's golf course, which will be accessible only to hotel guests of Le Rêve. We expect that the golf course will feature three lakes and a series of meandering streams that will carve their way from the west to east end of the property. We have designed the golf course with dramatic elevation changes and plan to include water on almost every hole. Unlike other courses available to Las Vegas visitors, Le Rêve's golf course will be adjacent to the hotel and will be visible from the windows of many of Le Rêve's meeting and convention rooms. We expect that the golf course will be available for play when Le Rêve opens.

        Restaurants, Lounges, Bars and Nightclub.    We plan to offer 18 food and beverage outlets, including six fine-dining restaurants and an approximately 600-seat buffet. We plan to follow the approach Mr. Wynn utilized at Mirage Resorts in seeking to persuade signature chefs to either move to Las Vegas or open second versions of restaurants that are well-known in other cities. In July 2002, Wynn Las Vegas entered into a restaurant management agreement with Dinex Management, LLC to provide the cuisine and services of Daniel Boulud, who was named "Chef of the Year" by Bon Appetit Magazine in 1999, and is known for his New York restaurants, DANIEL and Café Boulud. DANIEL was awarded four stars by the New York Times in 2001, was rated one of the ten best restaurants in the world by The

International Herald Tribune in 1993 and received Gourmet Magazine's "Top Table" award in 1997.

        We plan to engage a number of well-known interior designers to decorate and stylize Le Rêve's numerous restaurants. We expect Le Rêve to offer a full complement of lounges and bars and a nightclub. We have planned for several of our restaurants to overlook the Le Rêve lake and will offer outdoor lounges and/or dining areas.

        The Showroom.    Le Rêve's showroom will be customized to accommodate the unveiling of Franco Dragone's new water-based entertainment production. Mr. Dragone is the creative force behind Bellagio's production of "O" and Treasure Island at The Mirage's production of "Mystère," as well as Celine Dion's new production at the approximately 4,000-seat performing arts "Colosseum" currently being constructed by Caesars Palace and scheduled for completion in the first quarter of 2003. "O" and "Mystère" reportedly have been consistently sold out since opening.

        The showroom will seat approximately 2,080 guests and will feature an approximately 1,000,000 gallon performance pool. The seating for the showroom is designed to extend around the performance area a full 360 degrees and to be suspended over the performance pool with no seat farther than approximately 42 feet from the performance area.

        The Art Gallery.    Le Rêve will also offer an art gallery displaying rare paintings from The Wynn Collection. The Wynn Collection consists of works from 19th and 20th century European and American masters, and at various times has included works by Paul Cézanne, Paul Gaugin, Édouard Manet, Henri Matisse, Amedeo Modigliani, Claude Monet, Pablo Picasso and Vincent Van Gogh. Several of these paintings were on display at Bellagio before MGM Grand's acquisition of Mirage Resorts. Subject to certain notice restrictions, Mr. and Mrs. Wynn will retain the right to remove or replace any or all of the works of art that will be displayed in the art gallery. We will lease The Wynn Collection from Mr. and Mrs. Wynn. We will be obligated to pay a monthly payment equal to one-half of the gross revenue, as calculated under the agreement, received by the gallery each month, less direct expenses, subject to a monthly cap. However, if there is a loss in any particular month, as calculated under the agreement, Mr. and Mrs. Wynn will be obligated to reimburse us the amount of the loss. After specified notice periods, we or Mr. and Mrs. Wynn may terminate this lease. See "Certain Relationships and Related Transactions—Art Gallery."

        The Ferrari and Maserati Dealership.    We have entered into letters of intent, as amended, with Ferrari North America, Inc. and Maserati North America, Inc. to open an authorized on-site, full-service Ferrari and Maserati dealership. We expect that our franchises will include a service and maintenance facility, as well as a café and retail store. Currently, there are only 29 Ferrari dealerships in the United States and we expect ours to be the first in Nevada. The dealership will be located near the main entrance to the hotel.

        The letters of intent require us to submit designs and plans for the dealership to Ferrari North America and Maserati North America for approval and to satisfy certain financing and other ongoing conditions, including minimum working capital and net worth requirements. The letters of intent also require us to provide quarterly updates as to the status of construction of Le Rêve and to continuously meet all capital, facility, personnel, customer satisfaction and operational standards of Ferrari North America and Maserati North America. If we are approved to operate the franchises, Ferrari North America and Maserati North America will have first and senior priority security interests in their respective franchises. Under these letters of intent, we are required to notify Ferrari North America and Maserati North America at least sixty days prior to the sale of any of our stock by Mr. Wynn and, if practicable, by Aruze USA. If advance notification is not practicable, we must notify Ferrari North America and Maserati North America promptly after we learn of any sale of our stock by Aruze USA.

Under these letters of intent, Mr. Wynn may not hold less than 50% of the voting power of our issued and outstanding voting stock without the prior written approval of Ferrari North America and Maserati North America. For the purpose of this requirement, under the letters of intent, Mr. Wynn is considered to hold all shares subject to the voting agreement contained in the stockholders agreement, including shares held by Aruze USA. Mr. Wynn currently meets and, upon the completion of this offering, is expected to meet, this requirement. Under these letters of intent, we are also required, barring any unforeseen delays in the construction of Le Rêve, to commence dealership operations by December 31, 2004. If we are unable to open our permanent dealership by this date, it is currently contemplated that we may open a temporary dealership. For more information about the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund, see "Certain Relationships and Related Transactions—Stockholders Agreement" and "Ownership of Capital Stock."

        We are in the process of seeking a zoning ordinance amendment to permit us to operate the dealership at the Le Rêve site. Under the letters of intent, we are required to (1) file a petition with Clark County for the amendment of the applicable land use ordinance by December 1, 2002, (2) file, as soon as possible after the amendment of the land use ordinance, the necessary application for land use approval and (3) obtain both the ordinance amendment and the land use approval no later than October 1, 2003.

        Retail Space.    We expect that Le Rêve will contain approximately 77,500 square feet dedicated to retail shops. We expect to lease approximately eight of the shops to tenants operating boutiques, including brand name and high-end boutiques. We plan to operate the remaining approximately 18 stores, including a golf shop and other shops selling, among other things, men's clothing, women's apparel and accessories, art, watches, sundries and proprietary Le Rêve products.

        The Spa, Salon and Fitness Complex.    We plan to own and operate an approximately 38,000 square foot world-class spa, salon and fitness complex offering high-end spa treatments and fitness equipment and custom label and branded skin and body treatment products, as well as clothing, accessories, and athletic wear.

        Swimming Pools.    Le Rêve will offer its guests four outdoor swimming pools and two whirlpool spas. Two swimming pools will be dedicated for the exclusive use of our suite guests. All of the pool areas will feature private cabanas and lush landscaping.

        Convention, Meeting and Reception Facilities.    Le Rêve expects to feature approximately 223,000 square feet of convention, meeting and reception space (including corridors and patio space), including a grand ballroom, a junior ballroom and meeting rooms with outdoor patios overlooking either the pool area or the golf course, as well as boardrooms and a business center. Covered patios off of the meeting rooms will be available as pre-function or break-out areas.

        The Wedding Chapels.    Le Rêve will include two intimate wedding chapels that we expect will accommodate 60 guests each.

        Parking.    Our north parking garage, which will have easy access to our hotel, will provide approximately 1,840 parking spaces for our guests and other visitors. The second level of the north parking garage will connect to a retail promenade that will lead to our casino. We will have two levels of valet parking under the hotel and a separate parking area for employees located on the 20-acre parcel next to the Le Rêve. In total, we expect that there will be approximately 4,050 parking spaces available to guests and employees of Le Rêve.

  Design and Construction Team

        Wynn Resorts' indirect subsidiary, Wynn Design & Development, together with Stephen A. Wynn, is designing Le Rêve. Wynn Design & Development, which will supervise construction of Le Rêve, is comprised of a highly qualified team of specialists with an impressive track record in designing, constructing and completing major hotel casino resorts. The Wynn Design & Development team includes:

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  Kenneth R. Wynn, President. Kenneth R. Wynn will be supervising the construction, architectural and interior design and purchasing for Le Rêve. Kenneth R. Wynn previously served as President of Atlandia Design & Furnishings, Inc., then a wholly owned subsidiary of Mirage Resorts, where he directly supervised the construction, architecture, interior design and purchasing departments, as well as outside contractors and consultants, for all of Mirage Resorts' new construction and remodel projects, including Bellagio, The Mirage, Treasure Island at The Mirage and Golden Nugget—Las Vegas.
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  W. Todd Nisbet, Executive Vice President—Project Director. Mr. Nisbet will be supervising the construction of Le Rêve. Mr. Nisbet has over 15 years of experience in the construction industry through his employment by Marnell Corrao, where he had direct supervisory capacity over the construction of Bellagio, Treasure Island at The Mirage, projects at The Mirage, such as the expansion of the convention center, the volcano upgrade and the high limit slot area, and the expansion of the north casino at Caesars Palace.
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  DeRuyter O. Butler, Executive Vice President—Architecture. Mr. Butler has been employed by Atlandia Design & Furnishings or Wynn Design & Development for nearly 20 years. Mr. Butler directly supervised the architectural design of major hotel casino resorts such as Bellagio, The Mirage, Treasure Island at The Mirage and the Golden Nugget—Las Vegas.
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  Roger P. Thomas, Executive Vice President—Design. Mr. Thomas, who served as Senior Vice President—Design for Atlandia Design & Furnishings for over 15 years, was responsible for the interior design of The Mirage, including the standard rooms, suites and villas, the spa and salon, the Siegfried & Roy and Danny Gans showrooms and the expansion of the convention center. In addition, Mr. Thomas was responsible for the interior design of Bellagio and the Golden Nugget—Las Vegas and much of the interior design at Treasure Island at The Mirage, including the redecoration of the original tower, the casino and the lobby.
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  Janellen Sachs Radoff, Vice President—Design. Ms. Radoff held the position of Executive Designer at Atlandia Design & Furnishings for almost 15 years and has over 25 years of experience in interior design. Ms. Radoff worked with Mr. Thomas to create the interior design of major hotel casino resorts projects such as Bellagio, The Mirage and the Golden Nugget—Las Vegas.

  Construction Schedule and Budget

        We have scheduled groundbreaking for Le Rêve to occur in October 2002, with an opening to the general public scheduled for April 2005.

        Wynn Design & Development, an indirect wholly owned subsidiary of Wynn Resorts, is responsible for the design and architecture of Le Rêve (except for the showroom, the golf course and the parking garage) and for managing construction costs and risks associated with the Le Rêve project. Nevada law requires that a firm licensed as a professional architectural organization certify architectural plans. These architectural services for the Le Rêve project will be provided by the firm of Butler/Ashworth Architects, Ltd., LLC. The principals of the Butler/Ashworth firm are DeRuyter O. Butler and Glen Ashworth, both of whom are employees of Wynn Design & Development. Mr. Butler is Executive Vice President of Wynn Design & Development. Wynn Design & Development is the only client of the Butler/Ashworth firm and pays the salaries and benefits of Messrs. Butler and Ashworth. Neither we nor Mr. Wynn has an ownership interest in Butler/Ashworth.

        We expect the total development cost of Le Rêve to be approximately $2.4 billion, including the budgeted design and construction costs, cost of the land, capitalized interest, pre-opening expenses and all financing fees. The required cash interest payments and commitment fees on the credit facilities, the FF&E facility, the second mortgage notes and any other indebtedness and obligations of ours which will be due before the estimated commencement date of operations of Le Rêve have been included in our estimate of the total development cost.

        Of the estimated $2.4 billion total development cost for Le Rêve, the design and construction costs are budgeted to be approximately $1.4 billion, including the cost of constructing the golf course and principal parking garage. The remaining approximately $1 billion of development costs includes costs such as pre-opening costs, entertainment production costs, site acquisition costs, construction period interest, financing fees and certain furniture, fixtures and equipment, such as slot machines, computer equipment and kitchen and dining supplies.

        In an effort to manage our construction risk, we have entered into a guaranteed maximum price construction contract with Marnell Corrao covering approximately $919 million of the budgeted $1.4 billion design and construction cost. The $919 million guaranteed maximum price is subject to increases because of, among other things, scope changes to the project. Although we have determined the overall scope and design of Le Rêve, not all of the plans and specifications for the construction components that are the subject of the guaranteed maximum price contract have been finalized and, under certain circumstances, we will be responsible for excess costs with respect to these components. See "Construction Contracts for Le Rêve" and "Risk Factors—Risks Associated with Our Construction of Le Rêve."

        Approximately $488 million of the $1.4 billion budgeted design and construction cost expenditures are not part of the Marnell Corrao guaranteed maximum price contract. These budgeted costs include:

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  owner-managed interior design and related furniture, fixtures and equipment, construction of restaurant and retail spaces, including tenant allowances, signage and electronic systems, site work and exterior features at a budgeted cost of approximately $303.0 million;

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  construction of the new golf course at a budgeted cost of approximately $21.5 million;

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  construction of the principal parking garage at a budgeted cost of approximately $11.5 million;

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  estimated design and engineering professional fees of approximately $67.4 million;

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  costs of obtaining required governmental approvals and permits and utility service connection fees of approximately $13.8 million;

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  costs of miscellaneous capital projects, including demolition and mock-up costs, of approximately $23.8 million;

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  utilities and security costs during construction of approximately $6.3 million;

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  estimated insurance costs of approximately $13.9 million for builder's risk insurance, fees and reserves under the owner-controlled insurance program, umbrella and excess liability insurance and design professional liability insurance during the construction period; and

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  contingency of approximately $26.7 million of the total owner's contingency of $34.3 million.

        We are responsible for these components of the budget, including any cost overruns with respect to these components. Of this remaining $488 million of budgeted design and construction costs, we have spent approximately 8.4% to date. We have received bids with respect to items comprising another approximately 36.6% of these remaining budgeted costs (though we have not accepted these bids and therefore the bids are subject to change). Accordingly, we have spent money or received non-binding bids for a total of approximately 45% of these remaining budgeted costs.

        We have entered into a design/build contract with Bomel for the design and construction of the principal parking garage for a lump sum of $9.9 million, subject to certain exceptions, including any changes in the scope of work, force majeure or owner delays. Design work for the construction is substantially complete. We expect that construction will commence in October 2002. We are currently soliciting bids for the construction of the golf course and expect to award the contract in the fourth quarter of 2002. We expect that the newly constructed golf course will be available for play when Le Rêve opens.

        We expect to lease approximately eight of the retail shops at Le Rêve to third parties and intend to provide some of our retail tenants an allowance for improvements as part of the lease arrangements. We will own and operate the remaining approximately 18 retail shops at Le Rêve and will be responsible for constructing any improvements. These construction costs and allowances are included in our design and construction budget for Le Rêve. Design and/or construction costs in excess of an allowance are intended to be the responsibility of the particular retail tenant. Nevertheless, if we are unable to successfully negotiate leases consistent with our design and construction budget, we may have to fund or construct, at our cost, additional improvements in connection with the leases relating to the space.

        We intend to operate most of the restaurants at Le Rêve. We plan to construct the improvements for all of the restaurants, whether managed by us or by third parties, and the costs of those improvements are included in our design and construction budget.

        We believe that the overall design and construction budget of $1.4 billion is reasonable. In addition to the guaranteed maximum price provisions of the construction contract, we plan to implement specific mechanisms that are intended to reduce the risk of construction cost overruns and delays, including:

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  a $150 million contractor performance and payment bond securing Marnell Corrao's obligations under the construction contract;

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  a guaranty by Marnell Corrao's parent company, Austi, of Marnell Corrao's full performance under the construction contract until final payment under that contract;

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  a $50 million completion guarantee in favor of the lenders under the credit facilities and the second mortgage note holders by a special purpose subsidiary of Wynn Las Vegas, which completion guarantee will be secured by $50 million of the proceeds of this offering contributed to the special purpose subsidiary, deposited in a collateral account and pledged to the lenders under the credit facilities and the second mortgage note holders, to be applied to the costs of the project in accordance with the disbursement agreement;

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  a $30 million liquidity reserve account to be held by Wynn Las Vegas which will be funded by $30 million of the net proceeds of this offering pledged to the lenders under the credit facilities and second mortgage note holders to secure Wynn Las Vegas'

    obligation to develop and construct Le Rêve and to be applied to the costs of the project in accordance with the disbursement agreement;

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  a $34.3 million owner's contingency that we may use, subject to the limitations set forth in the disbursement agreement, to cover owner-created delays and owner-originated changes in the scope of the work and other cost overruns; and

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  a liquidated damages provision requiring Marnell Corrao to pay us $300,000 for each day the completion of construction is delayed, following a five-day grace period and subject to force majeure and other permitted extensions, up to a maximum amount of $9 million.

Despite these protections, design and construction costs may be significantly higher than expected. Furthermore, if we do not complete construction of Le Rêve by the scheduled completion date, which may be extended in accordance with the disbursement agreement, but not beyond September 30, 2005, except for certain limited permitted extensions due to force majeure events, Wynn Las Vegas will be in default under the credit facilities and the second mortgage notes and the holders of the indebtedness will have the right to accelerate the indebtedness and exercise other rights and remedies against our subsidiaries. See "Risk Factors—Risks Related to Our Substantial Indebtedness—We are highly leveraged and future cash flow may not be sufficient for our subsidiaries to meet their obligations, and we might have difficulty obtaining more financing."

  Water Show Entertainment Production Agreement

        We have entered into an agreement with Calitri Services and Licensing Limited Liability Company under which Calitri will create, develop and produce the show to be presented in the Le Rêve showroom. This agreement is in the process of being amended. We expect that the agreement will be amended into two agreements—a license agreement between Wynn Las Vegas and Calitri and a production services agreement between Wynn Las Vegas and Productions du Dragon, S.A. Under the latter agreement, Productions du Dragon will be required to employ Franco Dragone as the executive producer and principal creator of the show. The concept of the show, which involves a water-based production in Le Rêve's showroom, has already been approved by Mr. Wynn and is under development and pre-production. Under the license agreement, Wynn Las Vegas will pay Calitri a $2 million creation fee, $1 million of which has been paid, and fund parts of the development and production budgets. Wynn Las Vegas will pay the remaining $1 million of the creation fee after the completion of this offering. In addition, Calitri will receive 10% of the net ticket revenue and 20% of the show's net revenue. The show's net revenue will include net ticket revenue and revenue from food and beverages sold in or immediately adjacent to the showroom, less the 10% of the net ticket revenue Wynn Las Vegas must pay to Calitri, amortization of construction costs and other operating expenses. Under the production services agreement, when amended, Productions du Dragon will receive an additional 30% of the show's net revenue. Under the license agreement, it is further expected that Wynn Las Vegas will have the sole and exclusive right to license and/or manufacture and sell products and souvenirs related to the show. In return for this right, Calitri will receive 10% of the retail selling price, less certain costs, of all retail sales of these products and 50% of the before tax profits, less certain costs, generated by all non-retail sales of these products. However, it is also currently contemplated that, if the production fails to satisfy certain revenue requirements, Wynn Las Vegas will be able to terminate the license agreement prior to the end of its term. In addition, it is contemplated that the agreement, as amended, will provide Wynn Las Vegas with an option to renew the agreement for an additional five-year term. The production services agreement will be terminable upon termination of the license agreement.

        We have also paid Calitri $1 million for an option with respect to a second production for Le Rêve or for another project. We anticipate that Wynn Las Vegas or one of our other subsidiaries will be required to pay an additional $1 million if we exercise the option. If the option is exercised, the optionee will be obligated to use Productions du Dragon for production services.

        Following the completion of this offering, Wynn Resorts plans to grant Mr. Dragone an award of 189,723 shares of restricted stock. This restricted stock award is intended to be part of the compensation paid to Mr. Dragone for his role as the executive producer and principal creator of the production. The restricted stock will vest on June 30, 2006. However, the restricted stock will not vest, but instead will be immediately cancelled and retired, if, as of June 30, 2006: (1) the complete run of the entertainment production at Le Rêve has not commenced or has been cancelled due to any act or omission of Mr. Dragone and (2) Mr. Dragone has not successfully opened another production show for us in another venue or, if opened, the complete run of such other show has been cancelled due to any act or omission of Mr. Dragone. Although the form of the restricted stock grant has not been finalized, management believes that compensation expense, based on the fair value of the stock grant at the measurement date, will be recognized and that such compensation expense will be capitalized as part of the cost of constructing the entertainment production. Because the price of the stock at the measurement date is presently unknown and the form of the agreement has yet to be finalized, management is unable to estimate the amount of compensation expense expected to be associated with the restricted stock grant at this time.

  Las Vegas Market

        Overview.    Las Vegas is one of the fastest growing leisure, lodging and entertainment markets in the country. Las Vegas hotel occupancy rates are among the highest of any major market in the United States. According to the Las Vegas Convention and Visitors Authority, the number of visitors traveling to Las Vegas has continued to increase at a steady and significant rate. The number of visitors increased from approximately 29.6 million in 1996 to approximately 35.0 million in 2001, a compound annual growth rate of 3.4%. Aggregate expenditures by these visitors increased at a compound annual growth rate of 7.0%, from approximately $22.5 billion in 1996 to approximately $31.6 billion in 2001. The number of residents in Clark County, the greater Las Vegas area, has increased from 1,115,940 residents in 1996 to 1,425,723 residents in 2000, a compound annual growth rate of 5.0%.

        Expanding Hotel and Gaming Market.    Las Vegas has one of the strongest and most resilient hotel markets in the country and, according to the American Gaming Association, has the highest casino gaming revenue in the United States. Major properties on the Las Vegas Strip that have opened over the past ten years include Bellagio, Mandalay Bay Resort & Casino, New York-New York Hotel and Casino, Paris Las Vegas, Aladdin Resort & Casino and The Venetian. In addition, a number of existing properties on the Las Vegas Strip embarked on expansions during this period including MGM Grand Hotel and Casino, Luxor Hotel and Casino, Circus Circus Hotel, Casino and Theme Park, Mandalay Bay Resort & Casino and Caesars Palace. Despite this significant increase in the supply of hotel rooms in Las Vegas, hotel total occupancy rates for all days exceeded on average 90.6% for the years 1990 to 1999, averaged 92.5% in 2000 and 88.9% in 2001.

        According to the Nevada State Gaming Control Board, Las Vegas Strip gaming revenue has increased from approximately $3.6 billion in 1996 to approximately $4.7 billion in 2001, a compound annual growth rate of 5.6%. As a result of the increased popularity of gaming, Las Vegas has sought to increase its popularity as an overall vacation resort destination. The number of hotel rooms in Las Vegas has increased by 30.6% from 80,952 in 1996 to 105,702 in 2001.

We believe that the growth in the Las Vegas market has been enhanced as a result of a dedicated program by both the Las Vegas Convention and Visitors Authority and major Las Vegas hotels to promote Las Vegas as a major vacation and convention site and the increased capacity of McCarran International Airport.

        Growth of Non-Gaming Revenue Expenditures.    The Las Vegas market continues to evolve from its historical gaming focus to broader entertainment and leisure offerings. In addition to the traditional attractiveness of gaming, the market is continuing to expand to include retail, fine dining, sporting activities, major concerts and other forms of entertainment. This diversification has contributed to the growth of the market and broadened the universe of individuals who would consider Las Vegas as a vacation destination. The more diversified entertainment and leisure offerings present significant growth opportunities. In particular, the newer, large theme-destination resorts have been designed to capitalize on this development by providing better quality hotel rooms at higher rates and by providing expanded shopping, dining and entertainment opportunities to their patrons, in addition to gaming.

        Las Vegas as a Convention Center Attraction.    According to Tradeshow Week 200, an annual publication that analyzes the 200 largest trade shows in the United States, Las Vegas was the most popular trade show destination in the United States with a 28.4% market share of the Tradeshow Week 200 shows in terms of net square footage and one of the most popular convention destinations in the United States in 2001. In 1996, approximately 3.3 million persons attended conventions in Las Vegas, providing approximately $3.9 billion in non-gaming trade show and convention revenue. By 2001, the number of convention attendees increased to more than 4 million, providing approximately $4.8 billion in non-gaming and trade show and convention revenue.

        Trade shows are held for the purpose of getting sellers and buyers of products or services together in order to conduct business. Trade shows differ from conventions in that trade shows typically require substantial amounts of space for exhibition purposes and participant circulation. Conventions generally are gatherings of companies or groups that require less space for breakout meetings and general meetings of the overall group. Las Vegas offers trade shows and conventions a unique infrastructure for handling the world's largest shows. This includes a concentration of approximately 72,000 hotel rooms located on the Las Vegas Strip, two of the largest convention centers in the United States—the Las Vegas Convention Center and the Sands Expo and Convention Center—with a total of over 4 million square feet of convention and exhibition space, convenient air service from major cities throughout the United States and other countries and significant entertainment attractions. In addition to the Sands Expo and Convention Center and the Las Vegas Convention Center, the MGM Grand Hotel and Casino has constructed a conference and meeting facility of approximately 380,000 gross square feet. The Mirage has recently added approximately 90,000 gross square feet of meeting space, and Mandalay Bay Resort & Casino has begun construction of an approximately 1.8 million square foot convention center with an estimated completion date in early 2003. We believe that Las Vegas will continue to evolve as one of the country's preferred trade show and convention destinations.

        Statistics on the Las Vegas Gaming Industry.    The following table sets forth certain information derived from published reports of the Las Vegas Convention and Visitors Authority and the Nevada State Gaming Control Board concerning Las Vegas Strip gaming revenue and visitor volume and hotel data for the years 1996 to 2001. As shown in the table, the Las Vegas market has achieved significant growth in visitor volume and tourist revenue.

Historical Data for Las Vegas Gaming Industry(1)

	1996	1997	1998	1999	2000	2001	Compound Annual Growth Rate
Las Vegas Visitor Volume	29,636,361	30,464,635	30,605,128	33,809,134	35,849,691	35,017,317	3.4%
Total Visitor Expenditures(2)	$22,533,258	$24,952,189	$24,577,469	$28,695,178	$31,462,337	$31,555,924	7.0%
Las Vegas Strip Gaming Revenue(2)	$3,579,269	$3,809,354	$3,812,408	$4,490,330	$4,805,572	$4,703,692	5.6%
Las Vegas Convention Attendance	3,305,507	3,519,424	3,301,705	3,772,726	3,853,363	4,049,095	4.1%
Las Vegas Hotel Occupancy Rate for All Days	93.4%	90.3%	90.3%	92.1%	92.5%	88.9%	N/A
Las Vegas Hotel/Motel Room Supply	99,072	105,347	109,365	120,294	124,270	126,610	5.0%

(1)
Sources: Las Vegas Convention and Visitors Authority and Nevada State Gaming Control Board for the fiscal years ended December 31.

(2)
Dollars in thousands.

  Le Rêve Competition

        Hotel/Casino Competition.    The casino/hotel industry is highly competitive. Le Rêve, which will be located on the Las Vegas Strip, will compete with other high-quality resorts and hotel casinos in Las Vegas on the basis of overall atmosphere, range of amenities, level of service, price, location, entertainment offered, theme and size. Le Rêve will compete with hotels on the Las Vegas Strip and those in downtown Las Vegas, as well as a large number of hotels and motels in and near Las Vegas.

        In June 2003, The Venetian expects to complete a 1,000-room hotel tower on top of the resort's existing parking garage. Also, Mandalay Bay Resort & Casino has announced that it expects to begin construction of a 1,122-room, all-suite tower connected to the current hotel casino resort in September 2002, with an expected opening in October 2003. MGM Mirage has announced that it will begin construction in mid-2003 of an approximately 925-room "spa tower" addition to Bellagio, as well as expand Bellagio's spa and salon, meeting space and retail space, with an expected completion in December 2004. Other than the expansions of The Venetian, Mandalay Bay Resort & Casino and Bellagio, we are not aware of any significant additions of hotel rooms to major hotel casino resort properties in Las Vegas or any developments of new major hotel casino resort properties in Las Vegas in the near future.

        Many competing properties, such as Bellagio, Caesars Palace, Luxor Hotel and Casino, Mandalay Bay Resort & Casino, the MGM Grand Hotel and Casino, The Mirage, Monte Carlo Hotel and Casino, New York-New York Hotel and Casino, Paris Las Vegas, Rio All-Suite Hotel & Casino, Treasure Island at The Mirage and The Venetian, have themes and attractions which draw a significant number of visitors and will directly compete with our operations. Some of these facilities are operated by companies that have more than one operating facility and may have greater name recognition and financial and marketing resources than us and target the same demographic group as we will. We will seek to differentiate Le Rêve from other major Las Vegas resorts by concentrating on our fundamental elements of design, atmosphere, personal service and level of luxury.

        Las Vegas casinos also compete, to some extent, with other hotel/casino facilities in Nevada and in Atlantic City, riverboat gaming facilities in other states, hotel/casino facilities elsewhere in the world, state lotteries, Internet gaming and other forms of gaming. In addition, certain states recently have legalized, and others may or are likely to legalize, casino gaming in specific areas. Passage of the Tribal Government Gaming and Economic Self-Sufficiency Act in 1988 has led to rapid increases in Native American gaming operations. Also, in March 2000, California voters approved an amendment to the California Constitution allowing federally recognized Native American tribes to conduct and operate slot machines, lottery games and banked and percentage card games on Native American land in California. As a result, casino-style gaming on tribal lands is growing and could become a significant competitive force. The proliferation of Native American gaming in California could have a negative impact on our operations. The proliferation of gaming activities in other areas could significantly harm our business as well. In particular, the legalization of casino gaming in or near metropolitan areas, such as New York, Los Angeles, San Francisco and Boston, from which we intend to attract customers, could have a substantial negative effect on our business. In addition, new or renovated casinos in Macau or elsewhere in Asia could draw Asian gaming customers, including high-rollers, away from Las Vegas. See "—The Macau Opportunity—Competition within Macau and from Regional Markets."

        Our casino will also compete, to some extent, with other forms of gaming on both a local and national level, including state-sponsored lotteries, on- and off-track wagering and card parlors. The expansion of legalized gaming to new jurisdictions throughout the United States will also increase competition we face and will continue to do so in the future. Additionally, if gaming is legalized in jurisdictions near our property or our target markets where it currently is not permitted, we will face additional competition.

        Retail Competition.    Le Rêve's retail stores will operate in a highly competitive environment. Le Rêve's retail stores will compete with other retail stores located in other Las Vegas hotel casino resorts and shopping districts. Among these Las Vegas shopping locations, Le Rêve will face significant competition from the retail stores at Bellagio, the Forum Shops at Caesars Palace, which is expected to complete a 200,000 square foot expansion in 2004, The Grand Canal Shoppes at The Venetian and Desert Passage at Aladdin Resort & Casino. In particular, Le Rêve's retail stores will face competition from the premium retail stores of the Fashion Show Mall, which is owned by The Rouse Company, a publicly traded company. The Fashion Show Mall, which is situated across the Las Vegas Strip from Le Rêve, is currently undergoing an extensive remodeling and expansion program, reportedly increasing its size from approximately 773,000 square feet to nearly 2 million square feet. Beginning in November 2002, the Fashion Show Mall is expected to contain an approximately 180,000 square foot Nordstrom and a flagship store of Bloomingdale's Home & Furniture. The expansion of the Fashion Show Mall is expected to be completed in October 2003 with a new Lord & Taylor and is expected to include a total of approximately 300 shops. In addition, Le Rêve's retail stores will compete with outlet shopping areas located on the way to Las Vegas from Los Angeles and other places, which tend to offer merchandise at discounted prices.

        Our retail stores will compete on the basis of, among other things, the location of our stores, the breadth, quality, style, and availability of merchandise, the level of customer service offered and merchandise price. We will also compete with other retail properties for retail businesses on the basis of the rent charged and location.

        We believe that our retail operations will generate approximately 5% of our total revenue. However, we will face significant competition in this market area. Any increase in our competitors' market share for retail customers in Las Vegas could negatively impact our operations in a significant manner. See "Risk Factors—General Risks Associated with Our

Business—The casino, hotel, convention and other facilities at Le Rêve will face intense competition."

  Marketing in Las Vegas

        Our marketing strategy consists of positioning Le Rêve as a full-service luxury resort and casino in the leisure, convention and tour and travel markets. Prior to the opening of Le Rêve, we will create general market awareness about Le Rêve's product offerings through conventions and media, including television, radio, newspapers, magazines, internet, direct mail and billboards. We also expect that the third party retail tenants will engage in their own general advertising and promotional activity, which we expect will benefit all of Le Rêve's retail shops.

        We believe that Le Rêve will attract wealthy international and domestic gaming customers due in part to the high degree of customer recognition and guest loyalty that we believe Mr. Wynn has developed over the last two decades by operating some of the signature properties on the Las Vegas strip. In addition, we currently employ experienced international and domestic casino marketing executives. We believe that Mr. Wynn's reputation will allow us to continue to attract marketing executives of this caliber.

        Le Rêve plans to have marketing executives located in local offices in Tokyo, Hong Kong, Macau, Singapore, Taiwan, Europe, New York and southern California, as well as independent marketing representatives in major U.S. and foreign cities. We also plan to develop a guest loyalty program at Le Rêve that will integrate in real-time, all gaming, hotel, food, beverage and retail revenue of a particular guest and compare it against incurred expenses to determine the profitability of that guest. We will use this program to implement a rewards system that offers discounted and complimentary meals, lodging and entertainment for our guests. We will also use that information to develop an integrated database that will allow us to target specific customers for promotions that might induce them to visit Le Rêve.

The Macau Opportunity

  Overview and Strategy

        Wynn Macau, a Macau company and majority-owned indirect subsidiary of Wynn Resorts, recently entered into a 20-year concession agreement with the government of the Macau Special Administrative Region of the People's Republic of China to construct and operate one or more casino gaming properties in Macau. The Macau peninsula, located in southeast China on the South China Sea, is approximately 37 miles southwest of Hong Kong. Macau has been an established gaming market for at least 40 years and, according to the U.S. & Foreign Commercial Service American Consulate General, Hong Kong, Macau's casinos generated approximately US $2.1 billion in gaming revenue in 2000. Wynn Macau currently is one of three concessionaires permitted to operate a casino gaming business in Macau.

        The concession agreement requires Wynn Macau to construct and operate one or more casino gaming properties in Macau, including, at a minimum, one full-service casino resort by the end of December 2006, and invest not less than a total of 4 billion patacas (approximately US $500 million) in Macau-related projects by June 26, 2009. Wynn Macau will not begin construction or operation of any casino in Macau until a number of objectives and conditions are met, including obtaining sufficient financing. After construction of the first phase of Wynn Macau's first casino resort, Wynn Macau intends to satisfy its remaining financial obligations under the concession agreement through the development of future phased expansions and additional casino resorts. If Wynn Macau does not invest 4 billion patacas in casino projects by June 26, 2009, it is obligated to invest the remaining amount in projects related to its gaming operations in Macau that the Macau government approves, or in projects of public interest designated by the Macau government. The currency used in the concession agreement is the Macau pataca. We have converted all pataca references into U.S. dollars using an exchange rate of approximately eight Macau patacas to one U.S. dollar (which is the middle of the buy and sell rates on October 4, 2002, as reported by the Monetary Authority of Macau).

        We currently contemplate that Wynn Macau will develop, construct and begin operations of its initial casino resort in phases, with the first phase consisting of a casino and several food and beverage outlets. If the financing arrangements for the construction of the initial phase of the casino resort are completed and if certain necessary legislative changes have been enacted by the Macau government, we expect that Wynn Macau will begin construction of its first casino resort in 2003. Accordingly, Wynn Macau could complete construction of the first phase of the casino resort and begin casino operations as early as 2004. Wynn Macau already begun planning for the development of the initial phase of its first casino resort, including having discussions with construction contractors. The Macau government has granted to Wynn Macau the right to lease a parcel of land for its first permanent casino operations. We believe that this land, located in the outer harbor of downtown Macau opposite the largest, most well-known casino, the Hotel Lisboa, is an attractive location for our first Macau casino.

        The government of Macau is encouraging significant foreign and domestic investment in new and expanded casino entertainment facilities in Macau to enhance its reputation as a casino resort destination, and to attract additional tourists and lengthen stays. We believe that these efforts will provide an opportunity for growth in the Macau gaming and resort market. Gaming customers from Hong Kong, southeast China, Taiwan and other locations in Asia can reach Macau in a relatively short period of time, and visitors from more distant locations in Asia can take advantage of short travel times by air to Macau or to Hong Kong. The relatively easy access from major population centers promotes Macau as a popular gaming destination in Asia. We plan to capitalize on these favorable market trends, utilizing our significant experience in Las Vegas by providing a Steve Wynn-designed property with appropriately high service standards.

        We intend to invest up to $40 million of the net proceeds from this offering in Wynn Macau as part of the financing of the Macau opportunity, in addition to approximately $23.8 million we have already expended in or committed to Wynn Macau. Wynn Macau has begun preliminary discussions to arrange the additional financing that would be required to complete the initial phase of Wynn Macau's first casino resort.

        Wynn Macau will not begin construction or operation of any casino in Macau if it does not obtain the ability to extend credit to gaming customers and enforce gaming debts in Macau and if it does not obtain relief from the complementary income tax and the withholding tax on dividends imposed in Macau. Based on our discussions with government officials, we believe legislative changes relating to these matters will be introduced by early 2003. However, we cannot assure you that such proposed legislative changes will be enacted.

  Ownership Structure of Macau-Related Entities

        The following chart illustrates the anticipated organizational structure of Wynn Resorts' Macau-related subsidiaries immediately after both the consummation of this offering and the completion of restructuring transactions relating to the Macau-related entities described below.

*
Wynn Resorts International, Ltd. will hold one share of Wynn Resorts (Macau), Limited as nominee for Wynn Resorts (Macau) Holdings, Ltd.

        Wynn Resorts' Ownership of Macau-Related Entities.    Wynn Resorts currently owns, indirectly, a 90% economic interest in Wynn Macau. A series of transactions designed to bring certain minority partners into the ownership structure is currently being implemented. Once the restructuring transactions currently underway are completed, we expect that Wynn Resorts will own an approximately 82.5% economic interest in Wynn Macau indirectly through various subsidiaries and will effectively control 90% of the vote of Wynn Macau. In the aggregate, Wynn Resorts will have contributed approximately $23.8 million, including shares of Wynn Macau with an aggregate par value of approximately $337,500, to the Macau-related entities.

        Wynn Resorts owns 100% of Wynn Group Asia, Inc., a Nevada corporation. Wynn Group Asia owns 100% of Wynn Resorts International, Ltd., a Manx company. Wynn Resorts International will hold certain shares of Wynn Macau directly, representing approximately 39% of the capital and voting power and approximately 49% of the dividends and other distributions in excess of capital contributed. Wynn Resorts International will also own approximately 33.5% of the capital and dividend participation and will effectively control approximately 51% of the vote of Wynn Macau indirectly through its majority-owned subsidiary, Wynn Resorts (Macau) Holdings, Ltd., a Manx company. We expect that Wynn Resorts International will be entitled to a liquidation preference in Wynn Resorts (Macau) Holdings that effectively represents an additional 10% interest in the capital of Wynn Macau. Wynn Resorts (Macau) Holdings owns 100% of Wynn Resorts (Macau), Limited, a Hong Kong company. Wynn Resorts (Macau), Limited in turn will own approximately 51% of Wynn Macau.

        As part of the financing of the Macau opportunity, we intend to invest up to $40 million of the net proceeds from this offering in Wynn Macau. The indirect minority investors in Wynn Macau have agreed to participate in this additional investment along with Wynn Resorts to the extent of their proportionate effective interests in Wynn Macau.

        Minority Ownership of the Macau-Related Entities.    Once the restructuring transactions currently underway are completed, we expect that Wynn Resorts will own approximately 82.5% of the rights to capital and dividends and effectively control approximately 90% of the vote of Wynn Macau indirectly through various subsidiaries. Mr. Wong Chi Seng, who is the executive director of Wynn Macau, will own, in the aggregate, approximately 10% of the rights to capital and dividends and effectively control approximately 10% of the vote of Wynn Macau. Other investors will own, indirectly, approximately 7.5% of the rights to dividends and capital of Wynn Macau.

        The direct and indirect minority interests of Wynn Macau will be at two levels: at the Wynn Resorts (Macau) Holdings level and directly at the Wynn Macau level. Mr. Wong Chi Seng will indirectly own shares representing approximately 11.8% of the voting power and 19.6% of the capital and dividend participation in Wynn Resorts (Macau) Holdings. In exchange for these shares, Mr. Wong will contribute to Wynn Resorts (Macau) Holdings approximately $385,000, including shares of Wynn Macau with an aggregate par value of approximately $37,500. According to Macau law, the position of executive director and at least 10% of the voting shares and capital of Wynn Macau must be held by a resident of Macau. Mr. Wong, a Macau resident, serves as the executive director of Wynn Macau and will purchase his shares in Wynn Macau for an aggregate of approximately $2.5 million. Mr. Wong's shares will have the same voting rights as do the other shares in Wynn Macau, but they will be limited in their participation in dividends to up to one pataca per year, in the aggregate, and limited in other distributions to their share of the capital contributed.

        Other investors, who are related to each other, collectively will contribute cash of approximately $2.2 million and will own shares representing approximately 8.9% of the voting power and 14.7% of capital and dividend participation in Wynn Resorts (Macau) Holdings.

  Macau Market

        Introduction.    The Macau Special Administrative Region of the People's Republic of China is located in the southern part of Guangdong Province. Macau consists of the Macau peninsula and the islands of Taipa and Coloane, which are connected to the peninsula by bridges, and totals approximately 9 square miles in size. Macau is approximately 37 miles southwest of Hong Kong and immediately adjacent to the Zhuhai Special Economic Zone, from which Macau is visible and easily accessible. The CIA World Factbook estimates that Macau's population in 2001 was approximately 454,000.

        Macau was a colony of Portugal for approximately 450 years. In December 1999, Portugal transferred administration of Macau to China, which re-established the territory as a special administrative region. Macau has been a gaming destination for at least 40 years.

        Popular regional gaming destination.    According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, over 10 million people visited Macau in 2001, increasing from approximately 7.4 million in 1999. According to the U.S. & Foreign Commercial Service American Consulate General, Hong Kong, in 2000, casinos in Macau generated approximately US $2.1 billion in gaming revenue. Macau casinos are primarily table game-oriented and include many private VIP rooms, but contain relatively few slot machines.

        Macau's gaming market is primarily dependent on tourists. According to Macau Statistics and Census Service Monthly Bulletin of Statistics, from 1999 through 2001 less than one-third of visitors traveling to Macau stayed overnight in hotels and guestrooms and, for those who stayed overnight in hotels and guestrooms, the average length of stay was only one to two nights.

        The following table contains statistics relating to the visitation of Macau by tourists:

Macau Annual Tourism Statistical Overview

	1999	2000	2001	Compound Annual Growth Rate 1999-2001
Visitor Arrivals	7,443,924	9,162,212	10,278,973	17.5%
Overnight Guests	2,253,445	2,689,843	2,766,853	10.8%

Source:    Macau Statistics and Census Service Monthly Bulletin of Statistics

        Proximity to, and ease of access from, major Asian capitals.    Gaming customers traveling to Macau typically come from nearby countries in Asia such as Hong Kong, mainland China, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics—Public Security Police, 90% of the tourists who visited Macau in 2001 came from Hong Kong, mainland China or Taiwan, with over 50% coming from Hong Kong.

        The Macau pataca and the Hong Kong dollar are linked to each other and, in many cases, are used interchangeably in Macau. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Inflation and Foreign Currency Risk." However, currency exchange controls and restrictions on the export of currency by certain countries may negatively impact the success of Wynn Macau. For example, there are currently existing currency exchange controls and restrictions on the export of the renminbi, the currency of China. Restrictions on the export of the renminbi may impede the flow of gaming customers from China to Macau, inhibit the growth of gaming in Macau and negatively impact Wynn Macau's gaming operations.

        Gaming customers from Hong Kong, southeast China, Taiwan and other locations in Asia can reach Macau in a relatively short period of time, using a variety of methods of transportation, and visitors from more distant locations in Asia can take advantage of short travel times by air to Macau or to Hong Kong (followed by a short water ferry or helicopter trip to Macau). The relatively easy access from major population centers promotes Macau as a popular gaming destination in Asia.

        Macau draws a significant number of gaming customers from both visitors and residents of Hong Kong. One of the major methods of transportation to Macau from Hong Kong is the hydrofoil ferry service. The hydrofoil ferry offers service up to four times per hour, with trips to and from Macau in duration of approximately 55 to 75 minutes. Macau is also accessible from Hong Kong by helicopter in approximately 20 minutes.

        The economy of Macau relies heavily on the economy of Hong Kong because the majority of the visitors who travel to Macau are from Hong Kong. As a result, economic slowdowns in Hong Kong affect the number of visitors who travel to Macau and the profitability of Macau businesses that rely on tourism.

        Macau completed construction of an international airport in 1995 that provides direct air service to many major cities in Asia such as Manila, Singapore, Taipei, Bangkok, Beijing and Shanghai. The Macau International Airport can accomodate large commercial airliners and directly serves at least 20 cities, including at least 12 in China, with links to numerous other major Asian destinations.

        Potential for growth of Macau gaming market.    We believe that the following factors will play a positive role in Macau's status as a gaming and resort destination:

  •
  the proximity to, and ease of access from, Hong Kong, China and Taiwan and other Asian regional markets, including Indonesia, Thailand and Japan, where casinos currently are banned;

  •
  significant foreign and domestic investment in new and expanded casino and entertainment facilities in Macau that are intended to promote Macau as a casino resort destination, enhance tourism and lengthen stays, such as: the reported development of an entertainment complex that will include gaming amenities in the Fisherman's Wharf area of Macau planned by Sociedade de Jogos de Macau through a related entity; the casino resort on Taipa reportedly planned by Galaxy Casino, Ltd., an affiliate of Venetian Resorts; and Wynn Macau's proposed casino resort; and

  •
  the development of Hong Kong Disneyland (scheduled to open in 2005) on Lantau Island near Macau.

  Competition within Macau and from Regional Markets

        Local Competition.    In the past, gaming in Macau had been administered as a government-sanctioned monopoly concession awarded to a single concessionaire. However, under the authority of the Chief Executive and the Casino Tender Commission of Macau, the government of Macau has recently liberalized the gaming industry by granting concessions to operate casinos to three concessionaires. Sociedade de Jogos de Macau, referred to as SJM, has been granted one of the concessions. SJM is controlled by Stanley Ho, who through another entity had controlled the monopoly concession to conduct gaming operations in Macau for approximately 40 years. Galaxy Casino Company Limited, referred to as Galaxy, also has been awarded a concession to operate casinos in Macau. Galaxy is a joint venture between an affiliate of the operators of The Venetian in Las Vegas and a group of Hong Kong investors headed by Lui Chi-woo. Wynn Macau was awarded the third concession. Wynn Macau's gaming business would compete with businesses to be operated by the two other casino concessionaires in Macau. In addition, the concession agreement into which Wynn Macau has entered with the Macau government permits the government to grant additional concessions for the operation of casinos after April 1, 2009. If the government of Macau awards additional concessions, Wynn Macau will face increased competition from local casino operators in Macau.

        SJM has the benefit of being the established gaming enterprise already in existence at eleven locations in Macau. Most of these eleven casinos are relatively small facilities which are offered as amenities in hotels, however a few are substantial operations enjoying recognition by gaming customers. Three of the largest hotels with casinos in Macau are The Hotel Lisboa, Mandarin Oriental and the Hyatt Regency. Seven of the eleven casinos in Macau are located in hotels. In addition, an affiliate of Mr. Ho owns substantially all of the water ferry services and the helicopter shuttle service that link Macau to Hong Kong and Kowloon.

        Wynn Macau will face increased competition if SJM or Galaxy constructs new, or renovates pre-existing, casinos in Macau. SJM is reported to be planning a major remodeling of the Hotel Lisboa and a new Fisherman's Wharf entertainment complex, which will include gaming amenities, in the area of the Macau ferry terminal. SJM is obligated to invest at least approximately 4.7 billion patacas (approximately US $588 million) by December 2004 under its concession agreement with the government of Macau. Additionally, according to news reports, Galaxy intends to build a major casino resort on Taipa, the island where Macau's international airport is located, and possibly other casinos. Galaxy is obligated to invest at least 8.8 billion patacas (approximately US $1.1 billion) by June 2012 under its concession agreement with the government of Macau.

        Regional Competition.    Wynn Macau will face competition from casinos located in other areas of Asia, such as the major gaming and resort destination, Genting Highlands Resort, located outside of Kuala Lumpur, Malaysia and casinos in South Korea and The Philippines, as well as pachinko and pachislot parlors in Japan. Wynn Macau also will encounter competition from other major gaming centers located around the world, such as Australia and Las Vegas, cruise ships in Asia that offer gaming, and illegal casinos throughout Asia. Further, if current efforts to legalize gaming in Penghu, Taiwan are successful or if the reported large-scale new casino entertainment complex proposed in Manila is developed, Wynn Macau will face additional regional competition.

Seasonality

        We do not consider our Las Vegas business to be particularly seasonal. However, we expect that our revenue and cash flow may be slightly reduced during the summer months due to the tendency of Las Vegas room rates to be lower at that time of the year.

Employees

        We currently employ approximately 200 employees in the U.S. We anticipate that when Le Rêve opens, we will employ nearly 8,000 employees in connection with the operation of Le Rêve. As a result, we will need to undertake a major recruiting and training program before the opening. However, we believe that we will be able to attract and retain a sufficient number of qualified individuals to operate the hotel and casino. We will pay competitive market wages to our employees.

        Currently, Valvino is a party to several collective bargaining agreements with several different unions which it assumed in connection with the acquisition of the Desert Inn Resort & Casino. All of these agreements will expire before the scheduled opening of Le Rêve. However, the unions may seek to organize the workers at Le Rêve or claim that the agreements assumed in connection with Valvino's acquisition of the Desert Inn Resort & Casino obligate Wynn Las Vegas to enter into negotiations with one or more of the unions to represent the workers at Le Rêve. Unionization or pressure to unionize could increase our labor costs.

Trademarks and Service Marks

        Our most important marks are LE RÊVE for hotel services and LE RÊVE for casino services. We have purchased the common-law name and mark "LE RÊVE" from a California trust operating a hotel by that name. This purchase removed the California trust as a prior user with superior rights. We have also applied to register the "LE RÊVE" service mark in the

United States Patent and Trademark Office, referred to as the PTO, for hotel services. Our application for the LE RÊVE hotel mark has cleared the PTO examination process. It was "published for opposition." On August 16, 2002, a request for extension of time to oppose was filed with the PTO. If granted, the initial request for extension of time to oppose expires on October 15, 2002. The potential opposer is entitled to file an additional request for extension of time to oppose for an additional 30 days. Further extensions of time to oppose are allowed only with our consent. If no opposition is filed, or if an opposition is filed, but is settled or the potential opposer does not prevail, LE RÊVE will be registered for hotel services, and restaurant, bar, lounge and health spa services.

        We have also applied to register the "LE RÊVE" service mark with the PTO for combined casino and entertainment services. Because the PTO translates "LE RÊVE" as "THE DREAM", it has cited certain "DREAM" marks as a basis for preliminarily refusing to allow some of our "LE RÊVE" applications, including this application, to proceed toward registration. The PTO's objection to this application appears to relate solely to entertainment services, and not casino services. Accordingly, we have divided the application to register LE RÊVE for casino services from entertainment services and, therefore, the application for casino services should not be subject to the objections to entertainment services.

        In addition, we have applied to register this mark for other uses, including gift shop items, retail services, clothing, golf balls and golf accessories, toys, tote bags, mugs, and others, none of which, individually, will be material to our business. Our application for Le Rêve retail services was preliminarily refused based on a prior registration of Le Reve in connection with wines. Each of these applications is pending. None of the non-hotel and non-casino applications for LE RÊVE are for goods or services that would, if finally rejected, have a material impact on our business.

        Even if we are able to obtain registration of the LE RÊVE mark for the above-described applications, such federal registration is not completely dispositive of the right to such trademarks. Third parties who claim prior rights with respect to DREAM marks or to marks similar to LE RÊVE may nonetheless challenge our use of LE RÊVE and seek to overcome the presumptions afforded by such registrations. They also could attempt to prevent our use of LE RÊVE and/or seek monetary damages as a result of our use.

Properties

        Las Vegas Land.    We currently own approximately 212 acres of land on or near the Las Vegas Strip on the site of the former Desert Inn Resort & Casino. Le Rêve will total approximately 192 acres consisting of approximately 55 acres, owned by Wynn Las Vegas, at the northeast corner of the intersection of Las Vegas Boulevard and Sands Avenue and the approximately 137-acre golf course, owned by Wynn Resorts Holdings, to be constructed behind the hotel. The balance of the 212 acres consists of an additional parcel of approximately 20 acres fronting Las Vegas Boulevard next to the Le Rêve site, owned by Valvino, that is available for future development once this parcel is released from the liens under the credit facilities and the second mortgage notes.

        Las Vegas Water Rights.    Valvino indirectly owns approximately 949 acre-feet of certificated water rights through its indirect subsidiary, Desert Inn Improvement Co. We plan to use this water for general irrigation purposes including irrigation of the golf course. Desert Inn Improvement Co. also currently provides water service to the existing office building on the site of the former Desert Inn Resort & Casino and the remaining homes around the golf course. As a result of its service obligations to the remaining homes, Desert Inn Improvement Co. is a public utility under Nevada law and is subject to regulatory restrictions imposed by the Public Utilities Commission of Nevada. See "Risk Factors—General Risks Associated with Our Business—We will be subject to regulatory control by the Public Utilities Commission of Nevada." Desert Inn Improvement Co. does not use these water rights to provide water to its public utility customers.

        Valvino directly owns an additional approximately 36 acre-feet of certificated water rights. This water will be used to supply the water for the Le Rêve lake, subject to the approval of the Nevada State Engineer. There are significant cost savings and conservation benefits associated with using water supplied pursuant to our water rights.

        Macau Lease.    The Macau Special Administrative Region owns most of the land in Macau and, in most cases, private interests in real property located in Macau are obtained only through leases and other grants of rights to use land from the government. The government of Macau has granted to Wynn Macau the right to lease a parcel of land of approximately 14 acres located in the outer harbor of downtown Macau opposite the Hotel Lisboa on which Wynn Macau intends to construct and operate its initial casino resort. If Wynn Macau ultimately signs a land concession agreement exercising its leasing right, the amount of the rent and other terms and conditions of the land concession will be fixed in that agreement. The term of the land concession would be 25 years, commencing on the date it is published in the Macau Official Gazette, and may be renewed at the option of Wynn Macau for successive periods terminating no later than December 19, 2049. In exchange, Wynn Macau would be obligated to pay a premium of approximately 318 million patacas (approximately US $40 million). In addition, once the land concession agreement is entered into, Wynn Macau would become obligated to pay an entity affiliated with Stanley Ho, approximately 160 million patacas (approximately US $20 million) for relinquishing its rights to use a portion of that site. Wynn Macau would be able to credit both this land concession premium and the payment to the former concessionaire toward its 4 billion pataca required investment in Macau.

Legal Proceedings

        From time to time, we are involved in litigation relating to claims arising out of the ordinary course of business.

        In addition, Valvino is currently involved in litigation related to its ownership and development of the former Desert Inn golf course and the residential lots around the golf course. Valvino acquired some, but not all, of the residential lots located in the interior of and around the former Desert Inn golf course when it acquired the former Desert Inn Resort & Casino from Starwood Hotels & Resorts Worldwide, Inc. Valvino later acquired all of the remaining lots located in the interior of, and some of the remaining lots around, the former Desert Inn golf course. In total, Valvino acquired 63 of the 75 residential lots, with Clark County having acquired two of the lots through eminent domain in 1994 as part of the widening of Desert Inn Road. The residential lots, previously known collectively as the Desert Inn Country Club Estates, were subject to various conditions, covenants and restrictions recorded against the lots in 1956 and amended from time to time since then.

        On October 31, 2000, Ms. Stephanie Swain, as trustee of the Mark Swain Revocable Trust, and some of the homeowners whose lots Valvino did not purchase filed an action in Clark County District Court against Valvino and the then directors of the Desert Inn Country Club Estates Homeowners' Association. The plaintiffs are seeking various forms of declaratory relief concerning the continued governance of the homeowners' association. In addition, the plaintiffs have challenged the termination in June 2001 of the conditions, covenants and restrictions recorded against the residential lots. The plaintiffs also seek to establish certain easement rights that Ms. Swain and the other homeowners claim to possess. Specifically, the remaining homeowners seek to establish easement rights to enter upon the golf course for exercise and other leisure purposes, and to use the perimeter roadways for entrance and exit purposes. At least two of the plaintiffs also have alleged the existence of an equitable implied restriction prohibiting any alternative commercial development of the golf course. Two subsequent actions were filed, one by Ms. Swain against certain homeowners' association members and one by Valvino seeking declaratory and injunctive relief similar to the original action. Because the issues in the subsequent actions are present in the original action, both of the subsequent actions have been stayed pending the outcome of the original action.

        The trial in this matter currently is scheduled for February 2003. The court has, nonetheless, entered several preliminary injunction orders concerning the parties' respective property rights. Among other things, the court has ordered that Valvino is free to develop the golf course and the remainder of its property as it deems fit, subject to all applicable legal restraints. In that regard, Valvino was permitted to remove all homes and structures on its properties surrounding the golf course and those located on the Country Club Lane cul de sac, which ran to the interior of the golf course. Valvino has removed all structures that were on its lots, together with the cul-de-sac, and has relandscaped the property to blend into the existing golf course. The court has also entered an order prohibiting Ms. Swain from filing a lis pendens against the golf course property. A lis pendens is a notice filed on public records to warn all persons that the title to certain property is in litigation and that the effect of such litigation will be binding on the owner of the property.

        The plaintiffs have sought, and successfully obtained, a preliminary injunction to compel Valvino to subsidize security to homeowners who reside near the project. Valvino has appealed this ruling and the issue is now pending before the Nevada Supreme Court.

        Discovery in this case is currently ongoing. Valvino is vigorously contesting all of the homeowners' claims and will continue to do so. However, if the plaintiffs prevail on their claims and the conditions, covenants and restrictions on the lots remain in effect, we may have to adjust our current plans for the construction of the Le Rêve golf course by redesigning some of the holes located on the periphery of the course. In addition, if the court finds that there is an implied equitable restriction on the golf course lots, any future development of the golf course parcel for an alternative use may be restricted.

CONSTRUCTION CONTRACTS FOR LE RÊVE

        The following discussion summarizes the material terms of our construction contracts. These summaries are qualified in their entirety by reference to the contracts themselves.

  Construction of the Hotel/Casino

  Overview

        We have entered into a construction agreement with Marnell Corrao, the contractor, for construction services for a substantial portion of the construction, but not design, of Le Rêve, excluding the principal parking garage and the golf course construction, for a guaranteed maximum price. The guaranteed maximum price is approximately $919 million (subject to various contingent adjustments). The guaranteed maximum price includes:

  •
  a fixed lump sum contractor's fee in the amount of $30 million;

  •
  costs necessarily incurred by Marnell Corrao in the performance of its obligations under the construction contract, including the cost of payment and performance bonds for Marnell Corrao and subcontractors required by the construction contract;

  •
  an approximately $7.6 million owner-controlled contingency to cover, among other items, owner-created delays and owner-originated changes in the scope of work; and

  •
  a portion of the cost of insurance obtained by Marnell Corrao on which we will be named as an additional insured.

        The guaranteed date of substantial completion is 910 calendar days from the date we direct Marnell Corrao by written notice to commence construction.

        Although we have determined the overall scope and general design of Le Rêve, not all of the plans and specifications for the construction components that are the subject of the guaranteed maximum price contract have been finalized. Specifically, the approximately $919 million maximum price includes construction components totaling approximately $493.5 million for which detailed plans have not yet been finalized. The guaranteed maximum price for these components is based on master concept plans and agreed upon design and other premises and assumptions for the detailed plans to be created for the remaining components. If the plans for these components do not substantially conform to the premises and assumptions described in the construction contract, or if we request change orders with respect to these components or any component for which there are final plans or defects or deficiencies in the architectural plans or concealed conditions, we will be responsible for the excess costs. For example, if the initial drawings, when finalized, are inconsistent with the premises and assumptions, we will be responsible for the increase, if any, in the cost to construct the work covered by those drawings over the previously agreed upon amounts designated for such work in the guaranteed maximum price, even if the drawings are redesigned to be consistent with the premises and assumptions. The premises and assumptions reflect general concepts and techniques pursuant to which the contractor will construct Le Rêve. However, the premises and assumptions may not be sufficiently specific so as to determine, as between the contractor and us, who is responsible for cost overruns in specific situations.

        As of the date of this prospectus, and with regard to a portion of the construction budget covered by the Marnell Corrao construction contract:

  •
  we have prepared and received bids on final construction drawings and specifications for approximately 3 million square feet of high rise hotel, convention center, central plant, meeting rooms and warehouse space, which represents approximately $388 million of the construction components covered by the construction contract;

  •
  approximately $493.5 million represents construction components for which final plans have not yet been completed; and

  •
  approximately $32.3 million of the approximately $493.5 million of construction components consists of allowances for additional items of the construction work that are in the earliest concept stages, such as construction of the "mountain." If the actual cost of these items exceeds the allowances, we will be responsible for these excess amounts.

        Drawings for the interior work on the project have not been finished. If the cost to complete the interior work exceeds budgeted amounts, the excess will not be covered by the guaranteed maximum price contract and, accordingly, we will be responsible for these excess costs.

        There are also certain permit and similar fees and costs of approximately $13.8 million which are not Marnell Corrao's responsibility and are not a part of the guaranteed maximum price, but are our responsibility.

        The construction contract calls for the cost of the work provided by Marnell Corrao to be at the lowest reasonably available prices obtainable by Marnell Corrao's best efforts, unless we have given prior written consent to incur higher expenses.

        If we reasonably believe at any time, based on the progress of the work and the cost of the work, that the work cannot be completed for the guaranteed maximum price, we have the right after certain notice periods to require Marnell Corrao to provide us with satisfactory evidence of funds available to Marnell Corrao to pay any anticipated overages.

        Due to the lack of final plans for substantial portions of the project, the construction contract does not require Marnell Corrao to adhere to specific cost limits on a line item basis. Rather, it only obligates Marnell Corrao to complete the construction within an overall guaranteed maximum price subject to certain general balancing and other requirements. Therefore, subject to the general balancing requirements of the construction contract, there is a risk that the funds earmarked for the guaranteed maximum price could be exhausted before substantial completion of the project should Marnell Corrao spend greater amounts on certain line items in the earlier stages of construction. In addition, the disbursement agreement and the credit facilities will contain balancing provisions requiring Wynn Las Vegas to demonstrate, as a condition to every release or drawdown of funds, that Wynn Las Vegas has sufficient funds available to cover all remaining construction costs, plus required contingency, in accordance with our construction budget. Accordingly, if Marnell Corrao spends greater amounts than anticipated in respect of any component of the work, Wynn Las Vegas may be denied further access to the proceeds of the second mortgage notes and further drawings under the credit facilities.

        We will continue to evaluate the project design in relation to its construction schedule and budget and the demands of the Las Vegas tourist and gaming market. Accordingly, the design of individual elements of Le Rêve may be refined from the descriptions contained in this prospectus.

  Potential Increases in the Guaranteed Maximum Price

        The construction contract with Marnell Corrao provides that the guaranteed maximum price will be appropriately increased, and the deadline for completion of construction will be appropriately adjusted, on account of, among other circumstances:

  •
  changes in the architect-prepared design documents or deficiencies in the design documents;

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  changes requested or directed by us in the scope of the work to be performed pursuant to the construction contract;

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  changes in legal requirements;

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  natural disasters, unavoidable casualties, industry-wide labor disputes affecting the general Las Vegas area and not limited to the project, and other force majeure events that are unforeseeable and beyond the reasonable control of Marnell Corrao; and

  •
  delays caused by us.

        We will commence construction of Le Rêve before all plans and specifications will be completed. Delays in completing the remaining drawings and specifications could cause delays in the substantial completion of the work and, under specific circumstances, could defer the contractor's obligation to deliver the completed project by the scheduled completion date.

        Cost overruns could cause Wynn Las Vegas to be "out of balance" under the second mortgage notes, credit facilities and FF&E facility and, consequently, unable to obtain funds from the second mortgage note proceeds secured account or to draw down under the credit facilities or the FF&E facility. If Wynn Las Vegas cannot obtain these funds, it will not be able to open Le Rêve to the general public on schedule or at all. Given that Wynn Las Vegas is required to use a substantial portion of the cash equity contribution made by Wynn Resorts before receiving disbursements of the second mortgage note proceeds or borrowing under the credit facilities and the FF&E facility, if any such "out of balance" event occurs in the latter stages of construction, the holders of Wynn Resorts common stock would be fully exposed and the lenders under the credit facilities and FF&E facility would have no obligation to commence or continue funding loans under their respective facilities.

        When we finalize plans or specifications in the future, we may discover that we need to obtain additional funding, which may not be available on satisfactory terms or at all, or, we may choose to reduce the scope of the work and design components to reduce the costs of constructing the project. Any such reduction in scope would be subject, under specified circumstances, to obtaining the consent of the lenders under the credit facilities and the FF&E facility and the second mortgage note holders as required under the disbursement agreement.

  Competitive Bids

        Unless we specify otherwise, subcontractors will be selected after a bidding process that includes, to the extent practicable, at least three bidders from a list of bidders provided by Marnell Corrao. Marnell Corrao will submit the various bids received from prospective subcontractors, all information available to Marnell Corrao with respect to the bids and prospective subcontractors and Marnell Corrao's recommendation of the prospective subcontractor for the contract. We, with Marnell Corrao's assistance, will select each subcontractor based on this information. If we select a subcontractor other than one recommended by Marnell Corrao, and there is a difference in the bids of the subcontractor we select above stated thresholds, the guaranteed maximum price may be increased.

  Substantial Completion

        Marnell Corrao is responsible for achieving "substantial completion" of the work by a guaranteed date of substantial completion. Substantial completion is defined in the construction contract as the stage in the progress of the development of Le Rêve when it is sufficiently complete, including the receipt of necessary permits, licenses and approvals, so that all aspects of Le Rêve covered by the construction contract can be open to the general public. As mentioned earlier, under the construction contract, the guaranteed date of substantial completion is 910 calendar days from the date we direct Marnell Corrao by written notice to commence construction. This period is referred to in the construction contract as the "contract time," and may only be adjusted in accordance with the construction contract. The contract time may be extended, among other reasons, due to force majeure events as noted below, and changes by us in the scope of the work.

        Plans for a substantial portion of the approximately $919 million guaranteed maximum price construction budget have not been finalized. Delays in completing the remaining drawings and specifications could cause delays in the substantial completion of the work and, under certain circumstances, could defer Marnell Corrao's obligation to deliver the completed project by the scheduled completion date.

  Construction Contract Guaranty

        Austi, the parent company of Marnell Corrao, has agreed to provide a continuing guaranty by which Austi guarantees Marnell Corrao's full performance and payment obligations under the construction contract until final payment under that contract. Austi is a private company controlled by the Anthony A. Marnell II family.

  Force Majeure and Owner Delay

        Under certain circumstances, the contract may allow Marnell Carrao an extension of the contract time. These circumstances include:

  •
  any delays in Marnell Corrao's performance arising from a force majeure occurrence, which includes industry-wide labor disputes affecting the general Las Vegas area and is not limited to the project, fire, unavoidable casualties, adverse weather conditions not reasonably anticipated; or

  •
  other causes which, based on Marnell Corrao's extensive experience in constructing projects of similar scope and complexity in the same location, are unforeseeable and beyond Marnell Corrao's reasonable control; and

  •
  any delays caused by us or our agents, consultants or separate contractors.

  Payment and Performance Bond

        Under the construction contract, Marnell Corrao is required to obtain a performance and payment bond in the amount of $150 million, covering its performance of the construction contract and payment of obligations thereunder. The construction contract requires Marnell Corrao to obtain this bond no later than five business days after it receives written notice from us to commence construction and, in any event, prior to the commencement of the work. The performance and payment bond will be issued by a bonding company with an A.M. Best Co. rating of A XV or better, and will name us and the lenders and agents relating to the lenders under the credit facilities and the trustee on behalf of the second mortgage note holders as obligees and beneficiaries. After it is issued, the performance and payment bond may not be increased or decreased unless we approve in advance. Certain of the subcontractors performing work for Marnell Corrao on the project will also be bonded.

  Early or Late Completion

        If Marnell Corrao achieves substantial completion of the work before the guaranteed date of substantial completion without increasing the cost of the work to achieve such early completion, we will pay Marnell Corrao an early completion bonus equal to $50,000 per day for each day before the guaranteed date of substantial completion that the work was substantially completed. The amount of the early completion bonus will not exceed $1 million.

        If Marnell Corrao fails to achieve substantial completion of the work within the contract time, Marnell Corrao will pay us, as liquidated damages, $300,000 per day beginning on the sixth day after the guaranteed substantial completion date and continuing every day thereafter until substantial completion of the work is achieved or the total amount of liquidated damages equals $9 million. Marnell Corrao's liability to us for damages arising solely from delays caused by Marnell Corrao or for which Marnell Corrao is responsible, will not exceed $9 million as provided in the construction contract. We cannot assure you that construction will be completed on schedule and, if completion of the construction is delayed beyond the grace period, our actual damages likely will exceed $300,000 per day.

  Payment

        Marnell Corrao must make an itemized application for payment based on an approved schedule of values. Payment of the application is subject to approval by us and our subsidiaries' lenders, based on the conditions of the construction contract. Subject to certain limitations imposed by the Nevada Revised Statutes, the construction contract allows us to withhold amounts from any payments due to Marnell Corrao which we determine to be necessary to protect us against liens until the liens are bonded or otherwise discharged. See "Risk Factors—Risks Associated with Our Construction of Le Rêve—The development costs of Le Rêve are estimates only, and actual development costs may be higher than expected." We are entitled to retain 10% of all monies due to subcontractors under the monthly applications for payment until the work is complete, though there is no retainage on payments to Marnell Corrao or vendors. However, after 50% of the scope of the work is complete, we may elect to reduce the level of retention for selected subcontractors under certain conditions and subject to the approval of our subsidiaries' lenders.

  Warranties and Guarantees

        Marnell Corrao's general construction warranty and guarantee extends for one year after substantial completion of the work. Marnell Corrao guarantees that its construction workmanship will be first class in quality, free from all faults and defects, and that the work will comply with the construction contract requirements and all applicable laws, codes and regulations. Marnell Corrao also guarantees that all materials, equipment, mechanical devices and supplies incorporated into the work will be new and will strictly meet the specifications and requirements of the construction contract. Marnell Corrao's warranty excludes damages or defects caused by ordinary wear and tear, insufficient maintenance, improper operation or improper use by us. Furthermore, Marnell Corrao warrants that it has substantial experience in performing major projects with scopes of work similar to Le Rêve, and, where required by law, is licensed to perform the work.

        The construction contract with Marnell Corrao provides that the one year period of their general construction warranty is not a limitation on any of Marnell Corrao's other obligations under the construction contract or applicable law. Further, the one year period is not intended to reduce the period of any other similar warranty or guaranty that may apply at law or otherwise to work on the project by Marnell Corrao or any subcontractor. The current Nevada limitations period for claims relating to defective work which might arise under the express warranty extends beyond the one year warranty period provided in the construction contract. The construction contract also provides that we shall have the benefit of all vendor and subcontractor warranties relating to the work. Marnell Corrao will assign to us all subcontractor warranties and/or guarantees. Marnell Corrao also agrees to assist us in prosecuting the enforcement of all subcontractor and vendor warranties. Thus, it is anticipated that we may have available to us one or more avenues of potential recourse, including under governing law and subcontractor and vendor warranties, for defective work first discovered after the one year express warranty expires.

  Insurance

        Through the owner-controlled insurance program, we will pay for and maintain builder's risk and "wrap-up" liability insurance upon Marnell Corrao's and all subcontractors' work at the site. This insurance includes:

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  builder's risk insurance;

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  on-site workers compensation and employers liability insurance;

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  commercial general liability insurance; and

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  umbrella and excess liability insurance.

        The owner-controlled insurance program will be for the benefit of us, Marnell Corrao and its subcontractors, unless specifically excluded, who have on-site employees. It is anticipated that the lenders under the credit facilities and the trustee on behalf of the second mortgage note holders will be required to be named as additional insureds under the insurance required to be carried under the construction contract. This coverage applies only to work performed under the construction contract at the site. Participation in the owner-controlled insurance program will be mandatory. Marnell Corrao is required to, and is required to cause all of the subcontractors to, complete all forms, submit the information required and comply with the terms of the owner-controlled insurance program manual. No exceptions can be made to this requirement without our prior approval.

  Additional Insurance

        Additionally, Marnell Corrao is required to, and is required to cause the subcontractors to, obtain and maintain the following, which are not included in the owner-controlled insurance program:

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  automobile liability insurance, with limits of not less than $1 million combined single limit for bodily injury, death and property damage per occurrence; and

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  off-site activities.

Also, included as a cost of the work, and thus within the guaranteed maximum price, is our obligation to reimburse Marnell Corrao for certain other additional insurance maintained by Marnell Corrao and described in the construction contract. The cost of all such additional insurance described herein is included within the guaranteed maximum price and such cost shall be substantiated to our satisfaction. To the extent that this additional insurance is related to Marnell Corrao's work on the project, Wynn Las Vegas will be named as an additional insured.

  Ineligible Parties and Termination of the Owner-Controlled Insurance Program

        We have the right to terminate or to modify the owner-controlled insurance program upon 30 days advance written notice to Marnell Corrao and each subcontractor covered by the owner-controlled insurance program. If Marnell Corrao or any subcontractor fails to, or is ineligible to, enroll in the owner-controlled insurance program or the owner-controlled insurance program is terminated, Marnell Corrao and the subcontractors must provide, pay for and maintain the following types of coverage in accordance with the requirements of the construction contract, including as to coverage amounts, and in addition to the additional insurance noted above:

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  commercial general liability insurance;

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  workers' compensation and employer's liability insurance; and

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  umbrella and excess liability insurance.

For all of these policies, Marnell Corrao and all subcontractors must obtain a waiver of subrogation, where allowed by law, against us and all other named insureds and their agents and employees.

  Indemnification

        Marnell Corrao has agreed to indemnify us, our affiliates and our subsidiaries' lenders (including trustees and agents relating to the lenders under the credit facilities and the trustee on behalf of the second mortgage note holders) from all claims, liabilities, obligations, losses, suits, actions, legal proceedings, damages, costs, expenses, awards or judgments, including reasonable attorneys' fees and costs, that relate to or arise out of performance of the work or any act or omission of Marnell Corrao or any subcontractor or vendor and that are imposed by law or relate to, among other things:

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  personal injury;

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  death;

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  property damage;

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  violations of or failure to comply with applicable laws;

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  variations from the construction contract;

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  any infringement of third party rights, including copyright and patent rights;

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  mechanics' liens relating to Marnell Corrao's work; or

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  any breach or alleged breach of Marnell Corrao's representations, obligations, covenants or agreements in the construction contract.

        In the event of contributory negligence by us and/or any indemnitee, Marnell Corrao will only be liable for payment in direct proportion to Marnell Corrao's percentage of fault, if any. Further, Marnell Corrao's indemnification obligation does not apply to a claim to the extent of any insurance proceeds actually received by the indemnitee or to a claim related to hazardous materials, subject to certain exceptions, and is limited as to liquidated damages for delay in completion of construction.

        Also, under the construction contract, Wynn Las Vegas has agreed to indemnify Marnell Corrao and its affiliates from all claims, liabilities, obligations, losses, suits, actions, legal proceedings, damages, costs, expenses, awards or judgments, including reasonable attorneys'

fees and costs suffered by or threatened against Marnell Corrao and/or its affiliates that relate to or arise out of any act or omission by us and that are imposed by law or relate to:

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  personal injury;

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  death;

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  property damage; or

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  any breach or alleged breach of Wynn Las Vegas warranties, representations, obligations, covenants or agreements in the construction contract.

        Certain liability limitations and releases in favor of the owner contained in the construction contract are also express limitations on the owner's indemnity obligations.

  Termination of Construction Contract

        Except as described below, we may cancel the construction contract or suspend, reduce, interrupt or delay, in whole or in part, the construction for our convenience at any time and under any circumstances by providing written notice to Marnell Corrao. If we cancel, suspend, reduce, interrupt or delay the construction contract, Marnell Corrao will do only the work necessary to preserve and protect the work already in progress and complete any work not cancelled, suspended, interrupted, delayed or reduced, and cancel all existing orders to vendors and subcontractors relating to terminated work. With respect to such cancellation, suspension, reduction, interruption or delay, the construction contract provides that we have no liability to Marnell Corrao or any subcontractor or vendor for, and neither Marnell Corrao nor any subcontractor or vendor may make any claim for, lost profit or overhead, and they have agreed to expressly limit their remedies in such event. However, our rights to terminate, suspend or delay the construction and the limitation on Marnell Corrao's remedies conflict with express provisions of the Nevada Revised Statutes and may not be enforceable. See "Risk Factors—Risks Associated with Our Construction of Le Rêve—The development costs of Le Rêve are estimates only, and actual development costs may be higher than expected."

  Lenders

        Marnell Corrao has agreed to cooperate with all lenders, trustees, intercreditor agents, administrative agents and disbursement agents whom we designate, and will, on request, execute and deliver documents and instruments reasonably requested by those persons, including an amendment to the construction contract, so long as the amendment does not materially or substantially alter the rights, duties or obligations of Marnell Corrao and the subcontractors under the construction contract. Representatives of the lenders and the designated trustees, intercreditor agents, administrative agents and disbursement agents will also have access to the work and site and are entitled to audit Marnell Corrao, subcontractors and vendors to the same extent as we are. Material changes to the drawings, specifications, contract time and guaranteed maximum price also may be subject to approval of the lenders pursuant to the disbursement agreement.

  Claims and Disputes

        All claims relating to the construction contract initially must be made to us within 14 days after the claim arises. If we do not resolve the claim, the claim may be submitted to a court of competent jurisdiction in the state or federal courts in Las Vegas or Clark County, Nevada. Pending resolution of any claim, and subject to the Nevada Revised Statutes, Marnell Corrao will continue to perform construction so long as Marnell Corrao is paid for any amounts not in dispute. See "Risk Factors—Risks Associated with Our Construction of Le Rêve—The development costs of Le Rêve are estimates only, and actual development costs may be higher than expected."

Construction of the Parking Garage

        Wynn Las Vegas has entered into a design/build contract with Bomel for the design and construction of the principal parking garage for a lump sum of $9.9 million, subject to specified exceptions. The principal parking garage will consist of approximately 1,840 parking spaces and associated infrastructure. Design work for the construction is substantially complete. We expect that construction will commence in October 2002.

        Bomel and its subcontractors will be covered by the owner-controlled insurance program to the same extent and subject to the same exceptions and requirements as Marnell Corrao and its subcontractors for the casino and hotel portion of Le Rêve. The obligations of Bomel will not be bonded.

        The construction contract for the parking garage provides that the maximum cost to us for completion of Bomel's work on the garage will not exceed $9.9 million, subject to certain exceptions, including any changes in the scope of work, force majeure or owner delays. To complete the garage facility, we expect to perform additional work under our own direction, which is budgeted to cost an additional approximately $1.65 million.

        Bomel's general construction warranty extends for one year, and up to five years with regard to some watertight aspects, after final completion of its work on the garage facility.

Construction of the Golf Course

        We estimate that the cost to construct the golf course will be approximately $21.5 million. We currently are soliciting bids for the construction of the golf course and expect to award the contract in the fourth quarter of 2002. We cannot guarantee that our ultimate contract with a golf course contractor will contain provisions to protect us against cost overruns or delays associated with the golf course construction or that we will be able to obtain a guaranteed maximum price of $21.5 million.

CONCESSION AGREEMENT WITH THE GOVERNMENT OF MACAU

        The following is a summary of the key terms of the concession agreement between Wynn Macau and the government of Macau. There are Chinese and Portuguese versions of the concession agreement, each of which is an official document of equal authority. The following summary is based on English translations of both of the official Chinese and Portuguese versions of the agreement and is qualified in its entirety by reference to the two official versions of the concession agreement themselves. We believe that the following summary of the concession agreement reflects the key terms of the concession agreement in all material regards. However, because of the difficulties inherent in translation, English may not precisely convey the nuances of the concession agreement, and the English translations of the concession agreement may imply meanings different from those embodied by the official documents. Moreover, the concession agreement provides that all issues of interpretation will be subject to the exclusive jurisdiction of the Macau courts, and the summarization of the key terms of the concession agreement is complicated by the difficulties in ascertaining how a Macau court would interpret the concession agreement.

        The currency used in the concession agreement is the Macau pataca. The Macau pataca, which is not a freely convertible currency, is linked to the Hong Kong dollar, which itself is linked to the U.S. dollar. We have converted all pataca references into U.S. dollars, using an exchange rate of approximately eight Macau patacas to one U.S. dollar (which is the middle of the buy and sell rates on October 4, 2002, as reported by the Monetary Authority of Macau). While the rate of exchange may fluctuate over the term of the concession agreement, the rate of exchange between the United States dollar and the Hong Kong dollar has remained relatively stable over the past several years.

  The Macau Opportunity

        Wynn Macau currently is an indirect, 90%-owned subsidiary of Wynn Resorts. Wynn Macau has committed to allow certain minority partners to invest in certain Macau-related entities, after which Wynn Resorts is expected to indirectly own an approximately 82.5% economic interest in Wynn Macau before giving effect to any financing for the Macau opportunity.

        Wynn Macau has entered into a concession agreement with the government of Macau permitting it to construct and operate one or more casinos in Macau. The term of the concession agreement is 20 years, beginning on June 27, 2002 and ending on June 26, 2022, unless terminated pursuant to the concession agreement on an earlier date. Under Macau law, the concession agreement may also be extended by mutual agreement of the parties for up to an additional five years. Wynn Macau has agreed to invest no less than a total of 4 billion patacas (approximately US $500 million) in one or more casino projects in Macau by June 26, 2009, and to commence operations of its first permanent casino resort in Macau no later than December 2006.

  Scope of Macau Activities

        The concession agreement provides that Wynn Macau's business shall be limited to the operation of casino gaming or other prescribed forms of gaming. The concession agreement also permits Wynn Macau to operate other businesses that are related to casino gaming, such as a resort hotel, as part of an integrated facility with a casino, with the approval of the government of Macau. Wynn Macau has no reason to believe that the Macau government would not approve Wynn Macau operating a resort hotel, complete with food and beverage facilities, convention facilities, retail facilities, travel and transportation facilities, entertainment facilities, recreational facilities, spa and personal care facilities and related facilities, so long as they are part of an integrated project which offers casino gaming.

  Location and Types of Games

        The concession agreement obligates Wynn Macau to conduct gaming activities only at locations within Macau approved by the government of Macau. The concession agreement prohibits Wynn Macau from engaging in Internet gaming and horse race or sports betting or offering games to the public on boats or aircraft, or in the form of a lottery. The concession agreement authorizes Wynn Macau to conduct a variety of popular card, dice and other table games, including baccarat, black jack, craps, mahjong, roulette, three- and five-card poker and pai gow, and also permits it to offer gaming machines such as pachinko and slot machines.

  Limit on Number of Concessions

        The concession agreement provides that, prior to April 1, 2009, the government of Macau will grant no more than three concessions for the operation of casinos in Macau. If, after April 1, 2009, the government permits more than three concessions for the operation of casinos in Macau, and any of the concessions provide terms which are more favorable overall than those provided by Wynn Macau's concession agreement, the government must extend those more favorable terms to Wynn Macau.

  Premium

        Wynn Macau must pay the government of Macau a premium, comprised of a fixed portion, paid annually, and a variable portion, paid monthly. The amount of the fixed portion of the premium is 30 million patacas (approximately US $3.8 million) per year. The amount of the variable portion of the premium is calculated according to the number of gaming tables and machines Wynn Macau operates in Macau, with a set minimum of 45 million patacas (approximately US $5.6 million) per year.

        Wynn Macau is obligated to begin paying the fixed portion of the premium on the earlier of June 26, 2005 or when its first permanent casino resort is opened for business. The variable portion of the premium becomes due when Wynn Macau begins operating casino games for the general public in Macau in either a temporary or permanent casino. If Wynn Macau operates a temporary casino before completion of its first permanent casino resort, the variable portion of the premium will be calculated using the same formula applied to permanent casino resorts, with a set minimum of 9 million patacas (approximately US $1.1 million) per year.

  Special Gaming Tax

        Wynn Macau must pay 35% of its gross gaming revenue to the government as a special gaming tax. The concession agreement authorizes the government to require Wynn Macau to obtain a bank guarantee ensuring payment of the special gaming tax if the government has justification for believing that Wynn Macau will not pay the full amount of the special gaming tax according to law.

  Required Contributions

        Wynn Macau must pay 1.6% of its gross gaming revenue to a public foundation designated by the government of Macau for the promotion, development and study of social, cultural, economic, educational, scientific, academic and charitable activities in Macau. In addition, Wynn Macau must pay 2.4% of its gross gaming revenue to one or more beneficiaries for urban development, promotion of tourism and social security in Macau. Under the concession agreement, Wynn Macau may, with government consent, allocate up to one-half of this second contribution to project(s) Wynn Macau designates. The other one-half must be allocated to beneficiaries designated by the government of Macau. The concession agreement provides that Wynn Macau may negotiate with the government of Macau to adjust the rates of these required contributions beginning in the year 2010.

  Income Tax

        Macau generally imposes a complementary income tax at the rate of 15% on the profits realized from conducting business in Macau and a 15% withholding tax on dividends paid from Macau entities to their stockholders. Wynn Macau is seeking legislative changes to exempt concessionaires from the complementary income tax and the dividend withholding tax on the grounds that the tax payments required by the concession agreement are in lieu of the complementary income tax and the dividend withholding tax. Alternatively, although the Chief Executive of Macau has no power to exempt concessionaires from the dividend withholding tax, the Macau gaming laws permit him to exempt concessionaires from the complementary income tax for a period of time. Wynn Macau has requested that the Chief Executive of Macau exempt it from the complementary income tax throughout the term of the concession.

  Initial Capital Deposit

        The concession agreement requires that Wynn Macau have an initial paid-in capital of 200 million patacas (approximately US $25 million). This sum has been deposited in a Macau bank and will be credited as paid-in capital as soon as the restructuring transactions of Wynn Macau are completed. See "Business—The Macau Opportunity—Ownership Structure of Macau-Related Entities."

  Legal Reserve

        Wynn Macau is obligated to retain an amount equal to no less than 10% of its yearly profits as a reserve, until the reserve reaches the amount of 50 million patacas (approximately US $6.3 million). Wynn Macau may only use this reserve to:

  •
  cover any yearly loss it incurs that it cannot cover with any of its other reserves;

  •
  cover the losses that it carries forward from previous years that it cannot cover with the profits from the current year or any other reserve; or

  •
  to increase its registered capital.

  Bank Guarantee

        Wynn Macau is obligated to obtain the necessary financing to carry out its investment plan and maintain the financial capacity to adequately operate its gaming business in Macau. In compliance with the concession agreement, Wynn Macau has obtained an uncollateralized bank guarantee from Banco National Ultramarino, S.A. in the required amount of 700 million patacas (approximately US $87.5 million) for the period from the execution of the concession agreement until March 31, 2007. The amount of this required guarantee will be reduced to 300 million patacas (approximately US $37.5 million) for the period from April 1, 2007 until 180 days after the end of the term of the concession agreement. Wynn Macau pays a commission to the bank in the amount of 0.5% per year at the guarantee amount. This bank guarantee is also intended to satisfy the requirement imposed by Macau law that a controlling stockholder of Wynn Macau obtain a bank guarantee for the benefit of the government of Macau. The purpose of this bank guarantee is to guarantee Wynn Macau's:

  •
  performance of the concession agreement;

  •
  payment of premiums;

  •
  payment of any fines; and

  •
  payment of any indemnity for failure to perform the concession agreement.

The concession agreement permits the government of Macau to withdraw amounts from the bank guarantee for any of these purposes without prior adjudication. Wynn Macau is obligated to reimburse the bank and reinstate the guarantee in full if any amounts are withdrawn for payment of its obligations. Wynn Macau may not cancel the bank guarantee without government approval, but the government may allow Wynn Macau to substitute a bond or other contract for the guarantee. Wynn Macau must bear any costs incurred for the issuance, maintenance and cancellation of any such bank guarantee, bond or contract.

        In connection with the commencement of construction, or otherwise, Wynn Macau may be required to obtain a replacement guarantee or bond and/or modify the existing bank guarantee in a manner that requires it to provide certain security or other financial commitments.

  Government Oversight of Construction

        The concession agreement requires Wynn Macau to adhere to an agreed-upon construction schedule for the completion of the first casino resort, but the agreement provides that the deadlines in the construction schedule may be extended with governmental approval. The government of Macau may suspend construction of the casino(s) if it determines that Wynn Macau has failed to adequately implement the construction plans or violated the concession agreement or applicable law.

  Allocation of Unused Investment

        Under the concession agreement, Wynn Macau is required to invest not less than a total of 4 billion patacas (currently approximately US $500 million) in one or more casino projects by June 26, 2009. If Wynn Macau does not invest the amount required by the concession agreement in its Macau project(s) by June 26, 2009, it is obligated to invest the remaining amount in projects related to its gaming operations in Macau that the government approves, or in projects of public interest designated by the Macau government.

  Government Supervision of Gaming Operations

        According to the concession agreement, the government of Macau is entitled to enter the premises of Wynn Macau's casino(s) at any time and review Wynn Macau's records to monitor the gross revenue from its gaming operations. Wynn Macau is required to periodically submit financial reports and other documentation to the government of Macau, and answer the government's requests for information. Wynn Macau must inform the government of Macau of any events which may affect the normal operation or economic stability of its operations.

  Management

        Wynn Macau is required to have an executive director who is a Macau resident and holds at least 10% of the voting shares and capital in Wynn Macau. The appointment, scope of authority, term of office and any alteration to such appointment, scope of authority or term of office of the executive director of Wynn Macau are established by the board of directors of Wynn Macau and are subject to Macau government approval. Government approval must also be obtained if the board of directors of Wynn Macau desires to delegate governing authority to another person or body.

  Restrictions on Transfer of Shares

        The concession agreement requires that Wynn Macau obtain government authorization before permitting the transfer or encumbrance of, or the grant of voting rights with respect to, the shares of Wynn Macau. Government approval must also be obtained before the transfer of the shares of the direct or indirect corporate stockholders of Wynn Macau representing 5% or more of the equity of Wynn Macau, unless the shares subject to transfer are publicly tradable on a stock exchange. We believe that transfer of the publicly traded shares of Wynn Resorts will not require government approval because they will be listed on The Nasdaq National Market; however, any shares which were privately issued would be subject to these transfer restrictions until such time as they become publicly tradable. Accordingly, we believe that the government of Macau would assert that it has the right to approve the transfer of shares of Wynn Resorts representing 5% or more of the equity of Wynn Macau by Wynn Resorts' principal stockholders, Mr. Wynn and Aruze USA.

        The concession agreement provides that if a controlling stockholder of Wynn Macau receives written instructions to dispose of its shares by a gaming authority outside of Macau, and if the government of Macau does not attribute the disposition to the actions of Wynn Macau, then that controlling stockholder will be permitted to transfer the shares to Wynn Macau that it holds without seeking government approval. If the controlling stockholder desires to transfer its shares to a third party, the government of Macau must approve of the transferee.

  Capital Restrictions

        Any public listing of the shares of Wynn Macau or any company of which it is a controlling stockholder on a stock exchange or increase in the capital of Wynn Macau through public offering of common stock must be approved by the government of Macau. Wynn Macau also must seek government approval if it is to issue preferred stock or bonds. The concession agreement requires the shares of Wynn Macau and all of its direct and indirect corporate stockholders to be represented by shares in the name of their beneficial owners, unless the shares in question are publicly tradable on a stock exchange. We believe that the publicly held shares of Wynn Resorts will not be subject to these restrictions because they will be listed on The Nasdaq National Market.

  Suitability Requirements

        Wynn Macau and its directors, key employees, managing companies and stockholders who own 5% or more of Wynn Macau's stock must be found suitable and are subject to the continuous monitoring and supervision of the government of Macau for the term of the concession agreement to ensure that they are suitable to conduct a gaming business in Macau. The objectives of the government's supervision will be to preserve the conduct of gaming in Macau in a fair and honest manner and to safeguard and protect the interests of Macau in receiving taxes from the operation of casinos in the jurisdiction.

  Optional Redemption by the Government Beginning in the Fifteenth Year

        From June 27, 2017 until the end of the term of the concession agreement, the government of Macau will have the right to redeem the concession granted to Wynn Macau under the concession agreement, with one year's prior notice. If the government so redeems the concession, the government will be required to provide compensation to Wynn Macau for the resulting losses it incurs equal to the earnings of the hotel-casino-resort before interest, depreciation and amortization for the fiscal year immediately preceding the date the redemption is declared, multiplied by the number of years remaining on the term of the concession agreement. Under the concession agreement, the Macau government must provide compensation for losses with respect to the resort-hotel-casino complex referred to in the investment plan attached to the concession agreement. However, the concession agreement is unclear how the compensation provision applies if more than one resort-hotel-casino is built.

  Automatic Transfer of Assets to Government Without Compensation at End of Term

        At the end of the term of the concession agreement and any agreed upon extensions, the areas defined as casino under Macau law and all the gaming equipment pertaining to the gaming operations of Wynn Macau, but not any hotel or resort assets (other than the areas defined as casino under Macau law), will be automatically transferred to the government of Macau without compensation to Wynn Macau. The concession agreement prohibits Wynn Macau from encumbering these assets or leasing the buildings in which the areas defined as casino under Macau law are located, without government approval. The casino(s) as defined under Macau law and all of the gaming equipment pertaining to the gaming operations of Wynn Macau must be free from encumbrance by the end of the concession term and Wynn Macau must hold clear title to the buildings, or independent units thereof, in which the areas defined as casino under Macau law are operated no later than 180 days before the end of the term of the concession agreement, unless the concession agreement terminates at an earlier date, in which case Wynn Macau will be obligated to acquire title to these buildings, or independent units thereof, at the earliest possible time. If Wynn Macau dissolves or liquidates, it must assure the government of Macau full payment for the property to which the government is entitled at the end of the concession agreement, including if necessary, by means of a guarantee or indemnity acceptable to the government of Macau.

  Liability for Violation of the Concession Agreement

        The concession agreement provides that Wynn Macau is civilly liable to the government of Macau for violation of the concession agreement and damages caused by parties with whom it contracts for the construction and operation of its Macau casino(s), unless its non-performance of the agreement is the result of circumstances which constitute force majeure. Wynn Macau must apply any insurance proceeds it receives for damage to improvements on real property to restoration of the damaged property unless it has no economic interest in rebuilding the improvements, in which case it must remit the insurance proceeds to the government of Macau. The government of Macau can resort to the bank guarantee Wynn Macau has obtained for any damages caused by Wynn Macau's violation of the concession agreement.

  Prohibition on Cession, Transfer and Alienation of Casino

        The concession agreement prohibits Wynn Macau from ceding, transferring, alienating or in any way burdening the concession in whole or in part without the approval of the government of Macau. If Wynn Macau assigns the whole concession agreement in contravention of its terms, Wynn Macau will be liable to the government of Macau for 1 billion patacas (approximately US $125 million), and if Wynn Macau assigns part of the concession agreement in contravention of its terms, Wynn Macau will be liable to the government of Macau for 500 million patacas (approximately US $62.5 million). If Wynn Macau encumbers the concession to conduct gaming activities, in whole or in part, in violation of the agreement, it will be liable to the government of Macau for 300 million patacas (approximately US $37.5 million).

  Restrictions on Sub-Concession

        The concession agreement prohibits Wynn Macau from granting a sub-concession to conduct gaming in Macau without government approval. If Wynn Macau violates this provision by granting a sub-concession of the whole agreement without governmental approval, it will be liable to the government of Macau for 500 million patacas (approximately US $62.5 million), and if Wynn Macau grants a sub-concession of part of the agreement without governmental approval, it will be liable to the government of Macau for 300 million patacas (approximately US $37.5 million).

  Temporary Administrative Intervention

        The concession agreement provides that, if Wynn Macau ceases operation of its gaming business without justification or government approval, or if the government finds that the operation of the Macau casino(s) is seriously deficient, the government may seize the gaming business for the duration of the cessation or deficiency, and appoint an operator to continue the business. During any such sequestration, Wynn Macau will bear the costs of maintenance and any costs necessary to restore the gaming business to normal operations. The government may draw on the guarantee, bond or contract Wynn Macau has obtained to guarantee its performance of the concession agreement to pay these costs. Once operations have returned to normal and it has demonstrated the ability to adequately operate the gaming business, Wynn Macau will regain the right to resume control of casino operations, but if Wynn Macau is unable or unwilling to resume normal operations, the government could unilaterally rescind the concession agreement at its option.

  Unilateral Rescission for Non-Fulfillment

        The government of Macau may unilaterally rescind the concession if Wynn Macau fails to fulfill its fundamental obligations under the concession agreement. The concession agreement expressly provides that the government of Macau may unilaterally rescind the concession agreement if Wynn Macau:

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  conducts non-authorized games or activities excluded from its corporate purpose;

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  suspends gaming operations in Macau for more than seven consecutive days without justification;

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  defaults in payment of taxes, premiums, contributions or other required amounts;

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  does not comply with government inspections or supervision;

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  systematically fails to observe its obligations under the concession system;

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  fails to maintain bank guarantees or bonds satisfactory to the government;

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  is the subject of bankruptcy proceedings or becomes insolvent;

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  engages in serious fraudulent activity, damaging to the public interest; or

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  repeatedly violates applicable gaming laws.

If the government of Macau unilaterally rescinds the concession agreement, Wynn Macau will be required to compensate the government in accordance with applicable law, and the areas defined as casino under Macau law and all of the gaming equipment pertaining to the gaming operations of Wynn Macau will be transferred to the government without compensation.

  Land Concession

        The Macau government has granted to Wynn Macau the right to lease a parcel of land located in the outer harbor of downtown Macau opposite the Hotel Lisboa, on which Wynn Macau currently plans to build its first permanent casino. For more information on this land concession, see "Business—Properties—Macau Lease."

REGULATION AND LICENSING

        The gaming industry is highly regulated. Gaming registrations, licenses and approvals, once obtained, can be suspended or revoked for a variety of reasons. We cannot assure you that we will obtain all required registrations, licenses and approvals on a timely basis or at all, or that, once obtained, the registrations, findings of suitability, licenses and approvals will not be suspended, conditioned, limited or revoked. See "Risk Factors—General Risks Associated with Our Business—Le Rêve and Wynn Macau's casino(s) will be subject to extensive state and local regulation and licensing and gaming authorities have significant control over their operations, which could have a negative effect on our business." If we ever are prohibited from operating one of our gaming facilities, we would, to the extent permitted by law, seek to recover our investment by selling the property affected, but we cannot assure you that we would recover its full value.

Nevada

  Introduction

        The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act and the regulations made under the Act, as well as to various local ordinances. Once the resort is open, Le Rêve operations, will be subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and the Clark County Liquor and Gaming License Board, which we refer to collectively as the Nevada Gaming Authorities.

  Policy Concerns of Gaming Laws

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy. These public policy concerns include, among other things:

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  preventing unsavory or unsuitable persons from being directly or indirectly involved with gaming at any time or in any capacity;

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  establishing and maintaining responsible accounting practices and procedures;

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  maintaining effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs, and safeguarding assets and revenue, providing reliable recordkeeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

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  preventing of cheating and fraudulent practices; and

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  providing a source of state and local revenue through taxation and licensing fees.

Changes in these laws, regulations and procedures could have significant negative effects on Le Rêve's proposed gaming operations and our financial condition and results of operations.

  Owner and Operator Licensing Requirements

        Before Le Rêve opens, Wynn Las Vegas, as the owner and operator of Le Rêve, will be required to seek approval from, and be licensed by, the Nevada Gaming Authorities as a limited liability company licensee, referred to as a company licensee. If Wynn Las Vegas is granted gaming licenses, it will have to pay periodic fees and taxes. The gaming licenses will not be transferable. We cannot assure you that Wynn Las Vegas will be able to obtain all approvals and licenses from the Nevada Gaming Authorities on a timely basis or at all.

  Company Registration Requirements

        Before Le Rêve opens, Wynn Resorts will be required to apply to, and be found suitable by, the Nevada Gaming Commission to own the equity interests of Valvino and to be registered by the Nevada Gaming Commission as a publicly traded corporation, referred to as a registered company, for the purposes of the Nevada Gaming Control Act. Valvino will be required to apply to, and be found suitable by, the Nevada Gaming Commission to own the equity interests of Wynn Resorts Holdings and to be registered by the Nevada Gaming Commission as an intermediary company. Wynn Resorts Holdings will also be required to apply to, and be found suitable by, the Nevada Gaming Commission to own the equity interests of Wynn Las Vegas and to be registered by the Nevada Gaming Commission as an intermediary company. Wynn Las Vegas, as an issuer of the second mortgage notes, will also qualify as a registered company and, in addition to being licensed, will be required to be registered by the Nevada Gaming Commission as a registered company. Wynn Capital will not be required to be registered or licensed, but may be required to be found suitable as a lender or financing source. We cannot assure you that the registrations, licenses and findings of suitability from the Nevada Gaming Authorities will be obtained on a timely basis or at all.

        Periodically, we will be required to submit detailed financial and operating reports to the Nevada Gaming Commission and provide any other information that the Nevada Gaming Commission may require. Substantially all of our material loans, leases, sales of securities and similar financing transactions must be reported to, or approved by, the Nevada Gaming Commission.

  Individual Licensing Requirements

        No person may become a stockholder or member of, or receive any percentage of the profits of, an intermediary company or company licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. We and our officers, directors and certain key employees will be required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay for all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

        If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

  Redemption of Securities Owned By an Unsuitable Person

        Wynn Resorts' articles of incorporation provide that, to the extent a gaming authority makes a determination of unsuitability or to the extent deemed necessary or advisable by the board of directors, Wynn Resorts may redeem shares of its capital stock that are owned or controlled by an unsuitable person or its affiliates. The redemption price will be the amount, if any, required by the gaming authority or, if the gaming authority does not determine the price, the sum deemed by the board of directors to be the fair value of the securities to be redeemed. If Wynn Resorts determines the redemption price, the redemption price will be capped at the closing price of the shares on the principal national securities exchange on which the shares are listed on the trading date on the day before the redemption notice is given. If the shares are not listed on a national securities exchange, the redemption price will be capped at the closing sale price of the shares as quoted on The Nasdaq National Market or SmallCap Market, or if the closing price is not reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. Pursuant to the applicable restricted stock agreement, the redemption price for shares of unvested restricted stock will be a nominal amount. The redemption price may be paid in cash, by promissory note, or both, as required, and pursuant to the terms established by, the applicable gaming authority and, if not, as Wynn Resorts elects.

        Aruze USA, which, immediately before the closing of this offering, will own approximately 47.4% of Wynn Resorts' common stock, also will be required to apply to, and be licensed or found suitable by, the Nevada Gaming Commission and be registered as a holding company of Wynn Resorts prior to the opening of Le Rêve. Kazuo Okada is the owner of a controlling interest in Aruze Corp., the parent company of Aruze USA, and will also be required to be licensed or found suitable. Aruze Corp. will qualify as a publicly traded corporation under the terms of the Nevada Gaming Control Act and will be required to apply to, and be registered by, the Nevada Gaming Commission as a registered company and to be found suitable to own the stock of Aruze USA. Any beneficial owner of more than 10% of Aruze Corp.'s voting securities must also be licensed or found suitable, including Kazuo Okada and his son, Tomohiro Okada. Kazuo Okada is currently licensed by the Nevada Gaming Commission to own the shares of Universal Distributing of Nevada, Inc., a gaming machine manufacturer and distributor. Kazuo Okada and Tomohiro Okada previously sought approval from the Nevada Gaming Commission in connection with the proposed transfer of Universal Distributing to Aruze Corp. In connection with this application, the Nevada State Gaming Control Board raised certain concerns, including transactions which were then the subject of a pending tax case in Japan which involved Universal Distributing, Aruze Corp. and other related parties. The lower court in the Japanese tax case ruled in Aruze Corp.'s favor, but the Japanese tax authority has filed an appeal. It is unclear whether or how these events will affect the Nevada Gaming Commission's consideration of suitability with respect to Aruze USA's ownership of Wynn Resorts' stock.

        Aruze Corp. has informed us that there are a number of outstanding issues in the Nevada State Gaming Board's investigation of the proposed transfer of Universal Distributing in addition to the issues relating to the transactions involved in the above-described tax proceeding. These issues, together with issues relating to the Japanese tax proceeding, if not satisfactorily resolved, could result in the denial of the application. No formal action of any kind has been taken by the Nevada State Gaming Control Board or the Nevada Gaming Commission in connection with these issues. The Nevada State Gaming Control Board and Aruze have agreed to defer the pursuit of the proposed transfer of Universal Distributing until or after the applications regarding Le Rêve have been acted upon. If the Nevada State Gaming Control Board or the Nevada Gaming Commission were to act adversely with respect to the pending proceeding involving Universal Distributing, that decision could adversely affect an application filed by Aruze USA, Aruze Corp., Kazuo Okada or Tomohiro Okada in respect of Wynn Resorts.

        If any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of Wynn Resorts' application, then, under certain circumstances, Wynn Resorts has the right to require Mr. Wynn to purchase the shares owned by Aruze USA in Wynn Resorts, including with a promissory note, or the right to purchase the shares directly with a promissory note. If we are required to purchase the shares held by Aruze USA, we may have to seek equity financing for such a purchase or issue a promissory note and therefore incur an indebtedness obligation to Aruze USA, which we are permitted to do under our articles of incorporation. Any such debt obligation on our balance sheet may negatively affect the price of our common stock. See "Certain Relationships and Related Transactions—Buy-Out of Aruze USA Stock."

        Moreover, if the Nevada Gaming Commission were to determine that Aruze USA is unsuitable to hold a promissory note issued by Wynn Resorts or Mr. Wynn, the Nevada Gaming Commission could order Aruze USA or its affiliate to dispose of its voting securities within a prescribed period of time that may not be sufficient to dispose of the securities in an orderly manner, which could have a negative effect on the price of the stock of Wynn Resorts.

        If Aruze USA or its affiliate does not dispose of its voting securities within the prescribed period of time, or if Wynn Resorts fails to pursue all lawful efforts to require Aruze USA or its affiliate to relinquish its voting securities, including, if necessary, the immediate purchase of the voting securities for cash at fair market value, the Nevada Gaming Commission could determine that Wynn Resorts was unsuitable or could take disciplinary action against Wynn Resorts. Disciplinary action could result in the limitation, conditioning, suspension or revocation of any approvals or gaming licenses held by Wynn Resorts and/or the imposition of a significant monetary fine against Wynn Resorts. Any such disciplinary action could significantly impair our operations.

  Consequences of Violating Gaming Laws

        If the Nevada Gaming Commission decides that we violated the Nevada Gaming Control Act or any of its regulations, it could limit, condition, suspend or revoke our registrations and gaming license. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act, or of the regulations of the Nevada Gaming Commission, at the discretion of the Nevada Gaming Commission. Further, the Nevada Gaming Commission could appoint a supervisor to operate Le Rêve and, under specified circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any of our gaming licenses and the appointment of a supervisor could, and revocation of any gaming license would, have a significant negative effect on our gaming operations.

  Requirements for Beneficial Securities Holders

        Regardless of the number of shares held, any beneficial holder of Wynn Resorts' voting securities, may be required to file an application, be investigated and have that person's suitability as a beneficial holder of voting securities determined if the Nevada Gaming Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial holder of the voting securities of Wynn Resorts who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any investigation.

        The Nevada Gaming Control Act requires any person who acquires more than 5% of the voting securities of a registered company to report the acquisition to the Nevada Gaming Commission. The Nevada Gaming Control Act requires beneficial owners of more than 10% of a registered company's voting securities to apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada State Gaming Control Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Gaming Control Act, which acquires more than 10%, but not more than 15%, of the registered company's voting securities may apply to the Nevada Gaming Commission for a waiver of a finding of suitability if the institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board at directors of the registered company, a change in the registered company's corporate charter, bylaws, management, policies or operations of the registered company, or any of its gaming affiliates, or any other action which the Nevada Gaming Commission finds to be inconsistent with holding Wynn Resorts' voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

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  voting on all matters voted on by stockholders or interest holders;

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  making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

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  other activities that the Nevada Gaming Commission may determine to be consistent with such investment intent.

        The articles of incorporation of Wynn Resorts include provisions intended to help it implement the above restrictions. See "Description of Capital Stock—Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration."

  Consequences of Being Found Unsuitable

        Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or by the Chairman of the Nevada State Gaming Control Board, or who refuses or fails to pay the investigative costs incurred by the Nevada Gaming Authorities in connection with the investigation of its application, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of any voting security or debt security of a registered company beyond the period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to hold an equity interest or to have any other relationship with, we:

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  pay that person any dividend or interest upon any voting securities;

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  allow that person to exercise, directly or indirectly, any voting right held by that person relating to Wynn Resorts;

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  pay remuneration in any form to that person for services rendered or otherwise; or

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  fail to pursue all lawful efforts to require the unsuitable person to relinquish such person's voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value.

  Gaming Laws Relating to Securities Ownership

        The Nevada Gaming Commission may, in its discretion, require the holder of any debt or similar securities of a registered company, such as the second mortgage notes, to file applications, be investigated and be found suitable to own the debt or other security of the registered company if the Nevada Gaming Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Gaming Commission decides that a person is unsuitable to own the security, then under the Nevada Gaming Control Act, the registered company can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it:

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  pays to the unsuitable person any dividend, interest or any distribution whatsoever;

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  recognizes any voting right by the unsuitable person in connection with the securities;

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  pays the unsuitable person remuneration in any form; or

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  makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

        Wynn Resorts will be required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make the disclosure may be grounds for finding the record holder unsuitable. We will be required to render maximum assistance in determining the identity of the beneficial owner of any of Wynn Resorts' voting securities. The Nevada Gaming Commission has the power to require the stock certificates of any registered company to bear a legend indicating that the securities are subject to the Nevada Gaming Control Act. We do not know whether this requirement will be imposed on us. However, the certificates representing shares of Wynn Resorts' common stock note that the shares are subject to a right of redemption and other restrictions set forth in Wynn Resorts' articles of incorporation and bylaws and that the shares are, or may become, subject to restrictions imposed by applicable gaming laws.

  Approval of Public Offerings

        Once Wynn Resorts becomes a registered company, it may not make a public offering of Wynn Resorts' securities without the prior approval of the Nevada Gaming Commission if it intends to use the securities or the proceeds from the offering to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes or for similar transactions. Any approval that we might receive in the future relating to this or future offerings does not constitute a finding, recommendation or approval by any of the Nevada Gaming Authorities as to the accuracy or adequacy of the offering memorandum or the investment merits of the securities. Any representation to the contrary is unlawful.

        The regulations of the Nevada Gaming Commission also provide that any entity which is not an "affiliated company," as that term is defined in the Nevada Gaming Control Act, or which is not otherwise subject to the provisions of the Nevada Gaming Control Act or regulations, such as Wynn Resorts and Wynn Las Vegas, that plans to make a public offering of securities intending to use such securities, or the proceeds from the sale thereof, for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Gaming Commission for prior approval of such offering. The Nevada Gaming Commission may find an applicant unsuitable based solely on the fact that it did not submit such an application, unless upon a written request for a ruling, referred to as a ruling request, the Nevada State Gaming Control Board Chairman has ruled that it is not necessary to submit an application. The offering of common stock pursuant to this prospectus will qualify as a public offering. The Nevada State Gaming Control Board Chairman considered our ruling request and has issued an administrative ruling that it is not necessary to submit an application for prior approval of this offering or the offering of second mortgage notes by Wynn Las Vegas.

  Approval of Changes in Control

        Once Wynn Resorts becomes a registered company, it must obtain prior approval of the Nevada Gaming Commission with respect to a change in control through:

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  merger;

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  consolidation;

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  stock or asset acquisitions;

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  management or consulting agreements; or

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  any act or conduct by a person by which the person obtains control of us.

        Entities seeking to acquire control of a registered company must satisfy the Nevada State Gaming Control Board and Nevada Gaming Commission with respect to a variety of stringent standards before assuming control of the registered company. The Nevada Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

  Approval of Defensive Tactics

        The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchase of voting securities and corporate defense tactics affecting Nevada gaming licenses, and registered companies that are affiliated with those operations, may be harmful to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to reduce the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

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  assure the financial stability of corporate gaming operators and their affiliates;

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  preserve the beneficial aspects of conducting business in the corporate form; and

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  promote a neutral environment for the orderly governance of corporate affairs.

        Once we become a registered company, approvals may be required from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by a registered company's board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control.

  Fees and Taxes

        License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the licensed subsidiaries respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:

  •
  a percentage of the gross revenue received;

  •
  the number of gaming devices operated; or

  •
  the number of table games operated.

        A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise.

  Foreign Gaming Investigations

        Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with those persons (collectively, "licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada State Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada State Gaming Control Board of the licensee's or registrant's participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Gaming Commission. Licensees and registrants are required to comply with the reporting requirements imposed by the Nevada Gaming Control Act. A licensee or registrant is also subject to disciplinary action by the Nevada Gaming Commission if it:

  •
  knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

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  fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

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  engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect, discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

  •
  engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

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  employs, contracts with or associates with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

  License for Conduct of Gaming and Sale of Alcoholic Beverages

        The conduct of gaming activities and the sale of alcoholic beverages at Le Rêve will be subject to licensing, control and regulation by the Clark County Liquor and Gaming Licensing Board. In addition to approving Wynn Las Vegas, the Clark County Liquor and Gaming License Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license. All licenses are revocable and are not transferable. The county agency has full power to limit, condition, suspend or revoke any license. Any disciplinary action could, and revocation would, have a substantial negative impact upon our operations.

Macau

        Wynn Macau, a majority-owned indirect subsidiary of Wynn Resorts, has entered into a concession agreement with the government of Macau permitting it to construct and operate one or more casinos in Macau. As a concessionaire, Wynn Macau is subject to the regulatory control of the Macau government.

        The Macau government has adopted Law and Administrative Regulations governing the operation of casinos in Macau. Only concessionaires are permitted to operate casinos. To compete for concessions, candidates must tender proposals pursuant to procedures prescribing the content and timing of submissions and the evaluation criteria involved in the selection process. Applicants are evaluated according to suitability criteria including their financial capacity, business experience and reputation, and the reputation of their affiliates and associates. Applicants are required to pay the costs of investigation and to make a deposit against such costs as part of the submission of proposals. The selection process includes consultation and negotiation between the applicants and the Macau government, which selects the applicants that are awarded concessions. Under the current Law, a maximum of three such concessions can be awarded. Each concessionaire is required to enter into a concession agreement with the Macau government which, together with the Law and Administrative Regulations, forms the framework for the regulation of the activities of the concessionaire.

        Under the Law and Administrative Regulations, concessionaires are subject to suitability requirements in terms of background, associations and reputation, as are stockholders of 5% or more of a concessionaire's equity securities, officers, directors and key employees. The same requirements apply to any entity engaged by a concessionaire to manage casino operations. Concessionaires also are required to satisfy minimum capitalization requirements, to demonstrate and maintain adequate financial capacity to operate the concession, and to submit to continuous monitoring of its casino operations by the Macau government. Concessionaires also are subject to periodic financial reporting requirements and reporting obligations with respect to, among other things, certain contracts, financing activities and transactions with directors, financiers and key employees. Transfers or the encumbering of interests in concessionaires must be reported to the Macau government and are ineffective without government approval.

        Each concessionaire is required to engage an executive director who must be a permanent resident of Macau and the holder of at least 10% of the capital stock of the concessionaire. The appointment of the executive director and of any successor is ineffective without the approval of the Macau government. All contracts for the management of a concessionaire's casino operation also are ineffective without the approval of the Macau government.

        Concessionaires are subject to a special gaming tax of 35% of gross gaming revenue, and must also make an annual contribution of up to 5% of gross gaming revenue (Wynn Macau must pay 4% under its concession agreement) for the promotion of public interests, infrastructure and tourism. Concessionaires also are obligated to withhold, subject to partial exemption, a 5% tax from commissions paid to junket representatives. A junket representative is a person who, for the purpose of promoting casino gaming activity, arranges customer transportation, accommodations, food and beverage services and entertainment in exchange for commissions or other compensation from a concessionaire.

        Junket representatives must be licensed by the Macau government in order to do business with and receive compensation from concessionaires. For a license to issue, direct and indirect stockholders of 5% or more of a junket representative's equity securities (where applicable), its directors and its key employees must be found suitable. Applicants are required to pay the cost of license investigations, and are required to maintain suitability standards during the period of licensure. The term of a junket representative license is one year, and licenses can be renewed for additional periods upon the submission of renewal applications. Natural person junket representative licensees are subject to a suitability verification process every three years and business entity licensees are subject to the same requirement every six years.

        Licensed junket representatives must identify outside contractors who assist them in junket activity to the Macau government. Such contractors are subject to disapproval by the Macau government. Changes in the management structure of business entity licensees must be reported to the Macau government and transfers or the encumbering of interests in such licensees are void without prior government approval. To conduct junket activity, junket representative licensees must be registered with one or more concessionaires and must have written contracts with such concessionaires, copies of which must be submitted to the Macau government.

        Concessionaires are jointly responsible with their junket representatives for the activities of such representatives and their employees and contractors in the concessionaires' casinos, and for their compliance with applicable laws and regulations. Concessionaires must submit annual lists of their junket representatives for the following year, and must update such lists on a quarterly basis. The Macau government may designate a maximum number of junket representatives and specify the junket representatives a concessionaire is permitted to engage. Concessionaires are subject to periodic reporting requirements with respect to commissions paid to their junket representatives, and are required to oversee their activities and report instances of non-compliance or unlawful activity.

        The government of Macau may assume temporary custody and control over the operation of a concession in certain circumstances. During any such period, the costs of operations must be borne by the concessionaire. The government of Macau also may redeem a concession starting at an established date after the entering into of a concession. With respect to Wynn Macau's concession, the government of Macau's right to redeem the concession begins fifteen years from the date of the concession agreement and entitles Wynn Macau to certain compensation. The government of Macau also may terminate a concession for cause, including, without limitation, failure of the concessionaire to fulfill its obligations under law or the concession contract, abandonment or suspension of operations or failure to pay taxes and other monetary obligations to the government of Macau, in which case no compensation is due to the concessionaire. In addition, the government of Macau may, in the public interest, unilaterally terminate the concession at any time, in which case the concessionaire is entitled to reasonable compensation.

        The government of Macau is currently considering various proposed changes to its laws and regulations relating to casino gaming. Such changes could affect the viability and profitability of contemplated casino operations in Macau. In addition, many of the laws and regulations summarized above have not yet been applied by the government of Macau to an operating concessionaire. Therefore, the effectiveness, reasonableness and fairness of the regulatory system cannot be assessed at this time.

MANAGEMENT

Directors and Executive Officers

        Upon consummation of this offering, Wynn Resorts' directors and executive officers and their ages and positions will be as follows:

Name	Age	Positions
Stephen A. Wynn	60	Chairman of the board and Chief Executive Officer
Kazuo Okada	60	Vice Chairman of the board
Ronald J. Kramer	43	Director and President
Robert J. Miller	57	Director
John A. Moran	70	Director
Elaine P. Wynn	60	Director
Stanley R. Zax	64	Director
Allan Zeman	54	Director
Marc D. Schorr	54	Chief Operating Officer
John Strzemp	50	Executive Vice President—Chief Financial Officer
Marc H. Rubinstein	41	Senior Vice President—General Counsel and Secretary
Matt Maddox	26	Vice President—Investor Relations and Treasurer
Kenneth R. Wynn	50	President, Wynn Design & Development
DeRuyter O. Butler	46	Executive Vice President—Architecture, Wynn Design & Development
W. Todd Nisbet	34	Executive Vice President—Project Director, Wynn Design & Development
Roger P. Thomas	50	Executive Vice President—Design, Wynn Design & Development

        Stephen A. Wynn has served as Chairman of our board and Chief Executive Officer since June 2002. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino, our wholly owned subsidiary. From 1973 until 2000, Mr. Wynn served as Chairman of the Board, President and Chief Executive Officer of Mirage Resorts and its predecessor. Mr. Wynn is a Trustee of the University of Pennsylvania. Mr. Wynn is married to Elaine P. Wynn and is the brother of Kenneth R. Wynn.

        Kazuo Okada has agreed to serve as Vice Chairman of our board. Mr. Okada founded Aruze Corp., a Japanese manufacturer of pachislot and pachinko machines and video game software, in 1969 and serves as its President. Mr. Okada also owns, and is currently licensed by the Nevada Gaming Commission to own the shares of, Universal Distributing of Nevada, Inc., a gaming machine supplier company. Mr. Okada also serves as Chairman of Adores Corporation, a subsidiary of Aruze Corp. and an operator of amusement centers in Japan.

        Ronald J. Kramer has agreed to serve as President and as a director. Mr. Kramer has served as President of Wynn Resorts Holdings, a wholly owned indirect subsidiary of Wynn Resorts, since April 2002. From July 1999 to October 2001, Mr. Kramer was a Managing Director at Dresdner Kleinwort Wasserstein, an investment banking firm, and at its predecessor Wasserstein Perella & Co. Mr. Kramer served as Chairman and Chief Executive Officer of Ladenburg Thalmann Group Inc. from May 1995 to July 1999. Mr. Kramer is also a member of the board of directors of TMP Worldwide, Inc., Griffon Corporation, Lakes Entertainment, Inc. and New Valley Corporation.

        Robert J. Miller has agreed to serve as a director. Robert J. Miller has been a partner of the Nevada law firm of Jones Vargas since January 1999. He is also counsel to KNP, a government relations company, which is a subsidiary of the Dutko Group based in Washington, DC. From January 1989 until January 1999, he served as Governor of the State of Nevada, and, from 1987 to 1989, he served as Lieutenant Governor of the State of Nevada. Mr. Miller serves as a director of Zenith National Insurance Corp., Newmont Mining Corporation, International Game Technology, America West Holdings Corporation and K12 Inc. He also serves as a member of the U.S. Secretary of Energy Advisory Board and several national charitable organizations.

        John A. Moran has agreed to serve as a director. Mr. Moran is the retired Chairman of Dyson-Kissner-Moran Corporation, a private investment entity. Mr. Moran is the honorary Co-Chairman of the Republican Leadership Council of Washington, D.C. He served as Chairman of the Republican National Finance Committee from 1993 to 1995 and subsequently became National Finance Chairman of the Dole for President campaign. Mr. Moran is currently a director of Bessemer Securities Corporation and Golden State Bancorp.

        Elaine P. Wynn has agreed to serve as a director. Mrs. Wynn has served as Co-Chairperson of the Greater Las Vegas Inner-City Games Foundation since 1996 and currently serves on the Executive Board of the Consortium for Policy Research in Education and the Council to Establish Academic Standards in Nevada. Mrs. Wynn has been active in civic and philanthropic affairs in Las Vegas for many years and has received numerous honors for her charitable and community work. Mrs. Wynn served as a director of Mirage Resorts from 1977 until 2000. Mrs. Wynn is married to Stephen A. Wynn.

        Stanley R. Zax has agreed to serve as a director. Since 1977, Mr. Zax has served as Chairman of the Board, and, since 1978, has served as President, CEO and Chairman of the Board of Zenith National Insurance Corp., a New York Stock Exchange company. Zenith National Insurance Corp. and Zenith Insurance Company, its wholly owned subsidiary, are engaged in the property-casualty insurance business. Zenith Insurance Company also conducts real estate operations.

        Allan Zeman has agreed to serve as a director. Mr. Zeman has served as chairman of Lan Kwai Fong Holdings Limited, a company engaged in property investment and development, since July 1996. From 1994 to February 2002, Mr. Zeman served as chairman of Colby International Limited, a group engaged in sourcing apparel and customer hardlines. Mr. Zeman also serves as a director of the Algo Group, a company located in Montreal Canada, and Mighty Pacific Investment Inc.

        Marc D. Schorr serves as Chief Operating Officer. Since April 2001, Mr. Schorr has served as Chief Operating Officer of Wynn Resorts Holdings. From June 2000 through April 2001, Mr. Schorr has served as Chief Operating Officer of Valvino. From January 1997 through May 2000, Mr. Schorr served as President of The Mirage Casino-Hotel, a gaming company and then a wholly owned subsidiary of Mirage Resorts.

        John Strzemp serves as Executive Vice President—Chief Financial Officer. Since November 2001, Mr. Strzemp has served as Executive Vice President and Chief Financial Officer of Wynn Resorts Holdings. Mr. Strzemp was Executive Vice President, Chief Financial Officer of Bellagio, LLC, a gaming company and then a wholly owned subsidiary of Mirage Resorts, from April 1998 to October 2000 and President of Treasure Island Corp., a gaming company and then a wholly owned subsidiary of Mirage Resorts, from January 1997 to April 1998.

        Marc H. Rubinstein serves as Senior Vice President—General Counsel. Since April 2001, Mr. Rubinstein has served as Senior Vice President—General Counsel of Wynn Resorts Holdings. Since June 2000, Mr. Rubinstein has also served as Senior Vice President—General Counsel of Valvino. From October 1992 to December 1999, Mr. Rubinstein served as Senior Vice President—General Counsel & Secretary of Desert Palace, Inc., a gaming company that did business as Caesars Palace and was a wholly owned subsidiary of Caesars World, Inc. From February 1996 to June 2000, Mr. Rubinstein also served as Senior Vice President and General Counsel at the Sheraton Desert Inn Corporation, a gaming company and then a wholly owned subsidiary of ITT Sheraton Corp. and Starwood Hotels & Resorts Worldwide, Inc.

        Matt Maddox serves as Vice President—Investor Relations and Treasurer. Mr. Maddox has served as Vice President—Investor Relations and Treasurer of Wynn Resorts Holdings since June 2002. From February 2000 to June 2002, Mr. Maddox served as Vice President—Corporate Finance of Park Place Entertainment, a gaming company. From May 1998 to February 2000, Mr. Maddox was an analyst in the mergers and acquisitions department of Banc of America Securities LLC.

        Kenneth R. Wynn has served as President of Wynn Design & Development, LLC, a wholly owned indirect subsidiary of Wynn Resorts since June 2000. From 1973 until 2000, he served as Vice President—Design and Construction and Secretary of Mirage Resorts, except for the periods August 1993 through July 1994 and March 1997 through June 1999. Mr. Kenneth R. Wynn also served as President of Atlandia Design & Furnishings, Inc., a construction supervision and design company and then a wholly owned subsidiary of Mirage Resorts, from 1974 to 2000. Kenneth R. Wynn is Stephen A. Wynn's brother.

        DeRuyter O. Butler has served as Executive Vice President—Architecture of Wynn Design & Development since June 2000. In 2000, Mr. Butler co-founded Butler/Ashworth Architects, Ltd., LLC, an architecture firm, and has served as its Executive Vice President of Architecture since March 2000. Mr. Butler served as Director of Architecture of Atlandia Design & Furnishings from December 1982 to May 2000.

        W. Todd Nisbet has served as Executive Vice President—Project Director of Wynn Design & Development since July 2000. From 1999 to 2000, Mr. Nisbet served as Vice President Operations of Marnell Corrao Associates, Inc., a design/build firm, and from 1995 to 1999, Mr. Nisbet was Senior Project Manager of Marnell Corrao.

        Roger P. Thomas has served as Executive Vice President—Design of Wynn Design & Development since June 2000. From 1983 until 2000, Mr. Thomas served as Senior Vice President—Design of Atlandia Design & Furnishings.

Board of Directors and Committees

        Mr. Wynn and Aruze USA, together with Baron Asset Fund, have entered into a stockholders agreement pursuant to which Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA. The stockholders agreement will continue to be in effect after the completion of this offering. For more information about the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund, see "Certain Relationships and Related Transactions—Stockholders Agreement."

        Our articles of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified board of directors structure, prior to the completion of this offering, three of the members of the board of directors will be Class I directors elected to one-year terms, two will be Class II directors elected to two-year terms and three will be Class III directors elected to three-year terms. Thereafter, directors will be elected for three-year terms. Upon the completion of this offering, Class I will consist of Elaine P. Wynn, Ronald J. Kramer and John A. Moran; Class II will consist of Stephen A. Wynn and Stanley R. Zax; and Class III will consist of Robert J. Miller, Allan Zeman and Kazuo Okada.

        Upon completion of this offering, our board of directors intends to appoint an executive committee, an audit committee and a compensation committee. The composition of the board committees will comply with the requirements of The Nasdaq National Market and the Sarbanes-Oxley Act of 2002.

        The executive committee will have all of the powers and authority of the board of directors in managing our business and affairs to the fullest extent authorized by Nevada law.

        The audit committee will select, on behalf of our entire board of directors, an independent public accounting firm to be engaged to audit our financial statements, discuss with the independent auditors their independence, review and discuss the audited financial statements with the independent auditors and management and recommend to our board of directors whether the audited financials should be included in our Annual Reports on Form 10-K to be filed with the Securities and Exchange Commission. We expect that the audit committee will be comprised of three independent directors.

        The compensation committee will review and approve, on behalf of the entire board of directors, (1) the annual salaries and other compensation of our officers and (2) individual stock and stock option grants. The compensation committee also will provide assistance and recommendations with respect to our compensation policies and practices and assist with the administration of our compensation plans. We expect that the compensation committee will be comprised of at least two independent directors.

Compensation Committee Interlocks and Insider Participation

        As noted above, the board of directors will appoint a compensation committee upon completion of this offering. We do not expect that any of our executive officers will serve as a director or member of the compensation committee of another entity, one of whose executive officers serves on our board of directors or compensation committee.

Director Compensation

        Upon completion of this offering, each of our directors who is not an employee of Wynn Resorts or its subsidiaries will receive a monthly fee of $4,000 for services as a director. Directors who serve on our executive, audit and compensation committees will receive an additional monthly fee of $1,000. Directors will also receive reimbursement for medical expenses and coverage under our life insurance program. Directors who are employees of Wynn Resorts or its subsidiaries will not receive compensation for their services as directors.

        Each non-employee director will receive stock options each year under our 2002 stock incentive plan in an amount to be determined. The stock options will have an exercise price equal to the market value of Wynn Resorts' common stock on the date of grant and will vest over a period defined in the option agreement.

Executive Compensation

        The following table sets forth the annual and long-term compensation of Wynn Resorts' Chief Executive Officer for the fiscal years ended December 31, 2001 and 2000. This table also includes, for the fiscal years ended December 31, 2001 and 2000, each of our five other most highly compensated executive officers (collectively, with the Chief Executive Officer, the "Named Executive Officers"). This compensation consists of compensation paid by Valvino, Wynn Resorts Holdings and Wynn Design & Development.

Annual Compensation
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation		All Other Compensation(1)
Stephen A. Wynn(2) Chief Executive Officer and President of Wynn Resorts Holdings	2001 2000	$0 0		— —	$71,190(3 31,511(3	)(4) )(4)	— —
Marc D. Schorr(5) Chief Operating Officer of Wynn Resorts Holdings	2001 2000	$1.00 1.00		— —	— —		— —
Kenneth R. Wynn(6) President of Wynn Design & Development	2001 2000	$1.00 1.00		— —	— —		— —
John Strzemp(7) Executive Vice President and Chief Financial Officer of Wynn Resorts Holdings	2001 2000	$450,000 65,769		$300,530 150,000	— —		$14,963 1,648
DeRuyter O. Butler(8) Executive Vice President—Architecture of Wynn Design & Development	2001 2000	$350,000 197,885	$	— 35,000	— —		$4,596 336
Marc H. Rubinstein(9) Senior Vice President and General Counsel of Wynn Resorts Holdings	2001 2000	$286,279 113,708	$	— 12,500	— —		$11,847 11,883

(1)
Includes 401(k) matching contributions and executive life insurance premiums.
(2)
Stephen A. Wynn served as managing member of Valvino from its inception to September 2002 and has served as Chief Executive Officer and President of Wynn Resorts Holdings since September 17, 2001.
(3)
Represents (i) salary of a driver whom we employ for Stephen A. Wynn's business and personal use and (ii) accounting services.
(4)
Stephen A. Wynn was the designated user of a country club membership that was owned by Valvino. Mr. Wynn paid all membership and other fees associated with his use of the membership. Valvino purchased the membership in 2000 at a cost of approximately $133,400. We did not incur any additional costs with respect to the club membership and, therefore, no compensation with respect to the membership is reflected herein.
(5)
Mr. Schorr was employed by Valvino from June 1, 2000 until his employment with Wynn Resorts Holdings commenced on April 1, 2001.
(6)
Kenneth R. Wynn's employment with Wynn Design & Development commenced on June 1, 2000.
(7)
Mr. Strzemp was employed by Valvino from November 1, 2000 until his employment with Wynn Resorts Holdings commenced on April 1, 2001.
(8)
Mr. Butler's employment with Wynn Design & Development commenced on June 1, 2000.
(9)
Mr. Rubinstein was employed by Valvino from June 23, 2000 until his employment with Wynn Resorts Holdings commenced on April 1, 2001.

401(k) Plan

        We established a retirement savings plan under Section 401(k) of the Internal Revenue Code covering our non-union employees on July 27, 2000. The plan allows employees to defer, within certain limits, up to 18% of their income on a pre-tax basis through contributions to this plan. We match the contributions, within prescribed limits, with an amount equal to 100% of the participant's initial 2% tax deferred contribution and 50% of the tax deferred contribution between 2% and 4% of the participant's compensation.

Wynn Resorts 2002 Stock Incentive Plan

        We have adopted our 2002 stock incentive plan. The 2002 stock incentive plan provides for the grant of stock awards, incentive stock options and non-qualified stock options to our employees, directors and specified consultants. We intend to reserve a total of 9,750,000 shares of Wynn Resorts' common stock for issuance pursuant to the 2002 stock incentive plan subject to certain adjustments set forth in the 2002 stock incentive plan.

        Our board of directors intends to delegate general administrative authority over the 2002 stock incentive plan to our compensation committee. The members of the compensation committee will be both "non-employee directors" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The administrator has broad authority to designate recipients of awards and determine the terms and provisions of awards, including the price, expiration date, vesting schedule and terms of exercise.

        The exercise price of incentive stock options must be at least 100% of the fair market value of the common stock on the date of grant. Incentive stock options granted to optionees who own stock representing more than 10% of the voting power of all classes of capital stock of Wynn Resorts or any parent or subsidiary of Wynn Resorts must have an exercise price that is at least 110% of fair market value of the common stock on the grant date. Our incentive options will expire no later than ten years from the date of grant, or five years with respect to incentive stock options granted to optionees who own more than 10% of our outstanding common stock. The exercise price of nonqualified stock options and the purchase price of stock awards will be determined by the administrator. The 2002 stock incentive plan generally will not allow for the transfer of options. However, the administrator may provide that nonqualified stock options may be transferred (1) pursuant to a qualified domestic relations order or (2) to a family member. During any fiscal year, no optionee may receive grants of incentive stock options and nonqualified stock options in the aggregate which cover more than 1,500,000 shares.

        After the termination of the employment or services of an optionee for reasons other than for cause, death or disability, exercisable options generally will remain exercisable until the earlier of their expiration as set forth in the option agreement or 90 days after the date of termination of employment. If termination is due to death or disability, exercisable options generally will remain exercisable until the earlier of the expiration date stated in the option agreement or 12 months after the date of death or termination of employment due to disability. If termination is for cause, all options, including vested and exercisable ones, will be immediately terminated and cancelled.

        If certain events occur that result in a change of our organizational or ownership structure, the administrator has the discretion to do one or more of the following:

  •
  shorten the exercise period of the options;
  •
  accelerate the vesting schedule of options or stock awards;
  •
  arrange to have the surviving or successor entity assume or replace options or stock awards; or

  •
  cancel options or stock awards and pay to the holder in cash, with respect to each exercisable option, an amount equal to the excess of the then fair market value of the common stock over the exercise price of the option and, with respect to each stock award, the then fair market value of the stock subject to the award.

        We have the authority to amend, alter, suspend or terminate the 2002 stock incentive plan without stockholder approval provided that our doing so does not impair the rights of any optionee or increase the number of shares for which options and stock awards may be granted. We may amend the plan with stockholder approval to increase the number of shares for which options and stock awards may be granted.

        Following the completion of this offering, we intend to grant awards of 189,723 shares of restricted stock under our 2002 stock incentive plan to each of the following employees: DeRuyter O. Butler, W. Todd Nisbet, Marc D. Schorr, John Strzemp, Roger P. Thomas and Kenneth R. Wynn. The restricted stock to be granted to our employees will vest in October 2004 as to Mr. Strzemp, in May 2005 as to Mr. Schorr and Mr. Kenneth Wynn, in May 2006 as to Mr. Butler and Mr. Thomas and in June 2006 as to Mr. Nisbet. The restricted stock will vest immediately with respect to any individual if such individual terminates employment with us under circumstances that entitle him to receive a "separation payment" under his employment contract (as described below).

        We also intend to grant an award of 189,723 shares of restricted stock outside of the 2002 stock incentive plan to Franco Dragone, the executive producer and principal creator of our new entertainment production. The restricted stock awarded to Mr. Dragone will vest on June 30, 2006. However, the restricted stock will not vest, but instead will be immediately cancelled and retired, if, as of June 30, 2006: (1) the complete run of the entertainment production at Le Rêve has not commenced or has been cancelled due to any act or omission of Mr. Dragone and (2) Mr. Dragone has not successfully opened another production show for us in another venue or, if opened, the complete run of such other show has been cancelled due to any act or omission of Mr. Dragone.

Employment Agreements

        We have entered into employment agreements with Stephen A. Wynn, Marc H. Rubinstein, John Strzemp, DeRuyter O. Butler and Kenneth R. Wynn. Prior to the completion of this offering, we intend to enter into an employment contract with Marc D. Schorr.

        Under Stephen A. Wynn's employment agreement, the annual base salary is $1,250,000 for the first year and will increase by $500,000 each year to a maximum of $2,750,000. Under Mr. Schorr's employment agreement, the annual base salary will be $750,000 for the first year and $1,000,000 thereafter. Under Mr. Butler's employment agreement, the annual base salary is $350,000. The annual base salary is $360,000 for Mr. Rubinstein, $459,000 for Mr. Strzemp and $250,000 for Kenneth Wynn.

        The other terms of the employment contracts are or will be substantially similar for each executive, except as noted below. Each executive will receive a bonus and is eligible for an increase in base salary at such times and in such amounts as our board of directors, in its sole and exclusive discretion, may determine. However, after our board of directors adopts a performance-based bonus plan, bonuses will be determined in accordance with the plan, except that Mr. Strzemp will be entitled to a minimum annual bonus of $150,000 per year. The term of each employment contract will begin on the effective date of this offering and end five years later, except that the term of Mr. Strzemp's employment contract will end on October 31, 2004, Kenneth Wynn's employment contract will end on May 31, 2005 and Mr. Butler's employment contract will end on May 31, 2006. If this offering does not close on or before April 1, 2003, the employment contracts will become null and void. In addition to base salary and bonuses, each executive will participate in all of our employee benefit plans that cover executives, to the extent that the executive is otherwise eligible, will receive reimbursement for reasonable business expenses (including entertainment, promotional, gift and travel expenses and club memberships) and will be entitled to four weeks paid vacation each year. In addition, we will provide the use of a company car and driver at our sole cost and expense to Stephen A. Wynn. In addition, Stephen A. Wynn, Mr. Schorr and Kenneth Wynn will enter into time-sharing agreements with us covering their personal use of our aircraft, with each such executive paying us the lesser of (1) his and his family's share of the direct costs incurred by us in operating the aircraft or (2) the amount required by applicable federal aviation regulations.

        If we terminate the employment of an executive without "cause," or the executive terminates his employment with us upon "good reason" following a "change of control" (as these terms are defined in the employment contracts), we will pay the executive a "separation payment" in a lump sum equal to (a) the executive's base salary for the remainder of the term of the employment contract, but not for less than one year, except in the case of Kenneth Wynn and Messrs. Butler and Rubinstein, in which case the lump sum shall be such person's base salary for one year, and except in the case of Mr. Wynn, in which case the lump sum shall be three times such amount, (b) the bonus that the executive received for the preceding bonus period projected over the remainder of the term, except in the case of Kenneth Wynn and Messrs. Butler and Rubinstein, in which case, the bonus shall be such person's bonus for one year, and except in the case of Mr. Wynn, in which case the lump sum shall be three times such amount, (c) any accrued but unpaid vacation pay and (d) an amount necessary to gross the executive up for any golden parachute excise tax the executive incurs under Internal Revenue Code Section 4999. If the executive is entitled to receive the separation payment, he will also be entitled to continue participating in our health benefits coverage for the period for which the separation payment is payable on the same basis as if he were still employed by us. If the executive's employment terminates for any other reason before the expiration of the term (i.e., because of the executive's death, disability, discharge for cause, revocation of gaming license, or quitting other than for good reason after a change in control), we will be required to pay the executive only accrued but unpaid base salary and vacation pay through his termination date. In addition, if Mr. Wynn's employment agreement is terminated as a result of death, complete disability or denial or revocation of Mr. Wynn's gaming license, then we will pay Mr. Wynn a separation payment equal to his base salary for the remainder of the term of the employment contract, but not less than one year, and the bonus that Mr. Wynn received for the preceding bonus period projected over the remainder of the term.

        On April 1, 2002, Wynn Resorts Holdings and Valvino, as guarantor, entered into a one-year employment agreement with Ronald J. Kramer. Pursuant to this agreement, Mr. Kramer is entitled to a base salary of $1,000,000 per year. Mr. Kramer is also entitled to a bonus of at least $1,250,000 based on specified performance criteria. Pursuant to this agreement, Mr. Kramer is also entitled to participate in all welfare, pension and incentive benefit plans that Wynn Resorts Holdings maintains for its senior executives. If at any time during the term of his agreement (1) Wynn Resorts Holdings terminates Mr. Kramer's employment without cause (as defined in the agreement) or (2) Mr. Kramer terminates his employment for good reason (as defined in such agreement), Wynn Resorts Holdings must pay Mr. Kramer (in addition to all accrued base salary, accrued vacation pay and bonus amounts) $1,250,000, unless Mr. Kramer has already been paid a bonus equal to at least that amount from the proceeds of this offering. Pursuant to this agreement, Mr. Kramer is also prevented from competing with Wynn Resorts Holdings and its affiliates for the one year of his employment.

Limitations on Directors' Liability and Indemnification

        Wynn Resorts' articles of incorporation limit the liability of directors and officers to the maximum extent permitted by Nevada law. With a few limited exceptions set forth in the Nevada Revised Statutes, Nevada law provides that a director or officer of a corporation is not individually liable to the corporation or its stockholders for damages resulting from any action or failure to act in his or her capacity as a director or officer unless it is proven that:

  •
  the director's or officer's act or omission constituted a breach of his or her fiduciary duties; and
  •
  the breach involved intentional misconduct, fraud or a knowing violation of the law.

        This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Wynn Resorts' bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Nevada law, provided that the director or officer either is not liable for monetary damages under Nevada law or acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. Wynn Resorts' articles of incorporation and bylaws require it to pay the expenses of directors and officers incurred in defending a proceeding involving alleged acts or omissions of the director or officer in his or her capacity as such as the expenses are incurred and in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court that he or she is not entitled to be indemnified. The bylaws permit the board of directors to indemnify employees and other persons to the same extent. We believe indemnification under Wynn Resorts' bylaws covers at least negligence and gross negligence on the part of indemnified parties. Except as ordered by a court and for advancement of expenses, a director or officer may not be indemnified if a final adjudication determines that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the current action. The termination of any proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere, or its equivalent, does not, of itself, under the bylaws create a presumption that the standards described above were not met. However, Wynn Resorts is not permitted by its bylaws to indemnify a director or officer if he or she has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to Wynn Resorts unless that court or another court of competent jurisdiction determines that in view of all of the circumstances, the director or officer is fairly and reasonably entitled to indemnification.

        In addition to indemnification provided for in Wynn Resorts' bylaws, Wynn Resorts intends to enter into agreements to indemnify its directors and executive officers. These agreements, among other things, will provide for indemnification of Wynn Resorts' directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at its request. Wynn Resorts may also maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent. We believe these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

        The limited liability and indemnification provisions in Wynn Resorts' articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against its directors for breach of their fiduciary duties and may reduce the likelihood of derivative litigation against its directors and officers, even though a derivative litigation, if successful, might otherwise benefit Wynn Resorts and its stockholders. A stockholder's investment in Wynn Resorts may be negatively affected to the extent that it pays the costs of settlement or damage awards against its directors or officers under these indemnification provisions.

        We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and, therefore, such indemnification provisions may be unenforceable.

Key Man Life Insurance

        We intend to obtain $30 million of key man life insurance with respect to Stephen A. Wynn for our benefit.

Directors' and Officers' Insurance

        Wynn Resorts expects to maintain a directors' and officers' liability insurance policy that provides its officers and directors with liability coverage in amounts it considers appropriate.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

        Contribution of Interest in Wynn Macau.    Before April 22, 2002, Stephen A. Wynn owned a majority of the outstanding equity interests of Wynn Macau. At the time, Wynn Macau had been awarded a provisional concession to negotiate a concession agreement with the Macau government to construct and operate one or more casinos in Macau. On April 22, 2002, in connection with additional contributions to Valvino by Aruze USA and Baron Asset Fund, Mr. Wynn contributed his interest in Wynn Macau to Valvino. This interest was valued at approximately $56 million by the parties, after reimbursement to Mr. Wynn of approximately $825,000 advanced by him to Wynn Macau in connection with the negotiation of the concession agreement and other development activities in Macau. Similar advances by Valvino to Wynn Macau of approximately $458,000 were treated as capital contributions by Valvino upon its acquisition of the Macau interest. Subsequent to this contribution, Wynn Macau entered into a concession agreement with the government of Macau permitting it to construct and operate casinos in Macau. See "Management's Discussion & Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Transactions Affecting Liquidity and Capital Resources."

        Stockholders Agreement.    Mr. Wynn, Aruze USA and Baron Asset Fund are parties to a stockholders agreement. The stockholders agreement establishes various rights among Mr. Wynn, Aruze USA and Baron Asset Fund with respect to the ownership and management of Wynn Resorts. These rights include, but are not limited to, the following preemptive rights, rights of first refusal, tag-along rights and certain other restrictions on the transfer of the shares of Wynn Resorts' common stock owned by the parties to the stockholders agreement.

        Under the stockholders agreement, if Mr. Wynn, Aruze USA or Baron Asset Fund purchase shares of Wynn Resorts' common stock from Wynn Resorts in a private placement on terms and conditions that are not offered to the other parties to the agreement, the purchasing stockholder must afford the other parties preemptive rights. These preemptive rights will allow the non-purchasing parties to purchase that number of shares in the purchasing stockholder's allotment of private placement shares that is necessary to maintain the parties' shares in the same proportion to each other that existed prior to the private placement.

        In addition, under the stockholders agreement, the parties granted each other a right of first refusal on their respective shares of Wynn Resorts' common stock. Under this right of first refusal, if any such stockholder wishes to transfer any of his or its shares of Wynn Resorts' common stock to anyone other than a permitted transferee, and has a bona fide offer from any person to purchase such shares, the stockholder must first offer the shares to the other parties to the stockholders agreement on the same terms and conditions as the bona fide offer. In addition to this right of first refusal, Mr. Wynn and Aruze USA also granted each other and Baron Asset Fund a tag-along right on their respective shares of Wynn Resorts' common stock. Under this tag-along right, Mr. Wynn and Aruze USA, before transferring his or its shares to any person other than a permitted transferee, must first allow the other parties to the agreement to participate in such transfer on the same terms and conditions.

        The stockholders agreement also provides that, upon the institution of a bankruptcy action by or against a party to the stockholders agreement, the other parties to the agreement will be given an option to purchase the bankrupt stockholder's shares of Wynn Resorts' common stock at a price to be agreed upon by the bankrupt stockholder and the other stockholders, or, if a price cannot be agreed upon by such stockholders, at a price equal to their fair market value. In addition, under the stockholders agreement, if there is a direct or indirect change of control of any party to the agreement, other than Baron Asset Fund, the other parties to the agreement have the option to purchase the shares of Wynn Resorts' common stock held by the party undergoing the change in control. Under the agreement, a stockholder may assign these options to Wynn Resorts.

        In addition, under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA. As a result of this voting arrangement, Mr. Wynn will control Wynn Resorts' board of directors. The stockholders agreement incorporates certain provisions set forth in the operating agreement for Valvino pursuant to which, if Aruze USA's ownership of the shares of Wynn Resorts' common stock impairs Wynn Resort's ability to obtain a gaming license, either Wynn Resorts or Mr. Wynn could purchase the shares of Wynn Resorts owned by Aruze USA. In addition, in such circumstances, Aruze USA could demand that Wynn Resorts purchase its shares. These arrangements were terminated under the arrangement described below. In other respects, the stockholders agreement will continue to be in effect after the completion of this offering.

        Buy-Out of Aruze USA Stock.    Mr. Wynn, Kazuo Okada, Aruze USA, Aruze Corp. and Wynn Resorts have entered into arrangements which provide that if any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of Wynn Resorts' application, Mr. Wynn may elect to purchase the shares owned by Aruze USA in Wynn Resorts. Mr. Wynn may pay this purchase price with a promissory note. If Mr. Wynn chooses not to exercise his right to purchase the shares, Wynn Resorts has the right to require him to purchase the shares, including with a promissory note. The prior buy-out arrangements under the Valvino operating agreement and under the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund were terminated upon the effectiveness of the new agreement.

        Wynn Design & Development.    Wynn Design & Development, a wholly owned indirect subsidiary of Wynn Resorts, is responsible for the design and architecture of Le Rêve (except for the showroom) and for managing construction costs and risks associated with the Le Rêve project. Kenneth R. Wynn is the President of this subsidiary. Nevada law requires that a firm licensed as a professional architectural organization certify architectural plans. These architectural services for the Le Rêve project will be provided by the firm of Butler/Ashworth Architects, Ltd., LLC. In return for these services, the Butler/Ashworth firm will be paid $1.00 and reimbursed for certain expenses it incurs in providing the architectural services. The principals of the Butler/Ashworth firm are DeRuyter O. Butler and Glen Ashworth, both of whom are employees of Wynn Design & Development. Mr. Butler is Executive Vice President of Wynn Design & Development. Wynn Design & Development is the only client of the Butler/Ashworth firm and pays the salaries and benefits of Messrs. Butler and Ashworth. Neither we nor Mr. Wynn has an ownership interest in Butler/Ashworth.

        Art Gallery.    We operate an art gallery at the former premises of the Desert Inn Resort & Casino in which we display paintings from The Wynn Collection. The art gallery is expected to remain open during the construction of Le Rêve. From November 1, 2001 until August 19, 2002, we leased The Wynn Collection from Mr. and Mrs. Wynn pursuant to an art rental and licensing agreement. Under the agreement, we paid the expenses of exhibiting works from The Wynn Collection and reimbursed Mr. and Mrs. Wynn for the expense of insuring the collection while we exhibited it, which insurance costs for the eight months ended June 30, 2002 were approximately $55,000. In addition, we were obligated to make monthly lease payments for the art at a rate equal to the gross revenue received by the gallery each month, less direct expenses, subject to a monthly cap. Under the agreement, we were not required to make any such lease payments prior to June 30, 2002. However, had we been required to make such payments, no amounts would have been due under the lease payment formula because, to date, our expenses in operating the art gallery have exceeded the revenue generated from such operations.

        On August 19, 2002, we and Mr. and Mrs. Wynn entered into an amended and restated art rental and licensing agreement. The material terms of the amended and restated agreement are substantially the same as the material terms of the previous agreement, except that the monthly lease payments for the art are at a rate equal to one-half of the gross revenue, as calculated under the agreement, received by the gallery each month, less direct expenses, subject to a monthly cap. Under the amended and restated agreement, if there is a loss in any particular month, as calculated under the agreement, Mr. and Mrs. Wynn are obligated to reimburse us the amount of the loss. We continue to be obligated to reimburse Mr. and Mrs. Wynn for the expense of insuring the collection while we exhibit it (which reimbursement is treated as a direct expense), which insurance cost for the twelve months ended June 30, 2003 will be approximately $275,000. Prior to opening Le Rêve, we do not expect to make any material payments under the amended and restated agreement. Under the amended and restated agreement, subject to certain notice restrictions, Mr. and Mrs. Wynn have the right to remove or replace any or all of the works of art that will be displayed in the art gallery.

        On September 18, 2002, we and Mr. and Mrs. Wynn entered into a second amended and restated art rental and licensing agreement to permit us to continue to lease The Wynn Collection as an attraction at Le Rêve under the same terms as the previous agreement.

        Aircraft Arrangements.    Until January 2002, Valvino used a Gulfstream Aerospace model G-1159A aircraft in its business operations. The aircraft was owned by Kevyn, LLC, which, until April 1, 2001, was wholly owned by Mr. Wynn, and leased to and operated under a Part 135 charter certificate by Las Vegas Jet, LLC, formerly Las Vegas CharterJet, LLC, a charter business owned by Mr. Wynn. Valvino paid Las Vegas Jet an hourly rate for its use of the aircraft and disbursed funds for payroll, property taxes, insurance and all other operating expenses on behalf of Las Vegas Jet. As of April 1, 2001, and in accordance with Valvino's operating agreement, Mr. Wynn sold Kevyn to Valvino for $10,035,000. Pursuant to Federal Aviation Administration regulations restricting the registration of aircraft in the United States by entities with substantial foreign ownership, Kevyn transferred legal title to the aircraft to First Security Bank, National Association, a national banking association, pursuant to a Trust Agreement dated as of April 2, 2001. After the transfers, Kevyn continued to lease the aircraft to Las Vegas Jet, and Las Vegas Jet continued to use the aircraft in its charter business. Valvino paid Las Vegas Jet an hourly rate for its use of the aircraft, and was in turn paid by Las Vegas Jet (through Kevyn) under the aircraft lease. Valvino paid Las Vegas Jet approximately $451,800 and $918,900 for its use of the aircraft in 2000 and 2001, respectively, and approximately $13,600 for its use of the aircraft in January 2002. Wynn Macau paid Las Vegas Jet approximately $72,600 for its use of the aircraft in 2001. On March 26, 2002, Kevyn sold the aircraft to an unrelated buyer.

        From January 2002 until May 30, 2002, Valvino used a Bombardier Global Express aircraft, serial number 9065, in its business operations. The aircraft was owned by World Travel and was leased to and operated in a charter business by Las Vegas Jet. Valvino paid Las Vegas Jet an hourly rate of $2,600 per hour for its use of the aircraft. Las Vegas Jet and World Travel were owned entirely by Mr. Wynn.

        On May 30, 2002, Mr. Wynn sold World Travel and Las Vegas Jet to Valvino for approximately $38.2 million (consisting of approximately $9.7 million in cash and the release of Mr. Wynn from a guarantee on the approximately $28.5 million of remaining indebtedness of World Travel secured by the aircraft), the amount that World Travel paid for the aircraft. Pursuant to Federal Aviation Administration regulations restricting the registration of aircraft in the United States by entities with substantial foreign ownership, World Travel transferred legal title to the aircraft to Wells Fargo Bank North West, National Association, a national banking association, pursuant to a Trust Agreement dated as of May 10, 2002. At that time, World Travel had remaining indebtedness of $28.5 million secured by the aircraft. Valvino guaranteed this indebtedness in connection with the purchase of the aircraft. Mr. Wynn was released from his guarantee of that indebtedness. Wynn Las Vegas intends to use approximately $28.5 million of the FF&E facility to refinance the indebtedness by means of a loan to be evidenced by an intercompany note from World Travel.

        World Travel continues to lease an aircraft to Las Vegas Jet. Las Vegas Jet operates the aircraft for Wynn Resorts and its subsidiaries.

        Reimbursable Costs.    We have periodically incurred costs on Mr. Wynn's behalf, including costs with respect to Mr. Wynn's personal use of the corporate aircraft, household employees at Mr. Wynn's residence, personal legal fees, construction work at Mr. Wynn's home and other personal purchases. Mr. Wynn fully reimburses us for such personal costs. These balances have been settled at regular intervals, usually monthly. We did not charge Mr. Wynn interest on outstanding amounts pending reimbursement. The largest unreimbursed balance of these items at any time since our inception was approximately $213,000. As of August 12, 2002, Mr. Wynn had reimbursed us for all amounts outstanding, including charges for his use of the corporate jet. We and Mr. Wynn have terminated the arrangements pursuant to which such costs are incurred by us and later reimbursed by Mr. Wynn. Mr. Wynn will deposit a credit balance for such items in the future.

        Tax Overpayment.    In 2001, Mr. Wynn made a substantial overpayment of his personal estimated 2001 federal income taxes to the Internal Revenue Service. Pursuant to a tax procedure set forth in Internal Revenue Service Announcement No. 2001-112, announced October 26, 2001, a taxpayer may redesignate estimated income tax payments as employment tax deposits. In reliance on this announcement, Mr. Wynn applied $5,000,000 of his overpayment to the fourth quarter employment taxes of Valvino. By using this procedure, Mr. Wynn accelerated the refund of his overpayment. In May 2002, the Internal Revenue Service issued a refund for $5,000,000 to Valvino and Valvino reimbursed this sum of money to Mr. Wynn.

        Tax Indemnification Agreement.    Mr. Wynn, Aruze USA, Baron Asset Fund, and the Kenneth R. Wynn Family Trust, referred to collectively as the Valvino members, Valvino and Wynn Resorts have entered into a tax indemnification agreement relating to their respective income tax liabilities. Prior to the contribution of the Valvino membership interests to Wynn Resorts, the income and deductions of Valvino passed through to the Valvino members under the rules governing partnerships for federal tax purposes and were taken into account by them at their personal tax rates. Commencing upon the contribution of the Valvino membership interests to Wynn Resorts, income and deductions are to be treated as income and deductions of Wynn Resorts, a C corporation for federal tax purposes, and are to be taken into account by it at applicable corporate tax rates. A reallocation of deductions of Valvino from the period prior to the contribution to the period commencing upon the contribution, or a reallocation of income of Wynn Resorts from the period commencing upon the contribution to the period prior to the contribution, would increase the amount of taxable income (or decrease the amount of loss) reported by the Valvino members and decrease the amount of taxable income (or increase the amount of loss, including carryforwards, or increase the amount of tax basis in the assets) of Wynn Resorts. Accordingly, the tax indemnification agreement generally provides that the Valvino members will be indemnified by Wynn Resorts and its subsidiaries for additional tax costs (including interest and penalties) caused by reallocations that increase the taxable income or decrease the tax loss of the Valvino members for the period prior to the contribution of the Valvino membership interests. Any payment made pursuant to the agreement by Wynn Resorts or any of its subsidiaries to the Valvino members may be non-deductible for income tax purposes.

        Purchase of Country Club Membership.    In 2000, Valvino purchased a country club membership at a cost of approximately $133,400. Stephen A. Wynn was the designated user of the membership and paid all membership and other fees associated with his use of the membership. In October 2002, Mr. Wynn purchased the membership from Valvino at a cost of approximately $133,400.

        Capitalization of Valvino.    For information regarding the formation of Wynn Resorts and capital contributions to Valvino, the predecessor of Wynn Resorts, see "Management's Discussion & Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Material Transactions Affecting Liquidity and Capital Resources."

        Certain Business Relationships.    From July 1999 to October 2001, Ronald J. Kramer was a managing director at Dresdner Kleinwort Wasserstein and its predecessor, Wasserstein Perella & Co. Affiliates of Dresdner Kleinwort Wasserstein are acting as a co-lead managing underwriter in this offering and a joint book-running manager in the offering of the second mortgage notes by Wynn Las Vegas and Wynn Capital. In addition, affiliates of Dresdner Kleinwort Wasserstein may participate in the credit facilities and/or FF&E facility.

OWNERSHIP OF CAPITAL STOCK

        On June 3, 2002, and in preparation for this offering, Wynn Resorts was incorporated in Nevada. The following table sets forth information regarding beneficial ownership of Wynn Resorts' common stock as of October 1, 2002, by:

  •
  each of the individuals listed under "Executive Compensation";

  •
  each of Wynn Resorts' directors;

  •
  each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of Wynn Resorts' common stock; and

  •
  all current directors and executive officers as a group.

        Except as otherwise indicated in the footnotes below, each beneficial owner has the sole power to vote and to dispose of all shares held by that holder. Percentage ownership is based on 40,000,000 shares of common stock outstanding as of October 1, 2002 and 60,455,000 shares of common stock outstanding after completion of this offering. Unless indicated below, the address of each person or entity listed below beneficially owning more than 5% of Wynn Resorts' common stock is c/o Wynn Resorts, Limited, 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

	Beneficial Ownership of Common Stock Before Offering		Beneficial Ownership of Common Stock After Offering
Name
	Shares	Percent	Shares	Percent
Stephen A. Wynn(1)(2)	18,972,299	47.431	18,972,299	31.4
Aruze USA, Inc.(1)(3)	18,972,299	47.431	18,972,299	31.4
Kazuo Okada(1)(3)	18,972,299	47.431	18,972,299	31.4
Ronald J. Kramer	0	0	0	0
John A. Moran	0	0	0	0
Robert J. Miller	0	0	0	0
Elaine P. Wynn	0	0	0	0
Stanley R. Zax	0	0	0	0
Allan Zeman	0	0	0	0
Kenneth R. Wynn(4)	58,317	*	58,317	*
Marc D. Schorr	0	0	0	0
John Strzemp	0	0	0	0
Marc H. Rubinstein	0	0	0	0
DeRuyter O. Butler	0	0	0	0
All Directors and Executive Officers as a Group(5)	38,002,915	95.008	38,002,915	62.9

*
less than 1%

(1)
Excludes shares which may be deemed to be beneficially owned by virtue of the voting agreement between Stephen A. Wynn and Aruze USA contained in the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund. Under this voting agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA. See "Certain Relationships and Related Transactions—Stockholders Agreement."

(2)
Excludes shares held by Aruze USA, which may be deemed to be beneficially owned by Mr. Wynn by virtue of the arrangement which permits Mr. Wynn to acquire Aruze USA's shares of common stock if any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or withdrawn or is not filled within 90 days after the filing of Wynn Resorts' application.

(3)
Aruze USA's address is 745 Grier Drive, Las Vegas, Nevada 89119. Aruze USA is a subsidiary of Aruze Corp., of which Kazuo Okada owns a controlling interest. Each of Aruze USA, Aruze Corp. and Mr. Okada may be deemed to have beneficial ownership of these shares.

(4)
These shares are held by the Kenneth R. Wynn Family Trust. Kenneth Wynn may be deemed to have beneficial ownership of these shares.

(5)
Includes shares held by Stephen A. Wynn, shares held by Aruze USA of which Kazuo Okada may be deemed to have beneficial ownership and shares held by the Kenneth R. Wynn Family Trust of which Kenneth Wynn may be deemed to have beneficial ownership.

        Additional Stock Grants.    Upon the completion of the offering, we intend to grant awards of 189,723 shares of restricted stock under our 2002 stock incentive plan to each of the following employees: DeRuyter O. Butler, W. Todd Nisbet, Marc D. Schorr, John Strzemp, Roger P. Thomas and Kenneth R. Wynn. The restricted stock will vest in November 2004 as to Mr. Strzemp, in May 2005 as to Mr. Schorr and Kenneth R. Wynn, in May 2006 as to Mr. Butler and Mr. Thomas and in June 2006 as to Mr. Nisbet. The restricted stock will vest immediately with respect to any individual if such individual terminates employment with us under circumstances that entitle him to receive a "separation payment" under his employment contract.

        We also intend to grant an award of 189,723 shares of restricted stock outside of the 2002 stock incentive plan to Franco Dragone, the executive producer and principal creator of our new entertainment production. The restricted stock awarded to Mr. Dragone will vest on June 30, 2006. However, the restricted stock will not vest, but instead will be immediately cancelled and retired, if, as of June 30, 2006: (1) the complete run of the entertainment production at Le Rêve has not commenced or has been cancelled due to any act or omission of Mr. Dragone and (2) Mr. Dragone has not successfully opened another production show for us in another venue or, if opened, the complete run of such other show has been cancelled due to any act or omission of Mr. Dragone.

        Stockholders Agreement.    Mr. Wynn and Aruze USA, together with Baron Asset Fund, have entered into a stockholders agreement. The stockholders agreement establishes various rights among Mr. Wynn, Aruze USA and Baron Asset Fund with respect to the ownership and management of Wynn Resorts. These rights include, but are not limited to, certain tag-along rights, preemptive rights, rights of first refusal and certain other restrictions on the transfer of the shares of Wynn Resorts' common stock owned by the parties to the stockholders agreement. In addition, under the stockholders agreement, Mr. Wynn and Aruze USA have agreed to vote their shares of Wynn Resorts' common stock for a slate of directors, a majority of which will be designated by Mr. Wynn, of which at least two will be independent directors, and the remaining members of which will be designated by Aruze USA. As a result of this voting arrangement, Mr. Wynn will control Wynn Resorts' board of directors. In addition, Mr. Wynn and Aruze USA, to the extent they vote their shares in a similar manner, effectively will be able to control, as a practical matter, all matters requiring Wynn Resorts' stockholders' approval, including the approval of significant corporate transactions. The stockholders agreement will continue to be in effect after the completion of this offering. See "Certain Relationships and Related Transactions—Stockholders Agreement."

        Buy-Out of Aruze USA Stock.    Mr. Wynn, Kazuo Okada, Aruze USA, Aruze Corp. and Wynn Resorts have entered into arrangements which provide that if any gaming application of Aruze USA, Aruze Corp. or Kazuo Okada concerning Aruze USA's ownership of Wynn Resorts' stock is denied by Nevada gaming authorities or requested to be withdrawn or is not filed within 90 days after the filing of Wynn Resorts' application, Mr. Wynn may elect to purchase the shares owned by Aruze USA in Wynn Resorts. Mr. Wynn may pay this purchase price with a promissory note. The total purchase price will be the lesser of (1) the fair market value of the shares on the day Mr. Wynn serves Aruze USA notice of his election to purchase the shares or (2) the aggregate amount of cash contributed to Valvino by Aruze USA, minus any distributions by Valvino or Wynn Resorts to Aruze USA, plus two percent interest, compounded annually. Wynn Resorts intends to grant Mr. Wynn certain registration and piggyback rights with respect to any shares he purchases from Aruze USA under these buy-out arrangements. If Mr. Wynn chooses not to exercise his right to purchase the shares, Wynn Resorts has the right to require him to purchase the shares, including with a promissory note. The prior buy-out arrangements under the Valvino operating agreement and under the stockholders agreement between Mr. Wynn, Aruze USA and Baron Asset Fund were terminated upon the effectiveness of the new agreement. See "Risk Factors—General Risks Associated with Our Business—The Nevada Gaming Commission may require the disposition of shares of certain shareholders of Wynn Resorts in a manner that may cause us to incur debt or disrupt our stock price" and "Regulation and Licensing—Redemption of Securities Owned by an Unsuitable Person."

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 400,000,000 shares of common stock and 40,000,000 shares of undesignated preferred stock, $0.01 par value per share. The following is a summary of the rights of our common stock and preferred stock. For more detailed information, see our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Nevada law.

Common Stock

        As of October 1, 2002, there were 40,000,000 shares of common stock outstanding, which were held of record by five stockholders. Except as otherwise provided by our articles of incorporation or Nevada law, the holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock and except as otherwise provided by our articles of incorporation or Nevada law, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. A merger, conversion, exchange or consolidation of us with or into any other person or sale or transfer of all or any part of our assets (which does not in fact result in our liquidation and distribution of assets) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

        The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; or

  •
  delaying or preventing a change in control of us without further action by the stockholders.

Preferred Stock and Prohibitions on the Receipt of Dividends, the Exercise of Voting or Other Rights or the Receipt of Other Remuneration

        The articles of incorporation of Wynn Resorts prohibit anyone who is an unsuitable person or an affiliate of an unsuitable person from:

  •
  receiving dividends or interest with regard to its capital stock;

  •
  exercising voting or other rights conferred by its capital stock; and

  •
  receiving any remuneration in any form from it or an affiliated company for services rendered or otherwise

        These prohibitions commence on the date that a gaming authority serves notice of a determination of unsuitability or the board of directors determines that a person or its affiliate is unsuitable and continue until the securities are owned or controlled by persons found suitable by a gaming authority and/or the board of directors to own them. An "unsuitable person" is any person that is determined by a gaming authority to be unsuitable to own or control any of Wynn Resorts' capital stock or to be connected or affiliated with a person in engaged in gaming activities or who causes Wynn Resorts or any affiliated company to lose or to be threatened with the loss of, or who, in the sole discretion of Wynn Resorts' board of directors, is deemed likely to jeopardize our or any of our affiliates' application for, right to the use of, or entitlement to, any gaming license.

        "Gaming authorities" include all international, foreign, federal state, local and other regulatory and licensing bodies and agencies with authority over gaming (the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a casino or other enterprise). "Affiliated companies" are those companies indirectly affiliated or under common ownership or control with Wynn Resorts, including without limitation, subsidiaries, holding companies and intermediary companies (as those terms are defined in gaming laws of applicable gaming jurisdictions) that are registered or licensed under applicable gaming laws. The articles define "ownership" or "control" to mean ownership of record, beneficial ownership as defined in Rule 13d-3 of the Securities and Exchange Commission or the power to direct and manage, by agreement, contract, agency or other manner, the management or policies of a person or the disposition of our capital stock.

Redemption of Securities Owned or Controlled by an Unsuitable Person or an Affiliate

        Wynn Resorts' articles of incorporation provide that capital stock of Wynn Resorts that are owned or controlled by an unsuitable person or an affiliate of an unsuitable person are redeemable by Wynn Resorts, out of funds legally available for that redemption, by appropriate action of the board of directors to the extent required by the gaming authorities making the determination of unsuitability or to the extent deemed necessary or advisable by Wynn Resorts. From and after the redemption date, the securities will not be considered outstanding and all rights of the unsuitable person or affiliate will cease, other than the right to receive the redemption price. The redemption price will be the price, if any, required to be paid by the gaming authority making the finding of unsuitability or if the gaming authority does not require a price to be paid, the sum deemed to be the fair value of the securities by the board of directors. If determined by Wynn Resorts, the price of capital stock will not exceed the closing price per share of the shares on the principal national securities exchange on which the shares are then listed on the trading date on the day before the redemption notice is given. If the shares are not then listed, the redemption price will not exceed the closing sales price of the shares as quoted on The Nasdaq National Market or SmallCap Market, or if the closing price is not then reported, the mean between the bid and asked prices, as quoted by any other generally recognized reporting system. Wynn Resorts' rights of redemption are not exclusive of any other rights that it may have or later acquire under any agreement, its bylaws or otherwise. The redemption price for shares of unvested restricted stock will be a nominal amount pursuant to the applicable restricted stock agreement. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not, as Wynn Resorts elects.

        The articles of incorporation of Wynn Resorts require any unsuitable person and any affiliate of an unsuitable person to indemnify Wynn Resorts and its affiliated companies for any and all costs, including attorneys' fees, incurred by Wynn Resorts and its affiliated companies as a result of the unsuitable person's or affiliates ownership or control or failure to promptly divest itself of any capital stock, securities of or interests in Wynn Resorts.

Nevada Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Provisions of Nevada law and our articles of incorporation and bylaws could make the following more difficult:

  •
  acquisition of us by means of a tender offer;

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  acquisition of us by means of a proxy contest or otherwise; or

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  removal of our incumbent officers and directors.

        These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. Our bylaws may be adopted, repealed, altered, amended by our board of directors or the vote of at least 66 2/3% of the outstanding voting power, voting as a single class.

        Classified Board of Directors.    Wynn Resorts' articles of incorporation and bylaws provide for its board of directors to be divided into three classes of directors serving staggered three-year terms, with as near as possible to one-third, and at least one-fourth, of the board of directors being elected each year. In addition, Wynn Resorts' articles of incorporation require the vote of 66 2/3% of the outstanding stock entitled to vote in the election of directors to amend the classified board provision. As a result, at least two annual meetings of stockholders may be necessary to change a majority of the directors.

        Stockholder Meetings.    Wynn Resorts' bylaws provide that subject to the rights, if any, of the holders of the preferred stock, only a majority of the authorized number of directors, the chairman of the board or the chief executive officer (or should there be no chairman and no chief executive officer, by the president) may call special meetings of stockholders.

        Requirements for Advance Notification of Stockholder Nominations and Proposals.    Wynn Resorts' bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

        No Action by Written Consent.    Wynn Resorts' articles of incorporation and bylaws provide that stockholders may only take action at an annual or special meeting of stockholders and may not act by written consent.

        Sale of All or Substantially All of Our Assets.    Wynn Resorts' bylaws require a supermajority approval of the directors for the sale of all or substantially all of our assets.

        Nevada Control Share Laws.    Following the closing of this offering, Wynn Resorts may become subject to Nevada's laws which govern the "acquisition" of a "controlling interest" of "issuing corporations." These laws will apply to Wynn Resorts if it has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless its articles or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide generally that any person that acquires a "controlling interest" acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

        A person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares."

        These laws may have a chilling effect on certain transactions if our articles of incorporation or bylaws are not amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

        Nevada Regulatory Approvals.    Once Wynn Resorts becomes a registered company under Nevada's gaming laws, it will be required to obtain the approval of the Nevada Gaming Commission with respect to a change in control. In addition, persons seeking to acquire control will be required to meet the requirements of the Nevada gaming authorities before assuming control. Because Desert Inn Improvement Co., an indirect subsidiary of Wynn Resorts, is a public utility under Nevada law, the approval of the Public Utilities Commission of Nevada may be required before any change in the ownership structure of Wynn Resorts. These requirements may have the effect of preventing, delaying or making an acquisition of Wynn Resorts more difficult. See "Regulation and Licensing."

        No Cumulative Voting.    Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.

        Undesignated Preferred Stock.    The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

  Transfer Agent and Registrar

        The transfer agent and registrar for the common stock will be Wells Fargo Bank Minnesota, National Association.

  Listing

        We have filed an application to have our common stock approved for quotation on The Nasdaq National Market under the symbol "WYNN."

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following discussion summarizes the material terms of certain material agreements to which certain of our subsidiaries will be parties. However, this summary is qualified in its entirety by reference to the relevant agreements described herein. References to the "restricted entities" or to the "guarantors" in this prospectus mean Valvino, Wynn Resorts Holdings, Wynn Design & Development, World Travel, Las Vegas Jet, Desert Inn Water Company and Palo, LLC and references to the "issuers" mean Wynn Las Vegas and Wynn Capital.

Credit Facilities

        Our indirect subsidiary, Wynn Las Vegas, will enter into credit facilities with a syndicate of lenders and Deutsche Bank Trust Company Americas, as administrative agent, Deutsche Bank Securities Inc., as lead arranger and joint book running manager, Banc of America Securities LLC, as lead arranger, joint book running manager and syndication agent, Bear, Stearns & Co. Inc., as arranger and joint book running manager, Bear Stearns Corporate Lending Inc., as joint documentation agent, Dresdner Bank AG, New York Branch, as arranger and joint documentation agent, and J.P. Morgan Securities Inc., as joint documentation agent, as follows:

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  a $750 million senior secured revolving credit facility under which we can borrow for a period of six years beginning on the closing date. The revolving credit facility will mature six years after the closing date. We may use up to $25 million of the revolving credit facility for letters of credit, and after Le Rêve opens, we may use up to $10 million of the revolving credit for swing line loans; and
  •
  a $250 million delay draw senior secured term loan facility under which we can borrow for a period of twenty-seven months beginning on the closing date. The delay draw term loan facility will mature seven years after the closing date, and will require quarterly principal payments, scheduled to begin after Le Rêve opens.

        When borrowings outstanding under the revolving credit facility equal or exceed $200 million, lead arrangers holding a majority of the commitments of the lead arrangers will have the right to convert $100 to $400 million of the amounts outstanding under the revolving loan to term loans, on the same terms and conditions as those made under the delay draw term loan facility. The commitments of the lenders to make revolving loans to our subsidiaries will be permanently reduced by the amount of any revolving loans that are converted to term loans, and the outstanding loans under the delay draw term loan facility will be correspondingly increased.

        A total of $713.2 million of the proceeds of the credit facilities will be available to us to finance development and construction of Le Rêve and to meet our pre-opening expenses and debt service obligations with an additional $36.8 million of such proceeds being available to us for debt service in the event that it takes us longer to complete Le Rêve than we expect. After Le Rêve opens, the issuers and the restricted entities may use any remaining revolving credit availability for operating expenses and other general corporate purposes.

  Interest and Fees

        Subject to certain exceptions, amounts borrowed under the credit facilities will bear interest, as follows:

  •
  before Le Rêve opens, the borrowings will bear interest at Wynn Las Vegas' election, at either (i) the base rate plus a margin still to be determined for both revolving loans and term loans or (ii) the reserve adjusted Eurodollar Rate plus 4.00% per annum for revolving loans or the reserve adjusted Eurodollar Rate plus 4.25% per annum for term loans; and

  •
  after Le Rêve opens, the interest rate will be the base rate or reserve adjusted Eurodollar Rate, as Wynn Las Vegas elects, plus, in either case, a margin based on a leverage ratio.

        Wynn Las Vegas will be required to obtain interest rate protection through interest rate swaps, caps or other similar arrangements against increases in the interest rates with respect to not less than $125 million of term loan availability, and up to $200 million of revolving credit loans that are converted to term loans.

        Until Le Rêve opens, Wynn Las Vegas will pay, quarterly in arrears, 2.00% per annum on the daily average of unborrowed availability under the revolving credit facility.

        After Le Rêve opens, the annual fee Wynn Las Vegas will be required to pay for unborrowed amounts, if any, under the revolving credit facility will be determined by a grid based on our leverage ratio. For unborrowed amounts under the delay draw term loan facility, Wynn Las Vegas will pay, quarterly in arrears, 2.50% per annum from the closing date until December 31, 2002, 3.00% per annum from January 1, 2003 to June 30, 2003 and after June 30, 2003, 4.00% per annum, in each case, calculated based on the daily average of the unborrowed amounts under the delay draw term loan facility.

  Completion Guarantee

        A special purpose subsidiary of Wynn Las Vegas will be providing a $50 million completion guarantee in favor of the lenders under the credit facilities and the holders of the second mortgage notes to secure completion in full of the construction and opening of Le Rêve, including all furniture, fixtures and equipment, the parking structure, the golf course and the availability of initial working capital. Wynn Resorts will contribute $50 million of the net proceeds of this offering to that subsidiary to support that subsidiary's obligations under the completion guarantee. These funds will be deposited into a collateral account to be held in cash or short-term highly rated securities, and pledged to the senior lenders under the credit facilities and the holders of the second mortgage notes as security for the completion guarantee. Pursuant to the disbursement agreement, these funds will become available to us on a gradual basis to apply to the costs of the project only after fifty percent of the Le Rêve construction work has been completed. Upon the occurrence of an event of default under the credit facilities or the indenture governing the second mortgage notes, the lenders under the credit facilities or, if no amounts are outstanding under the credit facilities, the holders of the second mortgage notes, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective documents. After the completion and opening of Le Rêve, any amounts remaining in this account will be released to Wynn Resorts.

  Guarantees

        Under the credit facilities, Wynn Las Vegas, its subsidiaries and certain of its affiliates will be considered restricted entities and will guarantee the obligations of Wynn Las Vegas under the credit facilities. In the event that Wynn Resorts guarantees other specified indebtedness prior to meeting a prescribed leverage ratio and debt rating test, then Wynn Resorts will also be required to guarantee the credit facilities and the second mortgage notes, subject to certain limited exceptions. The obligations of each guarantor under its guarantee will be limited as necessary to reduce the risk that the guarantee would be treated as a fraudulent conveyance under applicable law. Each guarantee of the obligations under the credit facilities will be a senior secured obligation of each guarantor, secured by a security interest in certain of the guarantors' existing and future assets, and will rank pari passu in right of payment with any existing and future senior indebtedness of the guarantors. In addition, each guarantee will rank senior in right of payment to all of the existing and future subordinated indebtedness of each guarantor.

  Security

        Subject to certain exceptions, compliance with all applicable laws, including gaming laws and regulations, and obtaining any necessary regulatory approvals, our subsidiaries' obligations under the credit facilities will be secured (subject to permitted liens) by:

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  a first priority security interest in a liquidity reserve account to be funded prior to closing of the credit facilities with cash or short-term, highly-rated securities in an amount equal to $30 million, to secure the completion of the construction and opening of Le Rêve. Amounts on deposit in the liquidity reserve account will be applied to the costs of the design, construction and operation of Le Rêve in accordance with the disbursement agreement. Upon the occurrence of an event of default under the credit facilities or the indenture governing the second mortgage notes, the lenders under the credit facilities or, if no amounts are outstanding under the credit facilities, the second mortgage note holders, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective documents. After Wynn Las Vegas and its restricted subsidiaries have met certain earnings before interest, taxes, depreciation and amortization targets for a period of four full consecutive fiscal quarters after Le Rêve opens, any remaining amounts in the liquidity reserve account will be used to reduce the outstanding balance of the revolving credit facility but without reducing the revolving credit facility commitment;
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  a first priority pledge of all equity interests in Wynn Las Vegas, Wynn Capital and the restricted entities to the extent permitted by applicable law;
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  first mortgages on all real property constituting Le Rêve, including initially the 20-acre parcel located next to Le Rêve and the golf course parcel, as well as substantially all appurtenant rights owned by our affiliates necessary for the development, construction and operation of Le Rêve, subject to release of the 20-acre parcel, the golf course parcel and certain other assets upon meeting certain maximum leverage tests, minimum earnings before interest, taxes, depreciation and amortization requirements and minimum credit ratings after opening, in each case as may be applicable;
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  a first priority security interest in substantially all of the other existing and future assets of Wynn Las Vegas, Wynn Capital and the restricted entities other than the collateral securing the FF&E facility, subject to certain exceptions, and further subject to release of certain assets upon meeting certain maximum leverage tests, minimum earnings before interest, taxes, depreciation and amortization requirements and minimum credit ratings after opening, in each case as may be applicable; and
  •
  a second priority interest on the furniture, fixtures and equipment securing the FF&E facility, excluding the aircraft. See "—FF&E Facility."

        If Wynn Resorts pledges assets to secure guarantees of other specified indebtedness prior to meeting prescribed leverage ratio and debt rating tests, then the credit facilities may be secured by liens of equal priority on the same Wynn Resorts assets. The security interests in these assets may be released if certain tests are met.

        Wynn Las Vegas' obligations under the credit facilities will not be secured by any interest in the secured account holding the proceeds of the second mortgage notes.

  Prepayments

        Wynn Las Vegas will be required to make mandatory prepayments of indebtedness under the credit facilities from the net proceeds from all asset sales and condemnations, debt offerings (other than those constituting permitted debt) and, subject to a reinvestment period, asset sale and insurance or condemnation proceeds received by the issuers and the restricted entities, in each case with specified exceptions. Wynn Las Vegas will also be required to make mandatory payments of indebtedness under the credit facilities from a percentage of our excess cash flow, initially 75%, and decreasing based on our leverage ratio to 50%, and then to be eliminated. Wynn Las Vegas will have the option to prepay all or any portion of the indebtedness under the credit facilities at any time without premium or penalty.

  Covenants

        The issuers and the restricted entities will be required to comply with negative and affirmative covenants, including, among other things, limitations on:

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  indebtedness;
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  guarantees;
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  restricted payments;
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  mergers and acquisitions;
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  negative pledges;
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  liens;
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  dividends and distributions;
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  transactions with affiliates;
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  leases;
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  scope changes and modifications to material contracts;
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  sales of assets; and
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  capital expenditures.

        Additionally, the issuers and the restricted entities will be required to comply with certain financial ratios and other financial covenants such as:

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  minimum fixed charge coverage;
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  minimum earnings before interest, taxes, depreciation and amortization;
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  total debt to earnings before interest, taxes, depreciation and amortization; and
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  minimum net worth.

  Conditions to Availability of Funds

        The conditions to all borrowings before final completion of Le Rêve will consist of those set forth under the disbursement agreement. See "—Disbursement Agreement." Borrowings of revolving loans after final completion of Le Rêve will be subject to prior written notice of borrowing, the accuracy of representations and warranties, the absence of any default or event of default and certain other customary conditions to borrowing.

  Events of Default

        The credit facilities will contain customary events of default, including the failure to make payments when due, defaults under other material agreements or instruments of indebtedness of specific amounts, loss of material licenses or permits (including gaming licenses), failure or inability to complete Le Rêve by the outside completion date (subject to force majeure extension), loss of material contracts, noncompliance with covenants, material breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA matters, impairment of security interests in collateral, change of control and, prior to final completion of Le Rêve, specified events under the disbursement agreement, subject in some cases to applicable notice provisions and grace periods. See "—Disbursement Agreement." Events of default will apply to the restricted entities and, in some cases, to Wynn Resorts.

Second Mortgage Notes

        Wynn Las Vegas and Wynn Capital, referred to as the issuers, will enter into an indenture among themselves and certain restricted entities and Wells Fargo Bank Northwest, National Association as trustee, pursuant to which the issuers will issue second mortgage notes with an aggregate principal amount of $340 million. The second mortgage notes will:

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  be general obligations of the issuers;
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  be secured by a first priority security interest in the net proceeds of this offering and a second priority security interest in substantially all of the existing and future assets of the issuers and certain other restricted entities and, in certain limited circumstances, may be secured by a security interest in certain of the existing and future assets of Wynn Resorts;
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  rank equal in right of payment to all of the issuers' existing and future senior indebtedness, including borrowings under the credit facilities and FF&E facility, but will be effectively subordinated to such indebtedness to the extent that senior lenders, including the lenders under the credit facilities and FF&E facility, have security interests in assets that rank prior the security interests securing the second mortgage notes and to the extent of the restrictions on payment and exercise of remedies contained in the intercreditor agreements;
  •
  rank senior in right of payment to all of the issuers' existing and future subordinated indebtedness; and
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  be unconditionally guaranteed by the guarantors, which may, in certain limited circumstances, include Wynn Resorts. See "—Guarantees."

  Interest and Fees

        The second mortgage notes will bear interest at a rate that will be established at the time of pricing of the second mortgage notes, which pricing is expected to occur concurrently with the pricing of the equity offering. Interest will be payable semi-annually in arrears on                          and                           , commencing on                          , 2003. The issuers will make each interest payment to the holders of record of the second mortgage notes on the immediately preceding                          and                           .

        Interest will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Completion Guarantee

        A special purpose subsidiary of Wynn Las Vegas will be providing a $50 million completion guarantee in favor of the lenders under the credit facilities and the holders of the second mortgage notes to secure completion in full of the construction and opening of Le Rêve, including all furniture, fixtures and equipment, the parking structure, the golf course and the availability of initial working capital. See "—Credit Facilities—Completion Guarantee."

  Guarantees

        The obligations of the issuers under the second mortgage notes will also be jointly and severally guaranteed by the other restricted entities. In the event that Wynn Resorts incurs indebtedness or provides guarantees of other specified indebtedness in excess of $10 million in the aggregate prior to meeting a prescribed leverage ratio and debt rating test, then Wynn Resorts will also be required to guarantee the second mortgage notes, subject to certain limited exceptions. The guarantees, including the Wynn Resorts guarantee may be released if certain tests are met. The obligations of each guarantor under its guarantee will be limited as necessary to reduce the risk that the guarantee would be treated as a fraudulent conveyance under applicable law. Each guarantee of the notes will be a senior obligation of each guarantor, secured by a second priority security interest in substantially all the guarantors' existing and future assets, and will rank equally in right of payment with any existing and future senior indebtedness of the guarantors, but will be effectively subordinated to such indebtedness to the extent that senior lenders, including the lenders under the credit facilities and the FF&E facility, have security interests in assets that rank prior the security interests securing the second mortgage notes. In addition, each guarantee will rank senior in right of payment to all of the existing and future subordinated indebtedness of each guarantor.

  Security

        Subject to certain permitted liens and applicable gaming and other law and regulations, the second mortgage notes will be secured by, among other things:

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  a first priority, exclusive security interest in the net proceeds of the second mortgage notes deposited into escrow pending the closing of this offering;
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  a second priority security interest in a liquidity reserve account to be funded prior to closing of the credit facilities with cash or short-term, highly-rated securities in an amount equal to $30 million, to secure the completion of the construction and opening of Le Rêve. Amounts on deposit in the liquidity reserve account will be applied to the costs of the design, construction and operation of Le Rêve in accordance with the disbursement agreement. After Wynn Las Vegas and its restricted subsidiaries have met earnings before interest, taxes, depreciation and amortization targets for a period of four full consecutive quarters after Le Rêve opens, any remaining amounts in the liquidity reserve account will be used to reduce the outstanding balance of the revolving credit facility;
  •
  a second priority pledge of the equity interests of the issuers and the other restricted entities to the extent permitted by applicable law;
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  second mortgages on all real property constituting Le Rêve, including initially the 20-acre parcel located next to Le Rêve and the golf course parcel, as well as substantially all appurtenant rights owned by our affiliates necessary for the development, construction and operation of Le Rêve subject to release of the 20 acre parcel, the golf course parcel, and certain other assets upon meeting certain maximum leverage tests, minimum earnings before interest, taxes, depreciation and amortization requirements and minimum credit ratings after opening, in each case as may be applicable;

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  a second priority security interest in substantially all of the other existing and future assets of the issuers and the restricted entities, and subject to certain exceptions; and
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  third priority security interests on the furniture, fixtures and equipment financed with the FF&E facility other than the aircraft. See "—FF&E Facility."

        If Wynn Resorts pledges assets to secure guarantees of other specified indebtedness prior to meeting prescribed leverage ratio and debt rating tests, then the second mortgage notes may be secured by second priority liens on the same Wynn Resorts' assets. The security interests in these assets may be released if certain tests are met.

  Optional Redemption

        At any time prior to                          , 2005, the issuers may redeem up to 35% of the aggregate principal amount of the second mortgage notes with the proceeds of certain qualified equity offerings at a specified redemption price; provided that certain conditions are satisfied. The second mortgage notes otherwise are not redeemable prior to                          , 2006.

        After                          , 2006, the issuers may redeem all or a part of the second mortgage notes upon not less than 30 nor more than 60 days' notice, at a premium declining ratably to zero.

  Repurchase at the Option of the Holders of Second Mortgage Notes

        Following the occurrence of a change of control under the second mortgage notes, the issuers will be required to offer to repurchase the second mortgage notes at a purchase price equal to 101% of the principal amount of the second mortgage notes, plus any accrued and unpaid interest to the date of repurchase.

        The issuers will be required in certain circumstances to offer to repurchase the second mortgage notes at a purchase price equal to the principal amount of the second mortgage notes, plus any accrued and unpaid interest to the date of repurchase, to the extent of the net cash proceeds of certain asset sales and events of loss.

  Gaming Redemption

        The second mortgage notes may be redeemed by the issuers in certain instances where a gaming authority requires a holder or beneficial owner of the second mortgage notes to be licensed, qualified or found suitable under any applicable gaming law and the holder or beneficial owner (1) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so, or such lesser period as required by the gaming authority, or (2) is notified by a gaming authority that it will not be licensed, qualified or found suitable.

  Mandatory Redemption

        The issuers will not be required to make mandatory redemption or sinking fund payments with respect to the second mortgage notes.

  Covenants

        The second mortgage notes will contain additional affirmative and negative covenants applicable to the issuers and the restricted entities, including, among other things, limitations on:

  •
  restricted payments;

  •
  indebtedness;
  •
  issuance of preferred stock;
  •
  liens;
  •
  dividend and other payment restrictions affecting subsidiaries;
  •
  merger, consolidation or sale of assets;
  •
  designation of restricted and unrestricted subsidiaries;
  •
  transactions with affiliates;
  •
  sale and leaseback transactions;
  •
  activities of Wynn Capital and the completion guarantor; and
  •
  issuances and sales of equity interests in wholly owned subsidiaries.

  Events of Default

        The indenture for the second mortgage notes will contain customary events of default, including the failure to make payments when due, defaults under other material agreements or instruments of indebtedness of specific amounts, loss of material licenses or permits (including gaming licenses), failure or inability to complete Le Rêve by the outside completion date loss of material contracts, noncompliance with covenants, material breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, impairment of security interests in collateral, and, prior to final completion of Le Rêve, specified events under the disbursement agreement, subject in some cases to applicable notice provisions and grace periods. See "—Disbursement Agreement." Events of default will apply to the restricted entities and, in some cases, to Wynn Resorts.

FF&E Facility

        Wynn Las Vegas has entered into an engagement letter with Bank of America, N.A., Banc of America Leasing & Capital LLC and Deutsche Bank Securities Inc. for a $188.5 million FF&E facility, and the placement agent for the FF&E facility has received commitments from the lenders who will enter into that facility. The FF&E facility will provide financing and refinancing for furniture, fixtures and equipment to be used at Le Rêve. Wynn Las Vegas intends to use approximately $28.5 million of the FF&E facility to refinance a loan made by Bank of America, N.A. to World Travel by means of a loan to be evidenced by an intercompany note from World Travel, secured by an aircraft mortgage on World Travel's Bombardier Global Express aircraft. Valvino acquired World Travel from Mr. Wynn and has guaranteed the Bank of America loan. Valvino intends to contribute the equity interests it holds in World Travel to Wynn Las Vegas prior to the consummation of this offering. Wynn Las Vegas may use additional proceeds of the FF&E facility to purchase other furniture, fixtures or equipment or refinance other furniture, fixtures or equipment purchased with proceeds of this offering or other funds. Wynn Las Vegas may also use proceeds of the FF&E facility to refinance a replacement corporate aircraft, in which case Wynn Las Vegas would request the FF&E lenders to increase the total commitment under the FF&E facility by $10.0 million to $198.5 million. Entering into the FF&E facility will be a condition to the consummation of this offering. For more information, see "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Transactions—Aircraft Arrangements."

Project Lenders Intercreditor Agreement

        A representative of the lenders under the credit facilities and the trustee will enter into an intercreditor agreement that will govern the relations between the note holders and those lenders. The intercreditor agreement will provide that the second mortgage note holders will have a first priority security interest in, or claim against, the net proceeds of the second mortgage note offering deposited into a secured account pending disbursement of such amounts in accordance with the terms of the disbursement agreement. The lenders under the credit facilities will have a first priority security interest in, or claim against all remaining collateral pledged by the issuers and the restricted entities, other than collateral securing the FF&E facility in which the lenders under the FF&E facility will have a first priority security interest, the lenders under the credit facilities will have a second priority security interest and the second mortgage note holders will have a third priority security interest. Neither the lenders under the credit facilities nor the second mortgage note holders will have a security interest in the aircraft.

        The intercreditor agreement will establish certain provisions and agreements concerning the exercise of remedies by the second mortgage note holders and the lenders against their respective collateral. As a result, the second mortgage note holders will have limited rights to force a sale of any of the collateral or otherwise exercise any of the remedies available to a secured creditor in connection with the collateral, other than the collateral in which the credit facilities lenders do not have an interest, unless or until the credit facilities are paid in full. Applicable law, including gaming laws and regulations, will also impose restrictions on the ability of the second mortgage note holders and the lenders under the credit facilities to enforce the remedies of a secured creditor.

FF&E Intercreditor Agreement

        A representative of the lenders under the credit facilities and the trustee, on the one hand, and the representative of the lenders under the FF&E facility, on the other hand, will enter into an intercreditor agreement that will govern the relations between the credit facilities lenders and the note holders, on the one hand, and the lenders under the FF&E facility on the other hand. This intercreditor agreement will provide that the lenders under the FF&E facility will have a first priority security interest in the furniture, fixture and equipment for Le Rêve that is financed by draws on the FF&E facility. The lenders under the credit facilities will have a second priority security interest in such collateral and the note holders will benefit from a third priority security interest in such collateral, except that neither the lenders under the credit facilities nor the second mortgage note holders will have a security interest in the aircraft.

        The FF&E intercreditor agreement will establish certain provisions and agreements concerning the exercise of remedies by the lenders under the credit facilities, the note holders and the lenders under the FF&E facility against the furniture, fixtures and equipment financed by the FF&E facility. Generally speaking, and subject to certain agreed upon stand still periods, the lenders under the FF&E facility will have, until repayment in full of the FF&E facility, the exclusive right to force a sale of any of the FF&E collateral or otherwise exercise any of the remedies available to a secured creditor in connection with the FF&E collateral. Applicable law, including gaming laws and regulations, will also impose restrictions on the ability of the lenders under the FF&E facility, the lenders under the credit facilities and the second mortgage note holders to enforce the remedies of a secured creditor.

Disbursement Agreement

        Wynn Las Vegas, Wynn Capital and Wynn Design & Development will enter into a disbursement agreement with Deutsche Bank Trust Company Americas, as the bank agent, Wells Fargo Bank Northwest, National Association, as the second mortgage note trustee, Wells Fargo Bank Northwest, National Association, as the FF&E facility agent, and Deutsche Bank Trust Company Americas, as the disbursement agent. This summary is qualified in its entirety by reference to the contract itself.

  General

        The disbursement agreement will set forth our subsidiaries' material obligations to construct and complete Le Rêve and will establish a line item budget and a schedule for construction of Le Rêve. The disbursement agreement also will establish the conditions to, and the relative sequencing of, the making of disbursements from the proceeds of the credit facilities, the FF&E facility and the second mortgage notes, and will establish the obligations of the bank agent and the FF&E facility agent to make disbursements under the credit facilities and the FF&E facility and the obligation of the second mortgage notes trustee to release funds from the second mortgage notes proceeds account upon satisfaction of such conditions. The disbursement agreement also will set forth the mechanics for approving change orders and amendments to the project budget and the schedule for the construction period. Finally, the disbursement agreement will include certain representations, warranties, covenants and events of default that are common to the credit facilities, the FF&E facility and second mortgage notes.

        Under the disbursement agreement, we will only be permitted to use the proceeds of the credit facilities, the FF&E facility and the second mortgage notes to pay for project costs related to Le Rêve and, subject to certain limitations, corporate overhead and related costs.

  Funding Order

        The disbursement agreement will set forth the sequencing order in which funds from the various sources will be made available to our subsidiaries. Under the disbursement agreement, our subsidiaries will be required to use all of the equity funds available to them (including proceeds of this offering that are contributed to Wynn Las Vegas) before obtaining any disbursement of debt proceeds.

        We expect to commence construction of Le Rêve in October 2002, and we have incurred, and prior to the initial disbursement of debt proceeds, will continue to incur, significant costs in connection with Le Rêve. Pursuant to the disbursement agreement, the construction consultant will confirm that such costs were incurred within the parameters set forth in the approved project budget.

  Accounts

        In order to implement the funding of disbursements, the disbursement agreement will call for the establishment of certain accounts, each of which will be, subject to certain exceptions, pledged to the lenders under the credit facilities and the holders of second mortgage notes, except that the secured account holding the proceeds of the second mortgage notes will be pledged to the second mortgage note holders only. Each time Wynn Las Vegas receives funds from its credit facilities, FF&E facility, the second mortgage notes proceeds account or other sources for the development and construction of Le Rêve, those funds must be deposited in the appropriate accounts and, subject to the conditions to disbursement, be disbursed to pay for the development and construction of Le Rêve.

  Funding Conditions

        Our subsidiaries will be required to satisfy conditions precedent before we are permitted to receive funds from the disbursement accounts. These conditions will include, among others:

  •
  our delivery of a disbursement request and certificate certifying as to, among other things:
  (1)
  the application of the funds to be disbursed,

    (2)
    the substantial conformity of construction undertaken to date with the plans and specifications, as amended from time to time in accordance with the disbursement agreement,
    (3)
    the continued expectation that the construction of Le Rêve will be completed by the scheduled completion date, which may be extended in accordance with the disbursement agreement, but not beyond September 30, 2005, except for certain limited permitted extensions due to force majeure events,
    (4)
    the use of funds in accordance with the budgeted amounts, as adjusted from time to time in accordance with the disbursement agreement,
    (5)
    the sufficiency of remaining funds (net of the reserved portions of the completion guarantee and liquidity reserve, and required contingency amounts) to complete Le Rêve, and
    (6)
    compliance with line item category budget allocations (as such allocations may be amended from time to time in accordance with the disbursement agreement), taking into account allocations for contingencies;
  •
  delivery by the construction consultant and certain contractors and subcontractors of certificates corroborating various matters set forth in our disbursement request and certificate;
  •
  absence of a default or event of default under the credit facilities, the FF&E facility and the second mortgage notes documents;
  •
  all of the credit documentation and each other material agreement for the development and construction of the project being in full force and effect;
  •
  all representations and warranties being true and correct in all material respects;
  •
  our subsidiaries' receipt of the governmental approvals then required;
  •
  our subsidiaries' delivery to the disbursement agent of the acknowledgments of payment and lien releases required under the disbursement agreement;
  •
  Wynn Resorts and its principal stockholders must maintain in full force and effect the existing arrangements among Wynn Resorts' stockholders to facilitate obtaining the gaming license for the Le Rêve project in the event that one of our major stockholders is unable to qualify for such license;
  •
  Wynn Las Vegas and the general contractor must have entered into subcontracts in respect of specified percentages of the total construction cost of Le Rêve to be managed by each of them, which percentages are to be mutually agreed upon by Wynn Las Vegas and the lenders under the credit facilities;
  •
  procurement of all required title insurance policies, commitments and endorsements insuring that the project continues to be subject only to permitted liens; and
  •
  the absence of any event or circumstance (including an adverse gaming determination) that has caused or could reasonably be expected to cause a material adverse effect.

Prior to borrowing any amounts under the credit facilities or the FF&E facility or receiving any disbursements from the secured account holding the proceeds of the second mortgage notes, we plan to use a portion of the proceeds of this offering, and our other available funds, to commence construction of Le Rêve. As a condition to borrowing under the credit facilities or the FF&E facility or receiving disbursements from the secured account, we will be required to submit evidence acceptable to the construction consultant that the construction of Le Rêve has been completed to that point in accordance with our plans and specifications, on budget and on schedule.

  Completion Guarantee Deposit Account

        As security for the $50 million completion guarantee in favor of the lenders under the credit facilities and the holders of the second mortgage notes by the special purpose subsidiary of Wynn Las Vegas, $50 million of the proceeds of this offering will be contributed to the subsidiary and deposited into the completion guarantee deposit account. See "—Credit Facilities—Guarantees." Any interest which may accrue on amounts deposited in the completion capital account deposit account shall be deposited in the company's funds account until applied as provided in the disbursement agreement.

  Liquidity Reserve Account

        As security for Wynn Las Vegas' obligation to complete the project, Wynn Resorts will also deposit $30 million of the proceeds of its offering of common stock into the liquidity reserve account. Until the completion and opening of Le Rêve, amounts on deposit in the liquidity reserve account may be applied to pay budgeted costs in accordance with the disbursement agreement. Following the completion and opening of Le Rêve, these funds will be available to meet our subsidiaries' debt service obligations. Upon the occurrence of an event of default under the credit facilities or the indenture governing the second mortgage notes, the lenders under the credit facilities or, if no amounts are outstanding under the credit facilities, the holders of the second mortgage notes, will be permitted to exercise remedies against such sums and apply such sums against the obligations under their respective debt documents. Once Wynn Las Vegas has met prescribed cash flow tests for a full fiscal year after the opening of Le Rêve, any remaining funds shall be used to reduce the principal amount outstanding under our subsidiaries' revolving credit facility, but without reducing the revolving credit facility commitment.

  Changes to Construction Budget and Schedule

        The disbursement agreement will contain guidelines for the construction consultant and the disbursement agent to permit amendments to the budget and the plans and specifications. These conditions will generally be the same as conditions to disbursement that relate to the project and the budget.

        The guidelines will only permit increases to any line item category to the extent of the sum of:

  •
  savings in a different category;
  •
  allocation of previously "unallocated contingency," subject to a specified minimum balance required, from time to time, to be maintained in the "unallocated contingency" line item; and
  •
  use of additional Le Rêve revenues or additional company equity and other amounts, to the extent deposited in the appropriate disbursement agreement accounts.

        We may, from time to time, amend the project schedule to extend the completion date, but not beyond September 30, 2005, by delivering to the disbursement agent a certificate describing the amendment and complying with the conditions set forth above with respect to the changes in the project budget that will result from the extension of the completion date. We also have the ability to extend the completion date for a limited period beyond September 30, 2005 due to force majeure events.

  Covenants

        The disbursement agreement contains various affirmative covenants with which we are obligated to comply, such as:

  •
  to use the proceeds of the credit facilities, the FF&E facility and the second mortgage notes only to pay project costs in accordance with the project budget and the disbursement agreement;
  •
  to construct Le Rêve diligently and substantially in accordance with the plans and specifications (as the same may be amended from time to time in accordance with the disbursement agreement);
  •
  to construct, maintain and operate Le Rêve in accordance in all material respects with all applicable laws and procure, maintain and comply with all required governmental approvals in all material respects; and
  •
  to maintain and comply with the required insurance policies.

        The disbursement agreement will also require us to comply with negative covenants. These covenants will limit, among other things, the issuers and the restricted entities' ability to:

  •
  waive or terminate any material right under the financing agreements, the construction contract guarantee, other material project documents or any required governmental approval;
  •
  enter into new material project documents unless we provide certifications assuring that the documents comply with the procedures set forth in the disbursement agreement (for example, new contracts with contractors or suppliers will not be permitted unless the proposed work is consistent with the previously approved project, the overall budget and the completion schedule);
  •
  implement any material change to the plans and specifications or any change order under the construction contracts or other contracts, if the change or change order:
  (1)
  requires an amendment to the project budget, unless we comply with the procedures for amending the project budget;
  (2)
  will cause the plans and specifications to no longer comply with certain parameters;
  (3)
  could reasonably be expected to delay completion beyond the outside completion date;
  (4)
  is not permitted by a project document; or
  (5)
  could reasonably be expected to adversely affect our compliance with legal requirements and governmental approvals; or
  •
  amend the project budget or the project schedule except in accordance with the procedures set forth in the disbursement agreement.

  Exercise of Remedies on Default

        Pursuant to the disbursement agreement and the other financing documents, upon the occurrence of an event of default under the credit facilities, the FF&E facility or the second mortgage notes, our subsidiaries' lenders will be permitted to exercise remedies, including one or more of the following:

  •
  termination of the obligation to make any further disbursements; and
  •
  exercising any and all rights and remedies available to them under any of the credit facilities agreement, the FF&E facility agreement or the indenture.

The disbursement agreement will terminate on or about the date on which final completion occurs.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of Restricted Securities

        Before this offering, there has been no public trading market for Wynn Resorts' common stock, and we cannot predict the effect, if any, that market sales of shares of Wynn Resorts' common stock or the availability of shares of Wynn Resorts' common stock for sale will have on the market price of Wynn Resorts' common stock prevailing from time to time. Nevertheless, sales of substantial amounts of Wynn Resorts' common stock in the public market could adversely affect the market price of its common stock and could impair Wynn Resorts' future ability to raise capital through the sale of its equity securities.

        Upon the completion of this offering, Wynn Resorts will have 60,455,000 shares of its common stock outstanding, assuming no exercise of the underwriters' over-allotment option. All of the shares sold in this offering will be freely tradable, except that any shares purchased by Wynn Resorts' affiliates may only be sold in compliance with the applicable limitations of Rule 144. The remaining 40,000,000 shares of Wynn Resorts' common stock are "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. These rules are summarized below.

        Subject to the provisions of Rules 144, 144(k) and 701, no shares of Wynn Resorts' common stock will be available for sale in the public market upon the expiration of the 180-day lock-up period. We expect that up to 40,000,000 shares of Wynn Resorts' common stock will become eligible for public sale at prescribed times. We expect that 38,002,915 shares of Wynn Resorts' common stock, which are held by our affiliates, will become eligible for public sale beginning in September 2003.

        If our stockholders sell substantial amounts of Wynn Resorts' common stock in the public market following this offering, the prevailing market price of Wynn Resorts' common stock could decline. Furthermore, sales of substantial amounts of Wynn Resorts' common stock in the public market after contractual and legal restrictions lapse could adversely affect the prevailing market price of the common stock and Wynn Resorts' ability to raise equity capital in the future.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding; or

  •
  the average weekly trading volume of the common stock as reported on all national exchanges during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Wynn Resorts.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been Wynn Resorts' affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. The Securities Act defines affiliates to be persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with, Wynn Resorts. These persons typically include Wynn Resorts' executive officers and directors.

Rule 701

        In general, under Rule 701, any of Wynn Resorts' employees, directors, officers, consultants or advisors who purchase shares from Wynn Resorts under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering, subject to lock-up agreements, in reliance on Rule 144, but without complying with the holding period, public information, volume limitation or notice provisions of Rule 144, so long as they are not affiliates of Wynn Resorts. If they are affiliates, they are eligible to resell the shares 90 days after the effective date of this offering, subject to lock-up agreements, in reliance on Rule 144 but without compliance with the holding period contained in Rule 144.

Grants Under the 2002 Stock Incentive Plan

        Immediately after this offering, Wynn Resorts intends to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under its 2002 stock incentive plan. Shares registered under that registration statement will, upon the optionee's exercise and depending on vesting provisions and Rule 144 volume limitations applicable to Wynn Resorts' affiliates, be available for resale in the public market.

Lock-up Agreements

        Wynn Resorts, all of its officers and directors and other stockholders, excluding Baron Asset Fund, have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of their shares of Wynn Resorts' common stock or any equity securities convertible into or exercisable or exchangeable for shares of Wynn Resorts' common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any economic consequences of ownership of Wynn Resorts' common stock during the period ending 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC, on behalf of the underwriters. Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC have advised Wynn Resorts that they have no present intention to release any shares subject to lockup agreements. In considering whether to release any shares subject to a lockup agreement, Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC would consider, among other factors, the particular circumstances surrounding the request, including, but not limited to, the number of shares to be released, the effect of the released shares on the market for Wynn Resorts' common stock and the hardship of the person requesting the waiver.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Wynn Resorts' common stock by a person that is not a "United States person" for U.S. federal income tax purposes (a "non-U.S. holder"). For this purpose, a "United States person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and (2) one or more United States persons have the authority to control all of the trust's substantial decisions. This discussion does not consider specific facts and circumstances that may be relevant to any particular non-U.S. holder's tax position. Special rules may apply to certain non-U.S. holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended, such as dealers in securities, banks, insurance companies, tax-exempt organizations, persons holding their shares as part of a "straddle," "hedge," or "conversion transaction," persons who acquire shares as compensation, "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," and corporations that accumulate earnings to avoid U.S. federal income tax. This discussion is limited to certain U.S. federal income tax consequences to beneficial owners of Wynn Resorts' common stock who hold Wynn Resorts' common stock as a capital asset. Except where otherwise explicitly stated, it does not address the tax consequences of any aspect of state, local, or foreign law or the tax consequences to persons who are former citizens or long-term residents of the United States or to persons holding Wynn Resorts' common stock through a partnership or other pass-through entity. If a partnership holds Wynn Resorts' common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.

        Accordingly, each non-U.S. holder is urged to consult its own tax advisor with respect to the U.S. federal tax consequences of the ownership and disposition of common stock, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

Dividends

        Dividends paid to a non-U.S. holder of Wynn Resorts' common stock ordinarily will be subject to a 30% withholding tax, unless the non-U.S. holder (1) provides us or our paying agent, as the case may be, with a properly executed Form W-8BEN (or a suitable substitute form) claiming a reduction in the rate of withholding pursuant to an applicable income tax treaty; (2) provides us or our paying agent, as the case may be, with a properly executed Form W-8ECI (or a suitable substitute form) providing a U.S. tax identification number and stating the dividends are effectively connected with the beneficial owner's conduct of a trade or business in the United States; or (3) in the case of payments made outside the United States with respect to an offshore account, complies with certain documentary evidence procedures, directly or, under certain circumstances, through an intermediary.

        If a non-U.S. holder is engaged in a trade or business in the United States and our dividends are effectively connected with the conduct of such trade or business and, where an income tax treaty applies, are attributable to a U.S. permanent establishment, the non-U.S. holder will be subject to federal income tax on the dividends on a net basis. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, subject to adjustment, unless it qualifies for a lower rate under an applicable income tax treaty.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of a gain realized on a disposition of Wynn Resorts' common stock, provided that (1) the gain is not effectively connected with a trade or business conducted by the non-U.S. holder in the United States, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for fewer than 183 days in the taxable year of the sale and other conditions are met and (3) if Wynn Resorts is a "United States real property holding corporation" (a "USRPHC"), Wynn Resorts' common stock is regularly traded on an established securities market at the time of disposition and other conditions described below are met.

        Because for U.S. federal income tax purposes Wynn Resorts is now and probably will continue to be a USRPHC, a non-U.S. holder could be subject to tax on any gain realized on a disposition of Wynn Resorts' common stock and to 10% withholding (creditable against such tax liability) on the gross amount realized ("FIRPTA tax and withholding"). We believe, however, that Wynn Resorts' common stock will be considered "regularly traded" on an established securities market because we expect it to be traded on The Nasdaq National Market and to be regularly quoted by brokers and/or dealers making a market in Wynn Resorts' common stock. If Wynn Resorts' common stock is regularly traded at the time of the disposition, withholding generally will not be required and, provided that clauses (1) and (2) above are also satisfied, a non-U.S. holder who did not own more than 5% of the value of Wynn Resorts' common stock, actually or constructively, at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period, should not be subject to U.S. federal income tax on any gain realized on the disposition of Wynn Resorts' stock. It is possible, however, that, because of its concentrated ownership, Wynn Resorts' common stock will not be considered regularly traded despite being quoted on The Nasdaq National Market and regularly quoted by market makers. As a result, a non-U.S. holder could be subject to FIRPTA tax and withholding on a disposition of the common stock.

        If a non-U.S. holder is engaged in the conduct of a trade or business in the United States, gain on the disposition of Wynn Resorts' common stock that is effectively connected with the conduct of such trade or business and, where an income tax treaty applies, is attributable to a U.S. permanent establishment, will be taxed on a net basis at applicable graduated individual or corporate rates. Effectively connected gain of a foreign corporation may, under certain circumstances, be subject as well to a branch profits tax at a rate of 30% or a lower applicable treaty rate.

Federal Estate Taxes

        Wynn Resorts' common stock owned or treated as being owned by a non-U.S. holder at the time of death will be included in that holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Although the U.S. federal estate tax generally has been repealed for decedents dying in 2010, the repeal expires and, unless extended by new legislation, the U.S. federal estate tax will be reinstated beginning January 1, 2011.

U.S. Information Reporting Requirements and Backup Withholding Tax

        U.S. information reporting on Form 1099 and backup withholding tax should not apply to dividends paid on Wynn Resorts' common stock to a non-U.S. holder, provided that the non-U.S. holder provides Wynn Resorts or its payor, as the case may be, with a properly executed Form W-8BEN (or satisfies certain certification or documentary evidence requirements for establishing that it is a non-United States person under U.S. Treasury regulations) or otherwise establishes an exemption. Distributions on Wynn Resorts' common stock will, however, be reported to the IRS and to each non-U.S. holder on Form 1042-S.

        Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of Wynn Resorts' common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting (but not backup withholding) will apply to a payment of the proceeds of a sale of Wynn Resorts' common stock effected outside the United States by a foreign office of a broker if the broker (1) is a United States person, (2) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a "controlled foreign corporation" as to the United States or (4) is a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of Wynn Resorts' common stock will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Pursuant to recent tax legislation the rate of backup withholding tax is currently 30% and will be reduced to 29% on January 1, 2004 and 28% on January 1, 2006. Unless extended by new legislation, however, the 31% backup withholding tax rate will be reinstated beginning January 1, 2011.

        Any amounts withheld under the backup withholding rules should be allowed as a refund or a credit against the non-U.S. holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

        You are urged to consult your tax advisor in determining the tax consequences to you of the purchase, ownership, and disposition of Wynn Resorts' common stock, including the application to your particular situation of the federal income tax considerations discussed above and the application of state, local, foreign or other tax laws.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC, have agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.

Bear, Stearns & Co. Inc.

Banc of America Securities LLC

J.P. Morgan Securities Inc.

Dresdner Kleinwort Wasserstein Securities LLC

Jefferies & Company, Inc.

Lazard Frères & Co. LLC

SG Cowen Securities Corporation

Thomas Weisel Partners LLC

Total

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any of these shares are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $[            ] per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $[            ] per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms. We have filed an application to have our common stock approved for quotation on The Nasdaq National Market under the symbol "WYNN."

        We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 3,068,250 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are [            ]% of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

Total Fees
	Fee per Share	Without Exercise of Over-allotment Option	With Full Exercise of Over-allotment Option
Discounts and commissions paid by us	$	$	$

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $[            ].

        We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        We, all of our officers and directors and all of our other stockholders, excluding Baron Asset Fund, have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of their shares of our common stock or any equity securities convertible into or exercisable or exchangeable for shares of our common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any economic consequences of ownership of our common stock during the period ending 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Banc of America Securities LLC, the representatives on behalf of the underwriters.

        In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

        Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market, in the over-the-counter market or otherwise.

        At our request, the underwriters have reserved for sale at the initial public offering price up to 300,000 shares of our common stock being sold in this offering for our vendors, employees, family members of employees, customers and other third parties. The number of shares of our common stock available for the sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

        A prospectus in electronic format may be made available on Internet web sites maintained by one or more of the joint book-running managers of this offering and may be made available on web sites maintained by other underwriters. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. The representatives may allocate shares of common stock to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares of common stock may be sold by the underwriters to securities dealers who may resell shares of common stock to online brokerage account holders. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

        Deutsche Bank Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc. and an affiliate of Dresdner Kleinwort Wasserstein Securities LLC will act as joint book-running managers in the offering of second mortgage notes by Wynn Las Vegas and Wynn Capital, which is expected to close concurrently with this offering, and will receive certain fees for their services. SG Cowen Securities Corporation and Jefferies & Company, Inc. will also act as underwriters in connection with the offering of second mortgage notes by Wynn Las Vegas and Wynn Capital and will receive certain fees for their services.

        Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., will act as the sole administrative agent and as a lender under our subsidiaries' credit facilities and will receive certain fees for its services. In addition, Deutsche Bank Securities Inc. will act as advisor, joint book-running manager and lead-arranger in connection with the credit facilities and will receive certain fees for its services.

        Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., will act as joint documentation agent and as a lender under the credit facilities and will receive certain fees for its services. In addition, Bear, Stearns & Co. Inc. will act as advisor, joint book-running manager and arranger in connection with the credit facilities and will receive certain fees for its services.

        Bank of America, N.A., an affiliate of Banc of America Securities LLC, will act as a lender under the credit facilities and will receive certain fees for its services. In addition, Banc of America Securities LLC will act as sole syndication agent and as advisor, joint book-running manager and lead-arranger in connection with the credit facilities and will receive certain fees for its services. J.P. Morgan Securities Inc. will act as joint documentation agent, and

J.P. Morgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., will act as a lender under the credit facilities and will receive certain fees for their services. Dresdner Bank A.G., New York branch, an affiliate of Dresdner Kleinwort Wasserstein Securities LLC, will act as arranger and joint documentation agent and as a lender under the credit facilities and will receive certain fees for its services. See "Description of Certain Indebtedness—Credit Facilities."

        Bank of America, N.A. and Banc of America Leasing & Capital LLC, affiliates of Banc of America Securities LLC, and Deutsche Bank Securities Inc. will act as arrangers under the FF&E facility and will receive certain fees for their services. An affiliate of Bear, Stearns & Co. Inc. will act as a lender under the FF&E facility and will receive certain fees for its services. An affiliate of SG Cowen Securities Corporation will participate in the FF&E facility and will receive certain fees for its services. Wynn Las Vegas intends to use approximately $28.5 million of borrowings under the FF&E facility to refinance a loan made by Bank of America, N.A. to World Travel, LLC, which will become a wholly owned subsidiary of Wynn Las Vegas prior to the consummation of this offering. See "Description of Certain Indebtedness—FF&E Facility."

        Some of the underwriters or their affiliates have provided investment and commercial banking services to us and our subsidiaries and our affiliates in the past and may do so in the future. They receive customary fees and commissions for these services.

Pricing of this Offering

        Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation among us and the representatives of the underwriters. The primary factors that will be considered in determining the public offering price include:

  •
  prevailing market conditions;
  •
  the present stage of our development;
  •
  the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and
  •
  estimates of our business potential.

        It is expected that delivery of the shares will be made against payment therefor on the date specified on the cover page of this prospectus, which will be the fifth business day following the date of pricing of the shares. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares on the date of pricing or the next succeeding four business days will be required by virtue of the fact that the shares initially will settle in five business days to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the shares who wish to trade the shares on the date of pricing or the next succeeding four business days should consult their own advisor.

Foreign Jurisdictions

        This prospectus is directed only at persons who (i) are outside the United Kingdom or (ii) fall within Article 19 (Investment Professionals, being persons having professional experience in matters relating to investments) or Article 49 ("High Net Worth Companies," "Unincorporated Associations," etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons being referred to together as "relevant persons"). This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

LEGAL MATTERS

        Selected legal matters in connection with this offering will be passed upon for Wynn Resorts by Irell & Manella LLP, Los Angeles, California and for the underwriters by Latham & Watkins, Los Angeles, California. Certain matters of Nevada law, including the validity of the common stock offered hereby, will be passed upon for us by Schreck Brignone, Las Vegas, Nevada. Certain matters of the law of the Macau Special Administrative Region of the People's Republic of China will be passed upon for Wynn Resorts by A. Correia da Silva, Macau Special Administrative Region of the People's Republic of China. Latham & Watkins is acting as counsel to the underwriters for this offering, the underwriters for the second mortgage notes and the arrangers under the credit facilities.

EXPERTS

        The financial statements of Valvino Lamore, LLC and subsidiaries (a development stage company) as of December 31, 2001 and 2000, and for the year ended December 31, 2001 and the period from inception (April 21, 2000) to December 31, 2000, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which reports express unqualified opinions and include an explanatory paragraph referring to the restatement of the financial statements at Note 12) appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT ACCOUNTANTS

        In May, 2002, Valvino decided to no longer engage Arthur Andersen LLP ("Andersen") as its independent public accountants. The reports of Andersen on the financial statements of Valvino for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Through the present date, there has been no disagreement between Valvino and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the subject matter thereof in its report on Valvino's financial statements for such periods. Through the present date, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

        Valvino named Deloitte & Touche LLP ("Deloitte & Touche") as its new independent auditors in May, 2002. Prior to their appointment as independent auditors, neither Valvino nor anyone acting on its behalf, consulted with Deloitte & Touche regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Valvino's financial statements.

WHERE YOU CAN FIND MORE INFORMATION

        Wynn Resorts has filed with the Securities and Exchange Commission, referred to as the SEC, a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules, which are part of the registration statement. The rules and regulations of the SEC allow Wynn Resorts to omit various information about Wynn Resorts and its capital stock. For further information with respect to Wynn Resorts and its common stock, we refer you to the registration statement and exhibits and schedules filed as part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. Any document Wynn Resorts files may be read and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Wynn Resorts' filings with the SEC are also available to the public from the SEC's Web site at http://www.sec.gov.

        Wynn Resorts does not currently file periodic reports, proxy statements or other information with the SEC. However, upon completion of this offering, Wynn Resorts will become subject to the information and periodic reporting requirements of the Securities Exchange Act, as amended, and, accordingly, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room, and the Web site of the SEC referred to above.

INDEPENDENT AUDITORS' REPORT

To the Members of Valvino Lamore, LLC and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Valvino Lamore, LLC and subsidiaries (a development stage company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, members' equity, and cash flows for the year ended December 31, 2001 and for the period from inception (April 21, 2000) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for the year ended December 31, 2001 and for the period from inception to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 12, the accompanying financial statements have been restated.

Deloitte & Touche LLP

Las Vegas, Nevada
June 6, 2002 (October 2, 2002 as to the effects of the restatement at Note 12)

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

(In thousands)

		(As restated, see Note 12)
	Pro Forma Equity June 30, 2002 See Note 10	June 30, 2002	December 31, 2001	December 31, 2000
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents		$187,860	$39,268	$54,429
Restricted cash		2,436	524	—
Receivables, net		273	202	877
Due from related parties, current		85	332	64
Inventories		203	284	322
Prepaid expenses and other		1,006	1,020	887

Total Current Assets		191,863	41,630	56,579
Property and equipment, net		379,726	337,467	322,696
Water rights		6,400	6,400	—
Due from related parties, net of current		—	—	6,488
Trademark		1,000	1,000	—
Other assets		7,047	2,046	1,321

Total Assets		$586,036	$388,543	$387,084

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable		$7,272	$2,077	$581
Accrued expenses		2,690	1,910	4,189
Current portion of long-term debt		670	35	32

Total Current Liabilities		10,632	4,022	4,802
Long-term debt		28,140	291	326
Minority interest		2,316	—	—
Members' Equity
Contributed capital		586,066	412,572	392,572
Preferred stock $.01 Par Value 40,000,000 authorized, zero shares outstanding	$—
Common Stock, $.01 Par Value 400,000,000 shares authorized 40,000,000 shares outstanding	400
Additional Paid-in Capital	585,666
Deficit accumulated from inception during the development stage	(41,118)	(41,118)	(28,342)	(10,616)

	$544,948	544,948	384,230	381,956

Total Liabilities and Members' Equity		$586,036	$388,543	$387,084

The accompanying footnotes are an integral part of these consolidated financial statements.

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	(As restated, see Note 12)
	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001	Year Ended December 31, 2001	From Inception to December 31, 2000	From Inception to June 30, 2002
	(Unaudited)	(Unaudited)			(Unaudited)
Revenues
Airplane	$726	$680	$1,077	$87	$1,890
Art gallery	117	—	35	—	152
Retail	97	—	27	—	124
Water	5	6	18	—	23

Total Revenue	945	686	1,157	87	2,189
Expenses
Pre-opening costs	9,042	5,490	11,862	5,706	26,610
Depreciation and amortization	4,599	4,203	8,163	4,045	16,807
Loss on sale of fixed assets	105	178	394	—	499
Selling, general & administrative expenses	273	193	376	—	649
Facility closure expenses	—	373	373	1,206	1,579
Cost of water	5	19	40	—	45
Cost of retail sales	59	—	9	—	68
Loss from incidental operations	265	—	—	1,163	1,428

Total Expenses	14,348	10,456	21,217	12,120	47,685

Operating Loss	(13,403)	(9,770)	(20,060)	(12,033)	(45,496)
Other Income/(Expense)
Interest expense, net of amounts capitalized	(453)	(14)	(28)	(17)	(498)
Interest income	798	1,550	2,362	1,434	4,594

Other Income, net	345	1,536	2,334	1,417	4,096
Minority Interest	282	—	—	—	282

Net loss accumulated during the development stage	$(12,776)	$(8,234)	$(17,726)	$(10,616)	$(41,118)

Weighted Average Shares Outstanding	208,784	203,230	205,479	200,000	204,482
Loss Per Share—Basic and Diluted	$(61.19)	$(40.52)	$(86.27)	$(53.08)	$(201.08)
Pro Forma Share Information: (See Note 10)
Weighted Average Shares Outstanding	39,610,500	—	38,983,476
Loss Per Share—Basic and Diluted	$(.32)	—	$(.45)

The accompanying footnotes are an integral part of these consolidated financial statements.

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

(In thousands, except share data)

	Shares Outstanding	Stephen A. Wynn Capital	Aruze USA, Inc. Capital	Baron Asset Fund	Kenneth R. Wynn Family Trust	Total
Balance at Inception (April 21, 2000)	—	$—	$—	$—	$—	$—
Member contributions	200,000	253,054	260,000	—	—	513,054
Member distributions	—	(110,482)	—	—	—	(110,482)
Third party fee	—	—	(10,000)	—	—	(10,000)
Net loss accumulated during the development stage (As restated, see Note 12)	—	(8,731)	(1,885)	—	—	(10,616)

Balance at December 31, 2000 (As restated, see Note 12)	200,000	133,841	248,115	—	—	381,956

Member contributions	7,692	—	—	20,800	—	20,800
Third party fee	—	—	—	(800)	—	(800)
Net loss accumulated during the development stage (As restated, see Note 12)	—	(8,614)	(8,614)	(498)	—	(17,726)

Balance at December 31, 2001 (As restated, see Note 12)	207,692	$125,227	$239,501	$19,502	$—	$384,230

Member contributions (unaudited)	3,142	32,000	120,000	20,294	1,200	173,494
Net loss accumulated during the development stage (unaudited) (As restated, see Note 12)	—	(6,108)	(6,108)	(559)	(1)	(12,776)

Balance at June 30, 2002 (unaudited) (As restated, see Note 12)	210,834	$151,119	$353,393	$39,237	$1,199	$544,948

The accompanying footnotes are an integral part of these consolidated financial statements.

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	(As restated, see Note 12)
	Six Months Ended June 30, 2002	Six Months Ended June 30, 2001	Year Ended December 31, 2001	Inception to December 31, 2000	Inception to June 30, 2002
	(Unaudited)	(Unaudited)			(Unaudited)
Cash Flows From Operating Activities
Net loss accumulated during the development stage	$(12,776)	$(8,234)	$(17,726)	$(10,616)	$(41,118)
Adjustments to reconcile net loss accumulated during the development stage to net cash provided by/(used in) operating activities:
Depreciation and amortization	4,599	4,203	8,163	4,045	16,807
Amortization of loan origination fees	—	—	—	1,465	1,465
Loss on sale of fixed assets	105	178	394	—	499
Incidental operations	1,971	3,210	3,611	1,198	6,780
Increase (decrease) in cash from changes in:
Restricted cash	(1,787)	—	(524)	—	(2,311)
Receivables, net	(71)	544	675	7,042	7,646
Inventories	81	107	38	690	809
Prepaid expenses and other	14	112	(133)	(738)	(857)
Accounts payable and accrued expenses	6,319	428	585	(8,986)	(2,082)
Minority interest	(282)	—	—	—	(282)

Net Cash Provided by / (Used in) Operating Activities	(1,827)	548	(4,917)	(5,900)	(12,644)

Cash Flows From Investing Activities
Acquisition of Desert Inn Resort and Casino, net of cash acquired	—	—	—	(270,718)	(270,718)
Capital expenditures, net of construction payables	(19,460)	(14,961)	(29,082)	(47,617)	(96,159)
Acquisition of airplane	(9,591)	—	—	(9,489)	(19,080)
Other assets	(4,853)	5,462	(1,707)	(1,299)	(7,859)
Due from related parties	(219)	(6,351)	(198)	(72)	(489)
Proceeds from sale of equipment	8,008	343	775	776	9,559

Net Cash Used in Investing Activities	(26,115)	(15,507)	(30,212)	(328,419)	(384,746)

(Continued)
The accompanying footnotes are an integral part of these consolidated financial statements.

Cash Flows From Financing Activities
Equity contributions	173,494	20,800	20,800	480,713	675,007
Equity distributions	—	—	—	(110,482)	(110,482)
Third party fee	—	(800)	(800)	(10,000)	(10,800)
Macau	3,056	—	—	—	3,056
Proceeds from issuance of long-term debt	—	—	—	125,000	125,000
Principal payments of long-term debt	(16)	(15)	(32)	(125,018)	(125,066)
Loan origination fees	—	—	—	(1,465)	(1,465)
Proceeds from issuance of related party loan	—	—	—	100,000	100,000
Principal payments of related party loan	—	—	—	(70,000)	(70,000)

Net Cash Provided by/(used in) Financing Activities	176,534	19,985	19,968	388,748	585,250

Increase/(Decrease) in Cash and Cash Equivalents	148,592	5,026	(15,161)	54,429	187,860
Cash, Beginning of Period	39,268	54,429	54,429	—	—

Cash, End of Period	$187,860	$59,455	$39,268	$54,429	$187,860

Supplemental cash flow disclosure:
Interest paid, net of amounts capitalized	$453	$14	$28	$17	$498

  Supplemental cash flow disclosures of noncash transactions:

  During the period from inception (April 21, 2000) through December 31, 2000, a member converted $30 million of related party debt and $2.3 million of accrued interest into equity.

  As further discussed in Note 1, during the year ended December 31, 2001, the Company acquired the Desert Inn Water Company, LLC and $6.4 million of receivables recorded as Due from related party in the balance sheet at December 31, 2000 were reclassified to Water rights.

  During the year ending December 31, 2001, the Company reduced the value of land by approximately $1.4 million. This amount represented the amount of excess liabilities accrued at the date of the Desert Inn Resort & Casino purchase.

  In April 2002, the Company converted approximately $458,000 of advances to Wynn Resorts (Macau) S.A. to capital contributions (Note 10. a.).

The accompanying footnotes are an integral part of these consolidated financial statements.

VALVINO LAMORE, LLC AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.
Summary of Significant Accounting Policies
a.
Organization and Basis for Presentation

          Valvino Lamore, LLC was formed on April 21, 2000 as a Nevada limited-liability company. At formation, the Company's sole member was Stephen A. Wynn. As of December 31, 2001, subsidiaries of Valvino Lamore, LLC include Wynn Design and Development, LLC, Rambas Marketing Company, LLC, Palo, LLC, Toasty, LLC, Wynn Resorts Holdings, LLC, WorldWide Wynn, LLC, Kevyn, LLC and Desert Inn Water Company, LLC and are collectively, with Valvino Lamore, LLC, herein referred to as the "Company."

          Pursuant to an Asset and Land Purchase Agreement dated as of April 28, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn, the Company acquired the assets and liabilities of the Desert Inn Resort and Casino for approximately $270 million plus an adjustment for working capital, as defined. Upon receiving all necessary regulatory approvals, the purchase was completed on June 22, 2000. The acquisition has been accounted for using the purchase method of accounting. The purchase price has been allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. Later in 2000, Valvino acquired all of the remaining lots located in the interior of, and some of the lots around, the former Desert Inn Resort and Casino golf course for a total of $47.8 million.

          On August 28, 2000, the Company permanently closed the Desert Inn Resort and Casino with the exception of the golf course and its related retail, food and beverage operations. Operations of the Company have been primarily limited to the design, development and financing of a new casino/hotel project named "Le Rêve". As of the date of this report, neither the timing nor the full scope of the "Le Rêve" project has been finalized. Management anticipates Le Rêve will cost approximately $2.4 billion to design and construct, including the cost of the land, capitalized interest, pre-opening expenses and financing fees.

          Pursuant to the Amended and Restated Operating Agreement (the "Agreement") dated October 3, 2000, the Company admitted a new member, Aruze USA, Inc., in exchange for a capital contribution of $260 million. As part of this capital acquisition, the Company paid a fee of $10 million to a third party. The Company amended the Agreement on April 16, 2001 when a third member, Baron Asset Fund, was admitted in exchange for a capital contribution of $20.8 million. As part of this capital acquisition, the Company paid a fee of $800,000 to a third party.

          On April 1, 2001, the Company acquired Kevyn, LLC, a previously unconsolidated affiliate, which was wholly owned by Mr. Wynn and whose principal asset was an airplane, for approximately $10 million. The acquisition was treated as a reorganization of entities under common control. Accordingly, in accordance with Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations", the assets and liabilities acquired have been recorded at the carrying value at the time of the acquisition and the operating results of Kevyn, LLC are included in the operating statements of the Company from the earliest period presented. As a result, the previously separate historical financial position and results of operations of Kevyn, LLC are combined with the financial position and results of operations of the Company for all periods presented.

          Additionally, effective June 28, 2001, the Public Utilities Commission of Nevada approved the transfer of ownership of Desert Inn Water Company, also a previously unconsolidated affiliate and wholly owned company of Mr. Wynn, to the Company. As the Desert Inn Water Company primarily consisted of water rights, this transaction was treated as an acquisition of assets for financial reporting purposes. The Company exchanged the receivable from the Desert Inn Water Company in this acquisition, which was equivalent to the fair market value of the water rights of $6.4 million.

  b.
  Development Stage Risk Factors

          As a development stage company, the Company has risks that may impact its ability to become an operating enterprise or to remain in existence. The Company is currently in the process of planning, developing and obtaining additional financing for the "Le Rêve" project.

          The Company is subject to many rules and regulations in both the construction and development phases and in operating gaming facilities, including, but not limited, to receiving the appropriate permits for particular construction activities and securing a Nevada state gaming license for the ownership and operation of the "Le Rêve" project. The completion of the "Le Rêve" project is dependent upon compliance with these rules and regulations.

  c.
  Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany balances and transactions have been eliminated.

  d.
  Cash and Cash Equivalents

          Cash and cash equivalents are comprised of highly liquid investments with a maturity of three months or less. Cash equivalents are carried at cost, which approximates fair value.

  e.
  Restricted Cash

          Restricted cash consists of certificates of deposits to collateralize certain construction insurance claims as well as required sales tax deposits.

  f.
  Inventories

          Retail, food and beverage inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out and specific identification methods.

  g.
  Property and Equipment

          The allocation of the purchase price of the Desert Inn Resort and Casino to these asset categories was based upon an appraisal and management's estimate of the fair value of the assets acquired. Subsequent purchases of property and equipment are stated

  at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method for financial reporting purposes as follows:

Buildings and improvements	1 to 3 years
Parking garage	15 years
Airplane	7 years
Furniture, fixtures and equipment	3 to 5 years

          The design and development costs for the new casino/hotel project are capitalized. Costs of building repairs and maintenance are charged to expense as incurred. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are eliminated from the respective accounts and any resulting gain or loss is included in operating income or loss.

  h.
  Loan Origination Fees

          Loan origination fees, included in other assets, are capitalized and amortized over the life of the loan as interest expense using the effective interest rate method. Approximately $1.5 million was amortized during the period from April 21, 2000 through December 31, 2000. No amounts were amortized during the year ending December 31, 2001.

  i.
  Capitalized Interest

          Interest costs, including amortized loan origination fees, are capitalized and included in the cost of the new casino/hotel project based upon amounts expended on the project using the weighted-average cost of the Company's outstanding borrowings. Capitalization of interest will cease when the project is substantially complete. There was no capitalized interest for the year ended December 31, 2001. Capitalized interest for the periods from inception to December 31, 2000 and June 30, 2002 was $6.3 million.

  j.
  Income Taxes

          As a limited-liability company, Valvino Lamore, LLC is classified as a partnership for federal income tax purposes. Accordingly, no provision is made in the accounts of the Company for federal income taxes, as such taxes are liabilities of the Members.

          Upon completion of the exchange of ownership interests between the Company and Wynn Resorts, Limited (see Note 1.k.), a provision for income taxes will be made in the accounts of Wynn Resorts, Limited, which will be organized as a "C" Corporation' for federal income tax purposes and thus taxed at the entity level. At the date of the exchange, Wynn Resorts, Limited will be required to record taxes with respect to the difference in the tax and book basis of its assets and liabilities. Currently, management expects that a net deferred tax asset of approximately $9.1 million would be reflected in the financial statements in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes."

  k.
  Members' Equity

          As of December 31, 2001, there were approximately 207,692 common shares of Valvino outstanding. The most recent sale of shares prior to December 31, 2001 occurred at a price of approximately $2,704 per share. Consistent with the management structure permitted under applicable Nevada law, the Agreement provides that each share is entitled to one vote on all matters requiring the vote of the members. The Agreement also includes several additional management provisions. First, Mr. Wynn, as the managing member, has authority to make decisions regarding the day-to-day activities of Valvino. Second, certain fundamental decisions must be approved by the four-member Board of Representatives. Mr. Wynn and Aruze USA each appoint two representatives to the Board of Representatives. Mr. Wynn acts as Chairman of the Board of Representatives and has certain rights in that capacity, including the right to make the tie-breaking vote with respect to board action. Allocations of Valvino's profits and losses are made based on the common shares of each member, subject to applicable tax law requirements. Non-liquidating distributions are made first based on the initial positive capital account of each member (as determined under federal tax law book accounting) and then based on each member's percentage interest in Valvino's profits and losses. Liquidating distributions are made based solely on each member's positive capital account.

          Wynn Resorts, Limited, a Nevada corporation, was recently organized to offer shares of its common stock for sale to the public in an initial public offering (IPO). At June 30, 2002, Wynn Resorts, Limited has one share of common stock outstanding, which is held by Mr. Wynn and all of the assets and operations of Wynn Resorts, Limited are held by and conducted through the Company. Prior to the closing of the IPO, all of the members of the Company will contribute their membership interests in the Company to Wynn Resorts, Limited in exchange for shares of the common stock of Wynn Resorts, Limited. Upon the contribution, approximately 189.72 shares of Wynn Resorts, Limited common stock, rounded to the nearest share, will be issued in exchange for each common share of Valvino Lamore, LLC. Upon consummation of the contribution, Wynn Resorts, Limited will issue each current member of the Company that percentage of the shares of Wynn Resorts, Limited common stock to be issued that corresponds to the percentage of the issued and outstanding shares of the Company held by the members at that time. Because Mr. Wynn currently owns one share of Wynn Resorts, Limited common stock, as consideration for his contribution of its interest in the Company, he will be entitled to one fewer share of Wynn Resorts, Limited common stock. As a result of this exchange, the Company will become a wholly owned subsidiary of Wynn Resorts, Limited.

          The contribution will be a tax-free contribution under the Internal Revenue Code and for financial statement accounting purposes, the transaction is considered to be a recapitalization. Because the ownership interests in Wynn Resorts, Limited after the exchange will be identical to the current ownership interests in the Company, the transaction is considered to be non-substantive. In accordance with Financial Accounting Standards Board ("FASB") Technical Bulletin 85-5, Issues Relating to Accounting for Business Combinations, Wynn Resorts, Limited will recognize the assets and liabilities transferred at their carrying value in the books and records of Valvino Lamore, LLC at the time of exchange. The financial statements of Wynn Resorts, Limited will report the results of operations for the period in which the transfer occurs as if the exchange of equity interests had occurred at the beginning of the period. Subsequent to the contribution, management does not expect the consolidated financial statements of Wynn Resorts, Limited to differ from the consolidated financial statements of Valvino Lamore, LLC and subsidiaries included herein.

  l.
  Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  m.
  Long-Lived Assets

          Long-lived assets, which are not to be disposed of, including property and equipment, are periodically reviewed by management for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. As of December 31, 2001, management does not believe any assets have been impaired.

  n.
  Water Rights

          The Company, as part of the overall purchase price of the Desert Inn Resort and Casino acquired water rights with an appraised value of $6.4 million. The water rights have been recorded as an asset at this appraised value and have an indefinite useful life.

  o.
  Interim Financial Statements

          The financial statements for the six-month periods ended June 30, 2002 and 2001 are unaudited but, in the opinion of management, include all adjustments (consisting only of normal, recurring adjustments) necessary for a fair presentation of the financial results of the interim periods. The results of operations for the six-month periods ended June 30, 2002 and 2001 are not necessarily indicative of the results to be expected for the year ending December 31, 2002. The consolidated financial statements at June 30, 2002, include the accounts of the Company's majority owned subsidiaries. All intercompany balances and transactions between such entities and Valvino Lamore LLC have been eliminated in consolidation.

  p.
  Recent Accounting Pronouncements

          In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prohibits the pooling of interests method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142, which is effective for the Company January 1, 2002, requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing intangibles as goodwill, reassessment of the useful lives of existing intangibles, and ongoing assessments of potential impairment of existing goodwill. As of December 31, 2001, the Company had no goodwill but did have intangible assets consisting of a trademark and water rights with indefinite useful lives. Accordingly, the adoption of this statement on January 1, 2002 did not have a material effect on the Company's consolidated financial position or results of operations.

          In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to legal obligations associated with the retirement for certain obligations of lessees. This Statement is effective for fiscal years beginning after June 15, 2002. The Company does not expect adoption of SFAS No. 143 will have a material impact on the Company's consolidated financial position or results of operations.

          In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The provisions of this Statement are effective for fiscal years beginning after December 15, 2001. The Company adopted SFAS No. 144 on January 1, 2002 with no material impact on the Company's consolidated financial position or results of operations.

          In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other things, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," will now be used to classify those gains and losses. The Company does not anticipate that adoption of this statement will have an impact on its consolidated financial position or results of operations.

          In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No.146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Management does not anticipate that adoption of this statement will have an impact on the historical financial position or results of operations of the Company.

  q.
  Pre-Opening Costs

          Pre-opening costs are expensed as incurred.

  r.
  Acquisitions

          The acquisition of the Desert Inn Resort & Casino has been accounted for as a purchase. Accordingly, the purchase price is allocated to the assets acquired and liabilities assumed based upon the estimated fair values at the acquisition date. Estimated fair values were determined based on independent appraisals, discounted cash flows, market prices for comparable assets and estimates made by management. The allocation of the purchase price was completed within one year from the acquisition date and is as follows:

Description of Assets	Allocated Fair Value ($ in Millions)
Land	$248
Buildings & Improvements	16
Personal Property	5
Receivables	2
Reserve for Bad Debt	(1)

Total Purchase Price	$270

2.
Incidental Operations

        Upon completion of the acquisition of the Desert Inn Resort and Casino on June 22, 2000, the Company announced its intention to close the property and to plan the development of a new casino/hotel project named "Le Rêve" on the existing site. In accordance with SFAS No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," both the casino/hotel operation and the golf course and related operations are being accounted for as separate incidental operations. Under this method, incidental operations with a net income are excluded from the Company's consolidated operating results and the net income from each is recorded as a reduction in the carrying value of land. Incidental operations with a net loss are stated separately on the consolidated statements of operations. The amount of net income from incidental operations recorded as a reduction in the carrying value of land was approximately $3,611,000 and $1,198,000 for the year ended December 31, 2001 and the period April 21, 2000 through December 31, 2000, respectively. Incidental operations resulting in a net loss are reported in the Statement of Operations.

3.
Receivables

        Components of receivables as of December 31 were as follows:

	(In thousands)
	2001	2000
Casino	$610	$1,707
Hotel/Golf Course	166	465
Other	53	—

	829	2,172
Less: allowance for doubtful accounts	(627)	(1,295)

	$202	$877

        The Company maintains an allowance for doubtful accounts, which is based on management's estimate of the amount expected to be uncollectible considering historical experience and the information management obtains regarding the credit worthiness of the customer.

4.
Property and Equipment

        Property and equipment as of December 31 consisted of the following:

	(In thousands)
	2001	2000
Land	$289,521	$286,998
Buildings and improvements	15,879	15,623
Parking garage	1,041	1,041
Airplane	9,489	9,489
Furniture, fixtures and equipment	3,877	5,101
Construction in progress	27,475	8,484

	347,282	326,736
Less: accumulated depreciation	(9,815)	(4,040)

	$337,467	$322,696

        Construction in progress includes interest and other costs capitalized in conjunction with the new casino/hotel project.

5.
Long-term Debt

        On June 15, 2000, the Company entered into a loan agreement with Stephen A. Wynn, for unsecured borrowings totaling $100 million with an original maturity date of June 15, 2002. The interest rate during the loan period was 7.9%, as defined in the loan agreement. Pursuant to the Amended and Restated Operating Agreement dated October 3, 2000, $70 million of this loan was repaid on October 10, 2000. The remaining $30 million principal and $2.3 million accrued interest was converted to equity as a member contribution.

        On July 10, 2000, the Company entered into a loan agreement with Deutsche Bank Securities Inc., as lead arranger, and Bankers Trust Company, as administrative agent, for a loan in the amount of $125 million with an original maturity date of July 10, 2001. These borrowings were used to make an equity distribution of approximately $110.5 million to Stephen A. Wynn. The interest during the loan period was 7.9%, as defined in the loan agreement. The loan was collateralized by certain real and personal property of the Company and by a guaranty from Stephen A. Wynn. Pursuant to the Amended and Restated Operating Agreement dated October 3, 2000, this loan was repaid on October 10, 2000.

        The balance of long-term debt at December 31, 2001 totals approximately $291,000 net of the current portion of approximately $35,000. This represents a note payable related to the acquisition of a parcel of land in 1994. Both the land and related note payable were acquired as part of the acquisition of the Desert Inn Resort and Casino. The note carries an interest rate of 8% and provides for payments of principal and interest totaling $5,000 per month until February 2009.

6.
Employee Savings Plan

        The Company established a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees on July 27, 2000. The plan allows employees to defer, within prescribed limits, up to 18% of their income on a pre-tax basis through contributions to this plan. The Company matches the contributions, within prescribed limits, with an amount equal to 100% of the participant's initial 2% tax deferred contribution and 50%

of the tax deferred contribution between 2% and 4% of the participant's compensation. The Company recorded charges for matching contributions of approximately $127,000 for the year ended December 31, 2001 and $67,000 for the period from inception through December 31, 2000.

        Union employees are covered by various multi-employer pension plans. The Company recorded expenses of approximately $425,000 and $376,000 under such plans for the year ended December 31, 2001 and the period from inception through December 31, 2000, respectively. Information from the plans' sponsors is not available to permit the Company to determine its share of unfunded vested benefits, if any.

7.
Related Parties

        At December 31, 2001 and 2000, amounts due from related parties were comprised of $332,000 and $6,552,000 due from Desert Inn Water Company, LLC and other related parties.

8.
Commitments and Contingencies
a.
Leases

          No significant third party operating leases exist as of December 31, 2001 or 2000.

          The Company currently leases The Wynn Collection from Mr. & Mrs. Wynn at a monthly rate equal to the gross revenue received by the gallery each month, less direct expenses, subject to a monthly cap. No lease payments were required.

  b.
  Long-term Executive Compensation

          The Company intends to adopt incentive stock plans for non-employee directors and certain of its key executives.

  c.
  Litigation

          In the normal course of business, the Company is subject to disputes with third parties, which have led to litigation. Management believes that the final disposition of such matters will not have a material adverse effect on the Company's financial position or results of operations.

  d.
  Entertainment Services

          The Company has entered into a long-term agreement with a creative production company for the creation, development and executive production of new theatrical entertainment attractions for the new casino/hotel project. At December 31, 2001 and 2000, other assets include $1.6 million and $1.1 million, respectively, of amounts paid in conjunction with this agreement. An additional $2 million, payable in two equal installments, will be payable upon the approval of the show concepts.

  e.
  Construction Contracts

          The Company has entered into certain contracts related to the construction of "Le Rêve". As of December 31, 2001, the Company is committed to approximately $6.2 million under these contracts.

  f.
  Self-Insurance

          The Company is self-insured for medical and worker's compensation claims. The Individual Stop Loss Attachment Point for each claim is $40,000 for medical and $250,000 for worker's compensation claims with a maximum payout of $960,000 and $1,000,000, respectively.

9.
Earnings Per Share

        Earnings per share are calculated in accordance with SFAS No. 128, "Earnings Per Share". SFAS No. 128 provides for the reporting of "basic", or undiluted earnings per share ("EPS"), and "diluted" EPS. Basic EPS is computed by dividing net income by the weighted average number of shares outstanding during the period. Diluted EPS reflects the addition of potentially dilutive securities. At December 31, 2001 and 2000 and June 30, 2002, the Company has no potentially dilutive securities and has recorded net losses and accordingly, basic EPS is equal to diluted EPS.

10.
Subsequent Events
a.
Capital Contributions

          Upon completion of various legal agreements and transactions in April 2002, Mr. Wynn contributed approximately $32 million of cash to the Company. This included the assignment to the Company by Mr. Wynn of his rights to approximately $22.5 million deposited in a Macau bank account which was committed to the Macau project, and an additional $8.6 million of cash. In addition, Mr. Wynn also contributed his 90% ownership interest in Wynn Resorts (Macau) S.A. and the right to be reimbursed for approximately $825,000 of expenses incurred by Mr. Wynn on behalf of Wynn Resorts (Macau) S.A. to the Company. At the time of the capital contribution, the assets held by Wynn Resorts (Macau) S.A. principally consisted of the intangible asset associated with the provisional license to negotiate a concession with the government of the Macau Special Administrative Region of the People's Republic of China. The provisional license had no historical cost basis but had a negotiated fair value of $56 million. In accordance with SFAS No. 141, "Business Combinations", because the transactions occurred between entities under common control, the contribution of the 90% interest in Wynn Resorts (Macau) S.A. by Mr. Wynn was recorded at its historical cost basis with the primary asset recorded in the financial statements being the approximate $22.5 million of cash. However, Mr. Wynn's ownership interest in the Company after these contributions does reflect the fair value of his 90% ownership interest in Wynn Resorts (Macau) S.A. relative to the fair value of the contributions from Aruze USA, Inc. and Baron Asset Fund as described below.

          Concurrent with Mr. Wynn's contributions above, Aruze USA, Inc., contributed an additional $120 million in cash and Baron Asset Fund contributed an additional $20.3 million in cash.

          While neither Mr. Wynn nor Aruze USA received additional shares in connection with the above described capital contributions, immediately following these additional capital contributions, Mr. Wynn and Aruze USA, Inc. each owned 47.5% of the membership interests in the Company, and Baron Asset Fund owned 5% of the membership interests in the Company.

          In June 2002, The Kenneth R. Wynn Family Trust contributed $1.2 million in cash in exchange for a 0.146% of the outstanding membership interest in the Company

  (approximately 307 shares at $3,904 per share). Accordingly, at June 30, 2002 there were approximately 210,834 shares outstanding.

          In April 2002, the Company converted approximately $458,000 of advances to Wynn Resorts (Macau) S.A. to capital contributions.

  b.
  Sale of Airplane

          On March 26, 2002, the Company sold the aircraft (See Note 1) for approximately $8 million resulting in a loss of approximately $69,000.

  c.
  Acquisitions

          In May 2002, the Company acquired World Travel, LLC and Las Vegas Jet, LLC entities previously wholly owned by Mr. Wynn immediately prior to their acquisition by Valvino Lamore, LLC. The acquisitions have been accounted for as reorganizations of entities under common control. Accordingly, in accordance with SFAS No. 141, "Business Combinations", the assets and liabilities of the entities acquired have been recorded at the carrying value at the time of the acquisition and the operating results of the entities are included in the operating statements of the Company from the earliest period presented. As a result, the previously separate historical financial position and results of operations of World Travel, LLC and Las Vegas Jet LLC are combined with the financial position and results of operations of the Company for all periods presented.

  d.
  Commitments

          Wynn Las Vegas LLC, a wholly owned subsidiary of the Company, has entered into an agreement with a construction contractor for guaranteed maximum price construction services, effective as of June 4, 2002, and amended by Change Order No. 1, effective as of August 12, 2002 (as amended, the "Construction Agreement"). The Construction Agreement covers approximately $919 million of the approximate $1,405 million budgeted cost to construct Le Rêve, subject to increases based on, among other items, changes in the scope of the work. The Construction Agreement provides that the guaranteed maximum price will be increased and the deadline for the completion of construction extended on account of certain circumstances. The guaranteed maximum price also provides for an "owner contingency" of approximately $7.6 million to cover various items including delays and scope changes as a result of the owner's, Wynn Las Vegas LLC's, actions.

          Wynn Las Vegas LLC has entered into an agreement with a construction contractor for the design and construction of a parking structure for a maximum cost of $9.85 million, subject to specified exceptions, effective as of June 6, 2002.

          The Company, Wynn Las Vegas LLC and Wynn Resorts Holdings LLC, a wholly owned subsidiary of the Company, have entered into a commitment letter with several lenders for a $750 million revolving credit facility and a $250 million delay draw term loan facility (collectively referred to as the "Credit Facilities"). Management expects to use the proceeds from the Credit Facilities to finance development and construction of Le Rêve, to pay pre-opening expenses and meet debt service obligations. Following completion of Le Rêve, proceeds will be used for operating expenses and general corporate purposes.

          Management expects the revolving credit facility to mature six years from the closing date. When borrowings outstanding under the revolving credit facility equal or exceed

  $200 million, lead arrangers holding a majority of the commitments of the lead arrangers will have the right to convert $100 million to $400 million of the amounts outstanding to term loans with the same terms and conditions as those made under the delay draw term loan facility.

          Management expects the terms of the delay draw term loan to provide for draws of funds under one or more term loans no more frequently than once per month for 27 months after the closing. Once repaid, term loans may not be reborrowed.

          Before Le Rêve opens, the Credit Facilities are expected to bear interest at either the prime rate or reserve Eurodollar Rate, as elected by Wynn Las Vegas LLC, plus, in either case, 4.00% per annum. After the opening of Le Rêve, the Credit Facilities interest rate will be reduced to the prime rate or reserve adjusted Eurodollar Rate plus, in either case, a margin based on a leverage ratio.

          Wynn Las Vegas LLC's placement agent has received commitments from certain lenders for a $188.5 million facility to finance furniture, fixtures and equipment (the "FF&E Facility"). The FF&E Facility will provide financing or refinancing of up to 75% of the fair market value, including installation costs, of furniture, fixtures and equipment to be used at Le Rêve. Borrowings under the FF&E Facility will bear interest at the same annual rates for base rate or LIBOR elections as borrowings under the Credit Facilities. A commitment fee of 2.50% per annum of the unused portion of the FF&E Facility will accrue from the closing date, increasing to 3.00% on January 1, 2003 and to 4.00% on July 1, 2003. Management expects the FF&E Facility to mature seven years after its closing date. Wynn Las Vegas may also use proceeds from the FF&E facility to refinance a replacement corporate aircraft, in which case, Wynn Las Vegas would request the FF&E lenders to increase the total commitment under the FF&E facility by $10 million to $198.5 million.

          In June 2002, Wynn Resorts (Macau) S.A., entered into a concession agreement with government of the Macau Special Administrative Region of the People's Republic of China, permitting Wynn Resorts (Macau) S.A. to construct and operate one or more casinos in Macau. Under the concession agreement, Wynn Resorts (Macau) S.A. is obligated to invest at least 4 billion Macau patacas (approximately US $500 million) in building its Macau casino(s) by June 26, 2009.

          In compliance with the concession agreement, Wynn Resorts (Macau) S.A. has obtained an uncollateralized bank guarantee from Banco National Ultramarino, S.A. in the required amount of 700 million patacas (currently approximately US $87.5 million) for the period from the execution of the concession agreement until March 31, 2007. The amount of this required guarantee will be reduced to 300 million patacas (currently approximately US $37.5 million) for the period from April 1, 2007 until 180 days after the end of the term of the concession agreement. Wynn Resorts (Macau) S.A. pays a commission to the bank in the amount of 0.50% per year of the guarantee amount. The purpose of this bank guarantee is to guarantee Wynn Resorts (Macau) S.A.'s performance of the concession agreement, including the payment of premiums, fines and any indemnity for failure to perform the concession agreement.

          In connection with the May 2002 acquisition of World Travel, the Company assumed a loan for $28.5 million, secured by a Bombardier Global Express Aircraft and guaranteed by the Company. The loan provides for 47 monthly principal payments of approximately

  $158,000, commencing March 1, 2003 and the payment of approximately $21.1 million remaining principal on March 1, 2007. The loan bears interest at the prime rate plus .25% per annum unless an optional rate equal to LIBOR plus 2.50% is elected, subject to certain requirements. Interest is payable monthly commencing June 1, 2002.

          On September 24, 2002, all of the members of the Company contributed 100% of the membership interests in the Company (210,834 shares) to Wynn Resorts, Limited in exchange for 40,000,000 shares of the common stock of Wynn Resorts, Limited and the Company became a wholly owned subsidiary of Wynn Resorts, Limited.

          e.    Unaudited Pro Forma Equity and Statement of Operations Information

          As discussed in item d above on September 24, 2002 the members of the Company contributed their interest in the Company to Wynn Resorts, Limited in exchange for common stock of Wynn Resorts, Limited. Accordingly, the accompanying consolidated balance sheet includes pro forma unaudited information to reflect the revised equity of Wynn Resorts had the exchange occurred as of June 30, 2002. In addition the accompanying consolidated statements of operations include pro forma weighted average shares outstanding and loss per share information for the six month period ended June 30, 2002 and for the year ended December 31, 2001 as if the exchange had occurred as of January 1, 2001.

11.
Consolidating Financial Information of Guarantors and Issuers

        Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., wholly owned subsidiaries of the Company, intend to jointly issue $350 million of second mortgage notes. The Company and certain of its subsidiaries anticipate providing guarantees in connection with the issuance of such notes. Wynn Resorts, Limited will not guarantee the second mortgage notes unless Wynn Resorts, Limited either incurs or guarantees certain indebtedness in excess of $10.0 million in the aggregate. Although the guarantors will provide guarantees for the second mortgage notes and they have assets that are integral to Le Rêve, they are not expected to have operations that generate significant cash flows. In addition, subsequent to the contribution of the Company's membership interests to Wynn Resorts, Limited, the Company intends to transfer certain of its assets to Wynn Resorts, Limited. The assets to be distributed are expected to include the Company's equity interests in the non-guarantor entities (Wynn Group Asia, Inc., Kevyn LLC, Rambas Marketing Co. LLC, Toasty, LLC and World Wide Wynn, LLC), inventories and affiliate receivables due from the non-guarantor entities. After such distributions, Valvino and its subsidiaries will continue to conduct substantially all of the development stage operations (including the art gallery and golf course) reflected in its historical financial statements as well as activities associated with the design and construction of Le Rêve.

        The following consolidating financial statements present information related to the issuers, guarantors and non-guarantors as of June 30, 2002 and December 31, 2001 and 2000 and for the six months ended June 30, 2002 and 2001, the year ended December 31, 2001 and the periods from inception to December 31, 2000 and June 30,2002. However, because of the expected transfer of certain assets and interests to Wynn Resorts, Limited, the following consolidating financial statements are not indicative of the financial position of the guarantors after the expected transfer.

        Wynn Las Vegas, LLC was formed in April 2001 and Wynn Las Vegas Capital Corp. was formed in June 2002. Accordingly, there is no financial information for Wynn Las Vegas Capital Corp. for the periods presented prior to June 30, 2002 and no financial information for Wynn Las Vegas, LLC for the period from inception to December 31, 2000. Guarantors of the notes anticipated to be issued are the Company and its wholly owned subsidiaries, Wynn Design and Development, LLC, Wynn Resorts LLC, Palo, LLC, Desert Inn Water Company, LLC, World Travel, LLC and Las Vegas Jet, LLC.

        The following consolidating financial statements are presented in the provided form because: (i) the issuers and guarantors are wholly owned subsidiaries of the Company; (ii) the guarantees are considered to be full and unconditional, that is, if the issuers fail to make a scheduled payment, the guarantors are obligated to make the scheduled payment immediately and, if they don't, any holder of the second mortgage notes may immediately bring suit directly against the guarantors for payment of all amounts due and payable; and (iii) the guarantees are joint and several.

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET INFORMATION

As of June 30, 2002

(In thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Assets:
Current Assets
Cash and Cash Equivalents	$162,103	$—	$(1,240)	$26,997	$—	$187,860
Restricted Cash	23	2,288	—	125	—	2,436
Receivables	243	—	22	8	—	273
Due from Related Parties, Current	85	—	—	—	—	85
Inventories	126	—	77	—	—	203
Prepaid Expenses and Other	55	—	950	1	—	1,006

Total Current Assets	162,635	2,288	(191)	27,131	—	191,863
Property and Equipment, Net	86,676	172,084	120,955	11	—	379,726
Water Rights	—	—	—	6,400	—	6,400
Intercompany Balances	290,338	(177,880)	(104,166)	(8,292)	—	—
Trademark	—	1,000	—	—	—	1,000
Other Assets	25,140	840	2,356	—	(21,289)	7,047

Total Assets	$564,789	$(1,668)	$18,954	$25,250	$(21,289)	$586,036

Liabilities and Members' Equity:
Current Liabilities
Accounts Payable	$2,834	$20	$1,533	$2,885	$—	$7,272
Accrued Expenses	1,454	33	1,151	52	—	2,690
Current Portion of Long-Term Debt	37	—	633	—	—	670

Total Current Liabilities	4,325	53	3,317	2,937	—	10,632
Long-Term Debt	273	—	27,867	—	—	28,140
Minority Interest	—	—	—	—	2,316	2,316
Members' Equity
Contributed Capital	586,066	—	—	26,420	(26,420)	586,066
Deficit Accumulated from Inception During the Development Stage	(25,875)	(1,721)	(12,230)	(4,107)	2,815	(41,118)

	560,191	(1,721)	(12,230)	22,313	(23,605)	544,948

Total Liabilities and Members' Equity	$564,789	$(1,668)	$18,954	$25,250	$(21,289)	$586,036

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET INFORMATION

As of December 31, 2001

(In thousands)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Assets:
Current Assets
Cash and Cash Equivalents	$39,590	$(49)	$(273)	$—	$—	$39,268
Restricted Cash	24	500		—	—	524
Receivables	162	—	33	7	—	202
Due from Related Parties, Current	332	—	—	—	—	332
Inventories	223	—	61	—	—	284
Prepaid Expenses and Other	228	—	792	—	—	1,020

Total Current Assets	40,559	451	613	7	—	41,630
Property and Equipment, Net	272,071	2	54,187	11,207	—	337,467
Water Rights	—	—	—	6,400	—	6,400
Due from Related Parties and Intercompany Balances, Net of Current	82,818	(2,498)	(62,038)	(18,282)	—	—
Trademark	—	1,000	—	—	—	1,000
Other Assets	157	252	1,655	—	(18)	2,046

Total Assets	$395,605	$(793)	$(5,583)	$(668)	$(18)	$388,543

Liabilities and Members' Equity:
Current Liabilities
Accounts Payable	$256	$57	$1,760	$4	$—	$2,077
Accrued Expenses	1,382	28	463	37	—	1,910
Current Portion of Long-Term Debt	35	—	—	—	—	35

Total Current Liabilities	1,673	85	2,223	41	—	4,022
Long-Term Debt	291	—	—	—	—	291
Members' Equity
Contributed Capital	412,572	—	—	18	(18)	412,572
Deficit Accumulated from Inception During the Development Stage	(18,931)	(878)	(7,806)	(727)	—	(28,342)

	393,641	(878)	(7,806)	(709)	(18)	384,230

Total Liabilities and Members' Equity	$395,605	$(793)	$(5,583)	$(668)	$(18)	$388,543

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING BALANCE SHEET INFORMATION

AS OF DECEMBER 31, 2000

(In Thousands)

	Valvino Lamore, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Assets:
Current Assets
Cash and Cash Equivalents	$64,474	$(30)	$20	$(10,035)	$54,429
Receivables	867	10	—	—	877
Due from Related Parties, Current	80	(16)	—	—	64
Inventories	322	—	—	—	322
Prepaid Expenses and Other	813	51	23	—	887

Total Current Assets	66,556	15	43	(10,035)	56,579
Property and Equipment, Net	282,731	27,519	12,446	—	322,696
Due from Related Parties and Intercompany Balances, Net of Current	38,320	(29,330)	(2,502)	—	6,488
Other Assets	1,321	—	—	—	1,321

Total Assets	$388,928	$(1,796)	$9,987	$(10,035)	$387,084

Liabilities and Members' Equity:
Current Liabilities
Accounts Payable	$503	$73	$5	$—	$581
Accrued Expenses	4,057	130	2	—	4,189
Current Portion of Long-Term Debt	32	—	—	—	32

Total Current Liabilities	4,592	203	7	—	4,802
Long-Term Debt	326	—	—	—	326
Members' Equity
Contributed Capital	392,572	—	10,035	(10,035)	392,572
Deficit Accumulated from Inception During the Development Stage	(8,562)	(1,999)	(55)	—	(10,616)

	384,010	(1,999)	9,980	(10,035)	381,956

Total Liabilities and Members' Equity	$388,928	$(1,796)	$9,987	$(10,035)	$387,084

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS INFORMATION

SIX MONTHS ENDED JUNE 30, 2002

(In Thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Revenues
Airplane	$—	$—	$1,609	$—	$(883)	$726
Art Gallery	—	—	117	—	—	117
Retail	—	—	97	—	—	97
Water	—	—	—	34	(29)	5

Total Revenue	—		1,823	34	(912)	945
Expenses
Pre-Opening Costs	1,653	845	4,569	2,800	(825)	9,042
Depreciation and Amortization	3,262	1	891	445	—	4,599
Loss / (Gain) on Sale of Fixed Assets	(7)	—	43	69	—	105
Selling, General & Administrative	—	—	246	87	(60)	273
Cost of Water	—	—	—	31	(26)	5
Cost of Retail Sales	—	—	59	—	—	59
Loss / (Gain) from Incidental Operations	265	—	—	—	—	265

Total Expenses	5,173	846	5,808	3,432	(911)	14,348

Operating Loss	(5,173)	(846)	(3,985)	(3,398)	(1)	(13,403)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(13)	—	(440)	—	—	(453)
Interest Income	776	3	1	18	—	798
Equity in Loss from Macau	(2,534)	—	—	—	2,534	—

Other Income, Net	(1,771)	3	(439)	18	2,534	345
Minority Interest	—	—	—	—	282	282
Net Loss Accumulated During the Development Stage	$(6,944)	$(843)	$(4,424)	$(3,380)	$2,815	$(12,776)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS INFORMATION

Six Months Ended June 30, 2001

(In Thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Revenues
Airplane	$—	$—	$1,201	$—	$(521)	$680
Water	—	—	—	30	(24)	6

Total Revenue	—	—	1,201	30	(545)	686
Expenses
Pre-Opening Costs	3,059	103	3,279	(481)	(470)	5,490
Depreciation and Amortization	3,610	—	52	541	—	4,203
Loss / (Gain) on Sale of Fixed Assets	178	—	—	—	—	178
Selling, General & Administrative	—	—	—	193	—	193
Facility Closure	373	—	—	—	—	373
Cost of Water	—	—	—	94	(75)	19

Total Expenses	7,220	103	3,331	347	(545)	10,456
Operating Loss	(7,220)	(103)	(2,130)	(317)	—	(9,770)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(14)	—	—	—	—	(14)
Interest Income	1,550	—	—	—	—	1,550

Other Income, Net	1,536	—	—	—	—	1,536

Net Loss Accumulated During the Development Stage	$(5,684)	$(103)	$(2,130)	$(317)	$—	$(8,234)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS INFORMATION

Year Ended December 31, 2001

(In Thousands)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Revenues
Airplane	$—	$—	$2,006	$—	$(929)	$1,077
Art Gallery	—	—	35	—	—	35
Retail	—	—	27	—	—	27
Water	—	—	—	77	(59)	18

Total Revenue	—	—	2,068	77	(988)	1,157
Expenses
Pre-Opening Costs	5,156	878	7,616	(947)	(841)	11,862
Depreciation and Amortization	6,780	—	121	1,262	—	8,163
Loss / (Gain) on Sale of Fixed Assets	394	—	—	—	—	394
Selling, General & Administrative	—	—	129	267	(20)	376
Facility Closure	373	—	—	—	—	373
Cost of Water	—	—	—	167	(127)	40
Cost of Retail Sales	—	—	9	—	—	9

Total Expenses	12,703	878	7,875	749	(988)	21,217

Operating Loss	(12,703)	(878)	(5,807)	(672)	—	(20,060)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(28)	—	—	—	—	(28)
Interest Income	2,362	—	—	—	—	2,362

Other Income, Net	2,334	—	—	—	—	2,334

Net Loss Accumulated During the Development Stage	$(10,369)	$(878)	$(5,807)	$(672)	$—	$(17,726)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS INFORMATION

From Inception to December 31, 2000

(In thousands)

	Valvino Lamore, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Airplane Revenue	$—	$590	$—	$(503)	$87
Expenses
Pre-Opening Costs	3,970	2,547	(308)	(503)	5,706
Depreciation and Amortization	3,640	41	364	—	4,045
Facility Closure	1,206	—	—	—	1,206
Cost of Retail Sales	—	—	—	—	—
Loss / (Gain) from Incidental Operations	1,163	—	—	—	1,163

Total Expenses	9,979	2,588	56	(503)	12,120

Operating Loss	(9,979)	(1,998)	(56)	—	(12,033)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(17)	—	—	—	(17)
Interest Income	1,434	—	—	—	1,434

Other Income, Net	1,417	—	—	—	1,417

Net Loss Accumulated During the Development Stage	$(8,562)	$(1,998)	$(56)	$—	$(10,616)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF OPERATIONS INFORMATION

From Inception to June 30, 2002

(In thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Revenues
Airplane	$—	$—	$4,205	$—	$(2,315)	$1,890
Art Gallery	—	—	152	—	—	152
Retail	—	—	124	—	—	124
Water	—	—	—	111	(88)	23

Total Revenue	—	—	4,481	111	(2,403)	2,189
Expenses
Pre-Opening Costs	10,779	1,723	14,732	1,545	(2,169)	26,610
Depreciation and Amortization	13,682	1	1,053	2,071	—	16,807
Loss / (Gain) on Sale of Fixed Assets	387	—	43	69	—	499
Selling, General & Administrative	—	—	375	354	(80)	649
Facility Closure	1,579	—	—	—	—	1,579
Cost of Water	—	—	—	198	(153)	45
Cost of Retail Sales	—	—	68	—	—	68
Loss / (Gain) from Incidental Operations	1,428	—	—	—	—	1,428

Total Expenses	27,855	1,724	16,271	4,237	(2,402)	47,685
Operating Loss	(27,855)	(1,724)	(11,790)	(4,126)	(1)	(45,496)
Other Income / (Expense)
Interest Expense, Net of Amounts Capitalized	(58)	—	(440)	—	—	(498)
Interest Income	4,572	3	1	18	—	4,594
Equity in Loss from Macau	(2,534)	—	—	—	2,534	—

Other Income, Net	1,980	3	(439)	18	2,534	4,096
Minority Interest	—	—	—	—	282	282

Net Loss Accumulated During the Development Stage	$(25,875)	$(1,721)	$(12,229)	$(4,108)	$2,815	$(41,118)

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOW INFORMATION

Six Months Ended June 30, 2002

(In thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(6,944)	$(843)	$(4,424)	$(3,380)	$2,815	$(12,776)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by/(Used in) Operating Activities:
Depreciation and Amortization	3,262	1	891	445	—	4,599
Equity in Loss from Macau	2,534	—	—	—	(2,534)	—
Gain/(Loss) on Sale of Fixed Assets	(7)	—	43	69	—	105
Incidental Operations	1,971	—	—	—	—	1,971
Increase (Decrease) in Cash from Changes in:
Restricted Cash	1	(1,788)	—	—	—	(1,787)
Receivables, Net	(81)	—	11	(1)	—	(71)
Inventories	97	—	(16)	—	—	81
Prepaid Expenses and Other	173	—	(158)	(1)	—	14
Minority Interest	—	—	—	—	(282)	(282)
Accounts Payable and Accrued Expenses	2,650	(32)	1,079	2,622	—	6,319

Net Cash Provided by / (Used in) Operating Activities	3,656	(2,662)	(2,574)	(246)	(1)	(1,827)

Cash Flows From Investing Activities
Capital Expenditures	—	—	(19,376)	(84)	—	(19,460)
Acquisition of Airplane	—	—	(9,591)	—	—	(9,591)
Other Assets	(27,518)	(589)	(701)	150	23,805	(4,853)
Due from Related Parties	(27,111)	3,300	31,275	(7,683)	—	(219)
Proceeds from Sale of Equipment	8	—	—	8,000	—	8,008

Net Cash Provided by / (Used in) Investing Activities	(54,621)	2,711	1,607	383	23,805	(26,115)

Cash Flows From Financing Activities
Equity Contributions	173,494	—	—	23,804	(23,804)	173,494
Macau	—	—	—	3,056	—	3,056
Principal Payments of Long-Term Debt	(16)	—	—	—	—	(16)

Net Cash Provided by Financing Activities	173,478	—	—	26,860	(23,804)	176,534

Increase/(Decrease) in Cash and Cash Equivalents	122,513	49	(967)	26,997	—	148,592
Cash, Beginning of Period	39,590	(49)	(273)	—	—	39,268

Cash, End of Period	$162,103	$—	$(1,240)	$26,997	$—	$187,860

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$13	$—	$440	$—	$—	$453

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOW INFORMATION

Six Months Ended June 30, 2001

(In thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(5,684)	$(103)	$(2,130)	$(317)	$—	$(8,234)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by / (Used in) Operating Activities:
Depreciation and Amortization	3,610	—	52	541	—	4,203
Gain / (Loss) on Sale of Fixed Assets	178	—	—	—	—	178
Incidental Operations	3,210	—	—	—	—	3,210
Increase (Decrease) in Cash from Changes in:
Receivables, Net	588	—	(46)	2	—	544
Inventories	107	—	—	—	—	107
Prepaid Expenses and Other	48	—	41	23	—	112
Accounts Payable and Accrued Expenses	(1,290)	12	1,700	6	—	428

Net Cash Provided by / (Used in) Operating Activities	767	(91)	(383)	255	—	548

Cash Flows From Investing Activities
Capital Expenditures	(7,525)	—	(7,434)	(2)	—	(14,961)
Acquisition of Airplane	—	—	—	—	—	—
Other Assets	1,187	(1,000)	5,257	—	18	5,462
Due from Related Parties	(19,500)	1,091	2,315	9,743	—	(6,351)
Proceeds from Sale of Equipment	343	—	—	—		343

Net Cash Provided by / (Used in) Investing Activities	(25,495)	91	138	9,741	18	(15,507)

Cash Flows From Financing Activities
Equity Contributions	20,800	—	—	(10,017)	10,017	20,800
Third Party Fee	(800)	—	—	—	—	(800)
Principal Payments of Long-Term Debt	(15)	—	—	—	—	(15)

Net Cash Used in Financing Activities	19,985	—	—	(10,017)	10,017	19,985

Increase/(Decrease) in Cash and Cash Equivalents	(4,743)	—	(245)	(21)	10,035	5,026
Cash, Beginning of Period	64,474	—	(30)	20	(10,035)	54,429

Cash, End of Period	$59,731	$—	$(275)	$(1)	$—	$59,455

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$14	$—	$—	$—	$—	$14

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOW INFORMATION

Year Ended December 31, 2001

(In thousands)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(10,369)	$(878)	$(5,807)	$(672)	$—	$(17,726)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by / (Used in) Operating Activities:
Depreciation and Amortization	6,780	—	121	1,262	—	8,163
Loss on Sale of Fixed Assets	394	—	—	—	—	394
Incidental Operations	3,611	—	—	—	—	3,611
Increase (Decrease) in Cash from Changes in:
Restricted Cash	(24)	(500)	—	—	—	(524)
Receivables, Net	705	—	(23)	(7)	—	675
Inventories	99	—	(61)	—	—	38
Prepaid Expenses and Other	585	—	(741)	23	—	(133)
Accounts Payable and Accrued Expenses	(1,554)	85	2,020	34	—	585

Net Cash Provided by / (Used in) Operating Activities	227	(1,293)	(4,491)	640	—	(4,917)

Cash Flows From Investing Activities
Capital Expenditures	(9,667)	(2)	(19,390)	(23)	—	(29,082)
Acquisition of Airplane	—	—	—	—	—	—
Other Assets	1,164	(1,252)	(1,655)	18	18	(1,707)
Due from Related Parties	(37,351)	2,498	25,293	(655)	10,017	(198)
Proceeds from Sale of Equipment	775	—	—	—	—	775

Net Cash Provided by / (Used in) Investing Activities	(45,079)	1,244	4,248	(660)	10,035	(30,212)

Cash Flows From Financing Activities
Equity Contributions	20,800	—	—	—	—	20,800
Third Party Fee	(800)	—	—	—	—	(800)
Principal Payments of Long-Term Debt	(32)	—	—	—	—	(32)

Net Cash Provided by Financing Activities	19,968	—	—	—	—	19,968

Decrease in Cash and Cash Equivalents	(24,884)	(49)	(243)	(20)	10,035	(15,161)
Cash, Beginning of Period	64,474	—	(30)	20	(10,035)	54,429

Cash, End of Period	$39,590	$(49)	(273)	$—	$—	$39,268

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$28	$—	$—	$—	$—	$28

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOW INFORMATION

Inception to December 31, 2000

(In thousands)

	Valvino Lamore, LLC	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(8,562)	$(1,998)	$(56)	$—	$(10,616)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by / (Used in) Operating Activities:
Depreciation and Amortization	3,640	41	364	—	4,045
Amortization of Loan Origination Fees	1,465	—	—	—	1,465
Incidental Operations	1,198	—	—	—	1,198
Increase (Decrease) in Cash from Changes in:
Receivables, Net	7,052	(10)	—	—	7,042
Inventories	690	—	—	—	690
Prepaid Expenses and Other	(664)	(51)	(23)	—	(738)
Accounts Payable and Accrued Expenses	(9,196)	203	7	—	(8,986)

Net Cash Provided by / (Used in) Operating Activities	(4,377)	(1,815)	292	—	(5,900)

Cash Flows From Investing Activities
Acquisition of Desert Inn Resort and Casino, Net of Cash Acquired	(270,718)	—	—	—	(270,718)
Capital Expenditures	(45,792)	(1,279)	(546)	—	(47,617)
Acquisition of Airplane	—	—	(9,489)	—	(9,489)
Other Assets	(1,299)	—	—	—	(1,299)
Due from Related Parties	(2,864)	3,064	(272)	—	(72)
Proceeds from Sale of Equipment	776	—	—	—	776

Net Cash Provided by / (Used in) Investing Activities	(319,897)	1,785	(10,307)	—	(328,419)

Cash Flows From Financing Activities
Equity Contributions	480,713	—	10,035	(10,035)	480,713
Equity Distributions	(110,482)	—	—	—	(110,482)
Third Party Fee	(10,000)	—	—	—	(10,000)
Proceeds from Issuance of Long-Term Debt	125,000	—	—	—	125,000
Principal Payments of Long-Term Debt	(125,018)	—	—	—	(125,018)
Loan Origination Fees	(1,465)	—	—	—	(1,465)
Proceeds from Issuance of Related Party Loan	100,000	—	—	—	100,000
Principal Payments of Related Party Loan	(70,000)	—	—	—	(70,000)

Net Cash Provided by Financing Activities	388,748	—	10,035	(10,035)	388,748

Increase/(Decrease) in Cash and Cash Equivalents	64,474	(30)	20	(10,035)	54,429
Cash, Beginning of Period	—	—	—	—	—

Cash, End of Period	$64,474	$(30)	$20	$(10,035)	$54,429

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$17	$—	$—	$—	$17

VALVINO LAMORE, LLC AND SUBSIDIARIES

CONSOLIDATING STATEMENTS OF CASH FLOW INFORMATION

From Inception to June 30, 2002

(In Thousands)

(Unaudited)

	Valvino Lamore, LLC	Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp.	All Other Guarantors	All Other Non-Guarantors	Eliminating Entries	Total
Cash Flows From Operating Activities
Net Loss Accumulated During the Development Stage	$(25,875)	$(1,721)	$(12,229)	$(4,108)	$2,815	$(41,118)
Adjustments to Reconcile Net Loss Accumulated During the Development Stage to Net Cash Provided by/(Used in) Operating Activities:
Depreciation and Amortization	13,682	1	1,053	2,071	—	16,807
Equity in Loss from Macau	2,534	—	—	—	(2,534)	—
Amortization of Loan Origination Fees	1,465	—	—	—	—	1,465
Gain/(Loss) on Sale of Fixed Assets	387	—	43	69	—	499
Incidental Operations	6,780	—	—	—	—	6,780
Increase (Decrease) in Cash from Changes in:
Restricted Cash	(23)	(2,288)	—	—	—	(2,311)
Receivables, Net	7,676	—	(22)	(8)	—	7,646
Inventories	886	—	(77)	—	—	809
Prepaid Expenses and Other	94	—	(950)	(1)	—	(857)
Minority Interest	—	—	—	—	(282)	(282)
Accounts Payable and Accrued Expenses	(8,100)	53	3,302	2,663	—	(2,082)

Net Cash Provided by / (Used in) Operating Activities	(494)	(3,955)	(8,880)	686	(1)	(12,644)

Cash Flows From Investing Activities
Acquisition of Desert Inn Resort and Casino, Net of Cash Acquired	(270,718)	—	—	—	—	(270,718)
Capital Expenditures	(55,459)	(3)	(40,043)	(654)	—	(96,159)
Acquisition of Airplane	—	—	(9,591)	(9,489)	—	(19,080)
Other Assets	(27,653)	(1,840)	(2,358)	169	23,823	(7,859)
Intercompany Balances	(67,326)	5,798	59,632	(8,610)	10,017	(489)
Proceeds from Sale of Equipment	1,559	—	—	8,000	—	9,559

Net Cash Provided by/(Used in) Investing Activities	(419,597)	3,955	7,640	(10,584)	33,840	(384,746)

Cash Flows From Financing Activities
Equity Contributions	675,007	—	—	33,839	(33,839)	675,007
Equity Distributions	(110,482)	—	—	—	—	(110,482)
Third Party Fee	(10,800)	—	—	—	—	(10,800)
Minority Interest	—	—	—	3,056	—	3,056
Proceeds from Issuance of Long-Term Debt	125,000	—	—	—	—	125,000
Principal Payments of Long-Term Debt	(125,066)	—	—	—	—	(125,066)
Loan Origination Fees	(1,465)	—	—	—	—	(1,465)
Proceeds from Issuance of Related Party Loan	100,000	—	—	—	—	100,000
Principal Payments of Related Party Loan	(70,000)	—	—	—	—	(70,000)

Net Cash Provided by Financing Activities	582,194	—	—	36,895	(33,839)	585,250

Increase/(Decrease) in Cash and Cash Equivalents	162,103	—	(1,240)	26,997	—	187,860
Cash, Beginning of Period	—	—	—	—	—	—

Cash, End of Period	$162,103	$—	$(1,240)	$26,997	$—	$187,860

Supplemental Cash Flow Disclosure:
Interest Paid, Net of Amounts Capitalized	$58	$—	$440	$—	$—	$498

12.
Financial Statement Restatement

        Subsequent to the issuance of the Company's financial statements as of June 30, 2002, December 31, 2001 and December 31, 2000, the Company's management determined that the acquisitions of Kevyn, LLC, World Travel, LLC and Las Vegas Jet, LLC had been accounted for based on the incorrect application of an accounting principle. As a result, the consolidated financial statements of the Company for all periods presented have been restated from the amounts previously reported to reflect the transactions as reorganizations of entities under common control in accordance with SFAS No. 141, "Business Combinations". Accordingly, operating results for Kevyn, LLC, World Travel, LLC and Las Vegas Jet, LLC have been included in the consolidated statements of operations of the Company for all periods presented and assets and liabilities of the acquired entities have been recorded at carrying value in each of the consolidated balance sheets presented.

        A summary of the significant effects of the restatement is as follows (in thousands):

	June 30, 2002 as Previously Reported	June 30 2002 Restated	December 31, 2001 as Previously Reported	December 31, 2001 Restated	December 31, 2000 as Previously Reported	December 31, 2000 Restated
Property and Equipment, net	$380,236	$379,726	$337,464	$337,467	$313,022	$322,696
Total Assets	586,407	586,036	390,788	388,543	388,467	387,084
Deficit Accumulated during the Development Stage	40,747	41,118	26,054	28,342	9,155	10,616
Total Liabilities and Members' Equity	586,407	586,036	390,788	388,543	388,467	387,084
	Six Months Ended June 30, 2002 as Previously Reported	Six Months Ended June 30, 2002 Restated	Six Months Ended June 30, 2001 as Previously Reported	Six Months Ended June 30, 2001 Restated	Year Ended December 31, 2001 as Previously Reported	Year Ended December 31, 2001 Restated
Total Revenues	$288	$945	$342	$686	$918	$1,157
Pre-opening Costs	9,193	9,042	5,028	5,490	10,980	11,862
Depreciation and Amortization	3,966	4,599	4,021	4,203	7,979	8,163
Total Expenses	(15,915)	(14,348)	(9,813)	(10,456)	(20,151)	(21,217)
Net Loss Accumulated during the Development Stage	(14,693)	(12,776)	(7,935)	(8,234)	(16,899)	(17,726)
	Inception to December 31, 2000 as Previously Reported	Inception to December 31, 2000 Restated	Inception to June 30, 2002 as Previously Reported	Inception to June 30, 2002 Restated
Total Revenues	$0	$87	$1,206	$2,189
Pre-opening Costs	4,522	5,706	24,695	26,610
Depreciation and Amortization	3,681	4,045	15,626	16,807
Total Expenses	(10,572)	(12,120)	(45,432)	(47,685)
Net Loss Accumulated during the Development Stage	(9,155)	(10,616)	(40,747)	(41,118)

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Until                          , 2002 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

Wynn Resorts, Limited

20,455,000 Shares

Common Stock

Joint Book-Running Managers

Deutsche Bank Securities
Bear, Stearns & Co. Inc.
Banc of America Securities LLC

JPMorgan
Dresdner Kleinwort Wasserstein

Jefferies & Company, Inc.
Lazard
SG Cowen
Thomas Weisel Partners LLC

Prospectus

                          , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the National Securities Dealers, Inc. filing fee and The Nasdaq National Market quotation fee.

Amount
Registration fee—Securities and Exchange Commission		$47,612
Filing fee—National Association of Securities Dealers, Inc.		30,500
Quotation fee—The Nasdaq National Market		100,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*
Total	$	*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers

        The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action by or on behalf of the corporation by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The Nevada Revised Statutes further provides that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

        Wynn Resorts' bylaws provide that it will indemnify its directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. In addition, Wynn Resorts intends to enter into separate indemnification agreements, attached as Exhibit    hereto, with its directors and officers which would require Wynn Resorts, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service other than liabilities arising from willful misconduct of a culpable nature. Wynn Resorts also intends to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of Wynn Resorts' officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and, therefore, such indemnification provisions may be unenforceable.

        The Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of Wynn Resorts and its officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities

        The following is a summary of the transactions by the Registrant during the past three years involving sales of the Registrant's securities that were not registered under the Securities Act:

          (a)  In April 2000, Stephen A. Wynn formed Valvino Lamore, LLC, known as Valvino, as its single member. Between April and September 2000, Mr. Wynn made equity contributions in an aggregate amount of $220.7 million. Until immediately prior to the consummation of this offering, our assets and operations were held and conducted by Valvino and its subsidiaries.

          (b)  In October 2000, Aruze USA, Inc., a Nevada corporation, contributed $260 million in cash to Valvino in exchange for 100,000 common shares, which represented a 50% interest in the profits and losses of Valvino, and was admitted as a member of Valvino. In connection with such contribution by Aruze USA, Valvino also issued 100,000 common shares, representing a 50% interest in Valvino's profits and losses, to Mr. Wynn to evidence his ownership interest in the limited liability company.

          (c)  In April 2001, Baron Asset Fund, a Massachusetts business trust, contributed $20.8 million in cash to Valvino in exchange for 7,692.31 common shares, which represented approximately a 3.70% interest in the profits and losses of Valvino, and was admitted as a member of Valvino.

          (d)  In April 2002, (1) Baron Asset Fund contributed an additional approximately $20.3 million in cash to Valvino, (2) Aruze USA contributed an additional $120 million in cash to Valvino, (3) Mr. Wynn contributed an additional approximately $32 million in cash to Valvino and (4) Mr. Wynn contributed his interest in Wynn Resorts (Macau) S.A., which was valued at approximately $56 million by the parties in the negotiation of Mr. Wynn's contribution of his interest, to Valvino. As a result of these capital contributions, Baron Asset Fund was issued an additional 2,834.01 common shares and its interest in Valvino's profits and losses increased to 5%. Aruze USA and Mr. Wynn received no additional shares as a result of the April 2002 capital contributions. Immediately following these capital contributions, each of Mr. Wynn and Aruze USA held a 47.5% interest in Valvino's profits and losses.

          (e)  In June 2002, the Kenneth R. Wynn Family Trust contributed $1.2 million in cash to Valvino in exchange for 307.38 common shares, which represented approximately a 0.146% interest in the profits and losses of Valvino, and was admitted as a member of Valvino.

          (f)    In September 2002, in exchange for the contribution of all of their respective membership interests in Valvino, the Registrant issued shares of its common stock to each of Mr. Wynn, Aruze USA, Baron Asset Fund and the Kenneth R. Wynn Family Trust.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and, or Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

Item 16.    Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit No.	Description
*1.1	Form of Underwriting Agreement.
3.1	Second Amended and Restated Articles of the Registrant.(5)
3.2	Third Amended and Restated Bylaws of the Registrant.(5)
4.1	Specimen certificate for shares of Common Stock, $0.01 par value per share, of the Registrant.(5)
*5.1	Opinion of Schreck Brignone.
10.1	Asset and Land Purchase Agreement, dated as of April 28, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn.(1)
10.2	First Amendment to Asset and Land Purchase Agreement, dated as of May 26, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn.(1)
10.3	Second Amendment to Asset and Land Purchase Agreement, dated as of June 16, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
10.4	Third Amendment to Asset and Land Purchase Agreement, dated as of June 22, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
10.5	Fourth Amendment to Asset and Land Purchase Agreement, dated as of October 27, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton SGC Sub Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
10.6	Fifth Amendment to Asset and Land Purchase Agreement, dated as of November 3, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton SGC Sub Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
10.7	Agreement, dated January 25, 2001, by and between Wynn Resorts Holdings, LLC and Calitri Services and Licensing Limited Liability Company.(4)

10.8	Lease Agreement, dated November 1, 2001, by and between Valvino Lamore, LLC and Wynn Resorts Holdings, LLC.(1)
10.9	Art Rental and Licensing Agreement, dated November 1, 2001, by and between Stephen A. Wynn and Wynn Resorts Holdings, LLC.(1)
10.10	Stockholders Agreement, dated as of April 11, 2002, by and among Stephen A. Wynn, Baron Asset Fund and Aruze USA, Inc.(1)
10.11	Agreement for Guaranteed Maximum Price Construction Services between Wynn Las Vegas, LLC and Marnell Corrao Associates, Inc. for Le Rêve.(1)
10.12	Continuing Guaranty, dated June 4, 2002, by Austi, Inc. in favor of Wynn Las Vegas, LLC.(1)
10.13	Design/Build Agreement, dated June 6, 2002, by and between Wynn Las Vegas, LLC and Bomel Construction Company, Inc.(1)
10.14	2002 Stock Incentive Plan.(4)
10.15	Form of Director and Officer Indemnification Agreement.(4)
10.16	Employment Agreement, dated April 1, 2002, by and between Wynn Resorts Holdings, LLC and Ronald J. Kramer.(2)
10.17	Contribution Agreement, dated as of June 11, 2002 by and among Stephen A. Wynn, Aruze USA, Inc., Baron Asset Fund, the Kenneth R. Wynn Family Trust dated February 1985 and Wynn Resorts, Limited.(2)
10.18	Amended and Restated Business Loan Agreement, dated as of May 30, 2002, between Bank of America, N.A. and World Travel, LLC.(2)
10.19	Continuing Guaranty, dated May 30, 2002, by Valvino Lamore, LLC in favor of Bank of America, N.A.(2)
10.20	Agreement, dated as of June 13, 2002, by and between Stephen A. Wynn and Wynn Resorts, Limited.(2)
10.21	Purchase Agreement, dated May 30, 2002, between Stephen A. Wynn and Valvino Lamore, LLC.(2)
10.22	Agreement, dated as of , between Wynn Design and Development, LLC and Butler/Ashworth Architects, Inc.(5)
10.23	Employment Agreement, dated as of May 31, 2002, by and between Valvino Lamore, LLC and Matt Maddox.(2)
10.24	Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region, dated June 24, 2002, between the Macau Special Administrative Region and Wynn Resorts (Macau), S.A. (English translation of Portuguese version of Concession Agreement).(2)
10.25	Amended and Restated Commitment Letter Agreement, dated June 14, 2002, among Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Bank of America, N.A., Banc of America Securities LLC, Bear Stearns Corporate Lending, Inc., Bear Stearns & Co. Inc., Wynn Resorts Holdings, LLC and Wynn Las Vegas, LLC.(2)
10.26	Agreement for Guarantee Maximum Price Construction Services Change Order, dated as of August 12, 2002, between Marnell Corrao Associates, Inc. and Wynn Las Vegas, LLC.(2)
10.27	Concession Contract for Operating Casino Gaming or Other Forms of Gaming in the Macao Special Administrative Region, dated June 24, 2002, between the Macau Special Administrative Region and Wynn Resorts (Macau) S.A. (English translation of Chinese version of Concession Agreement).(4)
10.28	Amended and Restated Art Rental and Licensing Agreement, dated August 19, 2002, by and between Stephen A. Wynn and Wynn Resorts Holdings, LLC.(5)
10.29	Professional Design Services Agreement, effective as of October 5, 2001, between Wynn Design Development, LLC and A.A. Marnell II, Chtd.(4)
10.30	General Conditions to the Professional Design Services Agreement.(4)
10.31	Trademark/Service Mark Purchase Agreement, dated June 7, 2001, between Wynn Resorts and The STAD Trust.(4)

10.32	Purchase Agreement, dated as of April 1, 2001, between Stephen A. Wynn and Valvino Lamore, LLC.(4)
10.33	Amended and Restated Operating Agreement of Valvino Lamore, LLC.(4)
10.34	First Amendment to Amended and Restated Operating Agreement of Valvino Lamore, LLC.(4)
10.35	Second Amendment to Amended and Restated Operating Agreement.(4)
10.36	Third Amendment to Amended and Restated Operating Agreement of Valvino Lamore, LLC.(4)
10.37	Fourth Amendment to Amended and Restated Operating Agreement of Valvino Lamore, LLC.(4)
10.38	Employment Agreement, dated as of July 7, 2000, by and between Wynn Design & Development, LLC and William Todd Nisbet.(4)
10.39	Employment Agreement, dated as of September 6, 2002, by and between Wynn Resorts, Limited and Marc H. Rubinstein.(4)
10.40	Employment Agreement, dated as of September 6, 2002, by and between Wynn Resorts, Limited and John Strzemp.(4)
*10.41	Indenture, dated , 2002, governing the % Second Mortgage Notes due 2010 by and among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., Desert Inn Water Company, LLC, Wynn Design & Development, LLC, Wynn Resorts Holdings, LLC, Las Vegas Jet, LLC, World Travel, LLC, Palo, LLC and Valvino Lamore, LLC.
10.42	Second Amended and Restated Art Rental and Licensing Agreement, dated September 18, 2002, by and between Stephen A. Wynn and Wynn Resorts Holdings, LLC.(5)
10.43	Employment Agreement, dated as of September 18, 2002, by and between Wynn Design & Development, LLC and Kenneth R. Wynn.(5)
10.44	Tax Indemnification Agreement, effective as of September 24, 2002, by and among Stephen A. Wynn, Aruze USA, Inc., Baron Asset Fund on behalf of the Baron Asset Fund Series, Baron Asset Fund on behalf of the Baron Growth Fund Series, Kenneth R. Wynn Family Trust dated February 20, 1985, Valvino Lamore, LLC and Wynn Resorts, Limited.(5)
10.45	Employment Agreement, dated as of September 26, 2002, by and between Wynn Design & Development, LLC and DeRuyter O. Butler.(5)
10.46	Employment Agreement, dated as of October 4, 2002, by and between Wynn Resorts, Limited and Stephen A. Wynn.(5)
*10.47	Letter of Intent, dated May 24, 2002, by and between Valvino Lamore, LLC and Ferrari North America, Inc.
*10.48	First Amendment to Letter of Intent, dated as of October 4, 2002, by and between Valvino Lamore, LLC and Ferrari North America, Inc.
*10.49	Letter of Intent, dated May 24, 2002, by and between Valvino Lamore, LLC and Maserati North America, Inc.
*10.50	First Amendment to Letter of Intent, dated as of October 4, 2002, by and between Valvino Lamore, LLC and Maserati North America, Inc.
16.1	Letter from Arthur Andersen LLP.(3)
21.1	Subsidiaries of the Registrant.(5)
*23.1	Consent of Schreck Brignone (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.(5)
23.3	Consents of Persons Named to Become Directors.(5)
24.1	Power of Attorney.(1)

*
To be filed by amendment.
(1)
Previously filed with the Form S-1 filed by the Registrant on June 17, 2002.
(2)
Previously filed with Amendment No. 1 to the Form S-1 filed by the Registrant on August 20, 2002.

(3)
Previously filed with Amendment No. 2 to the Form S-1 filed by the Registrant on August 26, 2002.
(4)
Previously filed with Amendment No. 3 to the Form S-1 filed by the Registrant on September 18, 2002.
(5)
Filed herewith.

(b)  Financial Statement Schedules:

Page
Schedule II—Valuation and Qualifying Accounts	S-3

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

          (1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on the 5th day of October, 2002.

WYNN RESORTS, LIMITED

By:	/s/ STEPHEN A. WYNN
	Name:	Stephen A. Wynn
	Title:	Chairman of the Board & Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ STEPHEN A. WYNN Stephen A. Wynn	Chairman of the Board and Chief Executive Officer	October 5, 2002
/s/ JOHN STRZEMP John Strzemp	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 5, 2002

INDEPENDENT AUDITORS' REPORT

To the Members of Valvino Lamore, LLC and Subsidiaries:

        We have audited the consolidated financial statements of Valvino Lamore and subsidiaries (a development stage company) (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, members' equity, and cash flows for the year ended December 31, 2001 and for the period from inception (April 21, 2000) to December 31, 2000, and have issued our report thereon dated June 6, 2002 (October 2, 2002 as to the effects of the restatement at Note 12); such consolidated financial statements and report are included in the Registration Statement of Wynn Resorts, Inc. on Form S-1. Our audits also included the financial statement schedule of the Company, listed in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada
June 6, 2002

Valvino Lamore, LLC and Subsidiaries
(A Development Stage Company)

Schedule II

Valuation and Qualifying Accounts

(In Thousands)

Description	Balance at Beginning of Period	Balance at End of Period
Allowance for Doubtful Accounts Receivable
Year ended December 31, 2001	$1,295	$627
Period ended December 31, 2000	$0	$1,295

EXHIBIT INDEX

Exhibit No.	Description
*1.1	Form of Underwriting Agreement.
3.1	Second Amended and Restated Articles of the Registrant.(5)
3.2	Third Amended and Restated Bylaws of the Registrant.(5)
4.1	Specimen certificate for shares of Common Stock, $0.01 par value per share, of the Registrant.(5)
*5.1	Opinion of Schreck Brignone.
10.1	Asset and Land Purchase Agreement, dated as of April 28, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn.(1)
10.2	First Amendment to Asset and Land Purchase Agreement, dated as of May 26, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC and Stephen A. Wynn.(1)
10.3	Second Amendment to Asset and Land Purchase Agreement, dated as of June 16, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
10.4	Third Amendment to Asset and Land Purchase Agreement, dated as of June 22, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton Desert Inn Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
10.5	Fourth Amendment to Asset and Land Purchase Agreement, dated as of October 27, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton SGC Sub Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
10.6	Fifth Amendment to Asset and Land Purchase Agreement, dated as of November 3, 2000, by and among Starwood Hotels & Resorts Worldwide, Inc., Sheraton Gaming Corporation, Sheraton SGC Sub Corporation, Valvino Lamore, LLC, Stephen A. Wynn, Rambas Marketing Co., LLC, and Desert Inn Water Company, LLC.(1)
10.7	Agreement, dated January 25, 2001, by and between Wynn Resorts Holdings, LLC and Calitri Services and Licensing Limited Liability Company.(4)
10.8	Lease Agreement, dated November 1, 2001, by and between Valvino Lamore, LLC and Wynn Resorts Holdings, LLC.(1)
10.9	Art Rental and Licensing Agreement, dated November 1, 2001, by and between Stephen A. Wynn and Wynn Resorts Holdings, LLC.(1)
10.10	Stockholders Agreement, dated as of April 11, 2002, by and among Stephen A. Wynn, Baron Asset Fund and Aruze USA, Inc.(1)
10.11	Agreement for Guaranteed Maximum Price Construction Services between Wynn Las Vegas, LLC and Marnell Corrao Associates, Inc. for Le Rêve.(1)
10.12	Continuing Guaranty, dated June 4, 2002, by Austi, Inc. in favor of Wynn Las Vegas, LLC.(1)
10.13	Design/Build Agreement, dated June 6, 2002, by and between Wynn Las Vegas, LLC and Bomel Construction Company, Inc.(1)
10.14	2002 Stock Incentive Plan.(4)
10.15	Form of Director and Officer Indemnification Agreement.(4)
10.16	Employment Agreement, dated April 1, 2002, by and between Wynn Resorts Holdings, LLC and Ronald J. Kramer.(2)

10.17	Contribution Agreement, dated as of June 11, 2002 by and among Stephen A. Wynn, Aruze USA, Inc., Baron Asset Fund, the Kenneth R. Wynn Family Trust dated February 1985 and Wynn Resorts, Limited.(2)
10.18	Amended and Restated Business Loan Agreement, dated as of May 30, 2002, between Bank of America, N.A. and World Travel, LLC.(2)
10.19	Continuing Guaranty, dated May 30, 2002, by Valvino Lamore, LLC in favor of Bank of America, N.A.(2)
10.20	Agreement, dated as of June 13, 2002, by and between Stephen A. Wynn and Wynn Resorts, Limited.(2)
10.21	Purchase Agreement, dated May 30, 2002, between Stephen A. Wynn and Valvino Lamore, LLC.(2)
10.22	Agreement, dated as of , between Wynn Design and Development, LLC and Butler/Ashworth Architects, Inc.(5)
10.23	Employment Agreement, dated as of May 31, 2002, by and between Valvino Lamore, LLC and Matt Maddox.(2)
10.24	Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region, dated June 24, 2002, between the Macau Special Administrative Region and Wynn Resorts (Macau), S.A. (English translation of Portuguese version of Concession Agreement).(2)
10.25	Amended and Restated Commitment Letter Agreement, dated June 14, 2002, among Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Bank of America, N.A., Banc of America Securities LLC, Bear Stearns Corporate Lending, Inc., Bear Stearns & Co. Inc., Wynn Resorts Holdings, LLC and Wynn Las Vegas, LLC. (2)
10.26	Agreement for Guarantee Maximum Price Construction Services Change Order, dated as of August 12, 2002, between Marnell Corrao Associates, Inc. and Wynn Las Vegas, LLC.(2)
10.27	Concession Contract for Operating Casino Gaming or Other Forms of Gaming in the Macao Special Administrative Region, dated June 24, 2002, between the Macau Special Administrative Region and Wynn Resorts (Macau) S.A. (English translation of Chinese version of Concession Agreement).(4)
10.28	Amended and Restated Art Rental and Licensing Agreement, dated August 19, 2002, by and between Stephen A. Wynn and Wynn Resorts Holdings, LLC.(5)
10.29	Professional Design Services Agreement, effective as of October 5, 2001, between Wynn Design Development, LLC and A.A. Marnell II, Chtd.(4)
10.30	General Conditions to the Professional Design Services Agreement.(4)
10.31	Trademark/Service Mark Purchase Agreement, dated June 7, 2001, between Wynn Resorts and The STAD Trust.(4)
10.32	Purchase Agreement, dated as of April 1, 2001, between Stephen A. Wynn and Valvino Lamore, LLC.(4)
10.33	Amended and Restated Operating Agreement of Valvino Lamore, LLC.(4)
10.34	First Amendment to Amended and Restated Operating Agreement of Valvino Lamore, LLC.(4)
10.35	Second Amendment to Amended and Restated Operating Agreement of Valvino Lamore, LLC.(4)
10.36	Third Amendment to Amended and Restated Operating Agreement of Valvino Lamore, LLC.(4)
10.37	Fourth Amendment to Amended and Restated Operating Agreement of Valvino Lamore, LLC.(4)
10.38	Employment Agreement, dated as of July 7, 2000, by and between Wynn Design & Development, LLC and William Todd Nisbet.(4)
10.39	Employment Agreement, dated as of September 6, 2002, by and between Wynn Resorts, Limited and Marc H. Rubinstein.(4)

10.40	Employment Agreement, dated as of September 9, 2002, by and between Wynn Resorts, Limited and John Strzemp.(4)
*10.41	Indenture, dated , 2002, governing the % Second Mortgage Notes due 2010 by and among Wynn Las Vegas, LLC, Wynn Las Vegas Capital Corp., Desert Inn Water Company, LLC, Wynn Design & Development, LLC, Wynn Resorts Holdings, LLC, Las Vegas Jet, LLC, World Travel, LLC, Palo, LLC and Valvino Lamore, LLC.
10.42	Second Amended and Restated Art Rental and Licensing Agreement, dated September 18, 2002, by and between Stephen A. Wynn and Wynn Resorts Holdings, LLC.(5)
10.43	Employment Agreement, dated as of September 18, 2002, by and between Wynn Design & Development, LLC and Kenneth R. Wynn.(5)
10.44	Tax Indemnification Agreement, effective as of September 24, 2002, by and among Stephen A. Wynn, Aruze USA, Inc., Baron Asset Fund on behalf of the Baron Asset Fund Series, Baron Asset Fund on behalf of the Baron Growth Fund Series, Kenneth R. Wynn Family Trust dated February 20, 1985, Valvino Lamore, LLC and Wynn Resorts, Limited.(5)
10.45	Employment Agreement, dated as of September 26, 2002, by and between Wynn Design & Development, LLC and DeRuyter O. Butler.(5)
10.46	Employment Agreement, dated as of October 4, 2002, by and between Wynn Resorts, Limited and Stephen A. Wynn.(5)
*10.47	Letter of Intent, dated May 24, 2002, by and between Valvino Lamore, LLC and Ferrari North America, Inc.
*10.48	First Amendment to Letter of Intent, dated as of October 4, 2002, by and between Valvino Lamore, LLC and Ferrari North America, Inc.
*10.49	Letter of Intent, dated May 24, 2002, by and between Valvino Lamore, LLC and Maserati North America, Inc.
*10.50	First Amendment to Letter of Intent, dated as of October 4, 2002, by and between Valvino Lamore, LLC and Maserati North America, Inc.
16.1	Letter from Arthur Andersen, LLP.(3)
21.1	Subsidiaries of the Registrant.(5)
*23.1	Consent of Schreck Brignone (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.(5)
23.3	Consents of Persons Named to Become Directors.(5)
24.1	Power of Attorney.(1)

        * To be filed by amendment.

(1)
Previously filed with the Form S-1 filed by the Registrant on June 17, 2002.

(2)
Previously filed with Amendment No. 1 to the Form S-1 filed by the Registrant on August 20, 2002.

(3)
Previously filed with Amendment No. 2 to the Form S-1 filed by the Registrant on August 26, 2002.

(4)
Previously filed with Amendment No. 3 to the Form S-1 filed by the Registrant on September 18, 2002.

(5)
Filed herewith.

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DESCRIPTION OF ARTWORK
PROSPECTUS SUMMARY
Overview
Company Strategy
Le Rêve Strategy
Macau Strategy
Summary of Risk Factors
Other Financing Transactions
Corporate Structure
Issuer Information
The Offering
RISK FACTORS
Risks Associated with Our Construction of Le Rêve
Risks Related to Our Substantial Indebtedness
General Risks Associated with Our Business
Risks Related to the Offering
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
PRINCIPAL STOCKHOLDERS
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Historical Data for Las Vegas Gaming Industry(1)
Macau Annual Tourism Statistical Overview
CONSTRUCTION CONTRACTS FOR LE RÊVE
CONCESSION AGREEMENT WITH THE GOVERNMENT OF MACAU
REGULATION AND LICENSING
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OWNERSHIP OF CAPITAL STOCK
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF CERTAIN INDEBTEDNESS
SHARES ELIGIBLE FOR FUTURE SALE
U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
INDEPENDENT ACCOUNTANTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED BALANCE SHEETS (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share data)
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY (In thousands, except share data)
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES (A DEVELOPMENT STAGE COMPANY) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET INFORMATION As of June 30, 2002 (In thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET INFORMATION As of December 31, 2001 (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET INFORMATION AS OF DECEMBER 31, 2000 (In Thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS INFORMATION SIX MONTHS ENDED JUNE 30, 2002 (In Thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS INFORMATION Six Months Ended June 30, 2001 (In Thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS INFORMATION Year Ended December 31, 2001 (In Thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS INFORMATION From Inception to December 31, 2000 (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF OPERATIONS INFORMATION From Inception to June 30, 2002 (In thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOW INFORMATION Six Months Ended June 30, 2002 (In thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOW INFORMATION Six Months Ended June 30, 2001 (In thousands) (Unaudited)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOW INFORMATION Year Ended December 31, 2001 (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOW INFORMATION Inception to December 31, 2000 (In thousands)
VALVINO LAMORE, LLC AND SUBSIDIARIES CONSOLIDATING STATEMENTS OF CASH FLOW INFORMATION From Inception to June 30, 2002 (In Thousands) (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEPENDENT AUDITORS' REPORT
Valvino Lamore, LLC and Subsidiaries (A Development Stage Company) Schedule II Valuation and Qualifying Accounts (In Thousands)
EXHIBIT INDEX